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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 28, 2010.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GNC Acquisition Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5400 (Primary Standard Industrial Classification Code Number)	20-8536244 (I.R.S. Employer Identification Number)

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Gerald J. Stubenhofer, Jr.
Senior Vice President, Chief Legal Officer and Secretary
GNC Acquisition Holdings Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of All Communications to:
Philippa M. Bond, Esq.	Robert E. Buckholz, Jr., Esq.
Proskauer Rose LLP	Sullivan & Cromwell LLP
2049 Century Park East, Suite 3200	125 Broad Street
Los Angeles, California 90067	New York, New York 10004
(310) 557-2900/(310) 557-2193 (Facsimile)	(212) 558-4000/(212) 558-3588 (Facsimile)

            Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

            If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A common stock $0.001 par value	$350,000,000	$24,955

(1)
Includes additional shares that the underwriters have the option to purchase.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 28, 2010

PROSPECTUS

                       Shares

GNC Holdings, Inc.

Class A Common Stock

          This is an initial public offering of Class A common stock of GNC Holdings, Inc. (formerly GNC Acquisition Holdings Inc.).

          We are selling                          shares and                          shares are being sold by our stockholders. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

          No public market currently exists for our Class A common stock. We will apply to list our Class A common stock on a national securities exchange under the symbol "             ". We anticipate that the initial public offering price of our Class A common stock will be between $             and $             per share.

          Investing in our Class A common stock involves risk. See "Risk Factors" beginning on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to GNC Holdings, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          The selling stockholders have granted the underwriters a 30-day option to purchase up to                          additional shares of Class A common stock at the public offering price, less the underwriting discount. We will not receive any proceeds from the exercise of the option to purchase additional shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the shares of Class A common stock will be made on or about                          , 2010.

Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus is                          , 2010

          Through and including                          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares.

 Market & Industry Information

          Throughout this prospectus, we use market data and industry forecasts and projections that were obtained from surveys and studies conducted by third parties, including the Nutrition Business Journal and Beanstalk Marketing and LJS Associates, and from publicly available industry and general publications. Although we believe that the sources are reliable, we have not independently

i

verified any of the data from third-party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

ii

PROSPECTUS SUMMARY

          This summary highlights the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Before making an investment decision, you should carefully consider the information under the heading "Risk Factors" and our consolidated financial statements and their notes in this prospectus. Prior to the consummation of this offering, GNC Acquisition Holdings Inc. will be renamed GNC Holdings, Inc. Unless the context requires otherwise, "we", "us", "our", and "GNC" refer to GNC Holdings, Inc. and its subsidiaries and, for periods prior to March 16, 2007, our predecessor. See "Business — Corporate History". References to "our stores" refer to our company-owned stores and our franchised stores. References to "our locations" refer to our stores and our "store-within-a-store" locations at Rite Aid.

          Except as stated otherwise herein, the share data set forth in this prospectus reflects the recapitalization of our capital stock as described below under "— The Recapitalization".

Our Company

          With our worldwide network of more than 7,100 locations and our GNC.com website, we are the leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplements ("VMHS") products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through domestic company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, WELLbeING®, Pro Performance® and Pro Performance® AMP, and under nationally recognized third-party brands.

          Our network of domestic retail locations is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumer. Our close relationship with our vendor partners has enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities have established GNC as a category leader in innovation and enable us to offer our customers proprietary merchandise that can only be purchased through our locations or on our website. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from our competitors.

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.    We made key executive management upgrades with talented and seasoned executives who have significant retail, international and consumer packaged-goods expertise to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

  •
  Adopted a more comprehensive approach to brand building and the retail experience.    We have modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

  •
  Increased focus on proprietary product development and innovation to drive growth in retail sales.    We have increased revenue contribution from new product lines through a series of successful product launches (Vitapak®, Pro Performance® AMP and WELLbeING®), as well as recent launches of preferred third-party product offerings.

  •
  Restaged e-commerce business.    We executed an overall site redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. supplement industry.

  •
  Invested capital to support future growth.    During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add production capacity.

  •
  Launched partnership programs designed to leverage GNC's brand strength.    In 2010, we partnered with PepsiCo to support its launch of Gatorade G Series Pro and with PetSmart to launch an exclusive line of GNC-branded pet supplements.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2009, our industry generated an estimated $25.2 billion in sales in 2008 and an estimated $26.6 billion in 2009, and is projected to grow at an average annual rate of approximately 4.3% through 2014. Our industry is also highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages.

          We expect several key demographic, healthcare and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  increasing appeal of nutritional supplements across major age and lifestyle segments; and

  •
  an increased focus on fitness and healthy living.

Competitive Strengths

          We believe we are well-positioned to capitalize on the favorable industry trends as a result of the following competitive strengths:

  •
  Highly-valued and iconic brand.    According to a Beanstalk Marketing and LJS Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our recently modernized brand image, communicated through enhanced advertising campaigns, in-store signage and product packaging, reinforces GNC's credibility as a leader in the industry. Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales.

  •
  Commanding market position in an attractive and growing industry.    With a global footprint of more than 7,100 locations in the United States and 43 international markets and on GNC.com, we are the leading global specialty retailer of health and wellness products.

  •
  Unique product offerings and robust innovation capabilities.    Product innovation is critical to our growth, brand image superiority and competitive advantage. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary supplements with a focus on high growth categories. In addition, our strong vendor relationships and large retail footprint ensure our stores frequently benefit from preferred distribution rights on certain new third-party products.

  •
  Diversified business model.    Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels, including retail sales from company-owned retail stores, retail sales from GNC.com, royalties, wholesale sales and fees from both domestic and international franchisees, revenue from third-party contract manufacturing and wholesale revenue and fees from our Rite Aid store-within-a-store locations. Our business is further diversified by our broad merchandise assortment.

  •
  Vertically-integrated operations that underpin our business strategy.    To support our owned and franchised global store base, we have developed sophisticated manufacturing, warehousing and distribution facilities. Our vertically-integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. In addition, combined with our broad retail footprint, this model enables us to respond quickly to changes in consumer preference and maintain a high pace of product innovation.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.    We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience.

  •
  World-class management team with proven track record.    Our highly experienced and talented management team has a unique combination of leadership and experience across the retail and consumer packaged-goods industries.

          As a result of our competitive strengths, we have maintained consistent earnings and free cash flow growth through the recent economic cycle. The second quarter of 2010 marked the 20th consecutive quarter of positive domestic company-owned same store sales growth. This consistent growth in company-owned retail sales, the positive operating leverage generated by our retail operations, cost containment initiatives, as well as growth in our other channels of distribution, have enabled us to expand our EBITDA margin every year since 2007.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

  •
  Growing company-owned domestic retail earnings.    We plan to leverage our brand building initiatives, proprietary product portfolio and efficient retail infrastructure to grow domestic retail same store sales and operating margins.

  •
  Growing domestic square footage.    For 2010, we expect to grow company-owned domestic retail square footage by approximately 3%. Based upon our operating experience and research conducted for us by The Buxton Company, a customer analytics research firm, we believe that (i) the expansion of our store base and roll out of new store formats will allow us to increase our market share as we enter new markets and grow within existing markets to increase our appeal to a wider range of consumers, and (ii) the U.S. market can support a significant number of additional GNC stores, with at least 4,800 total potential domestic company-owned and franchise stores (excluding Rite Aid store-within-a-store locations).

  •
  Growing international footprint.    Our international business has been a key driver of growth in recent years. We plan to continue expanding our international franchise network. Additionally, in 2010, we entered into a non-binding term sheet with Bright Foods Group ("BFG") to form a joint venture, which, if finalized, will provide us an opportunity to enter China's nutritional supplement market and capitalize on its significant growth opportunities. We are currently negotiating the governing documents with respect to such joint venture. We expect continued global revenue growth opportunities through additions of franchise stores, direct investment in high growth markets and expansion of product distribution in both existing and new markets.

  •
  Expanding our e-commerce business.    We believe GNC.com is positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. supplement industry.

  •
  Leveraging the GNC brand.    As with our Rite Aid partnership, we believe we have the opportunity to create incremental streams of revenue and grow our customer base by leveraging the GNC brand outside of our existing distribution channels through corporate partnerships. We expect these partnerships to include GNC-branded proprietary relationships with well-known national specialty retailers and club stores in addition to partnerships with leading consumer brand companies.

The Recapitalization

          Prior to consummating this offering, we intend to offer to exchange all of our outstanding Series A preferred stock for shares of Class A and/or Class B common stock. In this prospectus we refer to this exchange as the "Recapitalization". The timing and terms of the Recapitalization, including the number of shares of Class A and Class B common stock to be exchanged for each share of Series A preferred stock, however, are subject to the discretion of our board of directors. As such, there can be no assurance that the Recapitalization will occur at all or, if it does, that all or any of the Series A preferred stock will be exchanged for our Class A or Class B common stock, as assumed below under "— The Offering".

          Currently, Ares Corporate Opportunities Fund II, L.P. ("Ares"), an affiliate of Ontario Teachers' Pension Plan Board and certain related investment funds (collectively, "OTPP") and management hold substantially all of our outstanding common stock. Ares and OTPP are collectively referred to in this prospectus as the "Sponsors". After giving effect to the Recapitalization and this offering, the Sponsors will hold shares of our common stock, representing approximately         % of our outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other significant transactions. See "Certain Relationships and Related Party Transactions — Stockholders Agreement". Pursuant to the ACOF Management Services Agreement described under the heading "Certain Relationships and Related Party Transactions — ACOF Management Services Agreement", upon consummation of this offering, we intend to terminate the agreement by paying ACOF

Operating Manager II (an affiliate of Ares) a fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager II during the remainder of the term of the fee agreement. Pursuant to the obligations under our Class B common stock, as described under the heading "Certain Relationships and Related Party Transactions — Special Dividend", OTPP will receive an automatic payment in the amount equal to the net present value of the aggregate annual special dividend amount that would have been payable to OTPP. We estimate that our aggregate payment to ACOF Operating Manager II and OTPP would have been $              million and $              million, respectively, had the offering occurred on                          .

Risks Related to Our Business and Strategy

          Despite the competitive strengths described above, there are a number of risks and uncertainties that may affect our financial and operating performance and our ability to execute our strategy, including unfavorable publicity or consumer perception of our products and any similar products distributed by other companies and our failure to appropriately respond to changing consumer preferences and demand for new products and services. In addition to these risks and uncertainties, you should also consider the risks discussed under "Risk Factors".

Corporate Information

          We are a Delaware corporation. Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at GNC.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names, or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name, or service mark owner.

The Offering

Class A common stock offered by us	shares
Class A common stock offered by the selling stockholders	shares
Underwriters' option to purchase additional shares of Class A common stock from the selling stockholders in this offering	shares
Class A common stock outstanding after this offering	shares
Class B common stock outstanding after this offering	shares
Voting rights

Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $              million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us for working capital and general corporate purposes. We will not receive any proceeds from the sale of any shares of Class A common stock by the selling stockholders. See "Use of Proceeds".

Proposed national securities exchange trading symbol	" "
Risk factors	For a discussion of risks relating to our business and an investment in our Class A common stock, see "Risk Factors" beginning on page 12.

          The number of shares of Class A common stock to be outstanding after completion of this offering is based on                          shares of our Class A common stock to be sold in this offering and, except where we state otherwise, the Class A common stock information we present in this prospectus:

  •
  includes the shares of Class A common stock to be issued by us upon the closing of this offering;

  •
  assumes that, prior to this offering, we exchange all of our outstanding Series A preferred stock for                           shares of Class A common stock;

  •
  assumes that, prior to this offering,                           shares of Class B common stock are converted into                           shares of Class A common stock;

  •
  assumes an initial public offering price of $             per share of Class A common stock, the midpoint of the range on the cover of this prospectus;

  •
  excludes                          shares of Class A common stock subject to outstanding stock options with a weighted average exercise price of $             per share; and

  •
  excludes                          shares of Class A common stock available for future grant or issuance under our stock plans.

          Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to                          shares of our Class A common stock that the underwriters have the option to purchase from the selling stockholders.

Summary Consolidated Financial Data

          The summary consolidated financial data presented below for the years ended December 31, 2009 and 2008 and for the period March 16 to December 31, 2007 (collectively, the "Successor Periods"), and for the period January 1, 2007 to March 15, 2007 (the "Predecessor Period") are derived from our audited consolidated financial statements and footnotes included in this prospectus. The summary consolidated financial data for the period from January 1, 2007 to March 15, 2007 represents the period during which GNC Parent Corporation was owned by Apollo Management V, L.P. ("Apollo").

          The summary consolidated financial data presented below for the six months ended June 30, 2009 and 2010 are derived from our unaudited consolidated financial statements and accompanying notes included in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, for a fair statement of our financial position and operating results as of and for the six months ended June 30, 2009 and 2010.

          The summary consolidated financial data is presented on an actual basis for and as of the periods indicated and on an as adjusted basis giving effect to 1) the completion of this offering, including the application of the estimated net proceeds from this offering as described under "Use of Proceeds", 2) prior to the consummation of this offering, the exchange of all of our outstanding Series A preferred stock for                          shares of Class A common stock and the conversion of                    shares of Class B common stock into                     shares of Class A common stock, and 3) our use of cash on hand to satisfy our obligations under the ACOF Management Services Agreement and our Class B common stock (see "Certain Relationships and Related Party Transactions — ACOF Management Services Agreement" and "— Special Dividend").

          Our results for interim periods are not necessarily indicative of our results for a full year of operations. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and footnotes included elsewhere in this prospectus.

	Predecessor	Successor
	January 1- March 15, 2007	March 16- December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
					(Unaudited)
	(dollars in millions, except share data and as noted)
Statement of Income Data:
Total Revenues	$329.8	$1,223.0	$1,656.7	$1,707.0	$872.3	$920.7
Gross profit	117.6	408.8	574.1	590.6	305.7	329.5
Operating (loss) income	(19.2)	106.9	169.6	181.0	95.9	113.6
Interest expense, net	72.8	75.5	83.0	69.9	36.1	32.9
Net (loss) income	(70.4)	18.8	54.6	69.5	37.4	51.1
(Loss) earnings per share(1):
Basic	$(1.39)	$0.08	$0.43	$0.58	$0.32	$0.47
Diluted	$(1.39)	$0.08	$0.43	$0.58	$0.32	$0.46
Other Data:
Net cash (used in) provided by operating activities	(51.0)	92.0	77.4	114.0	56.3	86.6
Net cash used in investing activities	(6.2)	(1,672.2)	(60.4)	(42.2)	(12.2)	(13.9)
Net cash provided by (used in) financing activities	42.2	1,598.7	(1.4)	(26.4)	(20.7)	(0.9)
EBITDA(2)	(11.8)	136.9	212.1	227.7	118.9	136.5
Capital expenditures(3)	5.7	28.9	48.7	28.7	11.3	13.7
Number of stores (at end of period):
Company-owned stores(4)	2,699	2,745	2,774	2,832	2,789	2,858
Franchised stores(4)	2,018	2,056	2,144	2,216	2,160	2,273
Store-within-a-store franchise locations(4)	1,266	1,358	1,712	1,869	1,756	1,972
Same store sales growth:(5)
Domestic company-owned, including web	0.1%	1.7%	2.7%	2.8%	2.9%	4.7%
Domestic franchised	(4.1)%	(1.2)%	0.7%	0.9%	1.0%	3.0%
Average Revenue per Store (dollars in thousands):
Domestic company-owned (US $)	$93.3	$316.9	$418.1	$422.4	$223.3	$231.0
Canada company-owned (Canadian $)	$110.3	$463.5	$574.1	$530.2	$260.3	$287.7

As Adjusted
	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
Earnings per share:
Basic	$	$	$
Diluted	$	$	$

	As of June 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$161.9
Working capital(6)	457.5
Total assets	1,710.6
Total current and non-current long-term debt	1,059.0
Preferred stock	207.8
Total stockholders' equity	785.8

(1)
Includes impact of dividends on our Series A preferred stock.

(2)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to U.S. GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

  The following table reconciles EBITDA to net income (loss) as determined in accordance with GAAP for the periods indicated:

	Predecessor	Successor
	January 1- March 15, 2007	March 16- December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
					(Unaudited)
	(dollars in millions)
Net (loss) income	$(70.4)	$18.8	$54.6	$69.5	$37.4	$51.1
Interest expense, net	72.8	75.5	83.0	69.9	36.1	32.9
Income tax (benefit) expense	(21.6)	12.6	32.0	41.6	22.4	29.6
Depreciation and amortization	7.4	30.0	42.5	46.7	23.0	22.9

EBITDA	$(11.8) (a)	$136.9	$212.1	$227.7	$118.9	$136.5

(a)
Included in EBITDA for the period January 1, 2007 to March 15, 2007 is $34.6 million of Merger related costs.
(3)
Capital expenditures for the year ended December 31, 2008 includes approximately $10.1 million incurred in conjunction with our store register upgrade program.

(4)
The following table summarizes our locations for the periods indicated:

	Predecessor	Successor
	January 1- March 15, 2007	March 16- December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
					(Unaudited)
Company-owned Stores
Beginning of period	2,688	2,699	2,745	2,774	2,774	2,832
Store openings	18	64	71	45	21	35
Franchise conversions(a)(b)	17	44	33	53	19	14
Store closings(b)	(24)	(62)	(75)	(40)	(25)	(23)

End of period balance	2,699	2,745	2,774	2,832	2,789	2,858

Franchised stores
Domestic
Beginning of period	1,046	1,022	978	954	954	909
Store openings(b)	4	16	41	31	15	10
Store closings(c)	(28)	(60)	(65)	(76)	(33)	(27)

End of period balance	1,022	978	954	909	936	892

International
Beginning of period	961	996	1,078	1,190	1,190	1,307
Store openings	44	115	198	187	61	109
Store closings	(9)	(33)	(86)	(70)	(27)	(35)

End of period balance	996	1,078	1,190	1,307	1,224	1,381

Store-within-a-store (Rite Aid)
Beginning of period	1,227	1,266	1,358	1,712	1,712	1,869
Store openings	39	101	401	177	63	112
Store closings	—	(9)	(47)	(20)	(19)	(9)

End of period balance	1,266	1,358	1,712	1,869	1,756	1,972

Total stores	5,983	6,159	6,630	6,917	6,705	7,103

(a)
Stores that were acquired from franchisees and subsequently converted into company-owned stores.

(b)
Includes corporate store locations acquired by franchisees.

(c)
Includes franchised stores closed and acquired by us.
(5)
Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Beginning in the first quarter of 2006, we also included our internet sales, as generated through www.GNC.com and www.drugstore.com, in our domestic company-owned same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchised store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

(6)
Working capital represents current assets less current liabilities.

RISK FACTORS

          You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

We may not effectively manage our growth, which could materially harm our business.

          We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

          Our continued growth will require an increased investment by us in technology, facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues, and growth prospects.

          The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased price competition for those products as more participants enter the market. Our international competitors include large international pharmacy chains, major international supermarket chains, and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements. We may not be able to compete effectively and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues, and growth prospects.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

          We are highly dependent upon consumer perception of the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention, and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on our ability to generate revenues. For example, sales of some of our products, such as those containing ephedra, were initially strong, but decreased as a result of negative publicity and an ultimate ban of such products by the Food and Drug Administration (the "FDA"). As such, period-to-period comparisons of our results should not be relied upon as a measure of our future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

          Our business is particularly subject to changing consumer trends and preferences, especially with respect to our diet products. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

          Furthermore, the nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of our stores as a source for the latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those of our competitors.

          If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

Our substantial debt could adversely affect our results of operations and financial condition and otherwise adversely impact our operating income and growth prospects.

          As of June 30, 2010, our total consolidated long-term debt (including current portion) was approximately $1,059.0 million, and we had an additional $44.7 million available under the $60.0 million senior revolving credit facility (the "Revolving Credit Facility") of General Nutrition

Centers, Inc. ("Centers"), our operating subsidiary, after giving effect to $9.0 million utilized to secure letters of credit and a $6.3 million commitment from subsidiaries of Lehman Brothers Holdings Inc. (collectively, "Lehman"). In September 2008, Lehman filed for bankruptcy and we do not expect that Lehman will fund its pro rata share of the borrowing as required under the facility. If other financial institutions that have extended credit commitments to us are adversely affected by the condition of the U.S. and international capital markets, they may become unable to fund borrowings under the Revolving Credit Facility, which could have a material and adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, and other corporate purposes.

          All of the debt under our senior credit facility, consisting of a $675.0 million term loan facility (the "Term Loan Facility") and the Revolving Credit Facility (collectively, the "Senior Credit Facility"), bears interest at variable rates. Our unhedged debt is subject to additional interest expense if these rates increase significantly, which could also reduce our ability to borrow additional funds.

          Our substantial debt could have material consequences on our financial condition. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the Senior Floating Rate Toggle Notes due 2014 (the "Senior Notes") and the 10.75% Senior Subordinated Notes due 2015 (the "Senior Subordinated Notes");

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to use all or a large portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other business activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds or pay cash dividends.

          For additional information regarding the interest rates and maturity dates of our existing debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources".

          We and our subsidiaries may be able to incur additional debt in the future, including collateralized debt. Although the Senior Credit Facility and the indentures governing the Senior Notes and the Senior Subordinated Notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. If additional debt is added to our current level of debt, the risks described above would increase.

Our ability to continue to access credit on the terms previously obtained for the funding of our operations and capital projects may be limited due to changes in credit markets.

          In recent periods, the credit markets and the financial services industry have experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread downturn, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit markets if needed, and if available, to the extent required, and on acceptable terms. The Revolving Credit Facility matures in March 2012. If we cannot renew or refinance this facility upon its maturity or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our revenues and results of operations.

We require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control and, as a result, we may not be able to make payments on our debt obligations.

          We may be unable to generate sufficient cash flow from operations or to obtain future borrowings under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. In addition, because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our debt. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets, or borrow more money, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

          If we are unable to meet our obligations with respect to our debt, we could be forced to restructure or refinance our debt, seek equity financing, or sell assets. A default on any of our debt obligations could trigger certain acceleration clauses and cause those and our other obligations to become immediately due and payable. Upon an acceleration of any of our debt, we may not be able to make payments under our other outstanding debt.

Restrictions in the agreements governing our existing indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

          The agreements governing our existing indebtedness contain customary restrictions on us or our subsidiaries, including covenants that restrict us or our subsidiaries, as the case may be, from:

  •
  incurring additional indebtedness and issuing preferred stock;

  •
  granting liens on our assets;

  •
  making investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing our assets;

  •
  paying dividends and making other distributions to our stockholders;

  •
  entering into transactions with our affiliates; and

  •
  incurring capital expenditures in excess of limitations set within the agreement.

          Our ability to comply with these covenants and other provisions of the Senior Credit Facility and the indentures governing the Senior Notes and the Senior Subordinated Notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those and other obligations to become immediately due and payable. If any of our debt is accelerated, we may not be able to repay it.

          The Senior Credit Facility also requires that we meet specified financial ratios, including, but not limited to, maximum total leverage ratios. These restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

We depend on the services of key executives and changes in our management team could affect our business strategy and adversely impact our performance and results of operations.

          Some of our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We believe that they could not quickly be replaced with executives of equal experience and capabilities. We do not maintain key person life insurance policies on any of our executives.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

          We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our results of operations.

          The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a "health claim". See "Business — Government Regulation — Product Regulation" for additional information. Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements with respect to those products. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects.

          Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. The FDA has announced that it plans to publish a guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA's current views on the topic discussed in the guidance, including its position on enforcement. Depending on its recommendations, particularly those relating to animal or human testing, such guidance could also raise our costs and negatively impact our business in several ways, including the potential that the FDA might seek to enjoin the manufacturing of our products because of violation of the Good Manufacturing Practice ("GMP") regulations until the FDA determines that we are in compliance and can resume manufacturing. We may not be able to comply with the new rules without incurring additional expenses, which could be significant. For example, the Dietary Supplement Safety Act (S3002) was introduced in February 2010 and contains many restrictive provisions on the sale of dietary supplements, including, but not limited to, provisions that limit the dietary ingredients acceptable for use in dietary supplements, increased fines for violations of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"), and increased registration and reporting requirements with the FDA. If enacted, this bill could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

Our failure to comply with FTC regulations and existing consent decrees imposed on us by the FTC could result in substantial monetary penalties and could adversely affect our operating results.

          The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, we are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us in the past to pay civil penalties and other amounts in the aggregate amount of $3.0 million. See "Business — Government Regulation — Product Regulation" for more information. Failure by us or our franchisees to comply with the consent decrees and applicable regulations could occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

          As a retailer, distributor, and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States.

Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

          In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Although our purchase agreements with our third-party vendors typically require the vendor to indemnify us to the extent of any such claims, any such indemnification is limited by its terms. Moreover, as a practical matter, any such indemnification is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such party.

          We have been and may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of January 25, 2010, we have been named as a defendant in twenty pending cases involving the sale of Hydroxycut diet products, including six putative class action cases and eight personal injury cases. See "Business — Legal Proceedings". Any product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income.

We may experience product recalls, which could reduce our sales and margin and adversely affect our results of operations.

          We may be subject to product recalls, withdrawals or seizures if any of the products we formulate, manufacture or sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of such products. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate Health Sciences, Inc. ("Iovate") and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. We provided refunds or gift cards to consumers who returned these products to our stores. In the second quarter we experienced a reduction in sales and margin due to this recall as a result of accepting returns of products from customers and a loss of sales as a replacement product was not available. Through June 30, 2010, we estimate that we had refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns. Our results of operations may continue to be affected by the Hydroxycut recall. Any additional recall, withdrawal or seizure of any of the products we formulate, manufacture or sell would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition or results of operations. Furthermore, a recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brands and decrease demand for our products.

Our operations are subject to environmental and health and safety laws and regulations that may increase our cost of operations or expose us to environmental liabilities.

          Our operations are subject to environmental and health and safety laws and regulations, and some of our operations require environmental permits and controls to prevent and limit pollution of the environment. We could incur significant costs as a result of violations of, or liabilities under, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations, or permit requirements. For example, in March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that we investigate contamination associated with historical activities at our South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are continuing these investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this stage of the investigation, however, it is not possible to accurately estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing our operations, including the handling, transportation, and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing.

We are not insured for a significant portion of our claims exposure, which could materially and adversely affect our operating income and profitability.

          We have procured insurance independently for the following areas: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; (5) workers' compensation insurance; and (6) various other areas. In addition, although we believe that we will continue to be able to obtain insurance in these areas in the future, because of increased selectivity by insurance providers, we may only be able to obtain such insurance at increased rates and/or with reduced coverage levels. Furthermore, we are self-insured for other areas, including: (1) medical benefits; (2) physical damage to our tractors, trailers, and fleet vehicles for field personnel use; and (3) physical damages that may occur at company-owned stores. We are not insured for some property and casualty risks due to the frequency and severity of a loss, the cost of insurance, and the overall risk analysis. In addition, we carry product liability insurance coverage that requires us to pay deductibles/retentions with primary and excess liability coverage above the deductible/retention amount. Because of our deductibles and self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. We currently maintain product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. As a result, our insurance and claims expense could increase in the future. Alternatively, we could raise our deductibles/retentions, which would increase our already significant exposure to expense from claims. If any claim exceeds our coverage, we would bear the excess expense, in addition to our other self-insured amounts. If the frequency or severity of claims or our expenses increase, our operating income and profitability could be materially adversely affected. See "Business — Legal Proceedings".

Because we rely on our manufacturing operations to produce nearly all of the proprietary products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

          Our manufacturing operations produced approximately 35% and 34% of the products we sold for years ended December 31, 2009 and 2008, respectively. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facility located in Greenville, South Carolina. During 2009, no one vendor supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors becomes unable or unwilling to continue to provide raw materials in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our Greenville, South Carolina facility for any reason, including regulatory requirements, an FDA determination that the facility is not in compliance with GMPs, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our sales and customer relationships.

Increase in the price and shortage of supply of key raw materials could adversely affect our business.

          Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our GNC-branded products and third-party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our suppliers' ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

          We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name.

          We have invested significant resources to promote our GNC brand name in order to obtain the public recognition that we have today. We may, from time to time, be required to institute litigation to enforce our trademarks or other intellectual property rights. Such litigation would result in substantial costs and diversion of resources, which could negatively affect our sales and operations. Moreover, we may be unable or unwilling to strictly enforce our trademarks and other intellectual property in each jurisdiction in which we do business. In addition, because of the differences in foreign trademark laws concerning proprietary rights, our trademark may not receive the same degree of protection in foreign countries as it does in the United States. Also, we may not always be able to successfully enforce our trademark against competitors or against challenges by others. For example, third parties are challenging our "GNC Live Well" trademark in foreign jurisdictions. Our failure to successfully protect our trademark could diminish the value and effectiveness of our past and future marketing efforts and could cause customer confusion. This could in turn adversely affect our revenues and profitability.

Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling, or using some aspect of our products, which could adversely affect our revenues and market share.

          We are currently and may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our revenues and profitability.

A substantial amount of our revenue is generated from our franchisees, and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or if we fail to attract new franchisees.

          As of both December 31, 2009 and December 31, 2008, approximately 32% of our retail locations were operated by franchisees. Our franchise operations generated approximately 15.5% and 15.6% of our revenues for the years ended December 31, 2009 and 2008, respectively. Our revenues from franchised stores depend on the franchisees' ability to operate their stores profitably and adhere to our franchise standards. In the twelve months ended December 31, 2009, a net 45 domestic franchise stores were closed. The closing of franchised stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our revenues and operating income.

          If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchised stores will depend solely upon increases in revenues at existing franchised stores. In addition, our ability to open additional franchised locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and other countries. If we are unable to open additional franchised locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations.

Franchisee support of our marketing and advertising programs is critical for our success.

          The support of our franchisees is critical for the success of our marketing programs and other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Although we believe that our current relationships with our franchisees are generally good, there can be no assurance that our franchisees will continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

Our franchisees are independent operators and we have limited influence over their operations.

          Our revenues substantially depend upon our franchisees' sales volumes, profitability, and financial viability. However, our franchisees are independent operators and we cannot control many factors that impact the profitability of their stores. Pursuant to the franchise agreements, we can, among other things, mandate signage, equipment and hours of operation, establish operating procedures and approve suppliers, distributors and products. However, the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements or standards set by federal, state and local governmental laws and regulations. In addition, franchisees may not hire and train qualified managers and other personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, any delay in identifying and addressing problems could harm our image and reputation, and our franchise revenues and results of operations could decline.

Franchise regulations could limit our ability to terminate or replace under-performing franchises, which could adversely impact franchise revenues.

          Our franchise activities are subject to federal, state, and international laws regulating the offer and sale of franchises and the governance of our franchise relationships. These laws impose registration, extensive disclosure requirements, and bonding requirements on the offer and sale of franchises. In some jurisdictions, the laws relating to the governance of our franchise relationship impose fair dealing standards during the term of the franchise relationship and limitations on our ability to terminate or refuse to renew a franchise. We may, therefore, be required to retain an under-performing franchise and may be unable to replace the franchisee, which could adversely impact franchise revenues. In addition, we cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

We have limited influence over the decision of franchisees to invest in other businesses or incur excessive indebtedness.

          Our franchisees are independent operators and, therefore, we have limited influence over their ability to invest in other businesses or incur excessive indebtedness. In some cases, these franchisees have used the cash generated by their stores to expand their other businesses or to subsidize losses incurred by such businesses. Additionally, as independent operators, franchisees do not require our consent to incur indebtedness. Consequently, our franchisees have in the past, and may in the future, experience financial distress as a result of over leveraging. To the extent that our franchisees use the cash from their stores to subsidize their other businesses or experience financial distress, due to over-leverage or otherwise, it could negatively affect (1) our operating results as a result of delayed or reduced payments of royalties, advertising fund contributions and rents for properties we lease to them, (2) our future revenue, earnings and cash flow growth and (3) our financial condition. In addition, lenders that are adversely affected by franchisees who default on their indebtedness may be less likely to provide current or prospective franchisees necessary financing on favorable terms or at all.

If we cannot open new company-owned stores on schedule and profitably, or if our new store formats are not successful, our planned future growth will be impeded, which would adversely affect sales.

          Our growth is dependent on both increases in sales in existing stores and the ability to open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, store operations and other factors discussed in these Risk Factors. Our ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of attractive store locations; the absence of occupancy delays; the ability to negotiate acceptable lease terms; the ability to identify customer demand in different geographic areas; the hiring, training and retention of competent sales personnel; the effective management of inventory to meet the needs of new and existing stores on a timely basis; general economic conditions; and the availability of sufficient funds for expansion. Many of these factors are beyond our control. In addition, the costs associated with opening and operating our new store formats are higher than the costs associated with opening and operating our standard modern-design stores. Delays or failures in opening new stores, including our new store formats, or achieving lower than expected sales in new stores and new store formats, or drawing a greater than expected proportion of sales in new stores or new store formats from our existing stores, could materially adversely affect our growth and profitability. In addition, we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably.

          Some of our new stores may be located in areas where we have little or no meaningful experience or brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Alternatively, many of our new stores will be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our operating results and financial condition could be adversely affected by the financial and operational performance of Rite Aid.

          As of December 31, 2009, Rite Aid operated 1,869 GNC franchised "store-within-a-store" locations and has committed to open additional franchised "store-within-a-store" locations. Revenue from sales to Rite Aid (including license fee revenue for new store openings) represented approximately 3.3% of total revenue for the year ended December 31, 2009. Any liquidity and operational issues that Rite Aid may experience could impair its ability to fulfill its obligations and commitments to us, which would adversely affect our operating results and financial condition.

Economic, political, and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

          As of December 31, 2009, we had 167 company-owned Canadian stores and 1,307 international franchised stores in 47 countries. We derived 10.2% of our revenues for the year ended December 31, 2009 and 10.1% of our revenues for the year ended December 31, 2008 from our international operations. As part of our business strategy, we intend to expand our international franchise presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

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  political and economic instability of foreign markets;

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  foreign governments' restrictive trade policies;

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  inconsistent product regulation or sudden policy changes by foreign agencies or governments;

  •
  the imposition of, or increase in, duties, taxes, government royalties, or non-tariff trade barriers;

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  difficulty in collecting international accounts receivable and potentially longer payment cycles;

  •
  difficulty of enforcing contractual obligations of foreign franchisees;

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  increased costs in maintaining international franchise and marketing efforts;

  •
  exchange controls;

  •
  problems entering international markets with different cultural bases and consumer preferences;

  •
  fluctuations in foreign currency exchange rates; and

  •
  operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights.

          Any of these risks could have a material adverse effect on our international operations and our growth strategy.

We may be unable to successfully expand our company-owned retail operations into China and other new markets.

          If the opportunity arises, we may expand our company-owned retail operations into new and high-growth markets including, but not limited to, China. For example, we have entered into a non-binding term sheet with BFG to market and sell nutritional supplements in China through a joint venture. Although we are negotiating the governing documents for the joint venture, there is no assurance that we will reach a definitive agreement with BFG. As a result of our negotiations with BFG or other future third parties, and to expand our company-owned retail operations into new markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses, products or technologies to expand our products or take advantage of new developments and potential changes in the industry. Our lack of experience operating in these markets and our lack of familiarity with local economic, political and regulatory systems could prevent us from achieving the results that we expect on our anticipated timeframe or at all. If we are unsuccessful in expanding into new or high growth markets, it could adversely affect our operating results and financial condition.

Our network and communications systems are dependent on third-party providers and are vulnerable to system interruption and damage, which could limit our ability to operate our business and could have a material adverse effect on our business, financial condition or results of operations.

          Our systems and operations and those of our third-party Internet service providers, are vulnerable to damage or interruption from fire, flood, earthquakes, power loss, server failure, telecommunications and Internet service failure, acts of war or terrorism, computer viruses and denial-of-service attacks, physical or electronic breaches, sabotage, human error and similar events. Any of these events could lead to system interruptions, processing and order fulfillment delays, and loss of critical data for us, our suppliers, or our Internet service providers, and could prevent us from processing customer purchases. Any significant interruption in the availability or functionality of our website or our customer processing, distribution, or communications systems, for any reason, could seriously harm our business, financial condition, and operating results. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

          Because we are dependent on third-party service providers for the implementation and maintenance of certain aspects of our systems and operations and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all. As we rely on our third-party service providers, computer and communications systems and the Internet to conduct our business, any system disruptions could have a material adverse effect on our business, financial condition or results of operations.

Privacy protection is increasingly demanding, and the introduction of electronic payment exposes us to increased risk of privacy and/or security breaches as well as other risks.

          The protection of customer, employee, vendor, franchisee and other business data is critical to us. Federal, state, provincial and international laws and regulations govern the collection, retention, sharing and security of data that we receive from and about our employees, customers, vendors and franchisees. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years, and may see the imposition of new and additional requirements. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us and our franchisees. In addition, customers and franchisees have a high expectation that we will adequately protect their personal information. If we or our service provider fail to comply with these laws and regulations or experience a significant breach of customer, employee, vendor, franchisee or other company data, our reputation could be damaged and result in an increase in service charges, suspension of service, lost sales, fines, or lawsuits.

          The use of credit payment systems makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that we or third parties (including those with whom we have strategic alliances) under arrangements with us control. In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employee, customer, vendor, franchisee third-party, with whom we have strategic alliances or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could harm our reputation as well as divert management attention and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. In addition, if our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could result in an earnings and stock price decline. Our brand reputation would likely be damaged as well.

Complying with recently enacted healthcare reform legislation could increase our costs and have a material adverse effect on our business, financial condition or results of operations.

          Recently enacted healthcare reform legislation could significantly increase our costs and have a material adverse effect on our business, financial condition and results of operations by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates the rights of our stockholders to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

          We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities. As a result, our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans, or other payments by our subsidiaries to us. Our subsidiaries have no obligation to provide us with funds for our payment obligations. If there is an insolvency, liquidation, or other reorganization of any of our subsidiaries, our stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

General economic conditions, including a prolonged weakness in the economy, may affect consumer purchases, which could adversely affect our sales and the sales of our business partners.

          Our results, and those of our business partners to whom we sell, are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer product purchases, including purchases of our products, may decline during recessionary periods. A prolonged downturn or an uncertain outlook in the economy may materially adversely affect our business and our revenues and profits.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts, and global political events could cause permanent or temporary distribution, center or store closures, impair our ability to purchase, receive or replenish inventory, or decrease customer traffic, all of which could result in lost sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as hurricanes, fires, floods, and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the costs of insurance, if they were to result in significant loss of property or other insurable damage.

Risks Relating to an Investment in Our Stock

There has been no public market, and it is possible that no trading market will develop or be maintained, for our Class A common stock, and you may not be able to resell shares of our Class A common stock for an amount equal to or more than your purchase price.

          Prior to this offering, there has not been a public market for our Class A common stock. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decision to invest. Although it is anticipated that the Class A common stock will be approved for quotation on a national securities exchange, there can be no assurance that a trading market will develop or, if such a market does develop, how liquid that market might become or whether it will be maintained. The initial public offering price will be determined by our negotiations with the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. If an active trading market fails to develop or be maintained, you may be unable to sell the shares of Class A common stock purchased in this offering at an acceptable price or at all.

Our principal stockholders may take actions that conflict with your interests. This control may have the effect of delaying or preventing changes of control or changes in management or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

          Even after giving effect to this offering, the Sponsors will beneficially own approximately         % of Class A our common stock and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The stockholders agreement currently provides and, unless amended prior to completion of this offering, will continue to provide that the Sponsors collectively have the right to designate up to 10 directors and that each will vote for the others' nominees, in each case as long as the Sponsors and their respective affiliates hold a certain percentage of our outstanding common stock. Because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own a majority of our outstanding Class A common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and national securities exchange listing requirements. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

          The interests of the Sponsors could conflict with our public stockholders' interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Moreover, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, due to the concentration of voting power among the Sponsors, they could influence or prevent a change of control or other business combination or any other transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their best interests. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our Class A common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Party Transactions — Stockholders Agreement".

We will be a "controlled company" within the meaning of the applicable national securities exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

          After the completion of this offering, the Sponsors will continue to own more than 50% of our outstanding Class A common stock, and the Sponsors will hold more than 50% of the total voting power of our Class A common stock, and, therefore, we will be a "controlled company" under the applicable national securities exchange corporate governance standards. As a controlled company, we intend to utilize certain exemptions under the applicable national securities exchange standards that free us from the obligation to comply with certain corporate governance requirements applicable to such national securities exchange, including the requirements:

  •
  that a majority of our board of directors consists of independent directors;

  •
  that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  that we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.

Following this offering, we intend to utilize these exemptions. Although we will have adopted charters for our nominating and corporate governance and compensation committees and intend to conduct annual performance evaluations for these committees, none of these committees will be composed entirely of independent directors immediately following the completion of this offering. In addition, we will rely on the phase-in rules of the Securities and Exchange Commission (the "SEC") and the applicable national securities exchange with respect to the independence of our audit committee. These rules permit us to have an audit committee that has one member that is independent upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Accordingly, you will not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance requirements of the applicable national securities exchange. See "Management — Board of Directors" for more information.

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

          Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law (the "DGCL"), could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a classified board of directors;

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  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors;

  •
  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if the Sponsors own less than 50% of our outstanding common stock; and

  •
  the inability of stockholders to call special meetings.

          Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to                          shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

          In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

          Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving us or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock".

Our issuance of preferred stock could adversely affect the market value of our Class A common stock.

          The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, a conversion feature could cause the trading price of our Class A common stock to decline to the conversion price of the preferred stock.

The price of our Class A common stock may fluctuate substantially.

          The initial public offering price for the shares of our Class A common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Class A common stock following this offering. In addition, the market price of our Class A common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  variance in our financial performance from the expectations of market analysts;

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  conditions and trends in the markets we serve;

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  announcements of significant new products by us or our competitors;

  •
  changes in our pricing policies or the pricing policies of our competitors;

  •
  legislation or regulatory policies, practices, or actions;

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  the commencement or outcome of litigation;

  •
  our sale of common stock or other securities in the future, or sales of our common stock by the Sponsors;

  •
  changes in market valuation or earnings of our competitors;

  •
  the trading volume of our Class A common stock;

  •
  changes in the estimation of the future size and growth rate of our markets; and

  •
  general economic conditions.

          In addition, the stock market in general, the applicable national securities exchange on which we intend to list our Class A common stock, and the market for health and nutritional supplements companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our Class A common stock would likely drop significantly.

We currently do not intend to pay dividends on our common stock after the offering. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

          We currently do not plan to declare dividends on shares of our common stock after the offering and for the foreseeable future. Further, Centers is currently restricted from declaring or paying cash dividends to us pursuant to the terms of the Senior Credit Facility, its Senior Subordinated Notes, and its Senior Notes, which effectively restricts us from declaring or paying any cash dividends. Centers has already used exceptions to these restrictions to make permitted restricted payments to us in August 2009 and March 2010 totaling approximately $42.0 million. See "Dividend Policy" for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our Class A common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our Class A common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Future sales of our Class A common stock could cause the market price for our Class A common stock to decline.

          Upon consummation of this offering, there will be                          shares of our Class A common stock outstanding. All shares of Class A common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining shares of Class A common stock outstanding,                          will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline. After giving effect to the Recapitalization and this offering, the Sponsors will hold                          shares of our Class A common stock and                          shares of our Class B common stock that are convertible into Class A common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

          Additionally, as of the consummation of this offering, approximately                          shares of our Class A common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through                          , with an average weighted exercise price of $             . Of such options,                           will be immediately exercisable. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our Class A common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our Class A common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

          We and certain of our stockholders, directors and officers have agreed to a "lock-up", pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus, subject to certain exceptions and extension under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our Class A common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the Class A common stock that they will retain following this offering. See "Shares Eligible for Future Sale" for a discussion of the shares of Class A common stock that may be sold into the public market in the future, including Class A common stock held by the Sponsors.

As a new investor, you will experience substantial dilution in the net tangible book value of your shares.

          The initial public offering price of our Class A common stock will be considerably more than the net tangible book value per share of our outstanding Class A common stock. Accordingly, investors purchasing shares of Class A common stock from us in this offering will:

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  pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

  •
  contribute         % of the total amount invested to fund our company, but will own only         % of the shares of Class A common stock outstanding after this offering and the use of proceeds from the offering.

Our dual-class capitalization structure and the conversion features of our Class B common stock may dilute the voting power of the holders of our Class A common stock.

          We have a dual-class capitalization structure, which may pose a significant risk of dilution to our Class A common stock holders. Each share of our Class B common stock is convertible at any time at the option of the Class B holder into one share of Class A common stock. Conversion of our Class B common stock into Class A common stock would dilute holders of Class A common stock, including holders of shares purchased in this offering, in terms of voting power within the class of Class A common stock.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our Class A common stock, then our stock price and trading volume could decline.

          The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our Class A common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendation regarding our unrestricted Class A common stock, our stock price could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business". Forward-looking statements can often be identified by the use of terminology such as "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon, and similar expressions, or by discussions of strategy.

          All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others (including those set forth under "Risk Factors"), could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

  •
  significant competition in our industry;

  •
  unfavorable publicity or consumer perception of our products;

  •
  increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

  •
  our debt levels and restrictions in our debt agreements;

  •
  the incurrence of material product liability and product recall costs;

  •
  loss or retirement of key members of management;

  •
  costs of compliance and our failure to comply with new and existing governmental regulations including, but not limited to, tax regulations;

  •
  costs of litigation and the failure to successfully defend lawsuits and other claims against us;

  •
  the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

  •
  economic, political, and other risks associated with our international operations;

  •
  our failure to keep pace with the demands of our customers for new products and services;

  •
  disruptions in our manufacturing system or losses of manufacturing certifications;

  •
  disruptions in our distribution network;

  •
  the lack of long-term experience with human consumption of ingredients in some of our products;

  •
  increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

  •
  the failure to adequately protect or enforce our intellectual property rights against competitors;

  •
  changes in raw material costs and pricing of our products;

  •
  failure to successfully execute our growth strategy, including any delays in our planned future growth, testing and development of our new store formats, any inability to expand our franchise operations or attract new franchisees, or any inability to expand our company-owned retail operations;

  •
  changes in applicable laws relating to our franchise operations;

  •
  damage or interruption to our information systems;

  •
  the impact of current economic conditions on our business;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and

  •
  our failure to maintain effective internal controls.

          Consequently, forward-looking statements should be regarded solely as our current plans, estimates, and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance, or achievements. We do not undertake and specifically decline any obligation to update, republish, or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

 USE OF PROCEEDS

          We estimate that our net proceeds from this offering will be approximately $              million, based on an assumed initial public offering price of $             per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

          We intend to use the net proceeds we receive from this offering for working capital and general corporate purposes. We will not receive any proceeds from the sale of the shares being offered by the selling stockholders.

DIVIDEND POLICY

          We currently do not anticipate paying any cash dividends after the offering and for the foreseeable future. Instead, we anticipate that all of our earnings on our common stock, in the foreseeable future will be used to repay debt, for working capital, to support our operations, and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

          Currently, Centers is restricted from declaring or paying cash dividends to us pursuant to the terms of the Senior Credit Facility, the Senior Notes, and the Senior Subordinated Notes, which restricts our ability to declare or pay any cash dividends. Centers has already used exceptions to these restrictions to make permitted restricted payments to us in August 2009 and March 2010 totaling approximately $42.0 million. These payments were determined to be in compliance with Centers' debt covenants.

          OTPP, as the holder of our Class B common stock, is entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 when, as and if declared by the board of directors, for a period of ten years commencing on March 16, 2007 (the "Special Dividend Period"). The special dividend payment is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, OTPP will receive, in lieu of the quarterly special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of Special Dividend Period, calculated in good faith by our board of directors. We estimate this amount would have been $              million had the offering occurred on                          . Immediately prior to the consummation of this offering, we intend to use cash on hand to satisfy this obligation.

CAPITALIZATION

          The following table sets forth our capitalization as of June 30, 2010 on:

  •
  an actual basis; and

  •
  an as adjusted basis, giving effect to:

  •
  the completion of this offering, including the application of the estimated net proceeds from this offering as described under "Use of Proceeds",

  •
  prior to the consummation of this offering, the exchange of all of our outstanding Series A preferred stock for                           shares of Class A common stock and the conversion of                  shares of Class B common stock into                  shares of Class A common stock, and

  •
  our use of cash on hand to satisfy our obligations under the ACOF Management Services Agreement and our Class B common stock (see "Certain Relationships and Related Party Transactions — ACOF Management Services Agreement" and "— Special Dividend").

          The table below should be read in conjunction with "Use of Proceeds", "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Capital Stock", "Description of Certain Debt", and our consolidated financial statements and their notes included in this prospectus.

	As of June 30, 2010
	Actual	As Adjusted
	(Unaudited) (In millions, except share data)
Cash and cash equivalents(1)	$161.9	$

Long-term debt (including current maturities):
Senior credit facility(2)	$644.4	$
Mortgage and capital leases	6.5
Senior notes	298.2
Senior subordinated notes	110.0

Total long-term debt	1,059.1

Stockholders' equity:
Cumulative preferred stock, $0.001 par value; 30,500,005 shares authorized, 29,862,297 shares issued and outstanding, actual; no shares authorized or issued and outstanding, as adjusted	207.8
Class A common stock, $0.001 par value; 150,000,000 shares authorized, 59,184,812 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	0.1
Class B common stock, $0.001 par value; 60,000,000 shares authorized, 28,168,561 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, as adjusted	0.0
Paid-in-capital	450.2
Retained earnings	136.3
Treasury stock	(2.5)
Accumulated other comprehensive loss	(6.1)

Total stockholders' equity	785.8

Total capitalization	$1,844.9	$

(1)
Satisfaction of our obligations under the ACOF Management Services Agreement and the Class B common stock will have the effect of decreasing cash and cash equivalents by approximately $          million, based on the assumption that this offering occurred on June 30, 2010.

(2)
The Senior Credit Facility consists of our $60 million Revolving Credit Facility and a $675.0 million Term Loan Facility. As of June 30, 2010, no amounts had been drawn on the Revolving Credit Facility. Total availability under the Revolving Credit Facility was $44.7 million, after giving effect to $9.0 million of outstanding letters of credit and a $6.3 million commitment from Lehman that we do not expect Lehman will fund.

 DILUTION

          Purchasers of our Class A common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock and the net tangible book value per share immediately after this offering.

          At June 30, 2010, the net tangible book deficit of our common stock was approximately $(435.6) million, or approximately $(4.99) per share of our common stock. After giving effect to (1) the sale of shares of our common stock in this offering at an assumed initial public offering price of $             per share, and after deducting estimated underwriting discounts and commissions and the estimated offering expenses of this offering, (2) the exchange prior to the consummation of this offering of all of our outstanding Series A preferred stock for                          shares of Class A common stock, and (3) the use of cash on hand immediately prior to this offering to satisfy our obligations under the ACOF Management Services Agreement and our Class B common stock totaling $              million, the as adjusted net tangible book value at June 30, 2010 attributable to common stockholders would have been approximately $              million, or approximately $             per share of our common stock. This represents a net increase in net tangible book value of $             per existing share and an immediate dilution in net tangible book value of $             per share to new stockholders. The following table illustrates this per share dilution to new stockholders:

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2010	$
Increase net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after this offering		$
Dilution in net tangible book value per share to new stockholders		$

          The table below summarizes, as of June 30, 2010, the differences for (1) our existing stockholders, and (2) investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid before deducting fees and expenses.

	Shares Issued			Total Consideration			Average Price per Share
	Number	Percentage		Amount	Percentage
Existing stockholders			%			%
New stockholders in this offering			%			%
Total

          The foregoing discussion and tables assumes no exercise of stock options to purchase           shares of our Class A common stock subject to outstanding stock options with a weighted average exercise price of $           per share as of June 30, 2010 and excludes                          shares of our Class A common stock available for future grant or issuance under our stock plans. To the extent that any options having an exercise price that is less than the offering price of this offering are exercised, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data presented below as of and for the Successor Periods and the period from January 1, 2007 to March 15, 2007 are derived from our audited consolidated financial statements and their notes included in this prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 2006 and 2005, are derived from our audited consolidated financial statements and their notes, which are not included in this prospectus. The selected consolidated financial data as of December 31, 2006, and 2005 and for the period from January 1, 2007 to March 15, 2007 and for the years ended December 31, 2006 and 2005 represent the period during which GNC Parent Corporation was owned by Apollo.

          The consolidated financial data presented below for the six months ended June 30, 2009 and 2010 are derived from our unaudited consolidated financial statements and accompanying notes included in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, for a fair statement of our financial position and operating results as of and for the six months ended June 30, 2009 and 2010. Our results for interim periods are not necessarily indicative of our results for a full year of operations.

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. On March 16, 2007, the merger (the "Merger") was consummated. As a result of the Merger, the consolidated statement of operations for the Successor Periods includes the following: interest and amortization expense resulting from the issuance of the Senior Notes and the Senior Subordinated Notes; and amortization of intangible assets related to the Merger. Further, as a result of purchase accounting, the fair values of our assets on the date of the Merger became their new cost basis.

          You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and their related notes.

	Predecessor			Successor
	Year Ended December 31, 2005	Year Ended December 31, 2006	January 1- March 15, 2007	March 16- December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
							(unaudited)
	(Dollars in millions, except share data)
Statement of Operations data:
Revenue:
Retail	$989.4	$1,122.7	$259.3	$909.3	$1,219.3	$1,256.3	$650.6	$693.7
Franchising	212.8	232.3	47.2	193.9	258.0	264.2	133.7	145.4
Manufacturing/Wholesale	115.5	132.1	23.3	119.8	179.4	186.5	88.0	81.6

Total Revenue	$1,317.7	$1,487.1	$329.8	$1,223.0	$1,656.7	$1,707.0	$872.3	$920.7
Cost of sales, including costs of warehousing and distribution, and occupancy	898.7	983.5	212.2	814.2	1,082.6	1,116.4	566.6	591.2

Gross profit	419.0	503.6	117.6	408.8	574.1	590.6	305.7	329.5
Compensation and related benefits	228.6	260.8	64.3	195.8	249.8	263.0	130.9	135.4
Advertising and promotion	44.7	50.7	20.5	35.0	55.1	50.0	29.1	29.6
Other selling, general, and administrative	76.6	94.9	17.6	71.5	98.9	96.7	49.8	51.0
Other (income) expense(1)	(3.1)	0.5	(0.2)	(0.4)	0.7	(0.1)	—	(0.1)
Merger related costs	—	—	34.6	—	—	—	—	—

Operating income (loss)	72.2	96.7	(19.2)	106.9	169.6	181.0	95.9	113.6
Interest expense, net	43.1	45.6	72.8	75.5	83.0	69.9	36.1	32.9

Income (loss) before income taxes	29.1	51.1	(92.0)	31.4	86.6	111.1	59.8	80.7
Income tax expense (benefit)	10.7	19.3	(21.6)	12.6	32.0	41.6	22.4	29.6

Net income (loss)	$18.4	$31.8	$(70.4)	$18.8	$54.6	$69.5	$37.4	$51.1

Weighted average shares outstanding:
Basic	50,606	50,532	50,607	87,784	87,761	87,421	87,504	87,347
Diluted	51,595	52,176	50,607	87,784	87,787	87,859	87,731	88,452
Net income (loss) per share(2):
Basic	$0.07	$0.34	$(1.39)	$0.08	$0.43	$0.58	$0.32	$0.47
Diluted	$0.07	$0.32	$(1.39)	$0.08	$0.43	$0.58	$0.32	$0.46

Balance Sheet Data (at end of period):
Cash and cash equivalents	$86.0	$25.6		$28.9	$44.3	$89.9	$67.8	$161.9
Working capital(3)	296.9	250.0		258.1	306.8	397.0	351.3	457.6
Total assets	1,023.8	981.7		2,239.6	2,293.8	2,319.6	2,314.8	2,397.7
Total current and non-current long-term debt	473.4	857.9		1,087.0	1,084.7	1,059.8	1,065.3	1,059.0
Preferred stock	127.1	—		162.2	179.3	197.7	188.9	207.8
Total stockholders' equity	212.1	(99.0)		608.4	653.8	732.0	695.2	785.8
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$64.2	$73.9	$(51.0)	$92.0	$77.4	$114.0	$56.3	$86.6
Net cash used in investing activities	(21.5)	(23.4)	(6.2)	(1,672.2)	(60.4)	(42.2)	(12.2)	(13.9)
Net cash (used in) provided by financing activities	(41.7)	(111.0)	42.2	1,598.7	(1.4)	(26.4)	(20.7)	(0.9)
Other Data:
EBITDA(4)	$113.2	$135.9	$(11.8)	$136.9	$212.1	$227.7	$118.9	$136.5
Capital expenditures(5)	20.8	23.8	5.7	28.9	48.7	28.7	11.3	13.7

(1)
Other (income) expense includes foreign currency (gain) loss for all periods presented. Other (income) expense for the year ended December 31, 2006 included a $1.2 million loss on the sale of our Australian manufacturing facility. Other (income) expense for the year ended December 31, 2005 include $2.5 million transaction fee income related to the transfer of our GNC Australian franchise rights to an existing franchisee.

(2)
Includes impact of dividends on our Series A preferred stock.

(3)
Working capital represents current asset less current liabilities.

(4)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

The following table reconciles EBITDA to net income (loss) as determined in accordance with GAAP for the periods indicated:

	Predecessor				Successor
	Year Ended December 31, 2005	Year Ended December 31, 2006	January 1- March 15, 2007		March 16- December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended June 30, 2010
								(Unaudited)
	(dollars in millions)
Net income (loss)	$18.4	$31.8	$(70.4)		$18.8	$54.6	$69.5	$37.4	$51.1
Interest expense, net	43.1	45.6	72.8		75.5	83.0	69.9	36.1	32.9
Income tax expense (benefit)	10.7	19.3	(21.6)		12.6	32.0	41.6	22.4	29.6
Depreciation and amortization	41.0	39.2	7.4		30.0	42.5	46.7	23.0	22.9

EBITDA	$113.2	$135.9	$(11.8	)(a)	$136.9	$212.1	$227.7	$118.9	$136.5

    (a)
    Included in EBITDA for the period January 1, 2007 to March 15, 2007 is $34.6 million of Merger related costs.

(5)
Capital expenditures for the year ended December 31, 2008 includes approximately $10.1 million incurred in conjunction with our store register upgrade program.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. We urge you to review the information set forth in "Special Note Regarding Forward-Looking Statements" and "Risk Factors" included in this prospectus.

Business Overview

          We are the leading global specialty retailer of nutritional supplements, which include VMHS, sports nutrition products, diet products, and other wellness products. We derive our revenues principally from product sales through our company-owned stores and online through GNC.com, franchise activities, and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 7,100 locations operating under the GNC brand name.

Revenues and Operating Performance from our Business Segments

          We measure our operating performance primarily through revenues and operating income from our three business segments, Retail, Franchise, and Manufacturing/Wholesale, and through the management of unallocated costs from our warehousing, distribution and corporate segments, as follows:

  •
  Retail:    Retail revenues are generated by sales to consumers at our company-owned stores and online through GNC.com. Although we believe that our retail and franchise businesses are not seasonal in nature, historically we have experienced, and expect to continue to experience, a variation in our net sales and operating results from quarter to quarter, with the first half of the year being stronger than the second half of the year. As a leader in our industry, we expect our organic retail revenue growth to be consistent with projected industry growth as a result of our disproportionate market share, scale economies in purchasing and advertising, strong brand awareness and vertical integration.

  •
  Franchise:    Franchise revenues are generated primarily from:

  (1)
  product sales to our franchisees;

  (2)
  royalties on franchise retail sales; and

  (3)
  franchise fees, which are charged for initial franchise awards, renewals, and transfers of franchises.

          Since we do not anticipate the number of our domestic franchised stores to grow substantially, we expect our domestic franchise revenue growth will be generated by royalties on increased franchise retail sales and product sales to our existing franchisees. We expect that an increase in the number of our international franchised stores over the next five years will result in additional franchise fees associated with new store openings and increased revenues from product sales to new franchisees. As international franchise trends continue to improve, we also anticipate that franchise revenue from international operations will be driven by increased product sales to our franchisees. Since our international franchisees pay royalties to us in U.S. dollars, any strengthening of the U.S. dollar relative to our franchisees' local currency may offset some of the growth in royalty revenue.

  •
  Manufacturing/Wholesale:    Manufacturing/Wholesale revenues are generated through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party products to and through Rite Aid and www.drugstore.com and the sale of our proprietary products to and through PetSmart. License fee revenue from the opening of GNC franchised store-within-a-store locations within Rite Aid stores is also recorded in this segment. Our revenues generated by our manufacturing and wholesale operations are subject to our available manufacturing capacity.

          A significant portion of our business infrastructure is comprised of fixed operating costs. Our vertically-integrated distribution network and manufacturing capacity can support higher sales volume without significant incremental costs. We therefore expect our operating expenses to grow at a lesser rate than our revenues, resulting in positive operating leverage.

          The following trends and uncertainties in our industry could positively or negatively affect our operating performance:

  •
  broader consumer awareness of health and wellness issues and rising healthcare costs;

  •
  interest in, and demand for, condition-specific products based on scientific research;

  •
  significant effects of favorable and unfavorable publicity on consumer demand;

  •
  lack of a single product or group of products dominating any one product category;

  •
  lack of long-term experience with human consumption of ingredients of some of our products;

  •
  volatility in the diet category;

  •
  rapidly evolving consumer preferences and demand for new products;

  •
  costs associated with complying with new and existing governmental regulation; and

  •
  a change in disposable income available to consumers, as a result of current economic conditions.

Executive Overview

          Our recent results of operations reflect steady growth, including through a difficult economic environment when many other retailers were posting negative same store sales and despite a short-term reduction in revenue that we experienced in 2009 due to the Hydroxycut recall. In the first six months of 2010, we achieved revenue growth of 5.6%, operating income growth of 18.5% and net income growth of 36.6% compared to the same period in 2009. Operating income growth resulted from higher sales and margins in our retail and franchise segments and effective cost controls on unallocated expenses. Net income growth resulted primarily from higher operating income and lower interest expense.

          Recent revenue growth in our domestic retail segment has been driven primarily by increases in the sports nutrition category resulting from new product introductions. In addition, we have experienced significant growth in our GNC.com business primarily as a result of our redesigned website. In recent periods, our domestic franchise business has achieved increased product sales despite a lower store base. Sales in the international franchise business have grown steadily as a result of an increased store base and strong organic sales growth.

          Our manufacturing strategy is designed to provide our stores with proprietary products at the lowest possible cost, and utilize additional capacity to promote production efficiencies and enhance our position in the third-party contract business. Under this strategy, our third-party manufacturing sales increased by 38.7% and 3.8% in 2008 and 2009, respectively, over the prior year periods. In the first six months of 2010, our manufacturing segment experienced reduced sales in contract manufacturing compared with the first six months of 2009, partially offset by higher product sales to Rite Aid and drugstore.com.

Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by us in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and with the instructions to Regulation S-K and Regulation S-X. Our normal reporting period is based on a calendar year.

          The financial statements as of and for the years ended December 31, 2009, 2008 and 2007 reflect periods subsequent to the Merger and include the accounts of us and our wholly owned subsidiaries. Included for the years ended 2009 and 2008 and for the period from March 16, 2007 through December 31, 2007 are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Accordingly, the accompanying financial statements for the periods prior to the Merger are labeled as "Predecessor" and the periods subsequent to the Merger are labeled as "Successor".

Results of Operations

          The following information presented as of December 31, 2009, 2008, and 2007 and for the years ended December 31, 2009 and 2008, for the period March 16, 2007 to December 31, 2007, and for the period January 1 to March 15, 2007 was derived from our audited consolidated financial statements and accompanying notes which are included in this prospectus.

          The following information may contain financial measures other than in accordance with generally accepted accounting principles, and should not be considered in isolation from or as a substitute for our historical consolidated financial statements. In addition, the adjusted combined operating results may not reflect the actual results we would have achieved absent the adjustments and may not be predictive of future results of operations. We present this information because we use it to monitor and evaluate our ongoing operating results and trends, and believe it provides investors with an understanding of our operating performance over comparative periods.

          As discussed in the "Segment" note to our consolidated financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are revenues and operating income or loss for each segment. Revenues and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as warehousing and transportation costs, impairments, and other corporate costs. The following discussion compares the revenues and the operating income or loss by segment, as well as those items excluded from the segment totals.

          Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. We also include our internet sales, as generated through GNC.com and www.drugstore.com, in our domestic company-owned same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchised store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

	Predecessor		Successor
	January 1- March 15, 2007		March 16- December 31, 2007		Year Ended December 31, 2008		Year Ended December 31, 2009		Six Months Ended June 30, 2009		Six Months Ended June 30, 2010
									(unaudited)
	(Dollars in millions)
Statement of Operations data:
Revenue:
Retail	$259.3	78.6%	$909.3	74.3%	$1,219.3	73.6%	$1,256.3	73.6%	$650.6	74.6%	$693.7	75.3%
Franchising	47.2	14.3%	193.9	15.9%	258.0	15.6%	264.2	15.5%	133.7	15.3%	145.4	15.8%
Manufacturing/Wholesale	23.3	7.1%	119.8	9.8%	179.4	10.8%	186.5	10.9%	88.0	10.1%	81.6	8.9%

Total net revenue	$329.8	100.0%	$1,223.0	100.0%	$1,656.7	100.0%	$1,707.0	100.0%	$872.3	100.0%	$920.7	100.0%
Operating expenses:
Cost of sales, including costs of warehousing and distribution, and occupancy	212.2	64.3%	814.2	66.6%	1,082.6	65.3%	1,116.4	65.4%	566.6	65.0%	591.2	64.2%
Compensation and related benefits	64.3	19.5%	195.8	16.0%	249.8	15.1%	263.0	15.4%	130.9	15.0%	135.4	14.7%
Advertising and promotion	20.5	6.2%	35.0	2.9%	55.1	3.3%	50.0	2.9%	29.1	3.3%	29.6	3.2%
Other selling, general, and administrative	16.7	5.1%	62.3	5.1%	88.0	5.3%	86.9	5.1%	44.8	5.1%	47.0	5.1%
Amortization expense	0.9	0.3%	9.2	0.8%	10.9	0.7%	9.8	0.6%	5.0	0.6%	4.0	0.4%
Foreign currency (gain) loss	(0.2)	-0.1%	(0.4)	0.0%	0.7	0.0%	(0.1)	0.0%	—	0.0%	(0.1)	0.0%
Other expense (income)	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Merger related costs	34.6	10.5%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Total operating expenses	349.0	105.8%	1,116.1	91.3%	1,487.1	89.8%	1,526.0	89.4%	776.4	89.0%	807.1	87.7%

Operating (loss) income:
Retail	28.2	8.6%	106.5	8.7%	140.9	8.5%	153.1	9.0%	86.0	9.9%	99.6	10.8%
Franchising	14.5	4.4%	55.0	4.5%	80.8	4.9%	80.8	4.7%	38.7	4.4%	44.6	4.8%
Manufacturing/Wholesale	10.3	3.1%	38.9	3.2%	67.4	4.1%	73.5	4.3%	35.2	4.0%	33.3	3.6%
Unallocated corporate and other costs:
Warehousing and distribution costs	(10.7)	-3.2%	(40.7)	-3.3%	(54.2)	-3.3%	(53.6)	-3.1%	(27.0)	-3.1%	(27.7)	-3.0%
Corporate costs	(26.9)	-8.2%	(52.8)	-4.3%	(65.3)	-3.9%	(72.8)	-4.3%	(37.0)	-4.2%	(36.2)	-3.9%
Other (expense) income		0.0%		0.0%		0.0%		0.0%		0.0%		0.0%
Merger related costs	(34.6)	-10.5%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Subtotal unallocated corporate and other costs, net	(72.2)	-21.9%	(93.5)	-7.6%	(119.5)	-7.2%	(126.4)	-7.4%	(64.0)	-7.3%	(63.9)	-6.9%
Total Operating (loss) income	(19.2)	-5.8%	106.9	8.7%	169.6	10.2%	181.0	10.6%	95.9	11.0%	113.6	12.3%
Interest expense, net	72.8		75.5		83.0		69.9		36.1		32.9

Income (loss) before income taxes	(92.0)		31.4		86.6		111.1		59.8		80.7
Income tax expense (benefit)	(21.6)		12.6		32.0		41.6		22.4		29.6

Net (loss) income	$(70.4)		$18.8		$54.6		$69.5		$37.4		$51.1

          Note:    The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons below were derived from unrounded data and could occasionally differ immaterially if you were to use the table above for these calculations.

Comparison of the Six Months Ended June 30, 2010 and 2009

  Revenues

          Our consolidated net revenues increased $48.4 million, or 5.6%, to $920.7 million for the six months ended June 30, 2010 compared to $872.3 million for the same period in 2009. The increase was the result of increased sales in our Retail and Franchise segments, partially offset by a decline in sales in our Manufacturing/Wholesale segment.

          Retail.    Revenues in our Retail segment increased $43.1 million, or 6.6%, to $693.7 million for the six months ended June 30, 2010 compared to $650.6 million for the same period in 2009. The increase from 2009 to 2010 included an increase in sales of $5.9 million through GNC.com. Sales increases occurred primarily in the sports nutrition category. Our domestic company-owned same store sales, including our internet sales, improved by 4.7% for the six months ended June 30, 2010 compared to the same period in 2009. Our Canadian company-owned same store sales declined by 4.5%, in local currency, for the six months ended June 30, 2010 compared to the same period in 2009. This decline was more than offset by the weakening of the U.S. dollar from 2009 to 2010. Our company-owned store base increased by 62 domestic stores to 2,687 at June 30, 2010 compared to 2,625 at June 30, 2009, primarily due to new store openings and franchise store acquisitions, and by seven Canadian stores to 171 at June 30, 2010 compared to 164 at June 30, 2009 primarily due to new store openings.

          Franchise.    Revenues in our Franchise segment increased $11.7 million, or 8.8%, to $145.4 million for the six months ended June 30, 2010 compared to $133.7 million for the same period in 2009. Domestic franchise revenue increased by $1.7 million for the six months ended June 30, 2010 compared to the same period in 2009 due to increased product sales and franchise fee revenues. Domestic royalty income increased $0.1 million despite operating 44 fewer stores in the first six months of 2010 compared to the same period in 2009. There were 892 stores at June 30, 2010 compared to 936 stores at June 30, 2009. International franchise revenue increased by $10.0 million for the first six months of 2010 compared to the same period in 2009 primarily as a result of increases in product sales. International royalty income increased $1.6 million for the first six months of 2010 as sales increases in our franchisees' respective local currencies were impacted by the weakening of the U.S. dollar from 2009 to 2010. Our international franchise store base increased by 157 stores to 1,381 at June 30, 2010 compared to 1,224 at June 30, 2009.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facility in South Carolina, as well as wholesale sales to Rite Aid and www.drugstore.com, decreased $6.4 million, or 7.2%, to $81.6 million for the six months ended June 30, 2010 compared to $88.0 million for the same period in 2009. Sales decreased in the South Carolina plant by $11.5 million, and revenues associated with Rite Aid increased by $4.9 million. This increase was due to increases in product sales to Rite Aid of $3.9 million and increased license fee revenue of $1.0 million as a result of Rite Aid opening 49 more franchise store-within-a-stores in the first six months of 2010 as compared to the same period in 2009.

  Cost of Sales

          Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $24.6 million, or 4.3%, to $591.2 million for the six months ended June 30, 2010 compared to $566.6 million for the same period in 2009. Consolidated cost of sales, as a percentage of net revenue, was 64.2% and 65.0% for the six months ended June 30, 2010 and 2009, respectively. Increase in cost of sales was primarily due to higher sales volumes and store counts.

  Selling, General and Administrative ("SG&A") Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $6.3 million, or 3.0%, to $216.1 million, for the six months ended June 30, 2010 compared to $209.8 million for the same period in 2009. These expenses, as a percentage of net revenue, were 23.4% for the six months ended June 30, 2010 compared to 24.0% for the six months ended June 30, 2009.

          Compensation and related benefits.    Compensation and related benefits increased $4.5 million, or 3.5%, to $135.4 million for the six months ended June 30, 2010 compared to $130.9 million for the same period in 2009. Increases occurred in (1) base wages of $4.5 million to support our increased store base and sales volume; (2) health insurance expenses of $0.4 million; and (3) other compensation expense of $0.7 million. These increases were partially offset by declines in incentive and commission expenses of $1.1 million.

          Advertising and promotion.    Advertising and promotion expenses increased $0.5 million, or 1.5%, to $29.6 million for the six months ended June 30, 2010 compared to $29.1 million during the same period in 2009. Advertising expense increased primarily as a result of increases in media costs of $1.1 million and other advertising expenses of $0.6 million, offset by decreases in print advertising costs of $1.2 million.

          Other SG&A.    Other SG&A expenses, including amortization expense, increased by $1.2 million, or 2.3%, to $51.0 million for the six months ended June 30, 2010 compared to $49.8 million for the six months ended June 30, 2009. Increases in other SG&A included third-party sales commissions of $1.3 million and banking fees of $0.6 million and other selling expenses of $0.2 million. These were partially offset by decreases in amortization expense of $0.9 million.

  Foreign Currency (Gain) Loss

          Foreign currency (gain) loss for the six months ended June 30, 2010 and 2009 resulted primarily from accounts payable activity with our Canadian subsidiary. We incurred a gain of $0.1 million for the six months ended June 30, 2010 and an immaterial gain for the six months ended June 30, 2009.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $17.7 million or 18.4% to $113.6 million for the six months ended June 30, 2010 compared to $95.9 million for the same period in 2009. Operating income, as a percentage of net revenue, was 12.3% for the six months ended June 30, 2010 and 11.0% for the six months ended June 30, 2009.

          Retail.    Retail operating income increased $13.6 million, or 15.8%, to $99.6 million for the six months ended June 30, 2010 compared to $86.0 million for the same period in 2009. The increase was primarily the result of higher dollar margins on increased sales volumes partially offset by increases in occupancy costs, compensation costs and other SG&A expenses.

          Franchise.    Franchise operating income increased $5.9 million, or 15.2%, to $44.6 million for the six months ended June 30, 2010 compared to $38.7 million for the same period in 2009. This increase was due to increases in royalty income, higher dollar margins on increased product sales to franchisees and reductions in bad debt expenses and amortization expenses, partially offset by approximately $0.7 million of expenses related to negotiation of our non-binding term sheet with BFG.

          Manufacturing/Wholesale.    Manufacturing/Wholesale operating income decreased $1.9 million, or 5.6%, to $33.3 million for the six months ended June 30, 2010 compared to $35.2 million for the same period in 2009. This decrease was primarily the result of decreased margins from our South Carolina manufacturing facility, partially offset by increases in product sales to Rite Aid and in Rite Aid license fee revenue.

          Warehousing and Distribution Costs.    Unallocated warehousing and distribution costs increased $0.7 million, or 2.4%, to $27.7 million for the six months ended June 30, 2010 compared to $27.0 million for the same period in 2009. The increase in costs was primarily due to increases in fuel costs.

          Corporate Costs.    Corporate overhead costs decreased $0.8 million, or 2.2%, to $36.2 million for the six months ended June 30, 2010 compared to $37.0 million for the same period in 2009. This decrease was due to decreases in other SG&A expenses partially offset by increases in compensation expenses.

  Interest Expense

          Interest expense decreased $3.2 million, or 9.0%, to $32.9 million for the six months ended June 30, 2010 compared to $36.1 million for the same period in 2009. This decrease was primarily attributable to decreases in interest rates on our variable rate debt in 2010 as compared to 2009.

  Income Tax Expense

          We recognized $29.6 million (or 36.7% of pre-tax income) of consolidated income tax expense during the six months ended June 30, 2010 compared to $22.4 million (or 37.5% of pre-tax income) for the same period of 2009.

  Net Income

          As a result of the foregoing, consolidated net income increased $13.7 million to $51.1 million for the six months ended June 30, 2010 compared to $37.4 million for the same period in 2009.

Comparison of the Years Ended December 31, 2009 and 2008

  Revenues

          Our consolidated net revenues increased $50.3 million, or 3.0%, to $1,707.0 million for the year ended December 31, 2009 compared to $1,656.7 million for the same period in 2008. The increase was the result of increased sales in all of our segments.

          Retail.    Revenues in our Retail segment increased $37.0 million, or 3.0%, to $1,256.3 million for the year ended December 31, 2009 compared to $1,219.3 million for the same period in 2008. The increase from 2008 to 2009 included an increase of $10.8 million for sales through GNC.com. Sales increases occurred in the major product categories of VMHS and sports nutrition. Sales in the diet category were negatively impacted by the Hydroxycut recall that occurred in May 2009. Our domestic company-owned same store sales, including our internet sales, improved by 2.8% for the year ended December 31, 2009. Our Canadian company-owned stores had improved same store sales of 0.8%, in local currency, for the year ended December 31, 2009 but declined when measured in U.S. dollars due to the volatility of the U.S. dollar. Our company-owned store base increased by 51 domestic stores to 2,665 compared to 2,614 at December 31, 2008, primarily due to new store openings and franchise store acquisitions, and by 7 Canadian stores to 167 at December 31, 2009 compared to 160 at December 31, 2008, primarily due to new store openings.

          Franchise.    Revenues in our Franchise segment increased $6.2 million, or 2.4%, to $264.2 million for the year ended December 31, 2009 compared to $258.0 million for the same period in 2008. Domestic franchise revenue decreased by $1.4 million for the year ended December 31, 2009 as increased product sales were more than offset by lower franchise fee revenue. Domestic royalty income was flat despite operating 45 fewer stores during 2009 as compared to 2008. There were 909 stores at December 31, 2009 compared to 954 stores at December 31, 2008. International franchise revenue increased by $7.6 million for the year ended December 31, 2009 as a result of increases in product sales, partially offset by lower franchise fee revenue. International royalty income increased $0.5 million for the 2009 period compared to the 2008 period as sales increases in our franchisees' respective local currencies were impacted by the strengthening of the U.S. dollar from 2008 to 2009. Our international franchise store base increased by 117 stores to 1,307 at December 31, 2009 compared to 1,190 at December 31, 2008.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facility in South Carolina, as well as wholesale sales to Rite Aid and www.drugstore.com, increased $7.1 million, or 4.0%, to $186.5 million for the year ended December 31, 2009 compared to $179.4 million for 2008. Sales increased in the South Carolina plant by $4.4 million, and revenues associated with Rite Aid increased by $1.4 million. This increase was due to increases in wholesale and consignment sales to Rite Aid of $4.6 million, partially offset by lower initial and renewal license fee revenue of $3.2 million as a result of Rite Aid opening 197 fewer store-within-a-stores in 2009 as compared to 2008. In addition, sales to www.drugstore.com increased by $1.3 million in 2009 as compared to 2008.

  Cost of Sales

          Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $33.8 million, or 3.1%, to $1,116.4 million for the year ended December 31, 2009 compared to $1,082.6 million for the same period in 2008. Consolidated cost of sales, as a percentage of net revenue, was 65.4% for the year ended December 31, 2009 as compared to 65.3% for the year ended December 31, 2008. The increase in cost of sales was due primarily to increased products costs resulting from higher sales volumes and raw material costs and increased occupancy costs resulting from higher depreciation expense and lease-related costs.

  SG&A Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $5.9 million, or 1.5%, to $409.7 million, for the year ended December 31, 2009 compared to $403.8 million for the same period in 2008. These expenses, as a percentage of net revenue, were 24.0% for the year ended December 31, 2009 compared to 24.4% for the year ended December 31, 2008.

          Compensation and related benefits.    Compensation and related benefits increased $13.2 million, or 5.3%, to $263.0 million for the year ended December 31, 2009 compared to $249.8 million for the same period in 2008. The increase was due to increases of: (1) $8.5 million in base wages to support our increased store base and sales volume and to comply with the increases in minimum wage rates; (2) $1.4 million in health insurance; (3) $1.2 million in commissions and incentive expense; and (4) other wage related expenditures of $1.0 million. In addition, 2008 expenses included a $1.1 million reduction in base wages due to a change in our vacation policy effective March 31, 2008.

          Advertising and promotion.    Advertising and promotion expenses decreased $5.1 million, or 9.1%, to $50.0 million for the year ended December 31, 2009 compared to $55.1 million during the same period in 2008. Advertising expense decreased primarily as a result of decreases in media costs of $2.3 million and print advertising costs of $3.4 million, partially offset by increases in other advertising costs of $0.6 million.

          Other SG&A.    Other SG&A expenses, including amortization expense, decreased $2.2 million or 2.3%, to $96.7 million for the year ended December 31, 2009 compared to $98.9 million for the year ended December 31, 2008. Decreases in bad debt expense of $2.3 million, amortization expense of $1.2 million and other selling expenses of $0.3 million were partially offset by increases in telecommunications expenses of $1.9 million due to the installation of a new point of sale ("POS") register system in 2008 and professional fees of $0.8 million. In addition, 2009 other SG&A includes a $1.1 million gain from proceeds received from the Visa/Mastercard antitrust litigation settlement.

  Foreign Currency (Loss) Gain

          Foreign currency loss/gain for the year ended December 31, 2009 and 2008, resulted primarily from accounts payable activity with our Canadian subsidiary. We recognized income of $0.1 million for the year ended December 31, 2009 and a loss of $0.7 million for the year ended December 31, 2008.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $11.4 million or 6.7% to $181.0 million for the year ended December 31, 2009 compared to $169.6 million for the same period in 2008. Operating income, as a percentage of net revenue, was 10.6% for the year ended December 31, 2009 and 10.2% for the year ended December 31, 2008.

          Retail.    Retail operating income increased $12.2 million, or 8.7%, to $153.1 million for the year ended December 31, 2009 compared to $140.9 million for the same period in 2008. The increase was primarily the result of higher dollar margins on increased sales volumes and reduced advertising spending, partially offset by increases in occupancy costs, compensation costs and other SG&A expenses.

          Franchise.    Franchise operating income is unchanged at $80.8 million for each of the years ended December 31, 2009 and 2008.

          Manufacturing/Wholesale.    Manufacturing/Wholesale operating income increased $6.1 million, or 9.0%, to $73.5 million for the year ended December 31, 2009 compared to $67.4 million for the same period in 2008. This increase was primarily the result of increased margins from our South Carolina manufacturing facility, partially offset by decreases in Rite Aid license fee revenue.

          Warehousing and Distribution Costs.    Unallocated warehousing and distribution costs decreased $0.6 million, or 1.3%, to $53.6 million for the year ended December 31, 2009 compared to $54.2 million for the same period in 2008. The decrease was primarily due to decreases in fuel costs.

          Corporate Costs.    Corporate overhead costs increased $7.5 million, or 11.7%, to $72.8 million for the year ended December 31, 2009 compared to $65.3 million for the same period in 2008. The increase was primarily due to an increase in compensation expense and professional fees in 2009. In addition, 2008 compensation expense includes a $1.1 million reduction due to a change in our vacation policy effective March 31, 2008.

  Interest Expense

          Interest expense decreased $13.1 million, or 15.7%, to $69.9 million for the year ended December 31, 2009 compared to $83.0 million for the same period in 2008. This decrease was primarily attributable to decreases in interest rates on our variable rate debt in 2009 as compared to 2008 and $25.3 million in principal payments during 2009, as compared to $8.0 million in principal payments in 2008.

  Income Tax Expense

          We recognized $41.6 million of income tax expense (or 37.4% of pre-tax income) during the year ended December 31, 2009 compared to $32.0 million (or 36.9% of pre-tax income) for the same period of 2008. For the year ended December 31, 2009, a $0.5 million discrete tax benefit was recorded while a $2.0 million discrete tax benefit was recorded for the year ended December 31, 2008.

  Net Income

          As a result of the foregoing, consolidated net income increased $14.9 million to $69.5 million for the year ended December 31, 2009 compared to $54.6 million for the same period in 2008.

Comparison of the Year Ended December 31, 2008 and the 2007 Successor Period — March 16, 2007 to December 31, 2007

          The following discussion compares the results of operations of the year ended December 31, 2008 to the successor period of March 16, 2007 to December 31, 2007 ("2007 Successor Period"). Our results of operations from period to period may not be comparable because the 2007 Successor Period was only 291 days.

  Revenues

          Our consolidated net revenues increased $433.7 million, or 35.5%, to $1,656.7 million for the year ended December 31, 2008 compared to $1,223.0 million for the 2007 Successor Period, due to increased sales in each of our segments, and a result of comparing a 366 day period to a 291 day period.

          Retail.    Revenues in our Retail segment increased $310.0 million, or 34.1%, to $1,219.3 million for the year ended December 31, 2008 compared to $909.3 million for the 2007 Successor Period. The increase from the 2007 Successor Period to the year ended December 31, 2008 included an increase of $14.4 million of sales through GNC.com. Sales increases occurred in each of the major product categories of VMHS and sports nutrition. Our company-owned store base increased by 16 domestic stores to 2,614 compared to 2,598 at December 31, 2007, primarily due to new store openings and franchise store acquisitions, and by 13 Canadian stores to 160 at December 31, 2008 compared to 147 at December 31, 2007, primarily due to new store openings.

          Franchise.    Revenues in our Franchise segment increased $64.1 million, or 33.1%, to $258.0 million for the year ended December 31, 2008 compared to $193.9 million for the 2007 Successor Period. The increase is primarily due to comparing a 366 day period to a 291 day period. Domestic franchise revenue increased $42.1 million as a result of increased product sales despite operating 24 fewer stores during 2008 compared to 2007. There were 954 stores at December 31, 2008 compared to 978 stores at December 31, 2007. International franchise revenue increased $22.0 million as a result of increased product sales and royalties. Our international franchise store base increased by 112 stores to 1,190 at December 31, 2008 compared to 1,078 at December 31, 2007.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facilities in South Carolina, as well as wholesale sales to Rite Aid and www.drugstore.com, increased $59.6 million, or 49.7%, to $179.4 million for the year ended December 31, 2008 compared to $119.8 million for the 2007 Successor Period. Sales increased in the South Carolina plant by $46.6 million, and revenues associated with Rite Aid increased by $11.4 million due primarily to increased license fees as a result of Rite Aid opening 401 stores for the year ended December 31, 2008 as opposed to 101 stores for the 2007 Successor Period.

  Cost of Sales

          Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $268.4 million, or 33.0%, to $1,082.6 million for the year ended December 31, 2008 compared to $814.2 million for the 2007 Successor Period. The increase is primarily due to comparing a 366 day period to a 291 day period. Consolidated cost of sales, as a percent of net revenue, decreased to 65.3% in the year ended December 31, 2008 compared to 66.6% for the 2007 Successor Period. Additionally, product costs in the 2007 Successor Period included $15.5 million in non-cash expense from amortization of inventory step up to fair value due to the Merger. Excluding this non-cash expense, consolidated cost of sales for the 2007 Successor Period was 65.3% of revenue.

  SG&A Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense increased $101.5 million, or 33.5%, to $403.8 million for the year ended December 31, 2008 compared to $302.3 million for the 2007 Successor Period. The increase is primarily due to comparing a 366 day period to a 291 day period. These expenses, as a percentage of net revenues, were 24.4% for the year ended December 31, 2008 compared to 24.7% for the 2007 Successor Period.

          Compensation and related benefits.    Compensation and related benefits increased $54.0 million, or 27.6%, to $249.8 million for the year ended December 31, 2008 compared to $195.8 million for the 2007 Successor Period. The increase is primarily due to comparing a 366 day period to a 291 day period. Secondarily, full-time and part-time wages increased to support an increased sales volume and store base. Compensation and related benefits, as a percentage of net revenues, was 15.1% for the year ended December 31, 2008 compared to 16.0% for the 2007 Successor Period.

          Advertising and promotion.    Advertising and promotion expenses increased $20.1 million, or 57.3%, to $55.1 million for the year ended December 31, 2008 compared to $35.0 million for the 2007 Successor Period. The increase is primarily due to comparing a 366 day period to a 291 day period. Advertising and promotion costs, as a percentage of net revenues, were 3.3% for the year ended December 31, 2008 compared to 2.9% for the 2007 Successor Period. This increase is primarily attributable to an increase in agency fees and media advertising.

          Other SG&A.    Other SG&A expenses, including amortization expense, increased $27.4 million, or 38.4%, to $98.9 million for the year ended December 31, 2008 compared to $71.5 million for the 2007 Successor Period. Other SG&A expenses, as a percentage of net revenues were 6.0% for the year ended December 31, 2008 compared to 5.8% for the 2007 Successor Period. The increase is due to comparing a 366 day period to a 291 day period. Additionally, the increase is attributable to additional third-party commission expense on higher commission sales, higher telecommunications expense due to the installation of a new POS register system, and higher bad debt expense.

  Foreign Currency (Loss) Gain

          Foreign currency loss/gain for the year ended December 31, 2008 and the 2007 Successor Period resulted primarily from accounts payable activity with our Canadian subsidiary. We incurred a loss of $0.7 million for the year ended December 31, 2008 compared to a gain of $0.4 million for the 2007 Successor Period.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $62.7 million, or 58.7%, to $169.6 million for the year ended December 31, 2008 compared to $106.9 million for the 2007 Successor Period. Operating income, as a percentage of net revenue, was 10.2% for the year ended December 31, 2008 compared to 8.7% for the 2007 Successor Period.

          Retail.    Retail operating income increased $34.4 million, or 32.4%, to $140.9 million for the year ended December 31, 2008 compared to $106.5 million for the 2007 Successor Period. Included in the 2007 Successor Period was $9.6 million of amortization of inventory and lease step up adjustments as a result of the Merger. The increase in operating income was primarily the result of comparing a 366 day period to a 291 day period. Additionally, higher dollar margins on increased sales volumes and lower operating expenses, as a percentage of revenue, contributed to the increase in operating income.

          Franchise.    Franchise operating income increased $25.8 million, or 46.9%, to $80.8 million for the year ended December 31, 2008 compared to $55.0 million for the 2007 Successor Period. Included in the 2007 Successor Period was $0.1 million of amortization of inventory step up adjustments as a result of the Merger. The increase in operating income was primarily the result of comparing a 366 day period to a 291 day period. Additionally, the increase was due to an increase in margins related to higher wholesale sales to our international and domestic franchisees, offset by increases in intangible amortization as a result of the Merger, and higher bad debt expense.

          Manufacturing/Wholesale.    Manufacturing/Wholesale operating income increased $28.5 million, or 73.1%, to $67.4 million for the year ended December 31, 2008 compared to $38.9 million for the 2007 Successor Period. Included in the 2007 Successor Period was $5.7 million of amortization of inventory step up adjustments as a result of the Merger. The increase in operating income was primarily the result of comparing a 366 day period to a 291 day period. Additionally, the increase in operating income was the result of improved margins on our third-party contract sales and increases in Rite Aid license fee revenue.

          Warehousing and distribution costs.    Unallocated warehousing and distribution costs increased $13.5 million, or 33.3%, to $54.2 million for the year ended December 31, 2008 compared to $40.7 million for the 2007 Successor Period. The increase in costs was primarily the result of comparing a 366 day period to a 291 day period. Additionally, the increase in cost was due to increases in fuel and shipping costs, and an increase in wages incurred in fulfilling orders placed through our internet business.

          Corporate costs.    Corporate costs increased $12.5 million, or 23.7%, to $65.3 million for the year ended December 31, 2008 compared to $52.8 million for the 2007 Successor Period. The increase in costs was primarily the result of comparing a 366 day period to a 291 day period.

  Interest Expense

          Interest expense increased $7.5 million, or 9.9%, to $83.0 million for the year ended December 31, 2008 compared to $75.5 million for the 2007 Successor Period. This increase is primarily the result of comparing a 366 day period to a 291 day period.

  Income Tax Expense

          We recognized $32.0 million of consolidated income tax expense (or 36.9% of pre-tax income) during the year ended December 31, 2008 compared to $12.6 million (or 39.9% of pre-tax income) for the 2007 Successor Period. The effective tax rate for the year ended December 31, 2008 was approximately 36.9%, which includes discrete tax benefits of $2.0 million. The effective tax rate for the 2007 Successor Period was approximately 39.9%.

  Net Income

          As a result of the foregoing, consolidated net income increased $35.8 million, or 190.5%, to $54.6 million for the year ended December 31, 2008 compared to $18.8 million for the 2007 Successor Period.

Predecessor Period 2007 — January 1, 2007 to March 15, 2007

          Because the basic operations of our company did not change as a result of the Merger, there were no significant differences in our financial results of operations and operational trends for the predecessor period of January 1, 2007 to March 15, 2007, except for the following:

  •
  Compensation and related benefits included $3.8 million of non-cash stock based compensation generated as a result of the cancellation of all stock options at the date of the Merger; $9.6 million in accelerated discretionary payments made to vested option holders (including the associated payroll taxes), and $1.9 million in incentives related to the Merger.

  •
  Merger related costs included $34.6 million of costs related to the Merger. These costs were comprised of selling-related expenses of $26.4 million, a contract termination fee paid to our previous owner of $7.5 million, and other costs of $0.7 million.

  •
  Interest expense included the write-off of $34.8 million of call premiums and deferred fee write-offs as a result of the Merger.

          As a result of the additional Merger-related expenses described above, we recognized a $10.7 million tax benefit for the period from January 1, 2007 to March 15, 2007.

Liquidity and Capital Resources

          At June 30, 2010, we had $161.9 million in cash and cash equivalents and $457.6 million in working capital, compared with $89.9 million in cash and cash equivalents and $397.0 million in working capital at December 31, 2009. The $60.6 million increase in our working capital was driven by increases in our inventory and cash and a decrease in our accrued interest and accrued payroll. This was partially offset by an increase in our accounts payable and other current liabilities, and a reduction in our prepaid income taxes.

          At December 31, 2009, we had $89.9 million in cash and cash equivalents and $397.0 million in working capital compared with $44.3 million in cash and cash equivalents and $306.8 million in working capital at December 31, 2008. The $90.2 million increase in our working capital was driven by increases in our inventory and cash and a decrease in our accrued interest, accounts payable and current portion of long-term debt. This was partially offset by a decrease in our deferred taxes.

          We expect to fund our operations through internally generated cash and, if necessary, from borrowings under the Revolving Credit Facility. At June 30, 2010, we had $44.7 million available under the Revolving Credit Facility, after giving effect to $9.0 million utilized to secure letters of credit and a $6.3 million commitment from Lehman that we do not expect Lehman will fund.

          We expect our primary uses of cash in the near future will be for purposes of fulfilling debt service requirements, capital expenditures and working capital requirements. In July 2009, Centers' board of directors declared a $13.6 million dividend to our indirect wholly owned subsidiary, GNC Corporation, with a payment date of August 30, 2009. Those funds were then dividended to and are currently held by us. In March 2010, Centers' board of directors declared and paid a $28.4 million dividend to its direct parent company, GNC Corporation. Those funds were then dividended to and are currently held by us. Each dividend was paid with cash generated from operations.

          We currently anticipate that cash generated from operations, together with amounts available under the Revolving Credit Facility (excluding Lehman's commitment), will be sufficient for the term of the facility, which matures on March 15, 2012, to meet our operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal on, to pay interest on, or to refinance our debt and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control. We are currently in compliance with our debt covenant reporting and compliance obligations under the Revolving Credit Facility.

Cash Provided by Operating Activities

          Cash provided by operating activities was $86.6 million for the six months ended June 30, 2010 and $56.3 million for the six months ended June 30, 2009. A primary reason for the increase in cash provided by operating activities was the increase in net income of $13.7 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Our inventory increased by $25.8 million in support of the higher sales volumes and purchases for new product introductions. Accounts payable increased by $24.1 million due to the timing of disbursements and related inventory growth. The above were supplemented by an increase in our accrued liabilities and a reduction in our prepaid income taxes.

          For the six months ended June 30, 2009, our inventory increased by $21.2 million in support of the higher sales volume at our stores. Accounts payable decreased by $4.8 million due to the timing of disbursements; in addition, accrued interest decreased by $1.8 million, a result of the semi-annual interest payments on our Senior Notes and Senior Subordinated Notes. These were offset by increases in our accrued liabilities and accrued income taxes.

          Cash provided by operating activities was $114.0 million, $77.4 million, $92.0 million and ($50.9) million during the years ended December 31, 2009 and 2008, the 2007 Successor Period, and the period from January 1, 2007 to March 15, 2007, respectively. The primary reason for the changes in each year was the change in net income between each of the periods and changes in working capital accounts. Net income increased $14.8 million for the year ended December 31, 2009 compared with the same period in 2008. Net income increased $35.8 million for the year ended December 31, 2008 compared with the 2007 Successor Period; however, inventory increases during 2008 offset the increase in net income.

          For the year ended December 31, 2009, inventory increased $15.7 million, as a result of increases in our finished goods and a decrease in our reserves. Accounts payable decreased $28.1 million, primarily due to the timing of disbursements. Accrued liabilities increased by $2.1 million, primarily the result of increased deferred revenue.

          For the year ended December 31, 2008, inventory increased $48.2 million, as a result of increases in our finished goods and work in process inventories. Accounts payable increased $22.1 million, primarily the result of increases in inventory. Accrued liabilities decreased by $16.1 million, primarily the result of decreases in accrued payroll related to the timing of the pay with year end.

          For the 2007 Successor Period, inventory increased $6.4 million, as a result of increases in our finished goods and a decrease in our reserves. Franchise notes receivable decreased $2.6 million for the 2007 Successor Period, as a result of payments on existing notes, a reduction in our receivable portfolio, fewer company-financed franchise store openings and more store closings. Accrued liabilities increased by $10.9 million, primarily the result of increases in accrued interest on debt and increases in accrued payroll.

Cash Used in Investing Activities

          We used cash for investing activities of $13.9 million and $12.2 million for the six months ended June 30, 2010 and 2009, respectively. Capital expenditures, which were primarily for new stores, and improvements to our retail stores and our South Carolina manufacturing facility, were $13.7 million and $11.3 million for the six months ended June 30, 2010 and 2009, respectively.

          We used cash from investing activities of $42.2 million, $60.4 million, $1,672.2 million, and $6.2 million for the years ended December 31, 2009 and 2008, the 2007 Successor Period, and the period from January 1, 2007 to March 15, 2007, respectively. We used cash of $11.3 million, $10.8 million and $1,643.0 million during the years ended December 31, 2009 and 2008, and the 2007 Successor Period, respectively, related to the Merger. Capital expenditures, which were primarily for improvements to our retail stores and our South Carolina manufacturing facility and which represent the majority of our remaining cash used in investing activities, were $28.7 million, $48.7 million, $28.8 million and $5.7 million, during the years ended December 31, 2009 and 2008, the 2007 Successor Period, and the period from January 1, 2007 to March 15, 2007, respectively. In 2008, we invested $1.0 million in the purchase of certain intangible assets from a third party.

          We currently have no material capital commitments for the remainder of 2010. Our capital expenditures typically consist of certain periodic updates in our company-owned stores and ongoing upgrades and improvements to our manufacturing facilities.

          Capital expenditures for the 2010 fiscal year are projected to be approximately $34 to $36 million. We expect our capital expenditures over the next two fiscal years to range between $38 and $45 million per year. We anticipate funding our 2010 capital requirements with cash flows from operations and, if necessary, borrowings under our Senior Credit Facility.

Cash Used in Financing Activities

          For the six months ended June 30, 2010, we used cash of $0.9 million for payments of $1.0 million on long-term debt, including $0.2 million for an excess cash payment on the Term Loan in March 2010 under the requirements of the Senior Credit Facility offset by cash we received of $0.1 million in payments for a stock issuance to a former director.

          We used cash from financing activities of $20.7 million for the six months ended June 30, 2009 primarily for long-term debt payments, as described below.

          We used cash of $20.0 million in 2009 for payments on long-term debt, including $3.8 million for an excess cash payment in March 2009 under the requirements of the Senior Credit Facility. In addition, we repaid the outstanding $5.4 million balance on the Revolving Credit Facility in May 2009 and made $14.0 million in optional repayments on the Term Loan Facility ($9.0 million in June 2009 and $5.0 million in December 2009).

          We used cash from financing activities of $8.0 million in 2008 for required payments on long term debt and received $5.4 million from borrowings on the Revolving Credit Facility.

          We received cash from financing activities of $1,598.7 million in the 2007 Successor Period. The primary sources of this cash were: (1) proceeds from the issuance of the Senior Notes and

Senior Subordinated Notes, (2) borrowings under the Senior Credit Facility, and (3) issuance of our preferred and common stock in connection with the Merger.

          The following is a summary of our debt:

          $735.0 Million Senior Credit Facility.    The Senior Credit Facility consists of the $675.0 million Term Loan Facility and the $60.0 million Revolving Credit Facility. As of June 30, 2010, $9.0 million of the Revolving Credit Facility were pledged to secure letters of credit. As of December 31, 2009 and 2008, $7.9 million and $6.2 million was pledged to secure letters of credit, respectively. The Term Loan Facility will mature in September 2013. The Revolving Credit Facility will mature in March 2012. The Senior Credit Facility permits us to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, the Senior Credit Facility requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and, commencing in fiscal 2008, a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for each fiscal year must be used to pay down outstanding borrowings. GNC Corporation, our indirect wholly owned subsidiary, and Centers' existing and future indirect domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility. In addition, the Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Senior Credit Facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2008, in each case, applicable margins of 1.25% per annum for the Term Loan Facility and 1.0% per annum for the Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.0% per annum for the revolving credit facility. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and Centers' subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation.

          The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the Senior Credit Facility when due, (2) breaches of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Senior Toggle Notes.    In connection with the Merger, Centers completed a private offering of $300.0 million of its Senior Notes. Interest on the Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the Senior Notes accrues at a variable rate and was 5.8% at June 30, 2010. The Senior Notes are Centers' senior non-collateralized obligations and are effectively subordinated to all of Centers' existing and future collateralized debt, including the Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all of Centers' existing and future non-collateralized senior debt and rank senior to all Centers' existing and future senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes are guaranteed on a senior non-collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the Senior Notes indenture). If Centers fails to make payments on the Senior Notes, the notes guarantors must make them instead.

          Centers may elect in its sole discretion to pay interest on the Senior Notes in cash, entirely by increasing the principal amount of the Senior Notes or issuing Senior Notes ("PIK interest"), or on 50% of the outstanding principal amount of the Senior Notes in cash and on 50% of the outstanding principal amount of the Senior Notes by increasing the principal amount of the Senior Notes or by issuing Senior Notes ("partial PIK interest"). Cash interest on the Senior Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If Centers elects to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Notes or issue Senior Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Notes on the relevant record date. To date, Centers has elected to pay cash interest. The Senior Notes are treated as having been issued with original issue discount for United States federal income tax purposes.

          Centers may redeem some or all of the Senior Notes at any time, at specified redemption prices. If Centers experiences certain kinds of changes in control, Centers must offer to purchase the Senior Notes at 101% of par plus accrued interest to the purchase date.

          The Senior Notes indenture contains certain limitations and restrictions on Centers' and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase our stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict our ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to our or their stockholders.

          10.75% Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of Centers' Senior Subordinated Notes. The Senior Subordinated Notes are Centers' senior subordinated non-collateralized obligations and are subordinated to all its existing and future senior debt, including Centers' Senior Credit Facility and the Senior Notes and rank equally with all of Centers' existing and future senior subordinated debt and rank senior to all Centers' existing and future subordinated debt. The Senior Subordinated Notes are guaranteed on a senior subordinated non-collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the Senior Subordinated Notes indenture). If Centers fails to make payments on the Senior Subordinated Notes, the notes guarantors must make them instead. Interest on the Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

          Centers may redeem some or all of the Senior Subordinated Notes at any time, at specified redemption prices. If Centers experiences certain kinds of changes in control, Centers must offer to purchase the Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

          The Senior Subordinated Notes indenture contains certain limitations and restrictions on Centers' and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase our stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers' ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Subordinated Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to our stockholders.

Contractual Obligations

          The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2009.

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions)
Long-term debt obligations(1)	$1,061.8	$1.5	$11.7	$938.6	$110.0
Scheduled interest payments(2)	221.4	61.3	101.4	56.3	2.4
Operating lease obligations(3)	426.7	106.5	154.6	85.0	80.6
Purchase commitments(4)(5)	20.6	9.0	5.1	3.1	3.4

	$1,730.5	$178.3	$272.8	$1,083.0	$196.4

(1)
These balances consist of the following debt obligations: (a) $644.6 million for the Senior Credit Facility based on a variable interest rate; (b) $300.0 million for Centers' Senior Notes based on a variable interest rate; (c) $110.0 million for Centers' Senior Subordinated Notes with a fixed interest rate; and (d) $7.2 million for Centers' mortgage with a fixed interest rate. Repayment of the Senior Credit Facility is based on the current amortization schedule and does not take into account any unscheduled payments that may occur due to our future cash positions.

(2)
The interest that will accrue on the long-term obligations includes variable rate payments, which are estimated using the associated LIBOR index as of December 31, 2009. The Senior Credit Facility uses the three month LIBOR index while Centers' Senior Notes uses the six month LIBOR index. Also included in the scheduled interest payments is the activity associated with our interest rate swap agreements which also use the three month LIBOR index and the six month LIBOR index.

(3)
These balances consist of the following operating leases: (a) $407.3 million for company-owned retail stores; (b) $62.4 million for franchise retail stores, which is offset by $62.4 million of sublease income from franchisees; and (c) $19.4 million relating to various leases for tractors/trailers, warehouses, automobiles, and various equipment at our facilities.

(4)
These balances consist of $6.8 million of advertising, $0.5 million in inventory commitments, $2.5 million of required spending for website redesign and $10.8 million related to the ACOF Management Services Agreement and Class B common stock. See "Certain Relationships and Related Transactions — ACOF Management Services Agreement" and "— Special Dividend".

(5)
We are unable to make a reasonably reliable estimate as to when cash settlement with taxing authorities may occur for our unrecognized tax benefits. Also, certain other long term liabilities, included in our consolidated balance sheet relate principally to the fair value of our interest rate swap agreement, and rent escalation liabilities, and we are unable to estimate the timing of these payments. Therefore, these long term liabilities are not included in the table above. See Note 5, "Income Taxes", and Note 13, "Other Long Term Liabilities", to our audited consolidated financial statements for additional information.

          In addition to the obligations scheduled above, we have entered into employment agreements with certain executives that provide for compensation and certain other benefits. Under certain circumstances, including a change of control, some of these agreements provide for severance or other payments, if those circumstances would ever occur during the term of the employment agreement.

Off Balance Sheet Arrangements

          As of June 30, 2010 and June 30, 2009 and December 31, 2009 and 2008, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

          We had a balance of unused barter credits on account with a third-party barter agency, which were generated by exchanging inventory with a third-party barter vendor. In exchange, the barter vendor supplied us with barter credits. We did not record a sale on the transaction as the inventory sold was for expiring products that were previously fully reserved for on our balance sheet. In accordance with the standard on nonmonetary transactions, a sale is recorded based on either the value given up or the value received, whichever is more easily determinable. The value of the inventory was determined to be zero, as the inventory was fully reserved. Therefore, these credits were not recognized on the balance sheet and would only have been realized if we purchased services or products through the bartering company. We did not use the barter credits, which expired as of March 31, 2009.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these commodity market risks.

          We are exposed to market risks from interest rate changes on Centers' variable rate debt. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of our interest rate swaps and interest payments. As of December 31, 2009, Centers had fixed rate debt of $117.2 million and variable rate debt of $942.6 million. In conjunction with the Merger, Centers entered into interest rate swaps, effective April 2, 2007, which effectively convert a portion of the variable LIBOR component of the effective interest rate on two $150.0 million notional portions of Centers' debt under the Term Loan Facility to a fixed rate over a specified term. Each of these $150.0 million notional amounts has a three month LIBOR tranche conforming to the interest payment dates on the Term Loan Facility. During September 2008, Centers entered into two new forward agreements with start dates of the expiration dates of the pre-existing interest rate swap agreements (April 2009 and April 2010). In September 2008, Centers also entered into a new interest rate swap agreement with an effective date of September 30, 2008 that effectively converted an additional notional amount of $100.0 million of debt from a floating to a fixed interest rate. The $100.0 million notional amount has a three month LIBOR tranche conforming to the interest payment dates on the Term Loan Facility. In June 2009, Centers entered into a new swap agreement with an effective date of September 15, 2009. The $150.0 million notional amount has a six month LIBOR tranche conforming to the interest payment dates on the Senior Notes.

          These agreements are summarized in the following table:

Derivative	Total Notional Amount	Term	Counterparty Pays	Company Pays
Interest Rate Swap	$150.0 million	April 2007-April 2010	3 month LIBOR	4.90%
Interest Rate Swap	$150.0 million	April 2009-April 2011	3 month LIBOR	3.07%
Forward Interest Rate Swap	$150.0 million	April 2010-April 2011	3 month LIBOR	3.41%
Interest Rate Swap	$100.0 million	September 2008-September 2011	3 month LIBOR	3.31%
Interest Rate Swap	$150.0 million	September 2009-September 2012	6 month LIBOR	2.68%

          Based on Centers' variable rate debt balance as of December 31, 2009, a 1% change in interest rates would increase or decrease our annual interest cost by $3.9 million.

Foreign Exchange Rate Market Risk

          We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases of goods and services that are denominated in currencies other than the U.S. dollar. The primary currency to which we are exposed to fluctuations is the Canadian Dollar. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

Interest Rate Market Risk

          A portion of Centers' debt is subject to changing interest rates. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of such debt and related interest payments. As of June 30, 2010, we, through our subsidiaries, had fixed rate debt of $116.5 million and variable rate debt of $942.5 million. We have not entered into futures or swap contracts at this time. Based on our variable rate debt balance as of June 30, 2010, a 1.0% change in interest rates would increase or decrease our annual interest cost by $3.9 million.

          For the six months ended June 30, 2010, there have been no material changes to our market risks disclosed above.

Effect of Inflation

          Inflation generally affects us by increasing costs of raw materials, labor, and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our consolidated financial statements.

Critical Accounting Estimates

          You should review the significant accounting policies described in the notes to our consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included in this prospectus.

Use of Estimates

          Certain amounts in our financial statements require management to use estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to our consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

  •
  the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

  •
  different estimates reasonably could have been used; or

  •
  changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Revenue Recognition

          We operate primarily as a retailer, through company-owned stores, franchised stores, and to a lesser extent, as a wholesaler. On December 28, 2005, we started recognizing revenue through product sales on our website, GNC.com. We apply the provisions of the standard on revenue recognition, which requires the following:

  •
  Persuasive evidence of an arrangement exists.

  •
  Delivery has occurred or services have been rendered.

  •
  The price is fixed or determinable.

  •
  Collectability is reasonably assured.

          We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management's estimates after a review of historical customer returns. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third-party. We recognize revenues from franchise fees at the time a franchised store opens or at the time of franchise renewal or transfer, as applicable.

Inventories

          Where necessary, we provide estimated allowances to adjust the carrying value of our inventory to the lower of cost or net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete, or in excess of need. These future estimates are subject to the ongoing accuracy of management's forecasts of market conditions, industry trends, and competition. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation, and rapid changes in demand for new and improved products or services.

Accounts Receivable and Allowance for Doubtful Accounts

          The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on regular evaluations of our franchisees' and third-party customers' financial health, the current status of trade receivables, and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry, or the geographical regions and regulatory environments of our third-party customers and franchisees.

Impairment of Long-Lived Assets

          Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates, foreign exchange rates, devaluation and inflation. As such, this estimate may differ from actual cash flows.

Self-Insurance

          We have procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. We are self-insured for such areas as: (1) medical benefits; (2) workers' compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to our tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. We are not insured for certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. Our associated liability for this self-insurance was not significant as of December 31, 2009 and 2008. Prior to 2003, General Nutrition Companies, Inc. was included as an insured under several of its then ultimate parent's global insurance policies.

          We carry product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. We carry general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of our workers' compensation and auto insurance are in a deductible/retrospective plan. We reimburse the insurance company for the workers' compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, we contract with national service providers to provide benefits to our employees for all medical, dental, vision and prescription drug services. We then reimburse these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $250,000 per incident with a maximum limit up to $2.0 million per participant, per benefit year, respectively. We have no additional liability once a participant exceeds the $2.0 million ceiling. Our liability for medical claims is included as a component of accrued benefits as described in Note 10, "Accrued Payroll and Related Liabilities", to our audited consolidated financial statements included elsewhere in this prospectus, and was $2.0 million and $2.2 million as of December 31, 2009 and 2008, respectively.

Goodwill and Indefinite-Lived Intangible Assets

          On an annual basis, we perform a valuation of the goodwill and indefinite lived intangible assets associated with our operating segments. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets may result in an impact on their valuation.

          Historically, we have recognized impairments to our goodwill and intangible assets based on declining financial results and market conditions. The most recent valuation was performed at October 1, 2009, and no impairment was found. There was also no impairment found during 2009 or 2008. See Note 4, "Goodwill and Intangible Assets", to our audited consolidated financial statements included elsewhere in this prospectus. Based upon our improved capitalization of our financial statements subsequent to 2003, the stabilization of our financial condition, our anticipated future results based on current estimates and current market conditions, we do not currently expect to incur additional impairment charges in the near future, however, recent global events could have a negative effect on our business and operating results which could affect the valuation of our intangibles.

Leases

          We have various operating leases for company-owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, we receive varying amounts of reimbursements from landlords to compensate us for costs incurred in the construction of stores. We amortize these reimbursements as an offset to rent expense over the life of the related lease. We determine the period used for the straight-line rent expense for leases with option periods and conform it to the term used for amortizing improvements.

Income Taxes

          We are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences in recognition of income (loss) for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We then assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance against the deferred tax asset. Further, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues which may require an extended period of time to resolve and could result in additional assessments of income tax. We believe adequate provisions for income taxes have been made for all periods.

          We adopted the update to the standard on income taxes at the beginning of fiscal 2007. As a result of the adoption of this standard, we recognize liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step requires us to determine if the weight of available evidence indicates that the tax position has met the threshold for recognition; therefore, we must evaluate whether it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step requires us to measure the tax benefit of the tax position taken, or expected to be taken, in an income tax return as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We reevaluate the uncertain tax positions each quarter based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

          Although we believe the measurement of our liabilities for uncertain tax positions is reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals. If additional taxes are assessed as a result of an audit or litigation, it could have a material effect on our income tax provision and net income in the period or periods for which that determination is made.

Recently Issued Accounting Pronouncements

          In June 2009, the Financial Accounting Standards Board (the "FASB") issued a standard on Generally Accepted Accounting Principles. This standard establishes the FASB Accounting Standards Codification (the "Codification") as the single source of U.S. GAAP. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have any impact on our financial statements.

          In June 2009, the SEC issued a staff accounting bulletin ("SAB") that revises or rescinds portions of the interpretive guidance included in the codification of SABs in order to make the interpretive guidance consistent with U.S. GAAP. The principal revisions include deletion of material no longer necessary or that has been superseded because of the issuance of new standards. We adopted this SAB during the second quarter of 2009; the adoption did not have any impact on our consolidated financial statements.

  Fair Value

          In September 2006, the FASB issued new standards on fair value measurements and disclosures. These new standards define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP, and expand disclosures about fair value measurements. The new standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The original standard was initially effective as of January 1, 2008, but in February 2008 the FASB delayed the effectiveness date for applying this standard to nonfinancial assets and nonfinancial liabilities that are not currently recognized or disclosed at fair value in the financial statements. The standard was effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, for which application has been deferred for one year. We adopted this new standard in the first quarter of fiscal 2008 for financial assets and liabilities. See Note 23, "Fair Value Measurements", to our audited consolidated financial statements included in this prospectus. We evaluated the impact of the standard on the valuation of all nonfinancial assets and liabilities, including those measured at fair value in goodwill, brands, and indefinite lived intangible asset impairment testing.

  Other

          In March 2008, the FASB issued a new standard on derivatives and hedging. The new standard requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. The new standard was effective for interim and annual periods beginning on or after November 15, 2008. We adopted this new standard during the first quarter of 2009. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies" to our audited consolidated financial statements.

          In May 2009, the FASB issued a standard on subsequent events which establishes general standards of accounting for and disclosing of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The intent of this standard is to incorporate accounting guidance that originated as auditing standards into the body of authoritative literature issued by the FASB which is consistent with the FASB's objective to codify all authoritative U.S. accounting guidance related to a particular topic in one place. We adopted this standard during the second quarter of 2009. See Note 27, "Subsequent Events", to our audited consolidated financial statements.

Management's Report on Internal Control Over Financial Reporting

          Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

          Our management with the participation of our Chief Executive Officer and Chief Financial Officer, has assessed the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management has concluded that, as of December 31, 2009, our internal control over financial reporting was effective based on that framework.

          Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of our internal control over financial reporting as of December 31, 2009, as stated in their report, which is included within this prospectus.

BUSINESS

Our Company

          We are the leading global specialty retailer of health and wellness products, including VMHS products, sports nutrition products, and diet products. Our diversified, multi-channel business model derives revenue from product sales through domestic company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, WELLbeING®, Pro Performance® and Pro Performance® AMP, and under nationally recognized third-party brands.

          Our domestic retail network, which is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements, provides a leading platform for our vendors to distribute their products to their target consumer. Our close relationship with our vendor partners often enables us to negotiate preferred distribution rights for our retail locations. In addition, our in-house product development capabilities have established GNC as a category leader in innovation and enable us to offer our customers proprietary merchandise that can only be purchased through our locations or on our website. As the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from our competitors.

          We have grown our consolidated revenues from $1,317.7 million in 2005 to $1,707.0 million in 2009, representing a compound annual growth rate ("CAGR") of 6.7%. We have achieved domestic company-owned retail same store sales growth for 20 consecutive quarters. EBITDA has also grown from $113.2 million in 2005 to $227.7 million in 2009, representing a CAGR of 19.1%. EBITDA as a percentage of revenue has also expanded 475 basis points from 8.6% in 2005 to 13.3% in 2009. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

Corporate History

          We are a holding company and all of our operations are conducted through our operating subsidiaries.

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into the Merger Agreement with GNC Parent Corporation on February 8, 2007. On March 16, 2007, the Merger was consummated. Pursuant to the Merger Agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation. Subsequently on March 16, 2007, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC.

          As a result of the Merger, we became the sole equity holder of GNC Parent LLC and the ultimate parent company of both GNC Corporation and Centers. Our outstanding capital stock is beneficially owned by Ares and OTPP, certain institutional investors, certain of our directors, and certain former stockholders of GNC Parent Corporation, including members of our management. Refer to "Principal and Selling Stockholders" included in this prospectus for additional information.

          We and certain of our stockholders are party to a stockholders agreement which was restated and amended on February 12, 2008. Among other things, the stockholders agreement contains certain restrictions on transfer of our capital stock, and currently provides and, unless amended prior to completion of this offering, will continue to provide that each of Ares and OTPP has the right to designate four members of our board of directors (or, at the option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock. For additional information, see "Certain Relationships and Related Transactions — Director Independence" and "— Stockholders' Agreement".

          GNC Parent Corporation was formed as a Delaware corporation in November 2006 to acquire all the outstanding common stock of GNC Corporation.

          Centers was formed in October 2003 and GNC Corporation was formed as a Delaware corporation in November 2003 by Apollo and members of our management to acquire General Nutrition Companies, Inc. from Numico USA, Inc., a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. (collectively, "Numico"). In December 2003, Centers purchased all of the outstanding equity interests of General Nutrition Companies, Inc.

          General Nutrition Companies, Inc. was founded in 1935 by David Shakarian who opened its first health food store in Pittsburgh, Pennsylvania. Since that time, the number of stores has continued to grow, and General Nutrition Companies, Inc. began producing its own vitamin and mineral supplements as well as foods, beverages, and cosmetics. General Nutrition Companies, Inc. was acquired in August 1999 by Numico Investment Corp. and, prior to its acquisition, was a publicly traded company listed on the Nasdaq National Market.

          Ares and OTPP, each of which is a selling stockholder in this offering, held approximately         % and         %, respectively, of our outstanding common stock as of                           . After giving effect to this offering, Ares and OTPP will hold         % and         %, respectively, of our common stock, or         % and         %, respectively, if the underwriters fully exercise their option to purchase additional shares. See "Principal and Selling Stockholders".

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.    We made key executive management upgrades with talented and seasoned executives who have significant retail, international and consumer packaged-goods expertise to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

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  Adopted a more comprehensive approach to brand building and the retail experience.    We have modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

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  Increased focus on proprietary product development and innovation to drive growth in retail sales.    We have increased revenue contribution from proprietary product lines through a series of successful product launches (Vitapak®, Pro Performance® AMP, and WELLbeING®), as well as recent launches of preferred third-party offerings.

  •
  Restaged e-commerce business.    We executed an overall site redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. supplement industry.

  •
  Invested capital to support future growth.    During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add capacity, with respect to our soft gelatin capsule production, vitamin production and enhanced packaging capabilities.

  •
  Launched partnership programs designed to leverage GNC's brand strength.    In 2010, we partnered with PepsiCo to support its launch of Gatorade G Series Pro and with PetSmart to launch an exclusive line of GNC-branded pet supplements.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2009, our industry generated an estimated $25.2 billion in sales in 2008 and an estimated $26.6 billion in 2009, and is projected to grow at an average annual rate of approximately 4.3% through 2014. Our industry is also highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages. We generate a significant portion of our sales revenue from strong performing sports nutrition and VMHS products.

          According to Nutrition Business Journal, sports nutrition products represented approximately 10.8% of the total U.S. nutritional supplement industry in 2008, and the category is expected to grow at a 5.5% CAGR from 2009 to 2014, representing the second-fastest growing product category in the supplement industry. By way of comparison, sports nutrition products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 38% of our company-owned retail sales for 2009.

          According to Nutrition Business Journal, VMHS products represented approximately 61.2% of the total U.S. nutritional supplement industry in 2008, and the category is expected to grow at a 3.7% CAGR from 2009 to 2014. By way of comparison, VMHS products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 43% of our company-owned retail sales for 2009.

          We expect several key demographic, healthcare, and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  Increasing appeal of nutritional supplements across major age and lifestyle segments.    We believe that awareness of supplement benefits is high among active, younger populations, providing the foundation for our customer base for the future. In addition, the average age of the United States population is increasing and United States Census Bureau data indicates that the number of Americans age 65 or older is expected to increase by approximately 52% from 2000 to 2015. We believe that these consumers are likely to increasingly use nutritional supplements, particularly VMHS products, and generally have higher levels of disposable income to pursue healthier lifestyles.

  •
  Increased focus on fitness and healthy living.    We believe that consumers are leading more active lifestyles and becoming increasingly focused on healthy living, nutrition and supplementation. According to the Nutrition Business Journal's 2009 Supplement Business Report, 15% of the United States adult population were regular or heavy users of vitamins in 2008, up from 13% in 2007. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as a critical part of their lifestyles.

          Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: VMHS; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores, and mass merchants have narrow nutritional supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that the market share of supermarkets, drugstores, and mass merchants over the last five years has remained relatively constant.

Competitive Strengths

          We believe we are well-positioned to capitalize on the favorable industry trends as a result of the following competitive strengths:

  •
  Highly-valued and iconic brand.    According to a Beanstalk Marketing and LJS Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our broad portfolio of proprietary products, which are available only in our locations or on GNC.com, advance GNC's brand presence and our general reputation as a leading retailer of health and wellness products. We recently modernized the GNC brand in an effort to further advance its positioning. We have launched enhanced advertising campaigns, in-store signage and product packaging with a focus on engaging our targeted customers segment, building the brand, and reinforcing GNC's credibility with consumers.

  Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales. Our Gold Card members spend on average two times more than other GNC customers. We believe that our customer base is attractive as our shoppers tend to be gender balanced, relatively young, well-educated and affluent. We believe that our efforts to provide a comprehensive shopping experience have been effective. Recent surveys, commissioned by GNC, reflect a high satisfaction rate among GNC's shoppers with respect to selection, quality, and overall experience.

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  Commanding market position in an attractive and growing industry.    With a broad global footprint of more than 7,100 locations in the United States and 43 international markets and on GNC.com, we are the leading global specialty retailer of health and wellness products within a fragmented industry. With a presence in all 50 states, our domestic retail network is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements. We believe our multi-channel business model will enable us to take advantage of international expansion opportunities through franchising activities, joint venture opportunities or direct investments, and alternative distribution opportunities.

  •
  Unique product offerings and robust innovation capabilities.    Product innovation is critical to our growth, brand image superiority and competitive advantage. Our proprietary brands and third-party products for which we have preferred distribution rights represented approximately 56% of company-owned retail revenue in 2009. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary supplements with a focus on high growth categories. We seek to maintain the pace of GNC's proprietary product innovation to stay ahead of our competitors and provide consumers with unique reasons to shop at our stores. Our in-house product development teams and vertically-integrated infrastructure enable us to quickly take a concept for a new product from the idea stage, to product development, to testing and trials, and ultimately to the shelf to be sold to our customers.

    Over the last two years, we have launched a series of new products that have increased the revenue contribution from GNC's proprietary product lines. We extended our line of proprietary pocket-sized pack of nutritional supplements called Vitapak®, more than doubling the existing stock keeping unit ("SKU") count by including lines of customized, condition-specific formulas. We also launched an internally developed line of premium vitamins and other products, specifically designed for women, under the brand WELLbeING®. In addition, we launched Pro Performance® AMP, a premium line of sports nutrition products targeted at a broad-based, fast-growing fitness consumer segment.

    In addition, our strong vendor relationships and large retail footprint ensure our retail stores frequently benefit from preferred distribution rights on certain new third-party products making our stores a destination for consumers seeking these products. We believe we are considered the retailer of choice by many vendors in the health and wellness industry to launch their new products due to our knowledgeable store associates and broad customer base. In March 2010, PepsiCo launched Gatorade G Series Pro through a distribution alliance with GNC. We believe PepsiCo recognized the value inherent in our broad retail footprint and strong presence in the sports nutrition marketplace when selecting us to help introduce its premium line of sports nutrition and hydration products to consumers.

  •
  Diversified business model.    Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels in multiple geographies, including retail sales from company-owned retail stores (including 114 stores on U.S. military bases), retail sales from GNC.com, royalties, wholesale sales, and fees from both domestic and international franchisees, revenue from third-party contract manufacturing, and wholesale revenue and fees from our Rite Aid store-within-a-store locations. In addition, our retail stores generally offer over 1,800 SKUs across multiple product categories. Our business is further diversified by our broad merchandise assortment. Our diverse sources of revenue help provide stability to our earnings and provide management numerous avenues through which they can pursue growth opportunities.

  •
  Vertically-integrated operations that underpin our business strategy.    To support our owned and franchised global store base, we have developed sophisticated manufacturing, warehousing and distribution facilities. These consist of a manufacturing facility in Greenville, South Carolina, distribution facilities in Leetsdale, Pennsylvania, Anderson, South Carolina, and Phoenix, Arizona, and a transportation fleet of over 100 delivery trucks and trailers. Our vertically-integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. We also are able to react to trends in the industry and produce at a low cost a variety of products with different quantities, sizes, and packaging configurations while maintaining strict levels of quality control. In addition, our vertically-integrated business model, combined with our broad retail footprint, enables us to respond quickly to changes in consumer preference and maintain a high pace of product innovation. We are also able to leverage our manufacturing capabilities and third-party contract manufacturing business to absorb fixed costs at our manufacturing facilities, which enables us to maintain high margins on proprietary lines sold at GNC locations.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.    We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We invest considerable capital and human resources in providing comprehensive associate training. Our upgraded point-of-sale systems functions as a means to communicate products and corporate news, and to provide access to training modules, leading to a more knowledgeable workforce and greater customer satisfaction. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience.

  •
  World-class management team with a proven track record.    Our highly experienced and talented management team has a unique combination of leadership and experience across the retail and consumer packaged-goods industries. Our team has successfully executed on key growth initiatives while effectively managing the business in a difficult economic environment. Since 2006, GNC has complemented strong legacy talent by adding or upgrading personnel in several senior leadership positions, including President, Chief Operating Officer, Chief Financial Officer, Merchandising, Marketing, e-Commerce and Chief Legal Officer.

          As a result of our competitive strengths, we have maintained consistent revenue growth through the recent economic cycle. The second quarter of 2010 marked the 20th consecutive quarter of positive domestic company-owned same store sales growth. The strength and stability of our core business has resulted in part from industry growth in our key product categories, VMHS and sports nutrition, and from our efforts to increase market share across multiple distribution channels and geographies.

          Our consistent growth in company-owned retail sales, the positive operating leverage present in our retail operations, and cost containment initiatives, together with growth in our other channels of distribution, have enabled us to expand our EBITDA margin every year since 2007. EBITDA as a percentage of revenue has expanded 475 basis points from 8.6% in 2005 to 13.3% in 2009. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

          We expect that our existing store base and established distribution network can continue to be effectively leveraged to support higher sales volumes. We also believe the strength of our brand and our vertical integration will allow us to continue earning attractive product margins, particularly on proprietary products. GNC's franchise model enables us to maintain a global retail footprint, while minimizing the amount of required capital investment. Furthermore, our revenue mix from franchisee operations includes wholesale product sales, royalties, and fees, which we believe represent recurring, high-margin streams of income.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

  •
  Growing company-owned domestic retail earnings.    We believe growth in our domestic retail business will be supported by continued same store sales growth and positive operating leverage. The second quarter of 2010 marked our 20th consecutive quarter of positive domestic company-owned same store sales growth, despite the recent challenging economic environment. We believe industry growth in VMHS and sports nutrition, fueled by the continued broadening of a consumer base focused on health and wellbeing, return on investment from our brand building initiatives, future proprietary product introductions and the potential benefits from improvements in consumer sentiment, and improvements in mall traffic trends will support our continued positive same store sales growth. Our existing store base and established distribution network give us the ability to convert a high percentage of our incremental sales volume into operating income, thereby expanding our company-owned retail operating income margin.

  •
  Growing domestic square footage.    We are developing a comprehensive approach to our real estate strategy in an effort to maximize market share in key metropolitan statistical areas ("MSAs"). For 2010, we expect to grow company-owned domestic retail square footage by approximately 3%, including the opening of approximately 100 new domestic company-owned stores. Based upon our operating experience and research conducted for us by The Buxton Company, a customer analytics research firm, we believe that the U.S. market can support a significant number of additional GNC stores, with at least 4,800 total potential domestic company-owned and franchise stores (excluding Rite Aid store-within-a-store locations). This analysis supports our strategy of steadily adding company-owned domestic stores to our retail network.

  We are testing new store formats designed in collaboration with the Arnell Agency. These prototypes have been developed in an effort to (i) enhance the consumer's shopping experience with a larger and more modern, functional store layout and an enhanced assortment of merchandise, and (ii) secure major trade area market share with high visibility, high traffic retail locations that build on the consumer's perception of the GNC brand as a destination for health and wellness. The new store formats will showcase the GNC brand and will range in size from approximately 2,000 square feet to 3,000 square feet depending on the location. We believe the new store formats will complement our existing 1,500 square foot modern design stores in our traditional real estate locations, such as malls and in-line strip centers.

  GNC's existing modern design-store format requires approximately $150,000 of initial investment, consisting of approximately $85,000 of capital expenditure and approximately $65,000 of working capital. Modern-design store formats are generally cash flow positive in the first year of operation, generally pay back capital expenditure in two to three years and offer an attractive return on investment.

  •
  Growing international footprint.    Our international business has been a key driver of growth in recent years. We plan to continue expanding our international franchise network. On average, over 100 net new international franchised stores have opened annually over the last 5 years, most under contractual obligation with franchisees. During this period, revenue has grown by 13%, driven by new store openings and same store sales growth, increasing both royalties and wholesale revenue generated by GNC. We expect continued global revenue growth opportunities through additions of franchise stores, direct investment in high growth markets and expansion of product distribution in both existing and new markets.

  In 2010, we entered into a non-binding term sheet with BFG to form a joint venture to market and sell nutritional supplements in China. If finalized, this joint venture will enable us to enter China's nutritional supplement market and capitalize on its growth opportunities, which we believe are significant. Through our expansion efforts, we expect, over time, to be positioned to execute a multi-channel growth strategy in China, including stand-alone stores, store-within-a-stores, wholesale, and potentially identifying a partner to pursue direct marketing.

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  Expanding our e-commerce business.    We believe GNC.com is positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. supplement industry. In September 2009, we re-launched GNC.com, after making a significant investment in the development of the site, with the objective of increasing traffic, conversion rates, and functionality. Our site redesign has allowed for an enhanced online customer experience, driving traffic through better natural search, easier navigation, and expanded content. We intend to continue to capitalize on the growth of GNC.com and we may explore opportunities to acquire additional web banners to expand our online market share.

  •
  Leveraging the GNC brand.    As with our Rite Aid partnership, we believe we have the opportunity to create incremental streams of revenue and grow our customer base by leveraging the GNC brand outside of our existing distribution channels through corporate partnerships. We expect these partnerships to include GNC-branded proprietary relationships with well-known national specialty retailers and club stores in addition to partnerships with leading consumer brand companies. Consistent with this strategy, in September 2010, PetSmart introduced a line of GNC-branded pet supplements exclusively at PetSmart stores. Under this arrangement, GNC-branded products will be replacing all of PetSmart's current pet-supplement items. For a modest investment, this partnership positions GNC to benefit from the growth trends in the pet-care industry, while expanding the number of consumers who purchase GNC-branded products.

Business Overview

          The following charts illustrate the percentage of our net revenue generated by our three business segments and the percentage of our net U.S. retail supplement revenue generated by our product categories as of December 31, 2009:

Net Revenue by Segment

US Retail Revenue by Product

          Throughout 2009, we did not have a material concentration of sales from any single product or product line.

Retail Locations

          Our retail network represents the leading specialty retail store network in the nutritional supplements industry according to Nutrition Business Journal's Supplement Business Report 2009. As of June 30, 2010, there were 7,103 GNC store locations globally, including:

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  2,687 company-owned stores in the United States (all 50 states, the District of Columbia, and Puerto Rico);

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  171 company-owned stores in Canada;

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  892 domestic franchised stores;

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  1,381 international franchised stores in 43 countries; and

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  1,972 GNC franchised "store-within-a-store" locations under our strategic alliance with Rite Aid Corporation ("Rite Aid").

          Most of our company-owned and franchised U.S. stores are between 1,000 and 2,000 square feet and are primarily located in shopping malls and strip shopping centers. We have approximately twelve times the domestic store base of our nearest U.S. specialty retail competitor.

Website

          In December 2005, we started selling products through our website, GNC.com, and re-launched the platform in September 2009, with the overall objective of increasing traffic, conversion rates, and functionality. This additional sales channel has enabled us to market and sell our products in regions where we have limited or no retail operations. Some of the products offered on our website may not be available at our retail locations, enabling us to broaden the assortment of products available to our customers. The ability to purchase our products through the internet also offers a convenient method for repeat customers to evaluate and purchase new and existing products. To date, we believe that most of the sales generated by our website are incremental to the revenues from our retail locations.

Franchise Activities

          We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance, and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to continue to expand our store base internationally with limited capital expenditures. Over the last several years, we realigned our domestic franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchised stores in order to improve the financial performance of the franchise system.

Franchised Store-Within-a-Store Locations

          To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance in December 1998 with Rite Aid to open our GNC franchised store-within-a-store locations. Through this strategic alliance, we generate revenues from fees paid by Rite Aid for new store-within-a-store openings, sales to Rite Aid of our products at wholesale prices, the manufacturing of Rite Aid private label products, and retail sales of certain consigned inventory. In 2007, we extended our alliance with Rite Aid through 2014 with a five year option. At June 30, 2010, Rite Aid had opened 801 of an additional 1,125 stores that Rite Aid committed to open by December 31, 2014.

Marketing

          We market our proprietary brands of nutritional products through an integrated marketing program that includes internet, print, and radio media, storefront graphics, direct mailings to members of our Gold Card loyalty program, and point of purchase promotional materials.

Manufacturing and Distribution

          With our sophisticated manufacturing and distribution facilities supporting our retail stores, we are a vertically-integrated producer and supplier of high-quality nutritional supplements. By controlling the production and distribution of our proprietary products, we can control product quality, monitor delivery times and maintain appropriate inventory levels. In addition, our broad retail footprint provides a captive network for the introduction of new proprietary products.

Products

          We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men®, Ultra Mega®, WELLbeING®, Pro Performance®, Pro Performance® AMP and Preventive Nutrition®, and under nationally recognized third-party brand names. We report our sales in four major nutritional supplement categories: VMHS; sports nutrition; diet; and other wellness. In addition, our retail stores offer an extensive mix of brands, including over 1,800 SKUs across multiple categories and products. This variety is designed to provide our customers with a vast selection of products to fit their specific needs. Sales of our proprietary brands at our company-owned stores represented approximately 56% of our net retail product revenues for 2009, 51% for 2008, and 48% for 2007.

          Consumers may purchase a GNC Gold Card in any U.S. GNC store or at GNC.com for $15.00. A Gold Card allows a consumer to save 20% on all store and online purchases on the day the card is purchased and during the first seven days of every month for a year. Gold Card members also receive personalized mailings and e-mails with product news, nutritional information, and exclusive offers.

          Products are delivered to our retail stores through our distribution centers located in Leetsdale, Pennsylvania; Anderson, South Carolina; and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchised stores and Rite Aid locations. Our distribution fleet delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchised stores on a weekly or biweekly basis depending on the sales volume of the store. Each of our distribution centers has a quality control department that monitors products received from our vendors to ensure they meet our quality standards.

          Based on data collected from our point-of-sale systems, excluding certain required accounting adjustments of $5.7 million for 2009, $4.7 million for 2008, $5.0 million for the period from March 16 to December 31, 2007, and $(0.6) million for the period from January 1 to March 15, 2007, below is a comparison of our company-owned domestic store retail product sales by major product category and the percentages of our company-owned domestic store retail product sales for the periods shown:

	Successor				Combined
	Year ended December 31,
	2009		2008		2007
	(dollars in millions)
U.S Retail Product Categories:
VMHS Products	$496.4	42.7%	$465.2	41.3%	$441.2	40.7%
Sports Nutrition Products	443.4	38.2%	410.1	36.4%	387.0	35.7%
Diet Products	128.0	11.0%	148.2	13.2%	156.7	14.6%
Other Wellness Products	94.3	8.1%	102.0	9.1%	98.0	9.0%

Total U.S. Retail revenues	$1,162.1	100.0%	$1,125.5	100.0%	$1,082.9	100.0%

(1)
Combined represents the results from the period of January 1, 2007 to March 15, 2007, our Predecessor Period, and the period from March 16, 2007 to December 31, 2007, our Successor Period.

          The data above represents the majority of the revenue reported for the domestic portion of our retail segment. In addition to these sales, additional revenue and revenue adjustments are recorded to ensure conformity with U.S. GAAP. This includes wholesale sales revenue (to our military commissary locations), deferral of our Gold Card revenue to match the twelve month discount period of the card, and a reserve for customer returns. These items are recurring in nature, and we expect to record similar adjustments in the future.

  VMHS

          We sell vitamins and minerals in single vitamin and multi-vitamin form and in different potency levels. Our vitamin and mineral products are available in liquid, tablets, soft gelatin, hard-shell capsules, and powder forms, and are available in traditional bottle packaging form or in customized daily packet form ("Vitapak®"). Many of our special vitamin and mineral formulations, such as Mega Men®, Ultra Mega® and WELLbeING® are available only at GNC locations and on GNC.com. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard "alphabet" vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea, and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus®. In addition to the Herbal Plus® line, we offer a full line of whole food-based supplements and top selling herb and natural remedy products.

          We also offer a variety of specialty products in our GNC and Preventive Nutrition® product lines. These products emphasize third-party research and literature regarding the positive benefits from certain ingredients. These offerings include products designed to provide nutritional support to specific areas of the body, such as joints, the heart and blood vessels, and the digestive system.

  Sports Nutrition Products

          Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars, and high potency vitamin formulations, including GNC brands such as Pro Performance®, Pro Performance® AMP and popular third-party products. Our Pro Performance® branded products, which represented 39% of our sports nutrition product sales in 2009, are available only at GNC locations and on GNC.com.

  Diet Products

          Our wide variety of diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars, energy tablets and cleansing products. Our retail stores offer our proprietary and third-party products suitable for different diet and weight management approaches, and products designed to increase thermogenesis (a change in the body's metabolic rate measured in terms of calories) and metabolism.

          The diet category is cyclical with new products generating short-term sales growth before generally declining over time, making sales trends within this category less predictable than in our other product categories. We derive the majority of our diet sales from third-party products. Our GNC proprietary line, Total Lean™, is more focused on meal replacement and represents a more stable line of business. Over time, we have reduced our exposure to the diet category. In 2009, company-owned retail sales from diet products accounted for 11% of sales, down significantly from 27% of sales in 2001.

  Other Wellness Products

          Other wellness products represent a comprehensive category that consists of sales of our Gold Card preferred membership and sales of other nonsupplement products, including cosmetics, food items, health management products, books, and DVD's.

  Product Development

          We strongly believe that introduction of innovative, high quality, clinically proven, superior performing products is a key driver of our business. Customers widely credit us as being a leader in offering premium health products and rate the availability of a wide variety of products as one of our biggest strengths. We identify shifting consumer trends through market research and through interactions with our customers and leading industry vendors to assist in the development, manufacturing and marketing of our new products. Our dedicated innovation team independently drives the development of proprietary products by collaborating with vendors to provide raw materials, clinical and product development support for proprietary GNC-branded products. We also work with our vendors to ensure a steady flow of third-party products with preferred distribution rights are made available to us for a limited period of time. During 2009, we targeted our product development efforts on specialty vitamins, women's nutrition, sports nutrition and condition specific products, resulting in the introduction of the WELLbeING® and Pro Performance® AMP lines. In 2009, we believe GNC's proprietary products generated more than $800 million of retail sales across company-owned retail, domestic franchise locations, GNC.com and Rite Aid store-within-a-store locations.

  Research and Development

          We have an internal research and development group that performs scientific research on potential new products and enhancements to existing products, in part to assist our product development team in creating new products, and in part to support claims that may be made as to the purpose and function of the product. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies", to our audited consolidated financial statements included in this prospectus.

Business Segments

          We generate revenues from our three business segments, Retail, Franchise, and Manufacturing/Wholesale. The following chart outlines our business segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by business segment, our total assets by business segment, total revenues by geographic area, and total assets by geographic area (see Note 19, "Segments", to our audited consolidated financial statements included in this prospectus).

	Successor				Combined
	Year ended December 31,
	2009		2008		2007
	(dollars in millions)
Retail.	$1,256.3	73.6%	$1,219.3	73.6%	$1,168.6	75.3%
Franchise	264.2	15.5%	258.0	15.6%	241.1	15.5%
Manufacturing/Wholesale (Third Party)	186.5	10.9%	179.4	10.8%	143.1	9.2%

Total	$1,707.0	100.0%	$1,656.7	100.0%	$1,552.8	100.0%

(1)
Combined represents the results from the period of January 1, 2007 to March 15, 2007, our Predecessor Period, and the period from March 16, 2007 to December 31, 2007, our Success Period.

Retail

          Our Retail segment generates revenues primarily from sales of products to customers at our company-owned stores in the United States and Canada, and in the United States through our website, GNC.com.

  Locations

          As of June 30, 2010, we operated 2,858 company-owned stores across all 50 states and in Canada, Puerto Rico, and Washington, D.C. Most of our U.S. company-owned stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Traditional shopping mall and strip shopping center locations generate a large percentage of our total retail sales. With the exception of our downtown stores, virtually all of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations. We are, however, developing and testing new store formats to (i) enhance the consumer's shopping experience with a larger and more modern, functional store layout and an enhanced assortment of merchandise, and (ii) secure major trade area market share with a high visibility, high traffic retail location that builds on the consumer's perception of the GNC brand as a destination for health and wellness. The new store formats will showcase the GNC brand and will range in size from approximately 2,000 square feet to 3,000 square feet depending on location. We believe the new store formats will complement our existing 1,500 square foot modern design-store locations in our traditional real estate locations, such as malls and in-line strip centers.

          We periodically redesign our store graphics to better identify with our GNC customers and provide product information to allow the consumer to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the consumer. As an ongoing practice, we continue to reset and upgrade all of our company-owned stores to maintain a more modern and customer-friendly layout, while promoting our GNC Live Well® theme.

Franchise

          Our Franchise segment is comprised of our domestic and international franchise operations. Our Franchise segment generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees.

          As a means of enhancing our operating performance and building our store base, we began opening franchised locations in 1988. As of June 30, 2010, there were 2,273 franchised stores operating, including 892 stores in the United States and 1,381 international franchised stores operating in 43 countries. Approximately 89% of our franchised stores in the United States are in strip shopping centers and are typically between 1,000 and 2,000 square feet. The international franchised stores are typically smaller and, depending upon the country and cultural preferences, are located in mall, strip center, street, or store-within-a-store locations. In addition, some international franchisees sell on the internet in their respective countries. Typically, our international stores have a store format and signage similar to our U.S. franchised stores. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer site selection, construction assistance, accounting services, and a three-part training program, which consists of classroom instruction and training in a company-owned location, both of which occur prior to the franchised store opening, and actual on-site training during the first week of operations of the franchised store. We believe we have good relationships with our franchisees, as evidenced by our franchisee renewal rate of 93% between 2004 and 2009. We do not rely heavily on any single franchise operator in the United States, since the largest franchisee owns and/or operates 13 store locations.

          All of our franchised stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchised stores are offered a more limited product selection than our franchised stores in the United States with the product selection heavily weighted toward proprietary products. Products are distributed to our franchised stores in the United States through our distribution centers and transportation fleet in the same manner as our company-owned stores. Products distributed to our international franchised stores are delivered to the franchisee's freight forwarder at the United States port of deportation, at which point our responsibility for the delivery of the products ends.

  Franchises in the United States

          Revenues from our franchisees in the United States accounted for approximately 66% of our total franchise revenues for the six month period ended June 30, 2010. In 2009, new franchisees in the United States were required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license for a $30,000 fee. We typically offer limited financing to qualified franchisees in the United States for terms of up to five years. Once a store begins operations, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for a ten-year period with two five-year renewal options. At the end of the initial term and each of the renewal periods, the renewal fee is generally 33% of the franchisee fee that is then in effect. The franchisee renewal option is at our election for all franchise agreements executed after December 1995. Franchisees must meet certain conditions in order to exercise the franchisee renewal option. Our franchisees in the United States receive limited geographical exclusivity and are required to follow the GNC store format.

          Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. Generally, we enter into a five-year lease with one five-year renewal option with landlords for our franchised locations in the United States. This allows us to secure space at cost-effective rates, which we sublease to our franchisees at cost. By subleasing to our franchisees, we have greater control over the location and have greater bargaining power for lease negotiations than an individual franchisee typically would have. In addition, we can elect not to renew subleases for underperforming locations. If a franchisee does not meet specified performance and appearance criteria, the franchise agreement outlines the procedures under which we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory, and equipment, and operate the store as a company-owned store or re-franchise the location. In 2009, we terminated 48 franchise agreements, of which 32 were converted into company-owned stores. The offering and sale of our franchises in the United States are regulated by the FTC and various state authorities. See "— Government Regulation — Franchise Regulation".

  International Franchises

          Revenues from our international franchisees accounted for approximately 34% of our total franchise revenues for the six month period ended June 30, 2010. In 2009, new international franchisees were required to pay an initial fee of approximately $25,000 for a franchise license for each full size store and average continuing royalty fees of approximately 5% of retail sales, with fees and royalties varying depending on the country and the store type. Our franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 746 international franchised locations at the end of 2004 to 1,381 international locations as of June 30, 2010 without incurring any capital expenditures related to this expansion. We typically generate less revenue from franchises outside the United States due to lower international royalty rates and the franchisees purchasing a smaller percentage of products from us compared to our domestic franchisees.

          Franchisees in international locations enter into development agreements with us for either full-size stores, a store-within-a-store at a host location, wholesale distribution center operations or internet distribution rights. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often the entire country. The international franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term and renewal periods, the international franchisee has the option to renew the agreement at 33% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term and each of the renewal periods, the international franchisee of a store-within-a-store location has the option to renew the agreement for up to a maximum of 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchised, excluding U.S. military bases. Our international franchisees must meet minimum standards and duties similar to our U.S. franchisees. Our international franchise agreements and international operations may be regulated by various country, local and international laws. See "— Government Regulation — Franchise Regulation".

Manufacturing/Wholesale

          Our Manufacturing/Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/Wholesale segment generates revenues through sales of manufactured products to third parties, and the sale of our proprietary and third-party brand products to Rite Aid, PetSmart and www.drugstore.com. Our wholesale operations are supported primarily by our Anderson, South Carolina distribution center.

  Manufacturing

          Our sophisticated manufacturing and warehousing facilities support our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, to better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels. Our unique combination of in-house development of products, vertically-integrated infrastructure and innovation capabilities support our business strategy and enable the rapid development of proprietary products. We operate two main manufacturing facilities in the United States, one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to allow low-cost production of a variety of products of different quantities, sizes and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity and micro-bacterial testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of Rite Aid private label products for distribution to Rite Aid locations. We use our available capacity at these facilities to produce products for sale to third-party customers.

          The principal raw materials used in the manufacturing process are natural and synthetic vitamins, herbs, minerals and gelatin. We maintain multiple sources for the majority of our raw materials, with the remaining being single-sourced due to the uniqueness of the material. During 2009, no one vendor supplied more than 10% of our raw materials. Our distribution fleet delivers raw materials and components to our manufacturing facilities and also delivers our finished goods and third-party products to our distribution centers.

  Wholesale

          Franchised Store-within-a-Store Locations    To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open GNC franchised store-within-a-store locations. As of June 30, 2010, we had 1,972 store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products, retail sales of certain consigned inventory and license fees. We are Rite Aid's sole supplier for the PharmAssure® vitamin brand and a number of Rite Aid private label supplements. In May 2007, we extended our alliance with Rite Aid through 2014 with a five year option. As of June 30, 2010, Rite Aid had opened 810 of an additional 1,125 stores that Rite Aid has committed to open by December 31, 2014.

          Distribution Agreement with drugstore.com    Our current internet distribution agreement with drugstore.com, inc., was recently renewed through June 2013. Through this strategic alliance, www.drugstore.com was the exclusive internet retailer of our proprietary products and certain other nutritional supplements until June 2005, when this exclusive relationship was terminated. This continued alliance allows us to access a larger base of customers, who may not otherwise live close to, or have the time to visit, a GNC store and provides an internet distribution channel in addition to GNC.com. We generate revenues from the distribution agreement with drugstore.com, inc. through sales of third-party products on a wholesale basis and through retail sales of our proprietary products on a consignment basis.

Employees

          As of June 30, 2010, we had a total of 5,259 full-time and 7,477 part-time employees, of whom approximately 10,135 were employed in the domestic portion of our Retail segment; 40 were employed in our Franchise segment; 1,339 were employed in our Manufacturing/Wholesale segment; 499 were employed in corporate support functions; and 723 were employed in Canada. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Competition

          The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for a majority of total industry retail sales. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. In addition, the market is highly sensitive to the introduction of new products.

          We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail-order companies, other internet sites and a variety of other smaller participants. We believe that the market is highly sensitive to the introduction of new products. In the United States, many of our competitors have national brands that are heavily advertised and are manufactured by large pharmaceutical and food companies and other retailers. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins, herbs and popular third-party diet products. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements.

Trademarks and Other Intellectual Property

          We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. For example, we are a party to license agreements entered into in connection with the Numico acquisition pursuant to which we license certain patent rights to Numico and Numico licenses to us specific patent rights and proprietary information. These license agreements generally continue until the expiration of the licensed patent, if applicable, or we elect to terminate the agreement, or upon the mutual consent of the parties. The patents we own generally have a term of 20 years from their filing date, although none of our owned or licensed patents are currently associated with a material portion of our business. The duration of our trademark registrations is generally 10, 15, or 20 years, depending on the country in which the marks are registered, and the registrations can be renewed by us. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

Properties

          As of June 30, 2010, there were 7,103 GNC store locations globally. In our Retail segment, all but one of our company-owned stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, primarily all of our franchised stores in the United States and Canada are located on premises we lease and then sublease to our respective franchisees. All of our franchised stores in the remaining international markets are owned or leased directly by our franchisees. No single store is material to our operations.

          As of June 30, 2010, our company-owned and franchised stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchised stores consisted of:

United States and Canada	Company- Owned Retail	Franchise	International	Franchise
Alabama	33	10	Aruba	2
Alaska	7	5	Australia	41
Arizona	52	7	Azerbaijan	1
Arkansas	22	4	Bahamas	3
California	230	124	Bahrain	3
Colorado	64	10	Bolivia	6
Connecticut	40	4	Brunei	2
Delaware	14	4	Bulgaria	4
District of Columbia	6	1	Cayman Islands	2
Florida	219	92	Chile	136
Georgia	90	46	Costa Rica	16
Hawaii	21	0	Cyprus	3
Idaho	7	5	Dominican Republic	19
Illinois	100	45	Ecuador	10
Indiana	56	20	El Salvador	9
Iowa	26	4	Guam	1
Kansas	25	6	Guatemala	32
Kentucky	39	7	Honduras	4
Louisiana	39	10	Hong Kong	54
Maine	8	0	India	34
Maryland	53	20	Indonesia	35
Massachusetts	59	6	Israel	2
Michigan	78	33	Japan	3
Minnesota	59	10	Kuwait	5
Mississippi	22	10	Lebanon	7
Missouri	42	20	Malaysia	54
Montana	4	3	Mexico	352
Nebraska	11	11	Mongolia	4
Nevada	19	11	Nigeria	2
New Hampshire	15	5	Oman	2
New Jersey	80	34	Pakistan	6
New Mexico	20	2	Panama	6
New York	163	37	Peru	52
North Carolina	99	24	Philippines	35
North Dakota	6	0	Qatar	4
Ohio	107	40	Saudi Arabia	50
Oklahoma	28	11	Singapore	58
Oregon	24	5	South Korea	147
Pennsylvania	145	32	Spain	5
Puerto Rico	23	0	Taiwan	33
Rhode Island	13	1	Thailand	28
South Carolina	29	22	Trinidad	1
South Dakota	5	0	Turkey	61
Tennessee	42	26	UAE	7
Texas	197	82	Venezuela	38
Utah	24	5
Vermont	4	0
Virginia	85	20
Washington	50	13
West Virginia	20	2
Wisconsin	57	3
Wyoming	6	0
Canada	171	2

Total	2,858	894	Total	1,379

          In our Manufacturing/Wholesale segment, we lease facilities for manufacturing, packaging, warehousing and distribution operations. We manufacture a majority of our proprietary products at an approximately 300,000 square-foot facility in Greenville, South Carolina. We also lease an approximately 630,000 square-foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We lease an approximately 217,000 square-foot distribution center in Leetsdale, Pennsylvania and a 112,000 square-foot distribution center in Phoenix, Arizona. We also lease space at a distribution center in Canada.

          We lease three small regional sales offices in Fort Lauderdale, Florida; Tustin, California; and Mississauga, Ontario. None of the regional sales offices is larger than 6,500 square feet. Our 253,000 square-foot corporate headquarters in Pittsburgh, Pennsylvania, is owned by Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership, of which we are a limited partner entitled to share in 75% of the partnership's profits or losses. The partnership's ownership of the land and buildings, and the partnership's interest in the ground lease to us, are all encumbered by a mortgage in the original principal amount of $17.9 million, with an outstanding balance of $6.5 million as of June 30, 2010. This partnership is included in our consolidated financial statements.

Insurance and Risk Management

          We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general products liability, workers' compensation, auto liability and other casualty and property risks. Our insurance rates are dependent upon our safety record as well as trends in the insurance industry. We also maintain workers' compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year. Prior to the Numico acquisition, we were covered by some of Numico's insurance policies. Following the completion of the Numico acquisition, we obtained our own insurance policies to replace those Numico policies, including policies for general product liability. We currently maintain product liability insurance and general liability insurance.

          We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of products sold by GNC results in injury. With respect to product liability coverage, we carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to most of our vendors and their insurers to pay the costs associated with any claims arising from such vendors' products. In most cases, our insurance covers such claims that are not adequately covered by a vendor's insurance and provides for excess secondary coverage above the limits provided by our product vendors.

          We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance. In addition, we may from time to time self-insure liability with respect to specific ingredients in products that we may sell.

Legal Proceedings

          We are engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment-related matters resulting from our business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. We continue to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If we are required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on our financial condition and operating results.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse impact on its business or financial condition. We currently maintain product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We typically seek and have obtained contractual indemnification from most parties that supply raw materials for our products or that manufacture or market products we sell. We also typically seek to be added, and have been added, as an additional insured under most of such parties' insurance policies. We are also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may incur material products liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Iovate. The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut-branded products. Following the recall, GNC was named, among other defendants, in approximately 47 lawsuits related to Hydroxycut-branded products in several states. Iovate previously accepted GNC's tender request for defense and indemnification under its purchasing agreement with GNC and, as such, Iovate has accepted GNC's request for defense and indemnification in the Hydroxycut matters. GNC's ability to obtain full recovery in respect of any claims against GNC in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent GNC is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. GNC's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of September 1, 2010, GNC has been named in approximately 41 personal injury actions in 13 states claiming injuries from use and consumption of Hydroxycut-branded products. During the second quarter of 2010, 15 such personal injury actions naming GNC were filed. In addition, GNC has been named in six active putative class actions that generally include claims of consumer fraud, misrepresentation, strict liability and breach of warranty related to Hydroxycut-branded products. By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions (including the GNC class actions).

          For further information please refer to Note 16, "Commitments and Contingencies", to the audited consolidated financial statements and Note 7, "Commitments and Contingencies", to our unaudited consolidated financial statements included elsewhere in this prospectus.

Government Regulation

Product Regulation

  Domestic

          The processing, formulation, safety, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency, and by various agencies of the states and localities in which our products are sold.

          DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. Generally, under DSHEA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered". A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe". A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient. The FDA has announced that it plans to issue a guidance governing notification of new dietary ingredients. While it is not mandatory to comply with FDA guidance, it is a strong indication of the FDA's current views on the topic of the guidance, including its position on enforcement. Depending upon the recommendations made in the guidance, particularly those relating to animal or human testing, such guidance could make it more difficult for us to successfully provide notification of new dietary ingredients.

          The Dietary Supplement Safety Act (S 3002), introduced in February 2010, would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious Adverse Event Reports ("AERs") received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with "a reasonable probability" would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill becomes law, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

          The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients to such products that are sold in our stores. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. Through June 30, 2010, we estimate that we had refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns.

          DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-market approval. Such statements must be submitted to the FDA within 30 days of marketing. Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function, or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a "health claim", or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

          In addition, DSHEA provides that so-called "third-party literature", e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not "promote" a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

          The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, request a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. The regulation of dietary supplements may increase or become more restrictive in the future.

          The FTC exercises jurisdiction over the advertising of dietary supplements and over-the-counter drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated, one of our then existing subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. General Nutrition, Incorporated accepted a proposed consent order, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by competent and reliable scientific evidence. We also entered into a consent order in 1970 with the FTC, which generally addressed "iron deficiency anemia" type products. As a result of routine monitoring by the FTC, disputes arose concerning our compliance with these orders and with regard to advertising for certain hair care products. While we believe that General Nutrition, Incorporated, at all times, operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, General Nutrition, Incorporated entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations.

          The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur.

          Some of the products sold by franchised stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state, and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores.

          As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated, or relabeled certain of our products and revised certain provisions of our sales and marketing program.

  Foreign

          Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising, and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

New Legislation or Regulation

          Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone ("DHEA") to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office (the "GAO") issued a report that made four recommendations to enhance the FDA's oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements

          We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping, or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

Franchise Regulation

          We must comply with regulations adopted by the FTC and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

          We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's business practices in a number of ways, including limiting the ability to:

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  terminate or not renew a franchise without good cause;

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  interfere with the right of free association among franchisees;

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  disapprove the transfer of a franchise;

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  discriminate among franchisees with regard to franchise terms and charges, royalties, and other fees; and

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  place new stores near existing franchises.

          To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted. Revisions to the FTC rule have also been proposed by the FTC and currently are in the comment stage of the rulemaking process.

          Our international franchise agreements and franchise operations are regulated by various foreign laws, rules, and regulations. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Environmental Compliance

          In March 2008, the South Carolina DHEC requested that we investigate contamination associated with historical activities at our South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are continuing these investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this state of the investigation, however, it is not possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We are also subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease its properties, or to use them as collateral for financing. From time to time, we have incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. However, compliance with the provisions of national, state, and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity, or competitive position. We believe we are currently in compliance with our environmental obligations pursuant to environmental and health and safety laws and regulations in all material respects, and that any liabilities for noncompliance will not have a material adverse effect on our business or financial performance.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information regarding our directors and executive officers as of August 31, 2010.

Name	Age	Position
Joseph Fortunato	57	Director and Chief Executive Officer
Beth J. Kaplan	52	Director, President and Chief Merchandising and Marketing Officer
Michael M. Nuzzo	40	Executive Vice President, Chief Financial Officer
David Berg	49	Executive Vice President, Chief Operating Officer
Tom Dowd	47	Executive Vice President of Store Operations and Development
Gerald J. Stubenhofer, Jr.	41	Senior Vice President, Chief Legal Officer and Secretary
Michael Locke	64	Senior Vice President of Manufacturing
Guru Ramanathan	47	Senior Vice President, Chief Innovation Officer
Norman Axelrod	58	Chairman of the Board of Directors
Andrew Claerhout	39	Director
Carmen Fortino	52	Director
Michael Hines	54	Director
David B. Kaplan	43	Director
Brian Klos	29	Director
Romeo Leemrijse	39	Director
Richard J. Wallace	59	Director

          Joseph Fortunato became one of our directors in March 2007 upon consummation of the Merger. Additionally, Mr. Fortunato has served as our Chief Executive Officer or President and Chief Executive Officer since November 2005. Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer from June 2005 until November 2005. Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997. From 1984 to 1988, Mr. Fortunato was President of Fortunato & Associates Financial Consulting Group. From 1975 to 1984, Mr. Fortunato was the Controller of Motor Coils Manufacturing Company, a manufacturer of traction motors for locomotives and oil drilling rigs.

          Beth J. Kaplan became one of our directors in February 2008. Additionally, Ms. Kaplan has served as our President and Chief Marketing and Merchandising Officer since January 2008. From March 2005 to December 2007, Ms. Kaplan served as Managing Member for Axcel Partners, LLC, a venture capital firm. From June 2002 to March 2005, Ms. Kaplan was Executive Vice President of Bath & Body Works. Previous to this, Ms. Kaplan worked at Rite Aid as Senior Executive Vice President, and at Procter & Gamble Co. Ms. Kaplan also serves on the board of directors of Blackboard Inc. Ms. Kaplan has both an undergraduate degree in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

          Michael M. Nuzzo became our Executive Vice President and Chief Financial Officer in September 2008. Prior to joining GNC, Mr. Nuzzo was Senior Vice President — Finance at Abercrombie & Fitch. From 1999 to 2008, Mr. Nuzzo served in various senior level finance and retail operations and strategic planning roles with Abercrombie & Fitch. Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant with William M. Mercer and Medimetrix Group. Mr. Nuzzo earned his undergraduate degree in Economics at Kenyon College in 1992 and also received his MBA in Finance and Accounting from the University of Chicago in 1998.

          David Berg became Executive Vice President and Chief Operating Officer in June, 2010, having served as Executive Vice President, Global Business Development and Chief Operating Officer for GNC's international operations since joining GNC in August 2009. From 2002 to March 2009, Mr. Berg served in various capacities for Best Buy, Inc., including Executive Vice President and Chief Operating Officer, Best Buy International from July 2008 to March 2009, Executive Vice President, International Strategy and Corporate Development from March 2008 to July 2008, Senior Vice President, International Strategy and Corporate Development from March 2007 to March 2008, Chief Operating Officer, Best Buy International from July 2006 to March 2007, Senior Vice President, Strategic Alliances from September 2004 to July 2006 and Vice President and Associate General Counsel from December 2002 to September 2004. From 2001 to 2002, he was the President and Chief Operating Officer, International Division of Danka Business Systems (a United Kingdom-based office equipment and solutions company). In the early part of this decade, Mr. Berg served as Senior Vice President and board member for Comdial Corporation, a telecommunications manufacturer, franchisor and distributor. He also served as President and Chief Operating Officer for iPool.com. From 1994 to 1997, Mr. Berg was Senior Vice President for Nordic Track, Inc. Mr. Berg started his career with Bell South Corporation where for eight years he was their Corporate Attorney.

          Gerald J. Stubenhofer, Jr. became our Senior Vice President, Chief Legal Officer and Secretary in September 2007. From January 2005 to September 2007, Mr. Stubenhofer was a Partner at McGuireWoods, LLP and was a member of the Complex Commercial Litigation Department. From April 2002 to January 2005, Mr. Stubenhofer was an Associate at McGuireWoods, LLP. From June 1997 to November 1999, Mr. Stubenhofer served as our Assistant General Counsel.

          Tom Dowd became Executive Vice President of Store Operations and Development in May 2007 (retroactive to April 2007), having served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation since December 2005 and as Senior Vice President of Stores since March 2003. From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company. Mr. Dowd was Senior Vice President of Retail Sales from May 2000 until March 2001, and Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

          Michael Locke became Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico, the former parent company of General Nutrition Companies, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. (f/k/a General Nutrition Products, Inc.), and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Nutrition Distribution Company, our indirect subsidiary.

          Guru Ramanathan Ph.D., became our Senior Vice President of Product and Package Innovation in February 2008, having previously served as Senior Vice President of Scientific Affairs since April 2007 and Vice President of Scientific Affairs since December 2003. Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998. Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation. Prior to joining General Nutrition Corporation, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston. Between

1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts.

          Norman Axelrod became Chairman of our board of directors in March 2007 upon consummation of the Merger. Mr. Axelrod was Chief Executive Officer and Chairman of the board of directors of Linens 'n Things, Inc. until its acquisition in February 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the Board in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod also serves on the Boards of Directors of Maidenform Brands, Inc. and Jaclyn, Inc. Mr. Axelrod has worked with Ares Management LLC as an operating partner since 2007.

          Andrew Claerhout became one of our directors in July 2009. Mr. Claerhout is currently a Vice President of Teachers' Private Capital ("TPC"), the private equity arm of OTPP. Mr. Claerhout joined TPC in 2005 from EdgeStone Capital Partners. Previously, Mr. Claerhout worked at Pacific Equity Partners in Australia and Bain & Company in Canada and in Hong Kong. Mr. Claerhout has been involved in a number of private equity transactions across various industries while at TPC. Mr. Claerhout currently sits on the board of AOT Bedding (Serta), Easton-Bell Sports, Exal, Munchkin and Simmons Bedding Company. Mr. Claerhout received an HBA degree from the Richard Ivey School of Business at the University of Western Ontario and has completed the Stanford Executive Program at the Graduate School of Business, Stanford University.

          Carmen Fortino became one of our directors in July 2007. Mr. Fortino has been Chief Executive Officer of Seroyal International Inc., a natural pharmaceutical company based in Richmond Hill, Ontario, since May 2007 and also serves on its board of directors. He also serves as Managing Director and a member of the board of directors of Lifelong Nutrition, Inc. From 2003 to January 2007, Mr. Fortino held the positions of Executive Vice President-Ontario Region, and Officer for Loblaw Companies Ltd. From 2000 to 2003, Mr. Fortino was Executive Vice President of Zehrmart Limited in Cambridge, Ontario. Prior to 2000, Mr. Fortino held several management positions for Loblaw Companies Ltd., including Senior Vice President — Supply Chain & Logistics.

          Michael F. Hines became one of our directors in November 2009. Mr. Hines was Executive Vice President and Chief Financial Officer of Dick's Sporting Goods, Inc. from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Mr. Hines also serves on the Board of TJX Companies, which he joined in 2007. Previously he served on the Board of Yankee Candle, Inc. from 2003 to 2007, when the company went private.

          David B. Kaplan became one of our directors in March 2007 upon consummation of the Merger. Mr. Kaplan has been a Senior Partner in the Private Equity Group of Ares Management LLC, an alternative asset investment management firm, since April 2003 and serves on the Executive Committee of Ares Management. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from 2000 to 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the retail and consumer products industries. Mr. Kaplan currently serves on the boards of directors of Stream Global Services, Inc., and Orchard Supply

Hardware Corporation and previously served on the board of directors of Maidenform Brands, Inc. from May 2004 until May 2010. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee and a member of the Audit Committee of the Center for Early Education, and is a Trustee and a member of the Finance Committee of Marlborough School. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance.

          Brian Klos became one of our directors in June 2010. Mr. Klos is a Vice President in the Private Equity Group of Ares. Mr. Klos joined Ares in 2006 from J.P. Morgan where he was a member of the General Industries West group participating in the execution of mergers, acquisitions and debt financings spanning various industries. From 2003 to 2005, Mr. Klos was a member of the Mergers and Acquisitions group at J.P. Morgan. Mr. Klos earned a BS, graduating magna cum laude, from Boston College, Carroll School of Management majoring in Finance and Accounting.

          Romeo Leemrijse became one of our directors in May 2009. Mr. Leemrijse is currently a Director of TPC. Previously, as a Principal at EdgeStone Capital Partners, Mr. Leemrijse was involved in a number of private equity investments across a variety of industries. Prior to EdgeStone, he was a Senior Analyst with Dominion Bond Rating Service and spent six years at CIBC World Markets in their investment banking division where he worked on a number of advisory and equity and debt financings. Mr. Leemrijse currently sits on the board of directors of National Bedding (Serta) and Simmons Bedding Company. Mr. Leemrijse received a Bachelor of Commerce degree from the Richard Haskayne School of Business at the University of Calgary and is a CFA charterholder.

          Richard J. Wallace became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GSK from 2004 to his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace's experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace is also a director of Clinical Data, Inc. and ImmunoGen, Inc., and is a member of the advisory board of Bridgehead International Ltd.

          In addition to the information presented above regarding each director's specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors' experience on other company boards and board committees.

Board of Directors

          As of August 31, 2010, our board of directors was composed of ten directors. Each director serves for annual terms or until his or her successor is elected and qualified. The stockholders agreement, as amended and restated on February 12, 2008, currently provides and, unless amended prior to completion of this offering, will continue to provide that each of our Sponsors has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock. The stockholders agreement also provides for election of our then-current chief executive officer to our board of directors. The maximum size of our board of directors is eleven members, the exact number of which will be set from time to time by our board of directors.

          Upon the completion of this offering, we will be deemed a "controlled company" under the rules of the applicable national securities exchange on which we list our Class A common stock,

and we will qualify for, and intend to rely on, the "controlled company" exemption to the board of directors and committee composition requirements under the rules of that national securities exchange. Pursuant to this exception, we will be exempt from the requirements that (1) our board of directors be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, (3) our compensation committee be comprised solely of independent directors, and (4) we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the         rules, which require that our audit committee be composed of three independent directors within one year from the date of this prospectus.

          If at any time we cease to be a "controlled company" under the         rules, the board of directors will take all action necessary to comply with such rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

          Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

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  ,                           and                           will be Class I directors, whose terms will expire at the 2011 annual meeting of stockholders;

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  ,                           and                           will be Class II directors, whose terms will expire at the 2012 annual meeting of stockholders; and

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  ,                          ,                           and                           will be Class III directors, whose terms will expire at the 2013 annual meeting of stockholders.

          Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Committees of the Board of Directors

  Audit Committee

          Upon consummation of this offering, our audit committee will consist of                          ,                           and                           (the "Audit Committee"). The board of directors has determined that Mr.                           qualifies as an Audit Committee financial expert as defined in Item 401(h) of Regulation S-K. Mr.                           is independent as independence is defined in Rule 10A-3(b) (i) under the Securities Exchange Act of 1934 (the "Exchange Act") or under the applicable section of the                          rules of the applicable national securities exchange on which we list our Class A common stock. Within three months of the consummation of this offering, the Audit Committee will be comprised of Mr.                           , Mr.                           and one additional independent director designated by the Sponsors. Within one year of the closing of this offering, we plan to nominate one additional independent director to replace Mr.                           on the Audit Committee so that our Audit Committee will be comprised of three independent members, all of whom will be financially literate.

          The principal duties and responsibilities of our Audit Committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

          The Audit Committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

          Upon consummation of this offering, our compensation committee will consist of                          ,                           ,                           and                           (the "Compensation Committee").

          The principal duties and responsibilities of our Compensation Committee are as follows:

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  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

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  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

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  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

  Nominating & Corporate Governance Committee

          Upon consummation of this offering, our nominating and corporate governance committee will consist of                          ,                           ,                           and                           .

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  The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

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  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

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  to make recommendations to our board of directors regarding board governance matters and practices.

Board Structure

          Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

          Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Fortunato serving as our Chief Executive Officer and Mr. Axelrod as

Chairman of the Board. We believe this is appropriate as it provides Mr. Fortunato with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our board of directors.

Risk Oversight

          Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Effective upon the consummation of this offering, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Effective upon consummation of this offering, our audit committee will oversee management of financial risks. Effective upon the listing of our Class A common stock on a national securities exchange, our nominating and corporate governance committee will be responsible for managing risks associated with the independence of the board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Policy Regarding Restatements

          We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors or compensation committee would evaluate whether compensation adjustments are appropriate based on the facts and circumstances surrounding the restatement.

Code of Ethics

          We have adopted a Code of Ethics applicable to our directors, executive officers, including Chief Executive Officer, and senior financial officers. In addition, we have adopted a Code of Ethical Business Conduct for all employees. Our Code of Ethics is posted on our website at GNC.com on the Corporate Governance page of the Investor Relations section of the website. The information contained on our website is not part of this prospectus.

          Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, our Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by our Board, in accordance with applicable law, and on terms that, on the whole, are no more or loss favorable than those available from unaffiliated third parties.

EXECUTIVE COMPENSATION

          This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to collectively as the "Named Executive Officers".

          Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for certain of our executive officers other than the Chief Executive Officer.

Compensation Discussion and Analysis

Overview

          Our compensation structure and policies for our executive officers are subject to review and approval by the compensation committee of our board of directors (the "Compensation Committee"). This Compensation Discussion and Analysis reflects our compensation structure and policies currently in effect.

          Generally, the Compensation Committee is empowered to review and approve on an annual basis:

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  the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

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  the evaluation process and compensation structure for our other executive officers; and

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  the compensation structure and annual compensation for our board of directors.

In addition, the Compensation Committee has the authority to review our incentive compensation plans, to recommend changes to such plans to our Board as needed and to exercise all the authority of our Board with respect to the administration of such plans.

Compensation Philosophy and Objectives

          The primary objective of our compensation program is to attract and retain qualified employees who are enthusiastic about our mission and culture. A further objective of our compensation program is to provide incentives and to reward each employee for his or her contribution to us. In addition, we strive to promote an ownership mentality among our key leaders and directors. Finally, we intend for our compensation structure to be perceived as fair to our employees, stockholders and noteholders. The foregoing objectives are applicable to the compensation of our Named Executive Officers.

          Our compensation program is designed to reward the Named Executive Officers for their individual contributions, incentivize them for future performance and recognize our positive growth and financial performance. The Compensation Committee considers numerous factors, including the Named Executive Officers' experience in conjunction with the level and complexity of the position in setting executive compensation. Regarding the compensation program and structure generally and all aspects of executive compensation, our management, principally our Chief Executive Officer, provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. Our Chief Executive Officer does not provide recommendations with respect to his own compensation. We do not generally engage any consultants related to executive or director compensation matters; however, in December 2008 our Compensation Committee reviewed a comparative analysis of our top nine executives' total compensation packages prepared by the Hay Consulting Group to determine whether the compensation packages of our top nine executives are at market levels. Although our Compensation Committee reviewed this report, which generally indicated that our top nine executives receive market compensation, the Compensation Committee did not rely on this report or use it for benchmarking purposes in determining the current or future compensation of our Named Executive Officers. Our Compensation Committee does, however, regularly refer to survey and other compensation data, as described more fully below.

Elements of Our Executive Compensation

          Annual compensation for our Named Executive Officers is provided under employment agreements. We have employment agreements with all of our Named Executive Officers.

          Generally, annual compensation for our Named Executive Officers consists of the following components:

  1.
  Base salary.    The Compensation Committee uses base salary to attract and retain a strong motivated leadership team at levels that are commensurate with other specialty retailers of comparable size to us.

  2.
  Annual incentive compensation.    Annual incentive compensation is used to reward our Named Executive Officers for our growth and financial performance based on achievement of criteria approved by the Compensation Committee. Our Compensation Committee receives input from our Human Resources Department and Chief Executive Officer about our Named Executive Officers' performance and business goals and objectives, and considers prevailing market practices based on, among other things, survey comparisons from Mercer Human Resource Consulting LLC, Western Management Group, and Watson Wyatt Worldwide to determine the compensation and criteria for particular positions and seniority levels. However, these surveys are not used to benchmark compensation. As additional cash compensation that is contingent on our annual financial performance, annual incentive compensation augments the base salary component while being tied directly to financial performance. Annual incentive compensation is documented in an annual plan, which is adopted by the Compensation Committee prior to or during the beginning of the applicable year.

  3.
  Stock options.    Stock options, which are discussed in more detail under "— Stock Awards", are granted to recognize and incentivize performance. Stock options provide a non-cash compensation component to drive performance, but with a long-term horizon, since value to the Named Executive Officer is dependent on continued employment and appreciation in our overall value.

  4.
  Benefits and perquisites.    Our Named Executive Officers participate in employee benefits generally available to all employees, as well as any benefits generally made available to our executive officers. In addition, the Named Executive Officers receive certain perquisites, which are primarily based on level of position. Such perquisites may include insurance and parking, or additional cash compensation to meet specific goals, such as car allowance and professional assistance. We believe such perquisites are a necessary component for a competitive compensation package. In addition, we maintain a non-qualified deferred compensation plan in which certain of our Named Executive Officers are eligible to participate.

  5.
  Severance compensation.    Our Chief Executive Officer and our other Named Executive Officers with employment agreements are entitled to severance compensation, including:

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  a payment based on the Named Executive Officer's base salary upon termination because of death or disability, termination by us without cause, or termination by the Named Executive Officer for good reason;

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  a prorated payment of annual incentive compensation for the year in which employment is terminated if a bonus would have been payable had the Named Executive Officer been employed at the end of the year; and

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  reimbursement of the cost of continuation coverage under COBRA to the extent it exceeds the amount the Named Executive Officer was paying for health insurance premiums while employed for a period following the termination of the Named Executive Officer's employment.

          See "— Employment Agreements with our Named Executive Officers" and "— Potential Termination or Change-in-Control Payments" for a discussion of the severance payments and benefits our Chief Executive Officer and the other Named Executive Officers may be entitled to receive upon a termination of employment.

          We believe that a competitive executive compensation program is needed in order both to attract and retain qualified Named Executive Officers.

Stock Awards

          All of our employees, and the employees of direct and indirect subsidiaries and other affiliates, including our Named Executive Officers, are eligible for awards of stock options, restricted stock, and/or other stock-based awards under the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "2007 Stock Plan"), which are intended to recognize and incentivize performance. We believe that through a broad-based plan the economic interests of our employees, including our Named Executive Officers, are more closely aligned to ownership interests.

          Under the terms of the 2007 Stock Plan, our Compensation Committee is responsible for administering the 2007 Stock Plan and making any award determinations. The Compensation Committee does not delegate any function of the stock option grants. The Compensation Committee intends for stock option grants generally to be considered on an annual basis, except for new hires, promotions, and special performance recognition. Awards are generally granted only after the release of material information, such as quarterly or annual earnings, or at other times if the circumstances of the grant are evidenced and no action is taken with respect to the date of the grant that would constitute, or create the appearance of, a manipulation of the award exercise price.

          The Compensation Committee sets the exercise price per share for stock option grants at an amount greater than or equal to the fair market value per share of our Class A common stock. However, our Class A common stock has not been publicly traded. Our Compensation Committee has used a valuation methodology in which the fair market value of the Class A common stock is based on our business enterprise value and, in situations deemed appropriate by the Compensation Committee, may be discounted to reflect the lack of marketability associated with the Class A common stock.

How We Chose Amounts and/or Formulas for Each Element

          Base Salary.    The Compensation Committee intends to set the base salary for our Named Executive Officers at a level to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our employees generally, noteholders or stockholders. Each Named Executive Officer's current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. Base salary amounts are determined by complexity and level of position as well as market comparisons.

          Each year, we perform a market analysis with respect to the compensation of all of our Named Executive Officers. Although we do not use compensation consultants, we participate in various surveys and use the survey data for market comparisons. Currently, we use surveys with both base salary and other short-term compensation data, including incentive compensation and fringe benefits, that are available from Mercer Human Resource Consulting LLC, Western Management Group, and Watson Wyatt Worldwide in the specialty retail and non-durable manufacturing categories. In addition to focusing our analysis on the specific executive positions, we break down the survey information based on corporate and/or average store revenue and geographic location of comparable companies to ensure that we are using valid comparisons. We also use internal value comparisons; however, we do not have any specific point system or rating structure for internal values.

          We have not historically used, and do not intend to use, the information in the surveys for benchmarking purposes or in our process for setting compensation. Rather, the Compensation Committee sets compensation levels and then uses the information in the surveys to confirm and demonstrate to management that the compensation being paid by us is consistent with market levels.

          Effective January 1, 2010, the Compensation Committee granted merit-based increases to the annual base salaries of Mr. Fortunato and Ms. Kaplan, and effective December 6, 2009, the Compensation Committee granted merit-based increases to the annual base salaries of Messrs. Nuzzo and Dowd. The annual base salaries of Mr. Fortunato, Ms. Kaplan and Messrs. Nuzzo and Dowd were increased to $886,000, $716,000, $409,400 and $350,000, respectively. The increases ranged from 2% to 6.2% as a percentage of previous salary levels and were based upon the Named Executive Officers' performance for the year ended December 31, 2009. In addition, effective October 29, 2009, the Compensation Committee granted Mr. Stubenhofer a merit-based increase in his annual base salary to $320,000.

          Annual Incentive Compensation.    Our Named Executive Officers are entitled to annual performance bonuses pursuant to the terms of their employment agreements. The annual performance bonus for each Named Executive Officer has target and maximum bonus amounts expressed as a percentage of his or her annual base salary. The respective percentages are determined by position and level of responsibility and are stated in the annual incentive plan adopted by the Compensation Committee. The employment agreements of our Chief Executive Officer and President provide that their targets will not be less than 75% of their respective base salaries with a maximum of 125% of their respective base salaries. The target and/or maximum amounts may be increased for any Named Executive Officer by the terms of an employment agreement entered into after the adoption of an annual incentive plan.

          The following table sets forth the target and maximum bonus amounts for each level of executive officer with respect to the 2009 incentive plan adopted in February 2009 (the "2009 Incentive Plan"), the 2008 incentive plan adopted in February 2008 (the "2008 Incentive Plan") and the 2007 incentive plan adopted in June 2007 (which replaced and superseded the 2007 incentive plan adopted in December 2006) (the "2007 Incentive Plan"):

	2009 Incentive Plan		2008 Incentive Plan		2007 Incentive Plan
Level	Target Amount	Maximum Amount	Target Amount	Maximum Amount	Target Amount	Maximum Amount
CEO	75%	125%	75%	125%	75%	125%
President	75%	125%	75%	125%	—	—
Executive Vice President	45%	100%	45%	100%	45%	100%
Senior Vice President	40%	75%	40%	75%	40%	75%

          Each annual incentive plan establishes thresholds, expressed as a percentage of the target amount or the maximum amount, based on the achievement of certain financial performance goals. The target bonus is designed to provide Named Executive Officers with a normal target bonus if we perform to expectation. The threshold bonus is designed to provide Named Executive Officers with some bonus opportunity, but less than the target opportunity if we do not achieve our expected budgeted performance. If we exceed our budgeted performance, Named Executive Officers will be paid a maximum bonus in excess of the target in order to reward them for our outstanding performance. For 2007, 2008 and 2009, the goal is based on budgeted EBITDA subject to certain adjustments for non-recurring items as determined by our Board. The following table sets forth the thresholds and related goals with respect to both the 2007 Incentive Plan, the 2008 Incentive Plan and the 2009 Incentive Plan:

	2009 Incentive Plan	2008 Incentive Plan	2007 Incentive Plan
Thresholds	Budgeted EBITDA	Budgeted EBITDA	Budgeted EBITDA
First threshold — 33% of target	95%	95%	95%
Second threshold — 66% of target	—	97%	97%
Target	100%	100%	100%
Maximum	106.5%	108%	108%

          As in 2008, for the 2009 Incentive Plan, the payment amount was pro rated for budgeted EBITDA achieved between the Target and Maximum levels.

          The annual incentive plan for 2010 performance (the "2010 Incentive Plan") was adopted by the Compensation Committee on February 4, 2010. It provides for the same target and maximum bonus amounts for the CEO, President, Executive Vice President and Senior Vice Presidents as the 2009 Incentive Plan. In addition, the 2010 Incentive Plan's goal is based on budgeted EBITDA subject to certain adjustments for non-recurring items as determined by our Board. The thresholds and related goals with respect to the 2010 Incentive Plan are as follows, with any payment to be prorated for budgeted EBITDA achieved between the Target and Maximum levels:

2010 Incentive Plan
Thresholds	Budgeted EBITDA
First threshold — 33% of target	91.5%
Second threshold — 66% of target	—
Target	100%
Maximum	103.9%

          We do not disclose our internal budget for results of operations, including budgeted EBITDA (as determined by Board). This amount constitutes confidential financial information, and we believe that disclosure of this amount, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors a key element of our internal projections.

          The Compensation Committee sets the EBITDA target at a level it believes is both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that performance of its employees, and therefore the Company, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees remain motivated to perform at the high level required to achieve the target. While we have experienced success in meeting the established EBITDA targets, the Compensation Committee may determine in a particular year that, based upon factors other than financial performance, the awarding of full or partial bonuses is appropriate. In 2007, 2008, and 2009 we successfully met established EBITDA targets and bonus payments were made.

          The Compensation Committee may, in its discretion, amend the foregoing levels on an individual basis if it determines that competitive considerations and/or circumstances require us to make exceptions to the foregoing levels to retain qualified executives.

          Based on our financial performance in 2009, we achieved a goal that exceeded target, but was less than the maximum threshold as described in the table above. As a result, in February 2010 each of our Named Executive Officers was paid an amount above the target, but less than the maximum possible annual incentive compensation under the 2009 Incentive Plan. Management believes that achieving 100%, or more, of the goal of meeting or exceeding 100% of budgeted EBITDA set in the 2010 Incentive Plan, while possible to achieve for our Named Executive Officers, will present a significant challenge.

          Generally, an annual performance bonus is payable only if the Named Executive Officer is employed by us on the date payment is made.

          Stock Options.    We believe that equity-based awards are an important factor in aligning the long-term financial interest of our Named Executive Officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering our compensation program. See "— Stock Awards" above for more information regarding our stock option grants.

          We follow a practice of granting equity incentives in the form of stock options in order to grant awards that contain both substantial incentive and retention characteristics. These awards are designed to provide emphasis on providing significant incentives for continuing growth in stockholder value. Stock options are generally granted on an annual basis, with the exception that we grant stock options to qualifying new employees on the commencement of their employment and to existing employees following a significant change in job responsibilities or to recognize special performance. Stock options generally are subject to vesting in equal annual installments on the first five anniversaries of the date of grant and have a term of ten years. However, stock options granted to our Chief Executive Officer and President are subject to vesting in equal annual installments on the first four anniversaries of the date of grant and have a term of ten years.

          The Compensation Committee determines stock option grant awards in accordance with the Named Executive Officer's performance and level of position. Our management hierarchy is as follows: Chief Executive Officer, President, Executive Vice President, Senior Vice President, and Vice President. All stock option grants to executive officers are determined by the Compensation

Committee. Since January 2008, we have consistently applied the following ranges of stock option grants for individuals at the various levels:

          Chief Executive Officer: 1,000,000 shares (minimum level)

          President: 750,000 shares (minimum level)

          Executive Vice President: 300,000 to 350,000 shares

          Senior Vice President: 70,000 to 135,000 shares

          Vice President: 20,000 to 30,000 shares

Within a given range, the size of the stock option award is determined based on the executive officer's duties and our interest in attracting, retaining and providing significant incentives for the executive officer.

          We seek to provide employees, including all executive officers, with overall compensation and incentive packages that are commensurate with their respective functions and levels of seniority, and that are competitive within the retail industry. The Compensation Committee has determined that the foregoing grant levels are appropriate within the overall compensation and incentive package applicable to the various officer positions.

          As the Chief Executive Officer and President are unique offices, each filled by a single individual, the Compensation Committee has established minimum stock grant levels. This enables the Compensation Committee to craft a total compensation package necessary to attract and retain individuals in these positions. All of our other officer level positions have multiple individuals who share the same title and level.

          Stock option grant awards made at the time of the Merger were based, in part, on the length of service and performance of the Named Executive Officer through the date of the Merger. Following the Merger, stock option grant awards have been made at or about the time that a Named Executive Officer begins service with GNC. Since a Named Executive Officer generally has little or no record of service prior to receiving stock option grant awards, elements of individual performance are not taken into account when making such stock option grant awards. To the extent that the Compensation Committee or our board of directors determines, at a future date, that it is appropriate to grant stock option awards to executive officers based on performance, the Compensation Committee or board of directors, as applicable, will establish standards for making such awards at that time.

          On May 14, 2009, the Compensation Committee approved changes to the exercise price of non-qualified stock options to purchase shares of our Class A common stock that were previously granted to Mr. Nuzzo and certain other executives. The Compensation Committee repriced the exercise prices in order to preserve the incentive intended to be afforded by the grant of stock options, and such repricings were approved by our stockholders. For more information, see "Summary Compensation Table — Option Repricing".

          Benefits and Perquisites.    We provide a fringe benefit package for our Named Executive Officers. Generally, our Named Executive Officers are entitled to participate in, and to receive benefits under, any benefit plans, arrangements, or policies available to employees generally or to our executive officers generally. The fringe benefits for our Chief Executive Officer and President were negotiated in connection with their respective employment agreements and in some respects were set at higher levels as a matter of policy based on their respective positions. The basic fringe benefits package for our Named Executive Officers who are senior vice presidents generally consists of the following items:

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  health insurance in accordance with our health insurance plan or program in effect from time to time;

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  prescription drug coverage in accordance with our health insurance plan or program, or separate prescription drug coverage plan or program, in effect from time to time;

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  dental insurance in accordance with our dental insurance plan or program in effect from time to time;

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  long-term disability insurance in accordance with our long-term disability insurance plan or program in effect from time to time;

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  short-term disability insurance in accordance with our short-term disability insurance plan or program in effect from time to time;

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  life insurance coverage in accordance with our life insurance program in effect from time to time, which for our Chief Executive Officer will be an amount equal to 2 times his base salary, not to exceed the maximum coverage limit provided from time to time in accordance with our employee benefits plan;

  •
  an automobile allowance in an annual amount equal to $5,000;

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  an allowance for professional assistance in an annual amount equal to $3,500;

  •
  a supplemental retirement allowance in an annual amount equal to $10,000 ($25,000 for our Chief Executive Officer);

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  a financial planning and tax preparation allowance in an annual amount equal to $3,000 ($8,000 for our Chief Executive Officer); and

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  for senior vice presidents located at our headquarters in Pittsburgh, Pennsylvania, a downtown Pittsburgh parking lease with an annual value in an amount equal to $2,640.

          Named Executive Officers at the executive vice president level receive additional fringe benefits, which generally consist of some of the allowances listed, but at higher amounts (car allowance of $11,500; professional assistance allowance of $7,500; and, if applicable, a Pittsburgh parking lease with a $3,300 value). In addition to the basic package, we have Named Executive Officers who have historically received some of these allowances in greater amounts and have been grandfathered at those levels even though the current basic package is set at lower amounts. As a result, Messrs. Fortunato and Dowd receive a supplemental medical allowance benefit in the amount of $6,000 per year. In addition, Mr. Dowd received a car allowance in a greater amount than other executive officers of the same level of position on a grandfathered basis. Although Mr. Dowd and Mr. Nuzzo are Executive Vice Presidents, Mr. Dowd received a car allowance of $11,500, whereas Mr. Nuzzo received a car allowance of $6,500.

          In addition to the fringe benefits set forth above, the fringe benefits package for our Chief Executive Officer also consists of an allowance for country club dues and expenses incurred for business reasons in an annual amount equal to $15,000, plus a one-time membership fee of $10,000 for a business club; and first class air travel for all business trips. In lieu of the individual allowances set forth above for our Named Executive Officers, our President receives $50,000 of additional fringe benefits to cover professional assistance, supplemental retirement, financial planning and automotive expenses.

          Under certain circumstances, management may recommend and the Compensation Committee may approve more limited benefits or additional benefits, such as relocation expenses for new executives. Benefits and perquisites may be limited or expanded based on the needs of an executive officer or the circumstances of such executive officer's employment. For example, parking allowances are provided only to those executive officers whose places of employment require parking licenses, and housing allowances are provided only to our most senior executives, and only after each of management and the compensation committee has determined that such benefits are necessary to attract, retain or enhance the performance of the executive.

          While the Compensation Committee may, in its discretion, revise, amend or add to Named Executive Officers' benefits if it deems it advisable, we have no current plans to change the levels of benefits currently provided to our Named Executive Officers. We annually review these fringe benefits and make adjustments as warranted based on competitive practices, our performance and the individual's responsibilities and performance. The Compensation Committee has approved these other benefits as a reasonable component of our executive compensation program. Please see the "All Other Compensation" column in the Summary Compensation Table for further information regarding these fringe benefits.

          We also maintain a 401(k) plan for eligible employees that permits each participant to make voluntary pre-tax contributions and provides that we may make matching contributions; however, none of our current Named Executive Officers are currently eligible to participate in the 401(k) plan.

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. Under the deferred compensation plan, certain eligible employees may elect to defer a portion of his or her future compensation under the plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Mr. Dowd is the only Named Executive Officer who made contributions to the plan in 2009. Please see the Non-qualified Deferred Compensation Table for more information regarding the deferred compensation plan.

          Employment Agreements and Severance Compensation.    We have employment agreements with all of our Named Executive Officers. Please see "— Employment Agreements with our Named Executive Officers" for more information regarding the employment agreements with our Named Executive Officers as in effect in 2009, and "— Potential Termination or Change-in-Control Payments" for more information regarding termination and payments made in connection with a change in control. We will continue to determine appropriate employment agreement and severance packages for our Named Executive Officers in a manner that we believe will attract and retain qualified executive officers.

Chief Executive Officer Compensation

          Mr. Fortunato's annual compensation is weighted towards variable, performance-based compensation, with our financial performance as the primary determinant of value. For 2009, Mr. Fortunato's compensation consisted of:

  •
  $860,000 base salary,

  •
  no stock option awards,

  •
  annual performance compensation under the 2009 Incentive Plan of $948,580,

  •
  a discretionary bonus of $100,000 for meeting additional performance targets, including personnel initiatives (as described below), and

  •
  other compensation, including fringe benefits, equal to $72,576.

          At the beginning of 2008, the Compensation Committee established a development plan to be implemented by Mr. Fortunato. Mr. Fortunato's objectives under the plan were in addition to his ongoing responsibilities as Chief Executive Officer. Among Mr. Fortunato's primary objectives were the completion of the restructuring and development of our senior management team through the attraction, hiring and retention of qualified personnel and development of leadership capabilities. At the conclusion of 2008, the Compensation Committee determined that Mr. Fortunato's performance met a significant number of the pre-determined objectives and awarded Mr. Fortunato a bonus of $90,000.

          During the first quarter of 2009, the Compensation Committee determined to implement a similar incentive program for Mr. Fortunato for fiscal year 2009. Under this program, Mr. Fortunato was eligible to receive an additional discretionary bonus of up to $200,000 based on the achievement of certain non-financial objectives. Among the primary objectives was ongoing executive leadership development, including through enhanced time management strategies and the implementation of collaborative approaches, and achievement of our strategic initiatives. Throughout the year, Mr. Fortunato provided reports to, and received input and feedback from, the Compensation Committee regarding his efforts to achieve the established objectives and complete the required actions. At the conclusion of 2009, the Compensation Committee determined that Mr. Fortunato's performance met a significant number of the pre-determined objectives and awarded Mr. Fortunato a bonus of $100,000.

          During the first quarter of 2010, the Compensation Committee determined that, following the conclusion of fiscal year 2010, it will evaluate Mr. Fortunato's performance for fiscal year 2010 and determine whether any discretionary bonus is warranted. In addition, effective January 1, 2010, the Compensation Committee granted Mr. Fortunato a merit-based increase in his annual base salary to $886,000.

          See the Summary Compensation Table for more information regarding Mr. Fortunato's compensation.

Accounting and Tax Considerations

          As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles we utilize.

          Our stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718") (formerly known as FAS 123R), which it adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of FASB ASC 718 under the fair value method and expense those amounts in our income statement over the stock option's remaining vesting period.

          Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the our goals and the goals of our stockholders.

Summary Compensation Table

          The following table sets forth information concerning compensation we paid to our Named Executive Officers, for services rendered in all capacities to us during the last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by our Named Executive Officers that are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5),(6)	Total ($)
Joseph Fortunato	2009	860,000	100,000	—	—	948,580	—	72,576	1,981,156
Chief Executive Officer	2008	855,769	216,573	—	—	928,509	—	70,753	2,071,604
	2007	787,500	1,909,384	—	4,083,556	700,875	—	7,260,110	14,741,425
Michael M. Nuzzo	2009	400,000	—	—	553,442	335,200	—	125,321	1,413,963
Executive Vice President and Chief Financial Officer	2008	98,462	—	—	462,250	80,542	—	14,992	656,246
Beth J. Kaplan	2009	696,154	—	—	—	767,857	—	138,755	1,602,766
President and Chief Merchandising and Marketing Officer	2008	675,000	250,000	—	1,822,120	732,375	—	119,770	3,599,265
Thomas Dowd	2009	330,154	—	—	—	276,669	—	44,015	650,838
Executive Vice President of	2008	332,500	17,404	—	—	271,985	—	44,015	665,904
Store Operations and Development	2007	293,077	226,708	—	727,139	168,702	—	1,028,078	2,443,704
Gerald Stubenhofer(7)	2009	294,310	15,000	—	—	190,418	—	22,280	522,008
Senior Vice President and Chief Legal Officer

(1)
Reflects the entire amount set forth under "Bonus" for our Named Executive Officers:

(a)
For 2007, (i) discretionary payments we made in March 2007 to Messrs. Fortunato and Dowd whose options vested in 2007 entitling them to receive payment pursuant to the terms of a November 2006 dividend to the predecessor company's Class A common stockholders in the amount of $5.42 per share, and which were determined based on the per share amount of the dividend and the number of outstanding vested option shares held by each optionholder as of December 15, 2006, and (ii) one time cash success bonuses upon the completion of the Merger paid on March 16, 2007 in the following amounts: Mr. Fortunato — $500,000 and Mr. Dowd — $50,000.

(b)
For 2008: (i) payments we made in September 2008 pursuant to the Merger agreement of additional consideration in lieu of income tax payments in respect of net operating losses created as a result of the Merger to each of Messrs. Fortunato and Dowd, based on the number of outstanding vested option shares held by Messrs. Fortunato and Dowd as of the Merger; (ii) a one-time discretionary bonus in respect of performance in 2008 in the following amounts: Mr. Fortunato — $90,000; and (iii) a one-time signing bonus to Ms. Kaplan of $250,000.

(c)
For 2009: represents (i) a discretionary bonus paid to Mr. Fortunato for meeting additional performance targets, including personnel initiatives as described in "Compensation Discussion and Analysis — Chief Executive Officer Compensation" and (ii) a one-time discretionary bonus paid to Mr. Stubenhofer in October 2009.

(2)
Reflects the aggregate grant date fair value of option awards granted during the fiscal years ended December 31, 2008 and December 31, 2007 which have been computed in accordance with FASB ASC Topic 718. No stock options were granted during the fiscal year ended December 31, 2009.

On May 14, 2009, the Compensation Committee repriced the exercise price of (i) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $9.57 to $7.70 per share and (ii) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $14.35 to $11.55 per share. The incremental fair value of such stock options is reported in this column in accordance with FASB ASC Topic 718. For more information, please see "Option Repricing" below.

For additional information, see Note 18, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus for the fiscal year ended December 31, 2009. The amounts reflect the accounting expense for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards.

(3)
Reflects, as applicable, annual incentive compensation paid in March 2008 with respect to performance in 2007 pursuant to the 2007 Incentive Plan, annual incentive compensation paid in February 2009 with respect to performance in 2008 pursuant to our 2008 Incentive Plan and annual incentive compensation paid in February 2010 with respect to performance in 2009 pursuant to our 2009 Incentive Plan. Our results of operations for 2007, 2008 and 2009 exceeded the target goals for the target bonus payable for each applicable year, but were less than the maximum goal thresholds for the maximum bonus payable, to each 2007 Named Executive Officer under the 2007 Incentive Plan, each 2008 Named Executive Officer under the 2008 Incentive Plan and each Named Executive Officer under the 2009 Incentive Plan, respectively. See "Compensation Discussion and Analysis — How We Chose Amounts and/or Formulas for Each Element" for information about the Incentive Plans.

(4)
Represents the above-market or preferential portion of the change in value of the executive officer's account under our GNC Live Well Later Non-qualified Deferred Compensation Plan. See "Non-qualified Deferred Compensation" under the Non-qualified Deferred Compensation Table for a description of our deferred compensation plan.

(5)
The components of all other compensation for our Named Executive Officers for each of the last three fiscal years are set forth in the following table:

Named Executive Officer	Year	Perquisites ($)	Imputed Value for Life Insurance Premiums ($)	Payment for Cancelled Options(a) ($)	Total ($)
Joseph Fortunato	2009	71,562	1,014	—	72,576
	2008	69,739	1,014	—	70,753
	2007	94,437	552	7,165,121	7,260,110
Michael M. Nuzzo	2009	125,108	213	—	125,321
	2008	14,992	—	—	14,992
Beth J. Kaplan	2009	138,203	552	—	138,755
	2008	119,374	396	—	119,770
Thomas Dowd	2009	43,660	355	—	44,015
	2008	43,660	355	—	44,015
	2007	42,643	240	985,195	1,028,078
Gerald Stubenhofer	2009	22,040	240	—	22,280

(a)
Reflects payments made to certain Named Executive Officers pursuant to the terms of the Merger on March 16, 2007, for outstanding options canceled in connection with the Merger in an amount equal to the excess, if any, of the per share merger consideration paid in the Merger over the exercise price per share of the option, multiplied by the number of shares of GNC Parent Corporation common stock subject to the option and subject to reduction for required withholding tax.
(6)
Perquisites include cash amounts received by certain the Named Executive Officers for, or in reimbursement of, supplemental medical, supplemental retirement, parking, professional assistance, car allowance, financial services assistance and the imputed value of life insurance premiums. With respect to our Chief Executive Officer, perquisites also include reimbursement of country club dues and expenses. With respect to our President, perquisites also include reimbursement of housing, commuting and director parking expenses. With respect to our Chief Financial Officer, perquisites also include reimbursement of certain state taxes.

For 2008, no individual perquisite received by Messrs. Nuzzo, Dowd and Stubenhofer equaled or exceeded the greater of $25,000 and 10% of their respective total perquisites With respect to Mr. Fortunato and Ms. Kaplan, the following perquisites exceeded the greater of $25,000 and 10% of their respective total perquisites:

•
Mr. Fortunato received a supplemental retirement benefit in the amount of $25,000; and

•
Ms. Kaplan received reimbursement of commuting expenses in the amount of $51,517.

For 2009, no individual perquisite received by Messrs. Fortunato, Dowd and Stubenhofer equaled or exceeded the greater of $25,000 and 10% of their respective total perquisites. With respect to Mr. Ms. Kaplan and Mr. Nuzzo, the following perquisites exceeded the greater of $25,000 and 10% of their respective total perquisites:

•
Ms. Kaplan received a housing allowance in the amount of $44,845 and reimbursement of commuting expenses in the amount $43,166; and

•
Mr. Nuzzo received reimbursement of certain state taxes in the amount of $95,568.

(7)
Mr. Stubenhofer was not a named executive officer for the fiscal years ended December 31, 2007 and December 31, 2008 based on the level of his total compensation in such years. Effective October 29, 2009, Mr. Stubenhofer's base salary was increased from $288,000 to $320,000 per year.

  Option Repricing

          On May 14, 2009, the Compensation Committee approved a change to the exercise prices of non-qualified stock options to purchase shares of our Class A common stock, that were previously granted to Mr. Nuzzo on October 21, 2008. The Compensation Committee determined that, as of May 14, 2009, the exercise prices of the options were substantially greater than the fair market value of the Class A common stock. In order to preserve the incentive intended to be afforded by the grant of stock options, the Compensation Committee repriced the exercise price of (i) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $9.57 to $7.70 per share and (ii) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $14.35 to $11.55 per share. Such repricings were approved by our stockholders and were structured in a way intended to comply with Section 409A of the Internal Revenue Code. All other terms of the stock options remain unchanged.

Grants of Plan-Based Awards

          The following table sets forth information concerning awards under our non-equity incentive plans granted to each of our Named Executive Officers during the fiscal year ended December 31, 2009. Assumptions used in the calculation of certain dollar amounts are included in Note 18, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus.

						All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts under Non-equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold #1 ($)	Threshold #2 ($)	Target ($)	Maximum ($)
Joseph Fortunato	—	212,850	425,700	645,000	1,075,000	—	—	—
Michael M. Nuzzo	—	59,400	118,800	180,000	400,000	—	—	—
	May 14, 2009	—	—	—	—	150,000	7.70	277,306	(2)
	May 14, 2009	—	—	—	—	150,000	11.55	276,136	(3)
Beth J. Kaplan	—	172,298	344,597	522,116	870,193	—	—	—
Thomas Dowd	—	49,028	98,056	148,569	330,154	—	—	—
Gerald Stubenhofer	—	38,849	77,698	117,724	220,733	—	—	—

(1)
The amounts represent the threshold, target and maximum potential amounts that might have been payable based on the targets approved for our Named Executive Officers under the 2009 Incentive Plan. See "Compensation Discussion and Analysis — How We Chose Amounts and/or Formulas for Each Element" for more information regarding the thresholds under the 2009 Incentive Plan. See "Summary Compensation Table — Non-Equity Incentive Plan Compensation" and footnote 3 to the Summary Compensation Table for information regarding the actual amounts paid in February 2010 to our Named Executive Officers under the 2009 Incentive Plan.

(2)
Represents the incremental fair value of Mr. Nuzzo's stock options computed in accordance with FASB ASC Topic 718 with respect to which the exercise price was repriced. On May 14, 2009, the Compensation Committee repriced the exercise price of options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo on October 21, 2008 from $9.57 to $7.70 per share. For more information, please see "Option Repricing" above. For additional information, see Note 18 "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Represents the incremental fair value of Mr. Nuzzo's stock options computed in accordance with FASB ASC Topic 718 with respect to which the exercise price was repriced. On May 14, 2009, the Compensation Committee repriced the exercise prices of options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo on October 21, 2008 from $14.35 to $11.55 per share. For more information, please see "Option Repricing" above. For additional information, see Note 18 "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year-End

          The table below sets forth information regarding exercisable and unexercisable option awards granted to our Named Executive Officers under our 2007 Stock Plan and held as of December 31, 2009.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)(1)
			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Joseph Fortunato	40,000	40,000	5.00	3/16/2017
	591,438	591,439	5.00	3/16/2017
	631,438	631,439	7.50	3/16/2017
Michael M. Nuzzo	30,000	120,000	7.70	10/21/2018
	30,000	120,000	11.55	10/21/2018
Beth J. Kaplan	175,000	700,000	6.93	1/2/2018
	175,000	700,000	10.39	1/2/2018
Thomas Dowd	70,817	106,277	5.00	3/16/2017
	70,817	106,277	7.50	3/16/2017
	19,182	28,774	5.00	5/4/2017
	19,182	28,774	7.50	5/4/2017
Gerald Stubenhofer	25,000	37,500	5.00	11/1/2017
	25,000	37,500	7.50	11/1/2017

(1)
Time-based stock option awards made under the 2007 Stock Plan, which awards vest subject to continuing employment, other than the stock options granted to Mr. Fortunato and Ms. Kaplan, in five equal annual installments commencing on the first anniversary of the date of grant. For the stock options granted to Mr. Fortunato and Ms. Kaplan, such stock options vest in four equal annual installments commencing on the first anniversary of the date of grant.

Option Exercises and Stock Vested

          No stock options were exercised in 2009. We have not issued, nor are there any outstanding, shares of restricted stock.

Pension Benefits

          We did not have a pension plan in effect for the benefit of our Named Executive Officers for the fiscal year ending December 31, 2009.

Non-qualified Deferred Compensation

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. Under the deferred compensation plan, eligible employees may elect to defer a portion of his or her future compensation under the plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned (or, if applicable, within 30 days of the date on which the employee first becomes eligible to participate in the plan). The minimum amount of salary that may be deferred by an eligible employee for a calendar year is $200, subject to a maximum of 25% of the employee's salary otherwise payable for the year and the minimum amount of bonus that may be deferred by an eligible employee for a calendar year is $2,000, subject to a maximum of 25% of the employee's bonus otherwise payable for the year. The employers participating in the plan may in their discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by eligible employees for that year. An eligible employee may elect at the time amounts are deferred under the plan to have such amounts credited to an in-service account, which is payable (subject to certain special elections for 2006 and 2007 pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") on a future date selected by the employee at the time the employee first elects to defer compensation under the plan, or to a retirement account, which is payable (subject to the special elections described above) upon the employee's retirement (as defined in the plan). Payments will be made earlier than the dates described above as a result of the death or disability of an employee participating in the plan. If a participating employee dies before retirement, a death benefit will be paid to the employee's beneficiaries in certain cases. For purposes of applying the provisions of the Code and the Employee Retirement Income Security Act (ERISA) to the plan, the plan is intended to be an unfunded arrangement.

          The following table indentifies our Named Executive Officers who participate in the plan, their contributions, our contributions, the aggregate earnings and withdrawals in 2009, and the aggregate balances at the end of 2009.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Joseph Fortunato	—	—	—	—	—
Michael M. Nuzzo	—	—	—	—	—
Beth J. Kaplan	—	—	—	—	—
Thomas Dowd	23,504	—	19,919	—	89,246
Gerald Stubenhofer	—	—	—	—	—

(1)
The amounts reported in this column reflect deferrals under the GNC Live Well Later Non-qualified Deferred Compensation Plan of base salary and bonus earned by and paid to Mr. Dowd in the fiscal year ended December 31, 2009. A portion of the amount reported as salary and/or bonus in the Summary Compensation Table, columns (c) and (g), respectively, were deferred by Mr. Dowd in the year ended December 31, 2009 as follows: $9,905 of salary and $13,599 of bonus.

(2)
The amounts reported in this column include previously earned, but deferred, salary and bonus that were reported in our Summary Compensation Table in previous years as follows: (i) $10,372 in 2008 and (ii) $32,864 in 2007.

Employment Agreements with our Named Executive Officers

Chief Executive Officer

          On March 16, 2007, we entered into an employment agreement with Mr. Fortunato that provides for a five-year term with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year advance notice of termination, and an annual base salary of not less than $800,000, subject to certain upward adjustments. Effective January 1, 2009, Mr. Fortunato's employment agreement was amended to comply with Code Section 409A. Effective January 1, 2010, the Compensation Committee granted Mr. Fortunato a merit-based increase in his annual base salary to $886,000. The employment agreement provides for an annual performance bonus with a target bonus of 75% and a maximum bonus of 125% of Mr. Fortunato's annual base salary based upon our attainment of annual goals established by our Board or the Compensation Committee. The employment agreement also provides that Mr. Fortunato will receive certain fringe benefits and perquisites similar to those provided to our other executive officers. The employment agreement provides that upon a change in control all of Mr. Fortunato's stock options will fully vest and become immediately exercisable and all restrictions with respect to restricted stock, if any, granted to Mr. Fortunato will lapse.

          Upon Mr. Fortunato's termination for death or total disability we will be required to pay to him (or his guardian or personal representative):

  •
  a lump sum equal to his base salary plus the annualized value of his perquisites; and

  •
  a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming he had continued employment during the calendar year in which termination occurs and for the year following such termination.

          If Mr. Fortunato's employment is terminated without cause, he resigns for good reason or we decline to renew the employment term for reasons other than those that would constitute cause after the initial five-year employment term, then, subject to Mr. Fortunato's execution of a release, we will be required to pay him:

  •
  a lump sum payment in the amount of two times his base salary and the annualized value of his perquisites;

  •
  a lump sum payment in the amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years;

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination had Mr. Fortunato continued to be employed (36 months if such termination occurs in anticipation of a change in control, or within the six months prior to, or at any time following, an initial public offering of our Class A common stock).

          If such termination occurs in anticipation of or during the two-year period following a change in control, or within six months prior to or at any time following the completion of an initial public offering of our Class A common stock, the multiple of base salary and annualized perquisites and of average annual bonus will increase from two times to three times. A termination of Mr. Fortunato's employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a change in control.

          For purposes of Mr. Fortunato's employment agreement, "cause" generally means any of the following events as determined in good faith by a 2/3 vote of our Board, Mr. Fortunato's:

  •
  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

  •
  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or our financial condition, business or reputation;

  •
  commission of an act of fraud or embezzlement against us or Centers;

  •
  material breach of any provision of his employment agreement or any other written contract or agreement with us or Centers that is not cured; or

  •
  willful and continued failure to materially perform his duties or his continued failure to substantially perform duties requested or prescribed by the Board or Centers' Board which is not cured.

          For purposes of Mr. Fortunato's employment agreement, "good reason" generally means, without Mr. Fortunato's consent:

  •
  our failure to comply with any material provision of his employment agreement which is not cured;

  •
  a material adverse change in his responsibilities, duties or authority which, in the aggregate, causes his positions to have less responsibility or authority;

  •
  removal from his current positions or failure to elect (or appoint) him to, or removal of him from our Board or the Centers' Board;

  •
  a material reduction in his base salary; or

  •
  a relocation of his principal place of business of more than 75 miles.

          For purposes of Mr. Fortunato's employment agreement, "change in control" generally means:

  •
  an acquisition representing 50% or more of either Centers' common stock or the combined voting power of our securities entitled to vote generally in the election of our Board;

  •
  a change in 2/3 of the members of our Board from the members on the effective date of his employment agreement, unless approved by (i) 2/3 of the members of our Board on the effective date of his employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of Centers or us or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

President and Chief Merchandising and Marketing Officer

          On December 19, 2007, we entered into an employment agreement with Ms. Kaplan in connection with her appointment as President and Chief Merchandising and Marketing Officer. The employment agreement was amended, effective January 1, 2009, to comply with Code Section 409A. The employment agreement provides for an employment term through January 2, 2010, subject to automatic one-year renewals unless we or Ms. Kaplan provide at least one year advance notice and an annual base salary of not less than $675,000, subject to certain upward adjustments. Effective January 1, 2010, the Compensation Committee granted Ms. Kaplan a merit-based increase in her annual base salary to $716,000. Ms. Kaplan is also entitled to an annual performance bonus with a target bonus of 75% and a maximum bonus of 125% of her annual base salary, based upon the attainment of certain goals established jointly in good faith by the Chief Executive Officer and Ms. Kaplan. The employment agreement also provides that Ms. Kaplan will receive certain fringe benefits and perquisites similar to those provided to our other executive officers. Upon a change in control, all of Ms. Kaplan's stock options will fully vest and become immediately exercisable and all restrictions with respect to restricted stock, if any, granted to Ms. Kaplan will lapse.

          Upon Ms. Kaplan's death or total disability, we will be required to pay her (or her guardian or personal representative):

  •
  a lump sum equal to her base salary plus the annualized value of her perquisites; and

  •
  a prorated share of the annual bonus she would have received had she worked the full year, provided bonus targets are met for such year.

          We will also pay the monthly cost of COBRA coverage for Ms. Kaplan to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Ms. Kaplan obtains other employment offering substantially similar or improved group health benefits. In addition, Ms. Kaplan's outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming she had continued employment during the calendar year in which termination occurs and for the year following such termination.

          If Ms. Kaplan's employment is terminated without cause, she resigns for good reason, or we decline to renew the employment term for reasons other than those that would constitute cause after the initial two-year employment term, then, subject to Ms. Kaplan's execution of a release:

  •
  Ms. Kaplan will receive payment of a lump sum amount equal to 18 months of her base salary;

  •
  Ms. Kaplan will receive payment of a lump sum amount equal to her average annual bonus paid or payable with respect to the most recent three fiscal years; and

  •
  Ms. Kaplan will be responsible for payment of the monthly cost of COBRA coverage, but we will reimburse Ms. Kaplan for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Ms. Kaplan's coverage and any eligible dependent coverage) payable by Ms. Kaplan immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

          If such termination occurs in anticipation of or during the two-year period following a change in control, or within six months prior to or at any time following the completion of an initial public offering of our Class A common stock, then Ms. Kaplan will receive payment of a lump sum amount equal to two times her base salary and the annualized value of her perquisites and the average annual bonus will increase to two times. A termination of Ms. Kaplan's employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we or Centers enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a change in control.

          For purposes of Ms. Kaplan's employment agreement, "cause" generally means Ms. Kaplan's:

  •
  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

  •
  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or Centers' financial condition, business or reputation;

  •
  commission of an act of fraud or embezzlement against us;

  •
  material breach of any provision of her employment agreement or any other written contract or agreement with us or Centers that is not cured; or

  •
  willful and continued failure to materially perform her duties or her continued failure to substantially perform duties requested or prescribed by the Board or Centers' Board which is not cured.

          For purposes of Ms. Kaplan's employment agreement, "good reason" generally means, without Ms. Kaplan's consent:

  •
  our failure to comply with any material provision of her employment agreement which is not cured;

  •
  a material adverse change in her responsibilities, duties or authority which, in the aggregate, causes her positions to have less responsibility or authority;

  •
  removal from her current positions or failure to elect (or appoint) her to, or removal of her from, the our Board or Centers' Board;

  •
  a material reduction in her base salary;

  •
  a relocation of her principal place of business of more than 100 miles; or

  •
  our failure to appoint her Chief Executive Officer in the event Mr. Fortunato ceases to serve as Chief Executive Officer of us or Centers.

          For purposes of Ms. Kaplan's employment agreement, "change in control" generally means:

  •
  an acquisition representing 50% or more of either Centers' common stock or the combined voting power of our securities of entitled to vote generally in the election of our Board;

  •
  a change in 2/3 of the members of our Board from the members on the effective date of her employment agreement, unless approved by (i) 2/3 of the members of our Board on the effective date of her employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our assets and its subsidiaries; or

  •
  Centers cease to be our direct or indirect wholly owned subsidiary.

Other Named Executive Officers

          On October 31, 2008, we entered into an employment agreement with Mr. Nuzzo in connection with his appointment as Executive Vice President and Chief Financial Officer. On

April 21, 2008, we entered into an employment agreement with Mr. Dowd, our Executive Vice President of Store Operations and Development, and on October 1, 2007, we entered into an employment agreement with Mr. Stubenhofer, our Senior Vice President Chief Legal Officer and Secretary. These employment agreements were amended, effective January 1, 2009, to comply with Code Section 409A.

          The employment agreements contain substantially the same terms. Each agreement provides for a two-year term with automatic one-year renewals thereafter unless we or the executive provide at least 30 days' advance notice of termination. Pursuant to their employment agreements, Messrs. Nuzzo, Dowd and Stubenhofer are entitled to a base salary in the amount equal to $400,000, $320,000 and $275,000, respectively, in each case subject to annual review by our Board or the Compensation Committee. Effective December 6, 2009, the Compensation Committee granted Messrs. Nuzzo and Dowd merit-based increases in their annual base salaries to $409,400 and $350,000, respectively. Effective October 29, 2009, the Compensation Committee granted Mr. Stubenhofer a merit-based increase in his annual base salary to $320,000. The employment agreements also entitle the executives to annual performance bonuses payable if we exceed the annual goals determined by our Board or the Compensation Committee, and to certain fringe benefits and perquisites similar to those provided to our other executive officers.

          The employment agreements also provide for certain benefits upon termination of employment. Upon death or disability, the executives (or their estates) are entitled to their current base salary for the remainder of the employment period, and, subject to the discretion of our Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment, provided bonus targets are met. Upon termination of employment by us without cause or voluntarily by the executive for good reason, subject to the execution of a written release, the executive is also entitled to:

  •
  salary continuation generally for the remainder of the agreement term (unless the termination occurs during the initial term in which case, Mr. Nuzzo is entitled to salary continuation for one year and Mr. Dowd is entitled to salary continuation for six months), or two years if the termination occurs upon or within six months following a change in control;

  •
  subject to the discretion of our Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment; and

  •
  reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive's coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

          For purposes of the employment agreements, "cause" generally means the executive's:

  •
  failure to comply with any obligation imposed by his employment agreement;

  •
  being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of the board;

  •
  theft, embezzlement or fraud in connection with the performance of duties;

  •
  engaging in any activity that gives rise to a material conflict of interest with us;

  •
  misappropriation by the executive of any material business opportunity of the Company;

  •
  any failure to comply with, observe or carry out our or our Board's rules, regulations, policies or codes of ethics or conduct;

  •
  substance abuse or illegal use of drugs that, in the reasonable judgment of our Board, impairs the executive's performance or causes or is likely to cause harm or embarrassment to us; or

  •
  engagement in conduct that the executive knows or should know is injurious to us.

          For purposes of the employment agreements, "good reason" generally means, without the executive's prior written consent:

  •
  our failure to comply with material obligations under his employment agreement;

  •
  a change of the executive's position; or

  •
  a material reduction in the executive's base salary.

For purposes of the employment agreements, "change in control" generally means:

  •
  an acquisition representing 50% or more of either Centers' common stock or the combined voting power of our securities entitled to vote generally in the election of our Board;

  •
  a change in 2/3 of the members of our Board from the members on the effective date of the executive's employment agreement, unless approved by (i) 2/3 of the members of our Board on the effective date of the executive's employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our assets and its subsidiaries; or

  •
  Centers cease to be our direct or indirect wholly owned subsidiary.

          Under all circumstances, Messrs. Nuzzo's, Dowd's and Stubenhofer's unvested equity awards will be forfeited as of the date of the executive's termination.

General

          The employment agreements for our Named Executive Officers contain:

  •
  terms of confidentiality concerning trade secrets and confidential or proprietary information which may not be disclosed by the executive except as required by court order or applicable law; and

  •
  certain non-competition and non-solicitation provisions which restrict the executive and certain relatives from engaging in activities against our interests or those of our subsidiaries during the term of employment and, in the case of Mr. Fortunato and Ms. Kaplan, eighteen months following the termination of employment, and in the case of the other Named Executive Officers, for the longer of the first anniversary of the date of termination of employment or the period during which the executive receives termination payments.

Potential Termination or Change-in-Control Payments

          The following tables summarize the value of the compensation that our Named Executive Officers would have received if they had terminated employment on December 31, 2009 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (1) compensation amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (2) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the amounts reflected for the prorated annual incentive compensation in 2009 are the amounts that were actually paid to our Named Executive Officers in February 2010 under the 2009 Incentive Plan, since the hypothetical termination date is the last day of the fiscal year for which the bonus is to be determined.

          Where applicable, the information in the tables uses a fair market value per share of $6.50 as of December 31, 2009 for GNC Parent Corporation's common stock. Since the Merger, the Compensation Committee has used a valuation methodology in which the fair market value of the Class A common stock is based on our business enterprise value and, in situations deemed appropriate by the Compensation Committee, may be discounted to reflect the lack of marketability associated with the Class A common stock.

          The termination and change in control arrangements for our Named Executive Officers and other senior employees are generally based on form employment agreements. As such, these arrangements generally are uniform and not highly negotiated. The amounts payable in connection with termination and change in control events are tied to our officers' respective base salaries and annual bonuses, and therefore are proportionately higher for the more senior and highly compensated officers. Similarly, the termination and change in control arrangements for our Chief Executive Officer and President generally provide for higher payments than those for other officers. These provisions were negotiated with our most senior officers, and deemed appropriate by the Compensation Committee, to both attract and retain the individuals and to ensure that their long-term interests are aligned with our long-term interests. Specifically, the change in control provisions are designed to reflect the expectations of our Board with respect to the manner in which we will be operated over the life of the employment agreements and to be consistent with our peer companies. Similarly, the termination provisions, which provide for lump sum payments of salary and bonus, and in some instances, acceleration of stock options, are designed to preserve the value of the long-term compensation arrangements for Mr. Fortunato and Ms. Kaplan to ensure the continued alignment of their interests with our interests.

          Because the amounts payable in connection with termination and change in control events are generally based on the formula set forth in the form employment agreements, the Compensation Committee does not generally consider the amounts when establishing the compensation of its named executive officers. The Compensation Committee, together with our board of directors, established the terms of the foregoing arrangements to address and conform to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth: market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in management control and other events; and ensuring that management is held to high standards of integrity and performance.

Chief Executive Officer

  Joseph Fortunato

Benefit	Termination w/o cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o cause or for Good Reason upon a Change in Control ($)	Termination w/o cause or for Good Reason in anticipation of a Change in Control ($)	Termination w/o Cause or for Good Reason in Connection with an IPO ($)	Voluntary Termination ($)	Death or Disability ($)	Change of Control ($)
Lump Sum Base Salary	1,720,000	2,580,000	2,580,000	2,580,000	—	860,000	—
Lump Sum Annual Incentive Compensation	1,718,643	2,577,964	2,577,964	2,577,964	—	—	—
Lump Sum Annualized Value or Perquisites	143,124	214,686	214,686	214,686	—	71,562	—
Prorated Annualized Incentive Compensation	948,580	948,580	948,580	948,580	—	948,580	—
Health & Welfare Benefits	14,469	14,469	14,469	14,469	—	14,469	—
Accelerated Vesting of Stock Options	947,158	947,158	947,158	947,158	—	473,579	947,158
Payment Reduction	—	—	—	—	—	—	—

Net Value	5,491,973	7,282,856	7,282,856	7,282,856	—	2,368,190	947,158

Other Named Executive Officers

  Beth J. Kaplan

Benefit	Termination w/o cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o cause or for Good Reason upon a Change in Control ($)	Termination w/o cause or for Good Reason in anticipation of a Change in Control ($)	Termination w/o Cause or for Good Reason in Connection with an IPO ($)	Voluntary Termination ($)	Death or Disability ($)	Change of Control ($)
Lump Sum Base Salary	1,042,500	1,390,000	1,390,000	1,390,000	—	695,000	—
Lump Sum Annual Incentive Compensation	750,116	1,500,232	1,500,232	1,500,232	—	—	—
Lump Sum Annualized Value or Perquisites	—	100,000	100,000	100,000	—	50,000	—
Prorated Annualized Incentive Compensation	767,857	767,857	767,857	767,857	—	767,857	—
Health & Welfare Benefits	13,312	13,312	13,312	13,312	—	13,312	—
Accelerated Vesting of Stock Options	—	—	—	—	—	—	—
Payment Reduction		—	—	—	—	—	—

Net Value	2,573,785	3,771,401	3,771,401	3,771,401	—	1,526,169	—

  Michael M. Nuzzo

Benefit	Termination w/o cause or for Good Reason ($)	Termination w/o cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change of Control ($)
Base Salary Continuation	400,000	800,000	—	400,000	—
Pro Rata Bonus	335,200	335,200	—	335,200	—
Health & Welfare Benefits	7,396	17,749	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Net Value	742,596	1,152,950	—	735,200	—

  Thomas Dowd

Benefit	Termination w/o cause or for Good Reason ($)	Termination w/o cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change of Control ($)
Base Salary Continuation	164,800	659,200	—	100,235	—
Pro Rata Bonus	276,669	276,669	—	276,669	—
Health & Welfare Benefits	2,930	17,578	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Net Value	444,399	953,447	—	376,904	—

  Gerald Stubenhofer

Benefit	Termination w/o cause or for Good Reason ($)	Termination w/o cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change of Control ($)
Base Salary Continuation	240,000	640,000	—	240,000	—
Pro Rata Bonus	190,418	190,418	—	190,418	—
Health & Welfare Benefits	13,183	17,578	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Net Value	443,601	847,996	—	430,418	—

          We have employment agreements with our Named Executive Officers. See "Employment Agreements with Our Named Executive Officers" for a description of the severance and change in control benefits provided under these employment agreements.

          The employment agreements provide that if any payment would have been subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments would have been reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. Mr. Fortunato's and Ms. Kaplan's employment agreements provide that the reduction will not apply if he or she would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. Based on a hypothetical change in control on December 31, 2009, none of our Named Executive Officers would have been subject to a reduction payment if their employment had been terminated at the time of a December 31, 2009 change in control or on December 31, 2009 in anticipation of a change in control or a change in control without an employment termination. For purposes of calculating any hypothetical reduction payment as a result of change in control payments, we have assumed that the change in control payments for any of our Named Executive Officers would have included the amount of 2009 annual incentive compensation, and the value of any options granted in 2009. To the extent any of these amounts were paid prior to December 31, 2009, they are not reflected in the tables above. The calculation of the payment reduction amounts does not include a valuation of the non-competition covenant in our Named Executive Officer's employment agreements. A portion of the severance payments payable to our Named Executive Officers may be attributable to reasonable compensation for the non-competition covenant and could eliminate or reduce the reduction amount.

          The employment agreements for Mr. Fortunato and Ms. Kaplan provide for accelerated vesting of stock options on a change in control. The 2007 Stock Plan provides that, in the event of a change in control, unvested stock options generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of the stock options. We have assumed for purposes of the table that upon a change in control, Messrs. Nuzzo's, Dowd's and Stubenhofer's unvested stock options would be substituted for awards that substantially preserve the applicable terms of the stock options. In the event that in the exercise of discretion by the Compensation Committee, Messrs. Nuzzo's, Dowd's and Stubenhofer's unvested stock options would have become vested in connection with a change in control on December 31, 2009, the value of their vested options as of such would have been: Mr. Nuzzo — $—; Mr. Dowd — $337,500; and Mr. Stubenhofer — $93,750.

          Finally, although there is no requirement to do so or guarantee that it would have been paid, we have assumed that, in the exercise of discretion by the Compensation Committee, our Named Executive Officers would have been paid their prorated annual incentive compensation for the year in which their employment was terminated based on a hypothetical termination date of the end of that year, other than in the case of voluntary termination without good reason or a termination by us for cause.

          Upon a termination of employment on December 31, 2009, the shares of our Class A common stock owned by our Named Executive Officers other than Mr. Fortunato and Ms. Kaplan would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our Board.

Director Compensation

          Pursuant to our director compensation policy, effective as of August 15, 2007, we compensate our directors as follows: (i) our non-employee chairman receives an annual retainer of $200,000 and (ii) our non-employee directors receive an annual retainer of $40,000. Directors are not entitled to any additional cash compensation such as fees for attending meetings. However, each non-employee director is entitled to receive a grant of non-qualified stock options to purchase a minimum of 36,176 shares of our Class A common stock. Any director or chairman who is employed by ACOF, OTPP and other purchasers in connection with the Merger is not entitled to any retainers or stock option grants.

          The table below sets forth information with respect to compensation for our directors for 2009.

          Norman Axelrod, David B. Kaplan, Jeffery B. Schwartz, Lee Sienna, Josef Prosperi and Michele J. Buchignani were appointed as members of our Board effective as of March 16, 2007. As stated above, any employee employed by ACOF or OTPP is not entitled to any additional compensation for serving as director. On May 14, 2009, Andrew Claerhout and Romeo Leemrijse were elected to fill vacancies created by the resignations of Mr. Sienna and Ms. Buchignani. Mr. Prosperi also resigned effective July 29, 2009.

          Richard D. Innes and Carmen Fortino were elected to our board of directors effective July 17, 2007. Effective October 21, 2009, Mr. Innes resigned as a director of our board of directors.

          On October 21, 2009, Michael Hines was elected to our board of director effective October 21, 2009. In connection with his election, the Compensation Committee granted Mr. Hines a non-qualified stock option to purchase 29,800 shares of our Class A common stock at an exercise price of $8.42 per share, and 29,800 options to purchase shares of such common stock at an exercise price of $12.63 per share. Each stock option (i) has a term of 10 years from the election date and (ii) becomes vested and exercisable in five equal installments on each anniversary of the election date, subject to Mr. Hines' continued service as a director until the applicable vesting date.

          Brian Klos was elected to our board of directors on June 7, 2010 to fill the vacancy created by the resignation of Mr. Schwartz.

          The following table presents information regarding the compensation of our non-employee directors as of December 31, 2009. Mr. Fortunato and Ms. Kaplan serve as members of our board of directors, but neither receives any compensation for serving as a director. Compensation for Mr. Fortunato and Ms. Kaplan is discussed under "Executive Compensation" above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1),(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Norman Axelrod	200,000		—	—	—	—	—	200,000
Michele J. Buchignani(3)	—		—	—	—	—	—	—
Andrew Claerhout	—		—	—	—	—	—	—
Carmen Fortino	40,000	(5)	—	—	—	—	—	40,000
Michael Hines	10,000		—	185,356	—	—	—	195,356
Richard D. Innes(4)	40,000	(5)	—	—	—	—	—	40,000
David B. Kaplan	—		—	—	—	—	—	—
Romeo Leemrijse	—		—	—	—	—	—	—
Josef Prosperi(3)	—		—	—	—	—	—	—
Jeffrey B. Schwartz(4)	—		—	—	—	—	—	—
Lee Sienna(3)	—		—	—	—	—	—	—

(1)
Reflects the aggregate grant date fair value of option awards granted during the fiscal year ended December 31, 2009 computed in accordance with FASB ASC Topic 718. For additional information, see Note 18, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts reflect the accounting expense for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards. The grant date fair value was $3.11 per share, calculated in accordance with FASB ASC Topic 718.

(2)
The table below sets forth information regarding exercisable and unexercisable stock options granted to the listed directors and held as of March 1, 2010. No other stock awards were made to the directors, and no stock options were exercised by the directors in 2009.

(3)
Resigned from our board of directors in 2009.

(4)
Resigned from our board of directors in 2010.

	Option Awards Outstanding on March 1, 2010
Name	Exercisable	Unexercisable
Norman Axelrod	146,156	219,236
Carmen Fortino	14,470	21,706
Michael Hines	—	59,600
Richard D. Innes	—	—
(5)
Messrs, Innes and Fortino each received payment in Canadian Dollars in the amount of CAN $46,569. The amount set forth in the table above reflect such amounts reflected in U.S. Dollars based on an average conversion rate of 1.164.

Compensation Committee Interlocks and Insider Participation

          In the year ended December 31, 2009, none of our Named Executive Officers served as a director or member of the compensation committee of another entity whose executive officers served on our board of directors or Compensation Committee.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth, as of                          , 2010, the number of shares of our common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of Class A common stock (assuming the completion of the Recapitalization) and our Class B common stock, (2) each director, (3) each of the named executive officers, (4) all directors and executive officers as a group and (5) each selling stockholder.

          Percentage ownership before the offering is based on                          shares of Class A common stock outstanding and                          shares of Class B common stock outstanding in each case as of                          , 2010. Percentage ownership after the offering is based on                          shares of Class A common stock and                          shares of Class B common stock outstanding immediately upon completion of this offering.

          Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of                           , 2010, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person.

	Shares Beneficially Owned Before the Offering						Shares Beneficially Owned After the Offering
Number of Shares of Class A Common Stock to be Sold in the Offering
	Class A Common Stock		Class B Common Stock				Class A Common Stock		Class B Common Stock
					Total Common Stock %						Total Common Stock %
Name of Beneficial Owners	Shares	%	Shares	%			Shares	%	Shares	%
Directors and Named Executive Officers(1)(2):
Norman Axelrod(3)
Andrew Claerhout(4)(5)
Thomas Dowd
Carmen Fortino(5)
Joseph Fortunato
Michael Hines
Beth J. Kaplan(6)
David B. Kaplan(7)
Romeo Leemrijse(4)(5)
Michael M. Nuzzo
Brian Klos(3)
Gerald J. Stubenhofer
Richard J. Wallace
All directors and executive officers as a group (16 persons)
Beneficial Owners of 5% or More of Our Outstanding Common Stock:
Ares Corporate Opportunities Fund II, L.P.(8)
KL Holdings LLC(9)
Ontario Teachers' Pension Plan Board(10)
Selling Stockholders:

*
Less than 1% of the outstanding shares.

(1)
Except as otherwise noted, the address of each director and each current executive officer is c/o General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

(2)
On March 16, 2007, in connection with the Merger, we entered into a stockholders agreement with each of our stockholders. Pursuant to the stockholders agreement, as amended February 12, 2008, our principal stockholders each have the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent), for so long as they or their respective affiliates each own at least 10% of our outstanding common stock. As a result, each of Ares and OTPP may be deemed to be the beneficial owner of the shares of our common stock and preferred stock held by the other parties to the stockholders' agreement. Ares and OTPP each expressly disclaims beneficial ownership of such shares of our common stock and preferred stock.

(3)
The address of each of Messrs. Axelrod and Klos is c/o Ares Corporate Opportunities Fund II, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Each of Messrs. Axelrod and Klos is associated with Ares and expressly disclaims beneficial ownership of the shares owned by Ares, except to the extent of any pecuniary interest therein.

(4)
Mr. Claerhout is the Vice President and Mr. Leemrijse is a Director of the private equity group of OTPP. Each of Messrs. Claerhout and Leemrijse disclaims beneficial ownership of the shares of our common stock and preferred stock owned by OTPP.

(5)
The address for each of Messrs. Claerhout, Fortino and Leemrijse is c/o Ontario Teachers' Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(6)
Ms. Kaplan is a member of Axcel Managers LLC, the managing member of Axcel Partners III LLC, and of SK Limited Partnership, a member of Axcel Partners III LLC. Axcel Partners III LLC holds 318,693 shares of our Class A common stock and 128,861 shares of our Series A preferred stock. Ms. Kaplan disclaims beneficial ownership of the shares owned by Axcel Partners III LLC, except to the extent of any pecuniary interest therein. The address of each of Axcel Managers LLC, SK Limited Partnership and Axcel Partners III LLC is 10955 Nacirema Lane, Stevenson, Maryland, 21153.

(7)
The address of Mr. Kaplan is c/o Ares Corporate Opportunities Fund II, L.P., 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management and member of Ares Partners Management Company LLC ("Ares Partners"), both of which indirectly control Ares. Mr. Kaplan disclaims beneficial ownership of the shares owned by Ares, except to the extent of any pecuniary interest therein.

(8)
Reflects shares owned by Ares. The general partner of Ares is ACOF Management II, L.P. ("ACOF Management II") and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. ("ACOF Operating Manager II"). ACOF Operating Manager II is indirectly owned by Ares Management which, in turn, is indirectly controlled by Ares Partners (together with ACOF Management II, ACOF Operating Manager II and Ares, the "Ares Entities"). Ares Partners is managed by an executive committee comprised of Messrs. David Kaplan, Michael Arougheti, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Each of the members of the executive committee expressly disclaims beneficial ownership of the shares of stock of the Company held by Ares. Each of the Ares Entities (other than Ares, with respect to the securities held by Ares) and the partners, members and managers of the Ares Entities and the executive committee of Ares Partners expressly disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(9)
The address of KL Holdings LLC is 1250 Fourth Street, Santa Monica, California 90401.

(10)
The address of Ontario Teachers' Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Credit Facility

          Upon consummation of the Merger, Centers entered into the Senior Credit Facility, under which various funds affiliated with one of our sponsors, Ares, are lenders. As of December 31, 2009, certain affiliates of Ares held approximately $62.1 million of term loans under the Senior Credit Facility.

Stockholders Agreement

          Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders. The stockholders agreement was amended and restated as of February 12, 2008. Through a voting agreement within such amended and restated stockholders agreement, each of Ares and OTPP, our principal stockholders, currently has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock, unless such agreement is amended prior to completion of this offering. The voting agreement also provides for election of our then-current chief executive officer to our board of directors. Under the terms of the amended and restated stockholders agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including a majority of the directors designated by Ares and a majority of the directors designated by OTPP. Some or all of the foregoing provisions may be amended prior to completion of this offering. The amended and restated stockholders agreement also contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights, all of which will cease to be effective upon completion of this offering. In addition, the amended and restated stockholders agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to the stockholders agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock.

ACOF Management Services Agreement

          In connection with the Merger, on March 16, 2007, we entered into a Management Services Agreement (the "ACOF Management Services Agreement") with ACOF Operating Manager II. The ACOF Management Services Agreement provides for an annual management fee of $750,000, payable quarterly and in advance to ACOF Operating Manager II, on a pro rata basis, until the tenth anniversary from March 16, 2007 plus any one-year extensions (which extensions occur automatically on each anniversary date of March 16, 2007), as well as reimbursements for ACOF Operating Manager II's, and its affiliates', out-of-pocket expenses in connection with the management services provided under the ACOF Management Services Agreement.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, ACOF will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager II during the remainder of the term of the fee agreement, calculated in good faith by our board of directors. We estimate that this amount would have been $              million had the offering occurred on                          . Immediately prior to the consummation of this offering, we intend to use cash on hand to satisfy our obligations under the ACOF Management Services Agreement.

          The ACOF Management Services Agreement also provides that we will indemnify ACOF Operating Manager II and its affiliates against all losses, claims, damages and liabilities arising in connection with the management services provided by ACOF Operating Manager II under the ACOF Management Services Agreement.

Special Dividend

          OTPP, as the holder of our Class B common stock, is entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the Special Dividend Period. The special dividend payment is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, OTPP will receive, in lieu of quarterly payments of the special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of Special Dividend Period, calculated in good faith by our board of directors. We estimate this amount would have been $              million had the offering occurred on                          . Immediately prior to the consummation of this offering, we intend to use cash on hand to satisfy our obligations under our Class B common stock.

Lease Agreements

          General Nutrition Centres Company, our indirect wholly owned subsidiary, is party to 21 lease agreements, as lessee, with Cadillac Fairview Corporation, as lessor, with respect to properties located in Canada. Cadillac Fairview Corporation is a direct, wholly owned subsidiary of OTPP, one of our principal stockholders. See "Principal and Selling Stockholders". For the years ended December 31, 2009 and 2008, Centers paid $2.4 million and $2.5 million, respectively, under the lease agreements. Each lease was negotiated in the ordinary course of business on an arm's length basis.

Product Purchases

          During our 2009 fiscal year, we purchased certain fish oil and probiotics products manufactured by Lifelong Nutrition, Inc. ("Lifelong") for resale under our proprietary brand name WELLbeING®. Carmen Fortino, who serves as one of our directors, is the Managing Director, a member of the board of directors and a stockholder of Lifelong. The aggregate value of the products we purchased from Lifelong was $3.3 million for the 2009 fiscal year.

Product Development and Distribution Agreement

          On June 3, 2010, General Nutrition Corporation, our wholly owned subsidiary, and Lifelong entered into a Product Development and Distribution Agreement (the "Lifelong Agreement"), pursuant to which General Nutrition Corporation and Lifelong will develop a branded line of supplements to be manufactured by Lifelong. As described above, Mr. Fortino is the Managing Director, a member of the board of directors and a stockholder of Lifelong. Products manufactured under the Lifelong Agreement and sold in our stores will be purchased by us from Lifelong; products sold outside of our stores will be subject to certain revenue sharing arrangements.

Stock Purchase

          During the third and fourth quarters of 2008, we issued to Axcel Partners III, LLC 273,215 shares of our Class A common stock at a price of $6.82 per share, for an aggregate purchase price of $1.9 million, and 45,478 shares of our Class A common stock at a price of $7.08 per share, for an aggregate purchase price of $0.3 million, respectively, and 110,151 and 18,710 shares of our

Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the dates of purchase, for an aggregate purchase price of $0.6 million and $0.1 million, respectively. Ms. Kaplan, who serves as a director and as our President and Chief Merchandising and Marketing Officer, is a member of Axcel Managers LLC, the managing member of Axcel Partners III LLC, and of SK Limited Partnership, a member of Axcel Partners III LLC.

Stock Purchase Agreement

          In February 2010, we entered into a Stock Purchase Agreement with GNC and Guru Ramanathan, Senior Vice President, Chief Innovation Officer of GNC, in connection with Mr. Ramanathan's previous purchase, in July 2008, of 14,885 shares of our Class A common stock at a price of $6.93 per share, for an aggregate purchase price of $103,153, and 4,961 shares of our Series A preferred stock at a price of $5.6637 per share, for an aggregate purchase price of $28,097.62.

Director Independence

          Through a voting agreement within the amended and restated stockholders agreement, each of Ares and OTPP, our principal stockholders, currently has right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock, unless such agreement is amended prior to completion of this offering. The voting agreement also provides for election of our then-current chief executive officer to our board of directors.

          As of August 31, 2010, our board of directors was comprised of Norman Axelrod, Andrew Claerhout, Carmen Fortino, Joseph Fortunato, Michael Hines, Beth J. Kaplan, David B. Kaplan, Brian Klos, Romeo Leemrijse and Richard J. Wallace. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the                          . Under this definition of independence,       of our directors are independent.

 DESCRIPTION OF CAPITAL STOCK

          The following is a description of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering and the application of the use of proceeds of the offering. The following is only a summary and is qualified in its entirety by reference to all applicable laws and to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements, copies of which are available as set forth under "Where You Can Find More Information".

Authorized Capitalization

          Upon the completion of this offering, our authorized capital stock will consist of                          shares of Class A common stock, par value $0.001 per share, 60,000,000 shares of Class B common stock, par value $0.001, and                          shares of preferred stock, par value $0.001 per share.

Common Stock

          As of June 30, 2010, there were 59,184,812 shares of Class A common stock outstanding, held of record by 41 stockholders, and there were 28,168,561 shares of Class B common stock outstanding, held of record by one stockholder. The holders of our common stock are entitled to the following rights:

          Voting Rights.    Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. For a description of the stockholders agreement, see "Certain Relationships and Related Party Transactions — Stockholders Agreement".

          Dividend Rights.    The holders of our common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock. The holders of our Class B common stock are entitled to the Special Dividend described above under "Certain Relationships and Related Party Transactions — Stockholders Agreement".

          Conversion Rights.    The shares of Class A common stock are not convertible. The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock. The holder of Class B common stock would have, upon conversion of its shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of our stockholders.

          Liquidation Rights.    In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

          Other Matters.    The holders of our common stock have no subscription, redemption, or conversion privileges. After the offering, our common stock does not entitle its holder to preemptive rights. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences, and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

          As of June 30, 2010, there were 29,862,297 shares of our Series A preferred stock outstanding, held of record by 41 stockholders. Prior to consummating this offering, we intend to offer to exchange all of our outstanding Series A preferred stock for                    shares of Class A common stock or Class B common stock. As a result, assuming the completion of the Recapitalization , upon closing of this offering, there will be no shares of preferred stock outstanding. See "Prospectus Summary — The Recapitalization".

          Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of                           shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. See "— Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws".

Options

          As of the completion of this offering, options to purchase a total of                          shares of Class A common stock will be outstanding, of which                          will be eligible for exercise or sale immediately following the completion of this offering. Common stock may be subject to the granting of options under the equity incentive plan. See "Shares Eligible for Future Sale".

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

          We plan to elect in our amended and restated certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

          Certain other provisions of the amended and restated certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and bylaws:

  •
  provide for a classified board of directors, pursuant to which our board of directors will be divided into three classes whose members will serve three-year staggered terms;

  •
  provide that the size of the board of directors will be set by members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the Stockholders Agreement;

  •
  do not permit stockholders to take action by written consent if the Sponsors own less than 50% of our outstanding common stock;

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  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

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  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

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  limit consideration by stockholders at annual meetings only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting;

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive;

  •
  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

  •
  provide that only our board of directors may fix the number of directors and, except in limited circumstances, fill vacant directorships.

          Our board will also have the power to alter, amend, or repeal our bylaws without stockholder approval.

Action by Written Consent

          Stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of our outstanding common stock. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Ability to Call Special Meetings

          Special meetings of our stockholders may be called only by a majority of our directors.

Stockholder Proposals

          Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

          Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although neither our amended and restated certificate of incorporation nor our amended and restated bylaws gives the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to Certificate of Incorporation or Bylaws

          Our certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation or bylaws. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to our bylaws, our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors.

Indemnification of Directors and Officers and Limitation of Liability

          Delaware Law.    Section 145 of the DGCL authorizes a corporation's board of directors to indemnify its directors and officers in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses occurred) arising under the Securities Act. As described below, we intend upon the completion of this offering to indemnify our directors, officers, and other employees to the fullest extent permitted by the DGCL.

          Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Upon the completion of this offering, our amended and restated bylaws will require us to indemnify our directors, officers, and employees and other persons serving at our request as a director, officer, employee, or agent of another entity to the fullest extent permitted by the DGCL. We will be required to advance expenses, as incurred, to the covered persons in connection with defending a legal proceeding if we have received an undertaking by that person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

          Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

          Indemnification Agreements.    Prior to the completion of this offering, we will have executed indemnification agreements with each of our directors and each of our officers in the position of Senior Vice President or above. These agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          Indemnification for Securities Act Liability.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Insurance Policies.    We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Corporate Opportunities

          In our amended and restated certificate of incorporation, we renounce any interest or expectancy in any business opportunities presented to Ares or OTPP, as the case may be, or any of their respective officers, managers, members, affiliates, or subsidiaries, even if the opportunity is one that we might reasonably have pursued, and that neither Ares or OTPP, as the case may be, nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Stockholders Agreement

          Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders. The stockholders agreement was amended and restated as of February 12, 2008. Through a voting agreement within such amended and restated stockholders agreement, each of Ares and OTPP, our principal stockholders, currently has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock, unless such agreement is amended prior to completion of this offering. The voting agreement also provides for election of our then-current chief executive officer to our board of directors. Under the terms of the amended and restated stockholders agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including a majority of the directors designated by Ares and a majority of the directors designated by OTPP. Some or all of the foregoing provisions may be amended prior to completion of this offering. The amended and restated stockholders agreement also contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights, all of which will cease to be effective upon the completion of this offering. In addition, the amended and restated stockholders agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to the stockholders agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock.

Listing

          We will apply to list our Class A common stock on a national securities exchange under the symbol "             ".

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is             .

DESCRIPTION OF CERTAIN DEBT

          The following summary highlights the material terms of the agreements and instruments that govern our material outstanding debt. Although this summary contains a summary of all of the material terms of the agreements and instruments as described, it is not a complete description of all of the terms of the agreements and instruments, and you should refer to the relevant agreement or instrument for additional information, copies of which are available as set forth under "Where You Can Find More Information".

Senior Credit Facility

          The Senior Credit Facility consists of the $675.0 million Term Loan Facility and the $60.0 million Revolving Credit Facility. As of December 31, 2009 and 2008, $7.9 million and $6.2 million was pledged to secure letters of credit, respectively.

          Interest Rate; Fees.    All borrowings under the Senior Credit Facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2008, in each case, applicable margins of 1.25% per annum for the Term Loan Facility and 1.0% per annum for the Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the Term Loan Facility and 2.0% per annum for the revolving credit facility. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          Guarantees; Security.    GNC Corporation, our indirect wholly owned subsidiary, and Centers' existing and future indirect domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility.

          Maturity.    The Term Loan Facility will mature in September 2013. The Revolving Credit Facility will mature in March 2012.

          Prepayment; Reduction.    The Senior Credit Facility permits Centers to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, commencing in fiscal 2008, the Senior Credit Facility requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for each fiscal year must be used to pay down outstanding borrowings.

          Covenants.    The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and Centers' subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation.

          Events of Default.    The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the senior credit facility when due, (2) breaches of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income

Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Collateral.    The Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

Senior Toggle Notes

          In connection with the Merger, Centers completed a private offering of $300.0 million of our Senior Notes.

          Interest Rate.    Centers may elect in its sole discretion to pay PIK interest or partial PIK interest. Cash interest on the Senior Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If Centers elects to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Notes or issue Senior Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Notes on the relevant record date. To date, Centers has elected to pay cash interest. The Senior Notes are treated as having been issued with original issue discount for United States federal income tax purposes.

          Optional Redemption.    Centers may redeem some or all of the Senior Notes at any time, at specified redemption prices. If Centers experiences certain kinds of changes in control, Centers must offer to purchase the Senior Notes at 101% of par plus accrued interest to the purchase date.

          Guarantees; Ranking.    The Senior Notes are Centers' senior non-collateralized obligations and are effectively subordinated to all of Centers' existing and future collateralized debt, including the Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all of Centers' existing and future non-collateralized senior debt and rank senior to all Centers' existing and future senior subordinated debt, including the Senior Subordinated Notes (as defined below). The Senior Notes are guaranteed on a senior non-collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the Senior Notes indenture). If Centers fails to make payments on the Senior Notes, the notes guarantors must make them instead.

          Covenants.    The Senior Notes indenture contains certain limitations and restrictions on Centers' and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict our ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to its or their stockholders.

10.75% Senior Subordinated Notes

          In connection with the Merger, Centers completed a private offering of $110.0 million of our Senior Subordinated Notes.

          Interest Rate.    Interest on the Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

          Optional Redemption.    Centers may redeem some or all of the Senior Subordinated Notes at any time, at specified redemption prices. If Centers experience certain kinds of changes in control, Centers must offer to purchase the Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

          Guarantees; Ranking.    The Senior Subordinated Notes are Centers' senior subordinated non-collateralized obligations and are subordinated to all its existing and future senior debt, including Centers' Senior Credit Facility and the Senior Notes and rank equally with all of Centers' existing and future senior subordinated debt and rank senior to all Centers' existing and future subordinated debt. The Senior Subordinated Notes are guaranteed on a senior subordinated non-collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the Senior Subordinated Notes indenture). If Centers fails to make payments on the Senior Subordinated Notes, the notes guarantors must make them instead.

          Covenants.    The Senior Subordinated Notes indenture contains certain limitations and restrictions on Centers' and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers' ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Subordinated Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to its or their stockholders.

 SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our Class A common stock, and a significant public market for our Class A common stock may not develop or be sustained after this offering. Future sales of significant amounts of our Class A common stock, including shares of our outstanding Class A common stock and shares of our Class A common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

          Upon the closing of this offering, we will have outstanding                  shares of Class A common stock and                   shares of Class B common stock that are convertible into                  shares of Class A common stock.

          Of these shares, the                  shares of Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of our company, as that term is defined in Rule 144 under the Securities Act.

          The remaining                  shares of Class A common stock and                    shares of Class B common stock were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144, 144(k), or 701 of the Securities Act. However,                   of these remaining shares of Class A common stock and                    of these remaining shares of Class B common stock are held by officers, directors, and existing stockholders who are subject to lock-up agreements for a period of 180 days after the date of this prospectus under which they have agreed not to sell or otherwise dispose of their shares of Class A common stock or Class B common stock, subject to certain exceptions. The representatives of the underwriters may, in their discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements.

          Beginning 180 days after the date of this prospectus,                  of these remaining shares will be eligible for sale in the public market, although all but                   shares will be subject to volume limitations under Rule 144.

Rule 144

          In general, Rule 144 allows a stockholder, or stockholders where shares are aggregated, who has beneficially owned shares of our Class A common stock for at least six months and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

  •
  1% of the number of shares of Class A common stock then outstanding, which will equal approximately                   shares immediately after this offering; or

  •
  the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale.

          Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

          Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares without limitation subject only to availability of current, public information, and after beneficially owning such shares for at least 12 months. To the extent that our affiliates sell their Class A common stock, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

          Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Sales under Rules 144 and 701

          No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our Class A common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 (or pursuant to Form S-8, if applicable) because this will depend on the market price of our Class A common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our Class A common stock in the public market could adversely affect the market price of our Class A common stock.

Registration Rights

          Upon completion of this offering, stockholders who are parties to the stockholders agreement have the right, subject to various conditions and limitations, to include their shares of our Class A common stock in registration statements relating to our securities. The right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the Class A common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Description of Capital Stock — Stockholders Agreement".

Options

          In addition to the shares of Class A and Class B common stock outstanding, as of June 30, 2010, there were outstanding options to purchase 9,237,813 shares of our Class A common stock. As soon as practicable upon completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act covering shares of our Class A common stock issued or reserved for issuance under our stock plans. Accordingly, shares of our Class A common stock registered under the Form S-8 registration statements will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of Class A common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or our underwriters.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES STOCKHOLDERS

          This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you purchase your Class A common stock in this offering, you will hold the Class A common stock as a capital asset and you are a beneficial owner of shares other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  •
  an estate, the income of which is subject to United States Federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has made a valid election to be treated as a United States person.

          This summary does not address all United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (including a "controlled foreign corporation", "passive foreign investment company", a foreign tax-exempt organization, a financial institution, an insurance company, or a former United States citizen or resident). This summary does not discuss any aspect of United States Federal alternative minimum tax, or state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, referred to as the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

          If a partnership (or other entity taxable as a partnership for United States Federal income tax purposes) holds our Class A common stock, the tax treatment of each partner will generally depend on the partner's status and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

          In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper and acceptable certification of your eligibility for such reduced rate. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your adjusted income tax basis in your shares of Class A common stock and, to the extent the distribution exceeds your basis, as capital gain.

          Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

          You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  we are or have been a "United States real property holding corporation" for United States Federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

          Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax (described above) may also apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under an applicable treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although such gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

          We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

          The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also effect backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-United States person and certain other conditions are met or you are an exempt recipient.

          Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

          Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-US persons that fail to comply with certain information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include US-source dividends and the gross proceeds from the sale or other disposition of stock that may produce US-source dividends.

Estate Tax

          Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States Federal estate tax purposes and may therefore be subject to United States Federal estate tax and generation skipping transfer tax (with respect to transfers to certain "skip persons") unless an applicable treaty provides otherwise.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are joint representatives of the underwriters.

Underwriter	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from the selling stockholder. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional                          shares.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of the company's Class A common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application will be made to list the Class A common stock on a national securities exchange under the symbol "             ". In order to meet one of the requirements for listing the Class A common stock on that national securities exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

          A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a portion of the shares to underwriters for their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

          In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company and the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the national securities exchange where our Class A common stock will be listed, in the over-the-counter market or otherwise.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus (the "Shares") does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

          The principal underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $             .

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Proskauer Rose LLP has represented certain of the underwriters from time to time on unrelated matters.

EXPERTS

          The financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 and for the period from March 16, 2007 through December 31, 2007 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          Our consolidated financial statements for the period from January 1, 2007 through March 15, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

          Because one of our subsidiaries already has public debt and also due to this offering, it is subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at GNC.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of GNC Acquisition Holdings Inc.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of GNC Acquisition Holdings Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended and for the period from March 16, 2007 through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 16(b) for the years ended December 31, 2009 and 2008 and for the period from March 16, 2007 through December 31, 2007, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing on page 65 of this prospectus. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2009). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

          As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

          A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 28, 2010

 Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of GNC Parent Corporation:

          In our opinion, the accompanying consolidated statements of operations, of stockholder's equity and comprehensive income (loss) and of cash flows for the period from January 1, 2007 to March 15, 2007 present fairly, in all material respects, the results of operations and cash flows of GNC Parent Corporation and its subsidiaries for the period from January 1, 2007 to March 15, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 16(b) for the period from January 1, 2007 to March 15, 2007, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
September 28, 2010

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, including share data)

	December 31, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$89,948	$44,339
Receivables, net (Note 3)	93,932	89,044
Inventories (Note 4)	370,492	363,654
Deferred tax assets (Note 5)	—	11,455
Prepaids and other current assets (Note 6)	42,275	48,090

Total current assets	596,647	556,582
Long-term assets:
Goodwill, net (Note 7)	624,753	622,909
Brands, net (Note 7)	720,000	720,000
Other intangible assets, net (Note 7)	154,370	163,176
Property, plant and equipment, net (Note 8)	199,581	206,154
Deferred financing fees, net (Note 2)	18,411	22,470
Other long-term assets (Note 9)	4,332	2,518

Total long-term assets	1,721,447	1,737,227

Total assets	$2,318,094	$2,293,809

Current liabilities:
Accounts payable	$95,904	$123,577
Accrued payroll and related liabilities (Note 10)	22,277	22,582
Accrued interest (Note 12)	14,552	15,746
Current portion, long-term debt (Note 12)	1,724	13,509
Other current liabilities (Note 11)	65,162	74,368

Total current liabilities	199,619	249,782
Long-term liabilities:
Long-term debt (Note 12)	1,058,085	1,071,237
Deferred tax liabilities (Note 5)	288,894	278,003
Other long-term liabilities	39,520	40,983

Total long-term liabilities	1,386,499	1,390,223

Total liabilities	1,586,118	1,640,005
Stockholders' equity (Note 17):
Preferred stock, $0.001 par value, 30,500 shares authorized, 29,862 shares issued and outstanding	197,742	179,346
Common stock, $0.001 par value, 210,000 shares authorized:
Class A, 59,170 shares issued and outstanding	60	60
Class B, 28,169 shares issued and outstanding	28	28
Paid-in-capital	448,556	445,701
Retained earnings	95,263	44,406
Treasury stock, at cost	(2,474)	(1,680)
Accumulated other comprehensive loss	(7,199)	(14,057)

Total stockholders' equity	731,976	653,804

Total liabilities and stockholders' equity	$2,318,094	$2,293,809

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
Revenue	$1,707,007	$1,656,729	$1,222,987	$329,829
Cost of sales, including costs of warehousing, distribution and occupancy	1,116,437	1,082,630	814,238	212,175

Gross profit	590,570	574,099	408,749	117,654
Compensation and related benefits	263,046	249,793	195,792	64,311
Advertising and promotion	50,034	55,060	35,062	20,473
Other selling, general and administrative	96,619	98,903	71,478	17,611
Foreign currency (gain) loss	(155)	733	(424)	(154)
Merger-related costs (Note 1)	—	—	—	34,603

Operating income (loss)	181,026	169,610	106,841	(19,190)
Interest expense, net (Note 12)	69,940	83,000	75,513	72,822

Income (loss) before income taxes	111,086	86,610	31,328	(92,012)
Income tax expense (benefit) (Note 5)	41,562	31,952	12,512	(21,568)

Net income (loss)	$69,524	$54,658	$18,816	$(70,444)

Income (loss) per share — Basic and Diluted:
Net income (loss)	$69,524	$54,658	$18,816	$(70,444)
Preferred stock dividends	18,667	16,861	12,207	—

Net income available to common shareholders	$50,857	$37,797	$6,609	$(70,444)

Earnings (loss) per share:
Basic	$0.58	$0.43	$0.08	$(1.39)
Diluted	$0.58	$0.43	$0.08	$(1.39)
Weighted average common shares outstanding:
Basic	87,421	87,761	87,784	50,607
Diluted	87,859	87,787	87,784	50,607
The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity and Comprehensive Income (Loss)

(in thousands, including share data)

	Class A Common Stock		Class B Common Stock
					Preferred Stock					Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
							Treasury Stock	Paid-in- Capital	Retained Earnings
Predecessor	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance at December 31, 2006	50,607	$506	—	$—	—	$—	$—	$584	$(100,656)	$580	$(98,986)

Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(70,444)	—	(70,444)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(283)	(283)

Comprehensive loss											(70,727)
Adoption of FIN 48	—	—	—	—	—	—	—	—	(418)	—	(418)
Cancellation of stock options, net of tax	—	—	—	—	—	—	—	(32,466)	—	—	(32,466)
Non-cash stock-based compensation	—	—	—	—	—	—	—	4,124	—	—	4,124
Capital contribution from selling shareholder	—	—	—	—	—	—	—	904,875	—	—	904,875

Balance at March 15, 2007	50,607	$506	—	$—	—	$—	$—	$877,117	$(171,518)	$(297)	$706,402

Successor
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	—	18,816	—	18,816
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $2,051	—	—	—	—	—	—	—	—	—	(3,584)	(3,584)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	2,732	2,732

Comprehensive income											17,964
Capital contribution	59,631	60	28,169	28	30,000	150,000	—	438,912	—	—	589,000
Purchase of treasury stock	(46)	—	—	—	(16)	(79)	(235)	—	—	—	(314)
Preferred stock	—	—	—	—	—	12,207	—	—	(12,207)	—	—
Non-cash stock-based compensation	—	—	—	—	—	—	—	1,907	—	—	1,907

Balance at December 31, 2007	59,585	$60	28,169	$28	29,984	$162,128	$(235)	$440,819	$6,609	$(852)	$608,557

Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	—	54,658	—	54,658
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $4,829	—	—	—	—	—	—	—	—	—	(8,438)	(8,438)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(4,767)	(4,767)

Comprehensive income											41,453
Capital contribution	338	—	—	—	134	775	—	2,288	—	—	3,063
Purchase of treasury stock	(413)	—	—	—	(140)	(418)	(1,445)	—	—	—	(1,863)
Preferred stock	—	—	—	—	—	16,861	—	—	(16,861)	—	—
Non-cash stock-based compensation	—	—	—	—	—	—	—	2,594	—	—	2,594

Balance at December 31, 2008	59,510	$60	28,169	$28	29,978	$179,346	$(1,680)	$445,701	$44,406	$(14,057)	$653,804

Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	—	69,524	—	69,524
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $1,537	—	—	—	—	—	—	—	—	—	2,686	2,686
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	4,172	4,172

Comprehensive income											76,382
Purchase of treasury stock	(340)	—	—	—	(116)	(271)	(794)	—	—	—	(1,065)
Preferred stock	—	—	—	—	—	18,667	—	—	(18,667)	—	—
Non-cash stock-based compensation	—	—	—	—	—	—	—	2,855	—	—	2,855

Balance at December 31, 2009	59,170	$60	28,169	$28	29,862	$197,742	$(2,474)	$448,556	$95,263	$(7,199)	$731,976

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Successor			Predecessor
	Year ended
			March 16- December 31, 2007	January 1- March 15, 2007
	December 31, 2009	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$69,524	$54,658	$18,816	$(70,444)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	36,906	31,562	20,810	6,510
Deferred fee writedown — early debt extinguishment	—	—	—	26,088
Amortization of intangible assets	9,759	10,891	9,191	866
Amortization of deferred financing fees	4,104	3,907	2,921	1,052
Amortization of original issue discount	374	339	247	4,183
Increase in provision for inventory losses	11,151	14,406	10,400	2,247
Non-cash stock-based compensation	2,855	2,594	1,907	4,124
(Decrease) increase in provision for losses on accounts receivable	(2,540)	253	(335)	(39)
Decrease (increase) in net deferred taxes	21,431	24,371	9,303	(3,914)
Changes in assets and liabilities:
(Increase) decrease in receivables	(3,428)	(5,131)	(10,752)	1,982
Increase in inventory, net	(15,661)	(48,248)	(6,377)	(2,128)
(Increase) decrease in franchise note receivables, net	(314)	1,008	2,587	912
Increase (decrease) in accrued income taxes	2,852	(10,545)	12,707	(4,967)
Decrease (increase) in other assets	4,187	(6,259)	(7,474)	3,536
(Decrease) increase in accounts payable	(28,119)	22,075	(986)	(387)
(Decrease) increase in interest payable	(1,193)	(2,365)	18,110	(24,013)
Increase (decrease) in accrued liabilities	2,083	(16,151)	10,962	(13,065)

Net cash provided by (used in) operating activities	113,971	77,365	92,037	(67,457)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,682)	(48,666)	(28,851)	(5,693)
Acquisition of the Company	(11,268)	(10,842)	(1,642,951)	—
Franchise store conversions	239	404	77	—
Acquisition of intangibles	—	(1,000)	—	—
Store acquisition costs	(2,463)	(321)	(489)	(555)

Net cash used in investing activities	(42,174)	(60,425)	(1,672,214)	(6,248)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	—	775	140,651	—
Issuance of Class A common stock	—	2,288	270,797	—
Issuance of Class B common stock	—	—	140,843	—
Purchase of treasury shares	(1,065)	(1,863)	(314)	—
Contribution from selling shareholders	—	—	—	904,875
Borrowings from new revolving credit facility	—	5,375	10,500	—
Payments on new revolving credit facility	(5,375)	—	(10,500)	—
Borrowings from new senior credit facility	—	—	675,000	—
Proceeds from issuance of new senior sub notes	—	—	110,000	—
Proceeds from issuance of new senior notes	—	—	297,000	—
Redemption of PIK notes	—	—	—	(425,000)
Redemption of 8 5/8% senior notes	—	—	—	(150,000)
Redemption of 8 1/2% senior notes	—	—	—	(215,000)
Payment of 2003 senior credit facility	—	—	—	(55,290)
Payments on long-term debt	(19,952)	(7,974)	(6,021)	(334)
Financing fees	(45)	—	(29,298)	(532)

Net cash (used in) provided by financing activities	(26,437)	(1,399)	1,598,658	58,719

Effect of exchange rate on cash	249	(56)	(29)	(165)

Net increase (decrease) in cash	45,609	15,485	18,452	(15,151)
Beginning balance, cash	44,339	28,854	10,402	25,553

Ending balance, cash	$89,948	$44,339	$28,854	$10,402

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. NATURE OF BUSINESS

          General Nature of Business.    GNC Acquisition Holdings Inc., a Delaware corporation ("Holdings", and together with its subsidiaries and, unless the context requires otherwise, its and their respective predecessors, collectively the "Company"), is a leading specialty retailer of nutritional supplements, which include: vitamins, minerals and herbal supplements ("VMHS"), sports nutrition products, diet products and other wellness products.

          The Company's organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail; Franchising; and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico and in addition the Company offers products domestically through www.gnc.com and www.drugstore.com. Franchise stores are located in the United States and 47 international countries. The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

          The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), Federal Trade Commission ("FTC"), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

          Merger of the Company.    Together with Holdings' wholly owned subsidiary GNC Acquisition Inc., Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and a wholly owned subsidiary of Holdings (the "Merger"). The purchase equity contribution was made by Ares Corporate Opportunities Fund II, L.P. ("ACOF") and Ontario Teachers' Pension Plan Board ("OTPP"), together with additional institutional investors and certain management of Holdings. The transaction closed on March 16, 2007 and was accounted for under the purchase method of accounting. The transaction occurred between unrelated parties and no common control existed. The merger consideration (excluding acquisition costs of $13.7 million) totaled $1.65 billion, including the repayment of existing debt and other liabilities, and was funded with a combination of equity contributions and the issuance of new debt. The following reconciles the total merger consideration to the cash purchase price:

March 16, 2007
(in thousands)
Merger consideration	$1,650,000
Acquisition costs	13,732
Debt assumed by buyer	(10,773)

Fair value of net assets acquired	1,652,959
Non-cash rollover of shares	(36,709)

Cash paid at acquisition	$1,616,250

NOTE 1. NATURE OF BUSINESS (Continued)

          The Company was subject to certain tax adjustments that were settled upon filing of the predecessor's final tax return, and receipt of the tax refund associated with that return. Also, pursuant to the Merger agreement, the Company agreed to pay additional consideration for amounts refunded from tax returns. During the period from March 16 to December 31, 2007, the Company paid $25.9 million additional consideration for total cash paid for the Merger of $1,642.1 million. In September 2008, pursuant to the Merger agreement, $10.8 million of additional consideration was paid as a result of the Company filing its March 16, 2007 to December 31, 2007 consolidated federal tax return. In the fourth quarter of 2009, pursuant to the Merger agreement, $11.3 million of additional consideration was paid as a result of the Company filing its 2008 consolidated federal tax return. The Merger agreement requires payments to former shareholders and optionholders in lieu of income tax payments made for utilizing net operating losses ("NOL's") created as a result of the Merger.

          In connection with the Merger on March 16, 2007, General Nutrition Centers, Inc. ("Centers"), a subsidiary of Holdings, issued $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 (the "Senior Toggle Notes") and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015 (the "10.75% Senior Subordinated Notes"). In addition, Centers obtained a senior credit facility (the "2007 Senior Credit Facility") comprised of a $675.0 million term loan facility (the "Term Loan Facility") and a $60.0 million revolving credit facility (the "Revolving Credit Facility"). Centers borrowed the entire $675.0 million under the term loan facility and $10.5 million under the revolving credit facility to fund a portion of the acquisition price. Centers utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% senior notes issued in January 2005, and its 8 1/2% senior subordinated notes issued in December 2003. Centers contributed the remainder of the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to repay GNC Parent Corporation's outstanding floating rate senior PIK notes issued in November 2006, pay the merger consideration, and pay fees and expenses related to the Merger transactions.

          In connection with the Merger, the Company recognized charges of $34.6 million in the period ending March 15, 2007. In addition, the Company recognized compensation charges associated with the Merger of $15.3 million in the period ending March 15, 2007.

          Pursuant to the Merger agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation with GNC Parent Corporation surviving the Merger. Subsequently on March 16, 2007, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC.

          In conjunction with the Merger, final fair value adjustments were made to the Company's financial statements as of March 16, 2007. As a result of the Merger and the final fair values assigned, the financial statements as of December 31, 2007 reflected these adjustments made in

NOTE 1. NATURE OF BUSINESS (Continued)

accordance with the standard on business combinations. The following table summarizes the fair values assigned to the Company's assets and liabilities in connection with the Merger.

March 16, 2007
(in thousands)
Assets:
Current assets	$480,230
Goodwill	626,259
Other intangible assets	901,661
Property, plant and equipment	181,765
Other assets	16,813

Total assets	$2,206,728

Liabilities:
Current liabilities	232,943
Long-term debt	10,773
Deferred tax liability	257,732
Other liabilities	52,321

Total liabilities	$553,769

Fair value of net assets acquired	$1,652,959

          The above table does not include Merger consideration related to payments based on utilization of net operating losses for 2008 and 2009.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and with the instructions to Form S-1 and Regulation S-X. The Company's normal reporting period is based on a calendar year.

          The financial statements as of December 31, 2009, 2008 and 2007 reflect periods subsequent to the Merger and include the accounts of the Company and its wholly owned subsidiaries. Included for the year ended 2009 and 2008 and for the period from March 16, 2007 through December 31, 2007 are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Accordingly, the accompanying financial statements for the periods prior to the Merger are labeled as "Predecessor" and the periods subsequent to the Merger are labeled as "Successor".

Summary of Significant Accounting Policies

          Principles of Consolidation.    The consolidated financial statements include the accounts of Holdings and all of its subsidiaries and a variable interest entity. All material intercompany transactions have been eliminated in consolidation.

          The Company has no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes.

          Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

          Cash and Cash Equivalents.    The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. The majority of payments due from banks for third-party credit cards process within 24-48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. All credit card transactions are classified as cash and the amounts due from these transactions totaled $2.1 million at December 31, 2009 and $2.2 million at December 31, 2008.

          Book overdrafts of $0.7 million and $4.2 million as of December 31, 2009 and 2008, respectively, represent checks issued that had not been presented for payment to the banks and are classified as accounts payable in the Company's consolidated balance sheet. The Company typically funds these overdrafts through normal collections of funds or transfers from bank balances at other financial institutions. Under the terms of the Company's facilities with its banks, the respective financial institutions are not legally obligated to honor the book overdraft balances as of December 31, 2009 and 2008, or any balance on any given date.

          Inventories.    Inventory components consist of raw materials, finished product and packaging supplies. Inventories are stated at the lower of cost or market. Cost is determined using a standard costing system which approximates actual costs. The Company regularly reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product. Upon analysis, the Company has established certain valuation allowances to reserve for such inventory. When allowances are considered necessary, after such reviews, the inventory balances are adjusted and reflected net in the accompanying financial statements.

          Accounts Receivable and Allowance for Doubtful Accounts.    The Company sells product to its franchisees and, to a lesser extent, various third parties. See Note 3, "Receivables", for the components of accounts receivable. To determine the allowance for doubtful accounts in accordance with the standard on impairment of receivables, factors that affect collectability from the Company's franchisees or third-party customers include their financial strength, payment history, reported sales and the overall retail economy. The Company establishes an allowance for doubtful accounts for franchisees based on an assessment of the franchisees' operations which includes analysis of their operating cash flows, sales levels, and status of amounts due to the Company, such as rent, interest and advertising. In addition, the Company considers the franchisees' inventory and fixed assets, which the Company can use as collateral in the event of a default by the franchisee. An allowance for international franchisees is calculated based on unpaid, non

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collateralized amounts associated with their receivable balance. An allowance for receivable balances due from other third parties is recognized, if considered necessary, based on facts and circumstances. These allowances are deducted from the related receivables and reflected net in the accompanying financial statements.

          Notes Receivable.    The Company offers financing to qualified franchisees in connection with the initial purchase of a franchise store. The notes offered by the Company to its franchisees are demand notes, payable monthly over a period ranging from five to seven years. Interest accrues principally at an annual rate that ranges from 8.0% to 13.75%, based on the amount of initial deposit, and is payable monthly. Allowances for these receivables are recognized in accordance with the Company's policy described in the Accounts Receivable and Allowance for Doubtful Accounts above.

          Property, Plant and Equipment.    Property, plant and equipment expenditures are recorded at cost. As a result of the Merger, the remaining estimated useful lives of already-existing property and equipment were reevaluated on a prospective basis using the fair values determined at the date of the Merger. These remaining useful lives ranged from one year to sixteen years across all asset classes with the exception of buildings, whose useful lives ranged from fifteen to thirty seven years. Depreciation and amortization are recognized using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to fifteen years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three to five years. Amortization of improvements to retail leased premises is recognized using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases including renewals that are reasonably assured, whichever period is shorter. Buildings are depreciated over forty years and building improvements are depreciated over the remaining useful life of the building. The Company records tax depreciation in conformity with the provisions of applicable tax law.

          Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and maintenance costs incurred in the normal operations of business are expensed as incurred. Gains from the sale of property, plant and equipment are recognized in current operations.

          The Company recognized depreciation expense of property, plant and equipment of $36.9 million for the year ended December 31, 2009, $31.6 million for the year ended December 31, 2008, $20.8 million for the period March 16 to December 31, 2007, and $6.5 million for the period January 1 to March 15, 2007.

          Goodwill and Intangible Assets.    Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. The Company completes its annual impairment test in the fourth quarter. The Company records goodwill and franchise rights upon the acquisition of franchisee stores when the consideration given to the franchisee exceeds the fair value of the identifiable assets acquired and liabilities assumed of the store. This goodwill is accounted for in accordance with the above policy. See Note 7, "Goodwill, Brands, and Other Intangible Assets, Net".

          Long-lived Assets.    The Company periodically performs reviews of underperforming businesses and other long-lived assets, including amortizable intangible assets, for impairment pursuant to the provisions of the standard related to the accounting for impairment on disposal of

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

long lived assets. Factors the Company considers important that may trigger an impairment review include: significant changes in the manner of its use of assets of the strategy for its overall business; significant negative industry or economic trends; store closings; or under-performing business trends. These reviews may include an analysis of the current operations and capacity utilization, in conjunction with an analysis of the markets in which the businesses are operating. A comparison is performed of the undiscounted projected cash flows of the current operating forecasts to the net book value of the related assets. If it is determined that the full value of the assets may not be recoverable, an appropriate charge to adjust the carrying value of the long-lived assets to fair value may be required.

          Revenue Recognition.    The Company operates predominately as a retailer, through Company-owned stores, franchised stores and sales through its website, www.GNC.com and to a lesser extent through wholesale operations. For all years and periods presented herein, the Company has complied with and adopted the standard on revenue recognition.

          The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company's point of sale system. Gross revenues are reduced by actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management's estimate, which is derived from historical return data. Revenue is deferred on sales of the Company's Gold Cards and subsequently amortized over 12 months. The length of the amortization period is determined based on matching the discounts associated with the Gold Card program to the revenue deferral during the twelve month membership period. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month.

          The Company also sells gift cards to its customers. Revenue from gift cards is recognized when the gift card is redeemed. These gift cards do not have expiration dates. Based upon historical redemption rates, a small percentage of gift cards will never be redeemed, referred to as "breakage". The Company first sold gift cards in late 2001 and the Company began to recognize gift card breakage revenue in 2008, when the likelihood of redemption became remote and amounts were not escheatable. Total revenue for 2009 and 2008 includes $0.3 million and $0.6 million, respectively, related to recognition of gift card breakage revenue.

          The Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. See Note 20, "Franchise Revenue". These revenues are netted by actual franchisee returns and an allowance for projected returns. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are recognized by the Company at the time of a franchise store opening. Interest on the financing of franchisee notes receivable is recognized as it becomes due and payable. Gains from the sale of company-owned stores to franchisees are recognized in accordance with the standard on accounting for sales of real estate. This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are satisfied regarding the collectability of the related receivable and the seller's remaining obligations. Remaining sources of franchise income, including royalties, are recognized as earned.

          The Manufacturing/Wholesale segment sells product primarily to the other Company segments and third-party customers. Revenue is recognized when risk of loss, title and insurable risks have

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transferred to the customer, net of estimated returns and allowances. The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

          Cost of Sales.    The Company purchases products directly from third-party manufacturers as well as manufactures its own products. The Company's cost of sales includes product costs, costs of warehousing and distribution and occupancy costs. The cost of manufactured products includes depreciation expense related to the manufacturing facility and related equipment.

          Vendor Allowances.    The Company enters into two main types of arrangements with certain vendors, the most significant of which results in the Company receiving credits as sales rebates based on arrangements with such vendors. The Company also enters into arrangements with certain vendors through which the Company receives rebates for purchases during the year typically based on volume discounts. As the right of offset exists under these arrangements, rebates received under both arrangements are recorded as a reduction in the vendors' accounts payable balances on the balance sheet and represent the estimated amounts due to the Company under the rebate provisions of such contracts. Rebates are presented as a reduction in accounts payable. The corresponding rebate income is recorded as a reduction of cost of goods sold based on inventory turnover, in accordance with the provisions of the standard on accounting by a reseller for cash consideration received from a vendor. For volume rebates, the appropriate level of such income is derived from the level of actual purchases made by the Company from suppliers. The amount recorded as a reduction to cost of goods sold was $34.1 million for the year ended December 31, 2009, $29.3 million for the year ended December 31, 2008, $20.9 million for the period from March 16 to December 31, 2007 and $6.6 million for the period from January 1 to March 15, 2007.

          Distribution and Shipping Costs.    The Company bills franchisees and third-party customers shipping and transportation costs and reflects these charges in revenue. The unreimbursed costs that are associated with these costs are included in cost of sales.

          Research and Development.    Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recognized $0.4 million for the year ended December 31, 2009, $0.9 million for the year ended December 31, 2008, $0.5 million for the period from March 16 to December 31, 2007, and $0.1 million in research and development costs for the period January 1 to March 15, 2007. These costs are included in Other SG&A costs in the accompanying financial statements.

          Advertising Expenditures.    The Company recognizes advertising, promotion and marketing program costs the first time the advertising takes place with exception to the costs of producing advertising, which are expensed as incurred during production. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising fees from the franchisees and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company recognized $50.0 million for the year ended December 31, 2009, $55.1 million for the year ended December 31, 2008, $35.0 million for the period March 16 to December 31, 2007, and $20.5 million for the period January 1 to March 15, 2007, net of approximately $11.0 million annually from the national advertising fund.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Merger Related Costs.    For the period January 1 to March 15, 2007, Merger related costs of $34.6 million includes costs incurred by GNC Parent LLC, and recognized by Holdings, in relation to the Merger. These costs were comprised of selling-related expenses of $26.4 million, a contract termination fee paid to the previous owner of the Company of $7.5 million and other costs of $0.7 million.

          Leases.    The Company has various operating leases for company-owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. These reimbursements are amortized by the Company as an offset to rent expense over the life of the related lease. The Company determines the period used for the straight-line rent expense for leases with option periods and conforms it to the term used for amortizing improvements.

          The Company leases an approximately 300,000 square-foot-facility in Greenville, South Carolina where the majority of its proprietary products are manufactured. The Company also leases a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but the Company retains the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. As part of a tax incentive arrangement, the Company assigned the facilities to the counties and leases them back under operating leases. The Company leases the facilities from the counties where located, in lieu of paying local property taxes. Upon exercising its right to purchase the facilities back from the counties, the Company will be subject to the applicable taxes levied by the counties. In accordance with the standards on the accounting for leases, the purchase option in the lease agreements prevent sale-leaseback accounting treatment. As a result, the original cost basis of the facilities remains on the balance sheet and continues to be depreciated.

          The Company leases a 210,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. The Company also has operating leases for its fleet of distribution tractors and trailers and fleet of field management vehicles. In addition, the Company also has a minimal amount of leased office space in California, Florida, and Canada. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease. See Note 15, "Long-Term Lease Obligations".

          Contingencies.    In accordance with the standards on contingencies the Company accrues a loss contingency if it is probable and can be reasonably estimated or a liability had been incurred at the date of the financial statements if those financial statements have not been issued. If both of the conditions above are not met, or if an exposure to loss exists in excess of the amount accrued, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred. The Company accrues costs that are part of legal settlements when the settlement is probable.

          Pre-Opening Expenditures.    The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Deferred Financing Fees.    Costs related to the financing of the Senior Subordinated Notes issued in December 2003, 8 5/8% Senior Notes and the December 2003 senior credit facility were capitalized and were being amortized over the term of the respective debt. As of March 15, 2007, the remaining deferred financing fees were written off as the debt was extinguished as a part of the Merger. In conjunction with the Merger, $29.3 million in costs related to the financing of new debt were capitalized and are being amortized over the life of the new debt. Accumulated amortization as of December 31, 2009 and 2008 was $10.9 million and $6.8 million, respectively.

          Income Taxes.    The Company accounts for income taxes in accordance with the standards on income taxes. As prescribed by these standards, the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 5, "Income Taxes".

          For the year ended December 31, 2009 the Company will file a consolidated federal income tax return. For state income tax purposes, the Company will file on both a consolidated and separate return basis in the states in which it conducts business. The Company filed in a consistent manner in 2008 and 2007.

          The Company adopted the updates on the provisions of the standards on income taxes on January 1, 2007 related to the accounting for uncertainty in income taxes. As a result of the implementation, the Company recognized an adjustment of $0.4 million to retained earnings for the liability for unrecognized income tax benefits, net of the deferred tax effect. It is the Company's policy to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. See Note 5, "Income Taxes", for additional information regarding the change in unrecognized tax benefits.

          Self-Insurance.    The Company has procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. The Company is self-insured for such areas as: (1) medical benefits; (2) worker's compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to the Company's tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. The Company is not insured for certain property and casualty risks due to the Company's assessment of frequency and severity of a loss, the cost of insurance and the overall risk analysis.

          The Company carries product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company carries general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of the Company's workers' compensation and auto insurance are in a deductible/retrospective plan. The Company reimburses the insurance company for the workers' compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company employees. The Company maintains a specific stop loss provision of $250,000 per individual per plan year with a maximum lifetime benefit limit of $2.0 million per individual. The Company has no additional liability once a participant exceeds the $2.0 million ceiling. The Company's liability for medical claims is included as a component of accrued benefits in Note 10, "Accrued Payroll and Related Liabilities", and was $2.0 million and $2.2 million as of December 31, 2009 and 2008, respectively.

          Stock Compensation.    The Company utilizes the Black-Scholes model to calculate the fair value of options under this standard, which is consistent with prior year financial statements under the original stock compensation standard. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period.

          Earnings Per Share.    Basic earnings per share is computed by dividing net earnings by the weighted average common shares outstanding for the period. Diluted earnings per share is computed by dividing net earnings by the weighted average common shares outstanding adjusted for the dilutive effect of stock options, excluding antidilutive shares, under Holdings' stock option plan. See Note 18, "Stock-based Compensation Plans" for additional disclosure.

          The following table represents the Company's basic and dilutive earnings per share:

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
		(in thousands)
Net income	$69,524	$54,658	$18,816	$(70,444)
Cumulative exchangeable preferred stock dividends	(18,667)	(16,861)	(12,207)	—

Net income (loss) available to common stockholders	$50,857	$37,797	$6,609	$(70,444)

Weighted average shares	87,421	87,761	87,784	50,607
Effect of dilutive employee stock options	438	26	—	—

Diluted weighted average shares	87,859	87,787	87,784	50,607

Basic earnings (loss) per share	$0.58	$0.43	$0.08	$(1.39)
Diluted earnings (loss) per share	$0.58	$0.43	$0.08	$(1.39)

          As result of the Company's net loss for the period January 1, 2007 to March 15, 2007, the effect of unexercised stock options was anti-dilutive and therefore has been excluded from diluted shares outstanding as well as from the diluted earnings per share calculation.

          Unexercised stock options of 8.8 million shares and 8.9 million shares for the years ended December 31, 2009 and 2008, respectively, and 4.8 million shares for the period March 16, 2007 to December 31, 2007 were not included in the computation of diluted earnings per share because the impact of applying the treasury stock method to these options was anti-dilutive.

          Foreign Currency.    For all foreign operations, the functional currency is the local currency. In accordance with the standard on foreign currency matters, assets and liabilities of those operations,

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. Gains or losses resulting from foreign currency transactions are included in results of operations.

          Financial Instruments and Derivatives.    On January 1, 2009, the Company adopted the revised accounting standards on disclosure of derivative instruments and hedging activities. This new standard expands the current disclosure requirements. This new standard provides for an enhanced understanding of (1) how and why an entity uses derivative instruments, (2) how derivative instruments and related hedged items are accounted for under previous standards and their related interpretations, and (3) how derivative instruments affect an entity's financial position, financial performance, and cash flows.

          As part of the Company's financial risk management program, it uses certain derivative financial instruments. The Company does not enter into derivative transactions for speculative purposes and holds no derivative instruments for trading purposes. The Company uses derivative financial instruments to reduce its exposure to market risk for changes in interest rates primarily in respect of its long term debt obligations. The Company tries to manage its interest rate risk in order to balance its exposure to both fixed and floating rates while minimizing its borrowing costs. Floating-to-fixed interest rate swap agreements, designated as cash flow hedges of interest rate risk, are entered into from time to time to hedge the Company's exposure to interest rate changes on a portion of the Company's floating rate debt. These interest rate swap agreements convert a portion of the Company's floating rate debt to fixed rate debt. Interest rate floors designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an upfront premium. The Company records the fair value of these contracts as an asset or a liability, as applicable, in the balance sheet, with the offset to accumulated other comprehensive income (loss), net of tax. The Company measures hedge effectiveness by assessing the changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, are recorded in interest expense in the current period.

          Derivatives designated as hedging instruments have been recorded in the consolidated balance sheet at fair value as follows:

		Fair Value
	Balance Sheet Location	December 31, 2009	December 31, 2008
		(in thousands)
Interest Rate Products	Other long-term liabilities	$(14,679)	$(18,902)

          The Company has interest rate swap agreements outstanding that effectively converted notional amounts of an aggregate $550.0 million of debt from floating to fixed interest rates. The five outstanding agreements mature between April 2010 and September 2012. During the second quarter of 2009, the Company entered into one of its derivative contract that consisted of an interest rate swap with a bought floor that effectively converted a notional amount of $150.0 million of the Senior Toggle Notes from a floating to a fixed rate, effective September 2009. The floor is intended to replicate the optionality present in the original debt agreement, providing an equivalent offset in the interest payments.

          Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

debt. During the twelve months ending December 31, 2010, the Company estimates that an additional $12.0 million will be reclassified as an increase to interest expense.

          Components of gains and losses recorded in the consolidated balance sheet and consolidated income statements for the year ended December 31, 2009, are as follows:

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(in thousands)
Interest Rate Products	$(9,024)	Interest income/ (expense)	$(13,247)

          During the year ended December 31, 2009, there was no amount recorded as ineffective from accumulated other comprehensive income.

          Under the Company's agreements with its derivative counterparty, if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

          As of December 31, 2009, the fair value of derivatives in a net liability position related to these agreements was $18.1 million, including accrued interest of $3.4 million but excluding adjustments for nonperformance risk. If the Company had breached any of these provisions at December 31, 2009, it could have been required to settle its obligations under the agreements at their full termination value, which approximates the fair value of derivatives including accrued interest.

Recently Issued Accounting Pronouncements

          In June 2009, the Financial Accounting Standards Board ("FASB") issued a standard on Generally Accepted Accounting Principles. This standard establishes the FASB Accounting Standards Codification (the "Codification") as the single source of authoritative nongovernmental accounting principles generally accepted in U.S. GAAP. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have any impact on the Company's financial statements.

          In June 2009, the SEC issued a staff accounting bulletin ("SAB") that revises or rescinds portions of the interpretive guidance included in the codification of SABs in order to make the interpretive guidance consistent with U.S. GAAP. The principal revisions include deletion of material no longer necessary or that has been superseded because of the issuance of new standards. The Company adopted this SAB during the second quarter of 2009; the adoption did not have any impact on its consolidated financial statements.

Fair Value

          In September 2006, the FASB issued new standards on fair value measurements and disclosures. These new standards define fair value, establish a framework for measuring fair value in U.S. GAAP, and expand disclosures about fair value measurements. The new standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The original standard was initially

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

effective as of January 1, 2008, but in February 2008 the FASB delayed the effectiveness date for applying this standard to nonfinancial assets and nonfinancial liabilities that are not at fair value in the financial statements. The standard was effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, for which application has been deferred for one year. The Company adopted this new standard in the first quarter of fiscal 2008 for financial assets and liabilities. See Note 23, "Fair Value Measurements".

          In February 2007, the FASB issued a new standard on financial instruments that amends a previously issued standard. This standard expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of the standard is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under the standard, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. The new standard was effective for fiscal years beginning after November 15, 2007. The adoption of this standard did not affect the financial statements as the Company did not elect to use the fair value option.

          In October 2008, the FASB issued a new standard on determining the fair value of a financial asset. This standard clarifies the application of accounting standards in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The new standard was effective upon issuance for financial statements that have not been issued. The adoption of this new standard did not have any impact on the Company's financial assets and liabilities.

          In August 2009, the FASB issued an update to the standard on fair value measurements and disclosures. This update provides guidance on the manner in which the fair value of liabilities should be determined. This update is effective for annual periods ending after September 15, 2009. The adoption of this standard did not have any impact on the Company's financial statements.

Business Combinations and Consolidation

          In December 2007, the FASB issued a new standard on business combinations. This new standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. The new standard significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under this standard, changes in an acquired entity's deferred tax assets and uncertain tax positions after the measurement period will impact the acquirer's income tax expense. The standard provides guidance regarding what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The original standard became effective for fiscal years beginning after December 15, 2008 with early application prohibited and amends the standard on income taxes such that adjustments made to deferred taxes and acquired

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

tax contingencies after January 1, 2009, even for business combinations completed before this date, will impact net income. The Company adopted this new standard during the first quarter of fiscal 2009; the adoption did not have any impact on its consolidated financial statements.

          In December 2007, the FASB issued a new standard on consolidation. The issuance of this new standard changes the accounting and reporting for minority interests, which have been recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. The standard was effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company adopted this new standard during the first quarter of fiscal 2009; the adoption did not have any impact on its consolidated financial statements.

          In June 2009, the FASB issued an update to the standard on consolidations. The standard is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company's involvement in variable interest entities. This standard is effective for interim and annual periods ending after January 1, 2010. The adoption of this standard will not have any impact on the Company's financial statements.

Other

          In March 2008, the FASB issued a new standard on derivatives and hedging. The new standard requires companies with derivative instruments to disclose information that should enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. The new standard was effective for interim and annual periods beginning on or after November 15, 2008. The Company adopted this standard during the first quarter of 2009; the adoption had no impact on its consolidated financial statements.

          In April 2008, the FASB issued a new standard on goodwill and intangibles which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible. The intent of this new standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The Company adopted this new standard during the first quarter of fiscal 2009; the adoption did not have any impact on its consolidated financial statements.

          In April 2009, the FASB issued a new standard on the disclosure of financial instruments. This new standard brings the interpretive guidance into alignment with the changes in U.S. GAAP. The Company adopted this new standard during the second quarter of fiscal 2009; the adoption did not have any impact on its consolidated financial statements.

          In May 2009, the FASB issued a standard on subsequent events which establishes general standards of accounting for and disclosing of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The intent of this standard is to incorporate accounting guidance that originated as auditing standards into the body of authoritative literature issued by the FASB which is consistent with the FASB's objective to codify all authoritative U.S. accounting guidance related to a particular topic in one place. The Company adopted this standard during the second quarter of 2009; the adoption did not have any impact on its

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated financial statements. In September 2009, the FASB issued an update to the standard on income taxes. This update adds to the definition of a tax position of an entity's status, including its status as a pass-through entity, eliminates certain disclosure requirements for non-public entities, and provides application for pass-through entities. The adoption of this standard did not have any impact on the Company's financial statements.

NOTE 3. RECEIVABLES

          Receivables at each respective period consisted of the following:

	December 31,
	2009	2008
	(in thousands)
Trade receivables	$90,832	$88,913
Other	4,889	4,278
Allowance for doubtful accounts	(1,789)	(4,147)

	$93,932	$89,044

NOTE 4. INVENTORIES, NET

          Inventories at each respective period consisted of the following:

	December 31, 2009
	Gross cost	Reserves(a)	Net Carrying Value
	(in thousands)
Finished product ready for sale	$319,688	$(8,266)	$311,422
Work-in-process, bulk product and raw materials	54,803	(1,288)	53,515
Packaging supplies	5,555	—	5,555

	$380,046	$(9,554)	$370,492

	December 31, 2008
	Gross cost	Reserves(a)	Net Carrying Value
	(in thousands)
Finished product ready for sale	$311,218	$(9,275)	$301,943
Work-in-process, bulk product and raw materials	57,995	(1,111)	56,884
Packaging supplies	4,827	—	4,827

	$374,040	$(10,386)	$363,654

(a)
Reserves primarily consist of amounts recorded for valuation and obsolescence.

NOTE 5. INCOME TAXES

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

          Significant components of the Company's deferred tax assets and liabilities at each respective period consisted of the following:

	December 31, 2009			December 31, 2008
	Assets	Liabilities	Net	Assets	Liabilities	Net
	(in thousands)
Deferred tax:
Current assets (liabilities):
Operating reserves	$2,906	$—	$2,906	$4,510	$—	$4,510
Deferred revenue	1,727	—	1,727	12,002	—	12,002
Prepaid expenses	—	(10,170)	(10,170)	—	(10,292)	(10,292)
Accrued worker compensation	2,167	—	2,167	1,845	—	1,845
Foreign tax credits	1,035	—	1,035	2,858	—	2,858
Other	3,401	(1,688)	1,713	562	(30)	532

Total current	$11,236	$(11,858)	$(622)	$21,777	$(10,322)	$11,455
Non-current assets (liabilities):
Intangibles	$—	$(308,724)	$(308,724)	$—	$(305,644)	$(305,644)
Fixed assets	5,255	—	5,255	9,945	—	9,945
Stock compensation	2,705	—	2,705	1,638	—	1,638
Net operating loss carryforwards	8,100	—	8,100	12,743	—	12,743
Interest rate swap	5,343	—	5,343	6,880	—	6,880
Foreign tax credits	—	—	—	3,950	—	3,950
Other	5,957	—	5,957	4,475	—	4,475
Valuation allowance	(7,530)	—	(7,530)	(11,990)	—	(11,990)

Total non-current	$19,830	$(308,724)	$(288,894)	$27,641	$(305,644)	$(278,003)

Total net deferred taxes	$31,066	$(320,582)	$(289,516)	$49,418	$(315,966)	$(266,548)

          As of December 31, 2009 and 2008, the Company had deferred tax assets relating to state NOLs in the amount of $8.1 million and $12.7 million, respectively. With the exception of $0.6 million and $0.8 million of deferred tax assets as of December 31, 2009 and 2008, respectively, a valuation allowance was provided for all the state NOLs as the Company currently believes that these NOLs, with lives ranging from five to twenty years, may not be realizable prior to their expiration.

          Deferred income taxes were not provided on cumulative undistributed earnings of international subsidiaries, at December 31, 2009 and 2008, as unremitted earnings of the Company's non-U.S. subsidiaries were determined to be permanently reinvested.

NOTE 5. INCOME TAXES (Continued)

          Income before income taxes consisted of the following components:

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Domestic	$104,003	$79,669	$25,351	$(93,673)
Foreign	7,083	6,941	5,977	1,661

Total income (loss) before income taxes	$111,086	$86,610	$31,328	$(92,012)

          Income tax expense/(benefit) for all periods consisted of the following components:

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Current:
Federal	$10,320	$3,022	$—	$(32,047)
State	6,700	3,402	374	(650)
Foreign	3,111	1,157	2,835	444

	20,131	7,581	3,209	(32,253)
Deferred:
Federal	20,548	22,753	8,266	9,984
State	883	1,618	1,037	701
Foreign	—	—	—	—

	21,431	24,371	9,303	10,685

Income tax expense (benefit)	$41,562	$31,952	$12,512	$(21,568)

          For the year ended December 31, 2009, a net $0.5 million discrete tax benefit was recorded while a $2.0 million discrete tax benefit was recorded for the year ended December 31, 2008.

NOTE 5. INCOME TAXES (Continued)

          The following table summarizes the differences between the Company's effective tax rate for financial reporting purposes and the federal statutory tax rate.

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
Percent of pretax earnings:
Statutory federal tax rate	35.0%	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income tax, net of federal tax benefit	2.6%	2.6%	2.3%	0.5%
Other permanent differences	0.9%	1.2%	2.0%	(11.7)%
International operations, net of foreign tax credits	(0.6)%	0.0%	0.0%	0.0%
Federal tax credits and income deductions	(1.4)%	(2.5)%	(0.2)%	0.1%
Tax impact of uncertain tax positions and other	0.9%	0.6%	0.8%	(0.4)%

Effective income tax rate	37.4%	36.9%	39.9%	23.4%

          In June 2006, the FASB issued a new standard on income taxes which applies to all open tax positions accounted for in accordance with previously issued standards on income taxes. This interpretation is intended to result in increased relevance and comparability in financial reporting of income taxes and to provide more information about the uncertainty in income tax assets and liabilities.

          The Company adopted the provisions of this standard on January 1, 2007. As a result of the implementation of the standard, the Company recognized a $0.4 million increase in the liability for unrecognized tax benefits which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. Additionally, as a result of the implementation of the standard, the Company recorded $15.0 million of unrecognized tax benefits related to a balance sheet reclassification that did not impact retained earnings. A total of $11.3 million of this reclassification relates to the gross presentation of certain tax positions related to periods that are subject to the indemnification provisions of the purchase agreement between the Company and Koninklijke (Royal) Numico N.V. (together with its wholly owned subsidiary Numico USA, Inc., "Numico"). Under these provisions Numico is responsible for the satisfaction of these claims, and, as such the Company recorded a corresponding receivable of $11.3 million. The remaining $3.7 million related to tax positions previously categorized as current liabilities.

          After the recognition of these items in connection with the implementation of the standard on income taxes, the total liability for unrecognized tax benefits at January 1, 2007 was $14.2 million. At December 31, 2009 and 2008, the Company had a liability of $6.8 million and $5.5 million, respectively, for unrecognized tax benefits. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. Accrued interest and penalties were $2.2 million and $1.2 million as of December 31, 2009 and 2008, respectively.

NOTE 5. INCOME TAXES (Continued)

          As of December 31, 2009, the Company was not aware of any positions for which it was reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

          The Company files a consolidated federal tax return and various consolidated and separate tax returns as prescribed by the tax laws of the state and local jurisdictions in which it and its subsidiaries operate. The Company has been audited by the Internal Revenue Service, ("IRS"), through its March 15, 2007 tax year. The IRS commenced an examination of the Company's 2005, 2006 and short period 2007 federal income tax returns in February 2008. The IRS issued an examination report in the second quarter of 2009, the Company received notification from the IRS that the Joint Committee of Taxation had completed its review and had taken no exceptions to the conclusions reached by the IRS. As such the Company recorded a discrete tax benefit of $0.9 million for the reduction of its liability of unrecognized tax benefits. The Company has various state and local jurisdiction tax years open to examination (earliest open period 2004), and the Company also has certain state and local jurisdictions currently under audit. As of December 31, 2009, the Company believes that it is appropriately reserved for any potential federal and state income tax exposures.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Balance of unrecognized tax benefits at beginning of period	$5,542	$6,871	$15,771	$14,190
Additions for tax positions taken during current period	1,881	1,620	617	1,581
Additions for tax positions taken during prior periods	2,108	—	—	—
Reductions for tax positions taken during prior periods	(2,264)	(2,059)	(235)	—
Settlements	(491)	(890)	(9,282)	—

Balance of unrecognized tax benefits at end of period	$6,776	$5,542	$6,871	$15,771

          At December 31, 2009, the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $5.9 million. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that its unrecognized tax benefits reflect the most likely outcome. The Company adjusts these unrecognized tax benefits, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution would be recognized as a reduction to the Company's effective income tax rate in the period of resolution.

NOTE 6. PREPAIDS AND OTHER CURRENT ASSETS

          Other current assets at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Current portion of franchise note receivables	$718	$871
Less: allowance for doubtful accounts	—	(240)
Prepaid rent	13,397	12,992
Prepaid insurance	4,452	5,590
Prepaid income tax	9,793	11,138
Prepaid payroll tax	923	3,684
Other current assets	12,992	14,055

	$42,275	$48,090

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET

          Management utilized various resources in arriving at its final fair value adjustments that were made to the Company's financial statements as of March 16, 2007. In connection with the Merger, final fair values were assigned to various other intangible assets. The Company's brands were assigned a final fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a final fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned a final fair value reflecting the opportunity to expand the Company stores within a major drug store chain and on military facilities. A final fair value was assigned to the agreements with the Company's franchisees, both domestic and international, to operate stores for a contractual period. Final fair values were assigned to the Company's manufacturing and wholesale segments for production and continued sales to certain customers.

          For the year ended December 31, 2009 and 2008, the Company acquired 53 and 33 franchise stores, respectively. These acquisitions are accounted for utilizing the purchase method of accounting and the Company records the acquired inventory, fixed assets, franchise rights and goodwill, with an applicable reduction to receivables and cash. For the year ended December 31, 2009, the total purchase prices associated with these acquisitions was $9.3 million, of which $2.5 million was paid in cash. For the year ended December 31, 2008, the total purchase price associated with these acquisitions was $1.7 million, of which $0.3 million was paid in cash.

          The following table summarizes the Company's goodwill activity:

	Retail	Franchising	Manufacturing/ Wholesale	Total
	(in thousands)
Balance at December 31, 2007	$306,126	$117,303	$202,841	$626,270
Acquired franchise stores	351	—	—	351
Other adjustments	(3,712)	—	—	(3,712)

Balance at December 31, 2008	$302,765	$117,303	$202,841	$622,909

Acquired franchise stores	1,844	—	—	1,844

Balance at December 31, 2009	$304,609	$117,303	$202,841	$624,753

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          During the year ended December 31, 2008, the Company recorded adjustments of $(3.7) million related to income taxes. The 2008 adjustment relates principally to foreign tax credits from amended federal returns.

          Intangible assets other than goodwill consisted of the following at each respective period:

	Gold Card	Retail Brand	Franchise Brand	Operating Agreements	Franchise Rights	Total
Balance at December 31, 2007	$6,041	$500,000	$220,000	$165,702	$1,129	$892,872
Acquired franchise stores	—	—	—	—	195	195
Other additions	—	—	—	1,000	—	1,000
Amortization expense	(3,585)	—	—	(6,683)	(623)	(10,891)

Balance at December 31, 2008	$2,456	$500,000	$220,000	$160,019	$701	$883,176

Acquired franchise stores	—	—	—	—	953	953
Other additions	—	—	—	—	—	—
Amortization expense	(2,081)	—	—	(6,943)	(735)	(9,759)

Balance at December 31, 2009	$375	$500,000	$220,000	$153,076	$919	$874,370

          The following table represents the gross carrying amount and accumulated amortization for each major intangible asset:

		December 31, 2009			December 31, 2008
	Estimated Life in years
		Cost	Accumulated Amortization	Carrying Amount	Cost	Accumulated Amortization	Carrying Amount
		(in thousands)
Brands — retail	—	$500,000	$—	$500,000	$500,000	$—	$500,000
Brands — franchise	—	220,000	—	220,000	220,000	—	220,000
Gold card — retail	3	3,500	(3,354)	146	3,500	(2,545)	955
Gold card — franchise	3	5,500	(5,271)	229	5,500	(3,999)	1,501
Retail agreements	25-35	31,000	(3,090)	27,910	31,000	(2,038)	28,962
Franchise agreements	25	70,000	(7,817)	62,183	70,000	(5,016)	64,984
Manufacturing agreements	25	70,000	(7,817)	62,183	70,000	(5,017)	64,983
Other intangibles	5	1,150	(350)	800	1,150	(60)	1,090
Franchise rights	1-5	3,061	(2,142)	919	2,108	(1,407)	701

		$904,211	$(29,841)	$874,370	$903,258	$(20,082)	$883,176

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          The following table represents future estimated amortization expense of intangible assets with finite lives:

Years ending December 31,	Estimated amortization expense
(in thousands)
2010	7,710
2011	7,071
2012	6,976
2013	6,920
2014	6,679
Thereafter	119,014

Total	$154,370

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Land, buildings and improvements	$61,572	$59,718
Machinery and equipment	82,273	71,230
Leasehold improvements	72,284	63,701
Furniture and fixtures	44,963	38,682
Software	18,035	12,537
Construction in progress	4,974	9,301

Total property, plant and equipment	$284,101	$255,169
Less: accumulated depreciation	(84,520)	(49,015)

Net property, plant and equipment	$199,581	$206,154

          The Company is a 50% limited partner in a partnership that owns and manages the building that houses the Company's corporate headquarters. The Company occupies the majority of the available lease space of the building. The general partner is responsible for the operation and management of the property and reports the results of the partnership to the Company. The Company has consolidated the limited partnership, net of elimination adjustments, in the accompanying financial statements.

NOTE 9. OTHER LONG-TERM ASSETS

          Other assets at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Long-term franchise notes receivables	$2,646	$1,197
Long-term deposit	517	511
Other	1,169	810

	$4,332	$2,518

          Annual maturities of the Company's long term and current (see current portion in Note 6, "Prepaids and Other Current Assets") franchise notes receivable at December 31, 2009 are as follows:

Years ending December 31,	Receivables
(in thousands)
2010	718
2011	692
2012	721
2013	666
2014	567

Total	$3,364

NOTE 10. ACCRUED PAYROLL AND RELATED LIABILITIES

          Accrued payroll and related liabilities at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Accrued payroll	$17,255	$14,592
Accrued taxes and benefits	5,022	7,990

Total	$22,277	$22,582

NOTE 11. DEFERRED REVENUE AND OTHER CURRENT LIABILITIES

          Other current liabilities at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Deferred revenue	$33,837	$32,465
Payable to former shareholders	2,625	12,954
Accrued occupancy	4,882	4,219
Accrued worker compensation	5,892	5,069
Accrued taxes	5,716	5,170
Deferred tax liability (see Note 5)	622	—
Accrued income tax	403	—
Other current liabilities	11,185	14,491

Total	$65,162	$74,368

          Deferred revenue consists primarily of Gold Card and gift card deferrals.

NOTE 12. LONG-TERM DEBT / INTEREST

          In conjunction with the Merger, Centers repaid certain of its existing debt and issued new debt. The new debt, which was entered into or issued on the closing, consisted of a Senior Credit Facility comprised of a $675.0 million Term Loan Facility and a $60.0 million Revolving Credit Facility, $300.0 million aggregate principal amount of the Senior Toggle Notes, and $110.0 million aggregate principal amount of the 10.75% Senior Subordinated Notes. The Company utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% Senior Notes issued in January 2005, and its 8 1/2% Senior Subordinated Notes issued in December 2003.

          Long-term debt at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
2007 Senior credit facility	$644,619	$668,563
Senior Toggle Notes	297,959	297,585
10.75% Senior Subordinated Notes	110,000	110,000
Mortgage	7,184	8,557
Capital leases	47	41
Less: current maturities	(1,724)	(13,509)

Total	$1,058,085	$1,071,237

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

          At December 31, 2009, the Company's total debt principal maturities are as follows:

Years Ending December 31,	2007 Senior Credit Facility	Senior Toggle Notes(a)	10.75% Senior Subordinated Notes	Mortgage Loan/ Capital Leases	Total
	(in thousands)
2010	$237	$—	$—	$1,487	$1,724
2011	1,681	—	—	1,582	3,263
2012	6,750	—	—	1,695	8,445
2013	635,951	—	—	1,812	637,763
2014	—	300,000	—	655	300,655
Thereafter	—	—	110,000	—	110,000

	$644,619	$300,000	$110,000	$7,231	$1,061,850

(a)
The Senior Toggle Notes include the balance of the initial original issue discount of $3.0 million.

          The Company's net interest expense for each respective period is as follows:

	Successor			Predecessor
	Year ended
			March 16- December 31, 2007	January 1- March 15, 2007
	December 31, 2009	December 31, 2008
	(in thousands)
2007 Senior credit facility
Term Loan	$32,775	$43,302	$41,165	$—
Revolver	489	482	374	—
Senior Toggle Notes	20,003	23,671	23,455	—
10.75% Senior Subordinated Notes	11,825	11,825	9,361	—
Deferred financing fees	4,104	3,907	2,922	1,052
Mortgage	544	643	680	392
OID amortization	374	339	247	4,183
Interest income	(174)	(1,169)	(2,691)	(353)
2003 Senior credit facility
Term Loan	—	—	—	918
Revolver	—	—	—	132
8 1/2% Senior Subordinated Notes	—	—	—	2,695
8 5/8% Senior Notes	—	—	—	3,807
PIK Toggle Notes	—	—	—	10,749
Deferred fee writedown — early extinguishment	—	—	—	26,088
Call premiums	—	—	—	23,159

Interest expense, net	$69,940	$83,000	$75,513	$72,822

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

          Accrued interest at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
2007 Senior credit facility	$5,350	$5,564
Senior Toggle Notes	5,720	6,700
10.75% Senior Subordinated Notes	3,482	3,482

Total	$14,552	$15,746

Description of Debt:

          2007 Senior Credit Facility.    The 2007 Senior Credit Facility consists of a $675.0 million Term Loan Facility and a $60.0 million Revolving Credit Facility. The Term Loan Facility will mature in September 2013. The Revolving Credit Facility will mature in March 2012. The 2007 Senior Credit Facility permits Centers to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, the credit agreement requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for each fiscal year must be used to pay down outstanding borrowings. GNC Corporation, an indirect wholly owned subsidiary of Holdings, and Centers' existing and future direct and indirect domestic subsidiaries have guaranteed Centers' obligations under the 2007 Senior Credit Facility. In addition, the 2007 Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the 2007 Senior Credit Facility bear interest, at Centers' option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JP Morgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2009, applicable margins of 1.25% per annum for the Term Loan Facility and 1.0% per annum for the Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.0% per annum for the Revolving Credit Facility. In addition to paying interest on outstanding principal under the 2007 Senior Credit Facility, Centers is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          The 2007 Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and its subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict Centers' and its subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of Centers.

          The 2007 Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the 2007 Senior Credit Facility when due, (2) breach of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974,

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the 2007 Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Centers issues letters of credit as a guarantee of payment to third-payment vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. The Revolving Credit Facility allows for $25.0 million of the $60.0 million Revolving Credit Facility to be used as collateral for outstanding letters of credit.

          Centers pays interest based on the aggregate available amount of the revolving credit facility at a per annum rate equal to 0.5%. Centers pays interest on outstanding borrowings on the revolving credit facility at a Eurodollar rate or Adjusted Base Rate ("ABR") plus the applicable margin in effect. As of both December 31, 2009 and 2008, the ABR was 4.25%. Centers also pays an additional interest rate of 2.25% per annum on all outstanding letters of credit issued. As of December 31, 2009 and 2008, $7.9 million and $6.2 million, respectively, of the revolving credit facility was utilized to secure letters of credit. Centers had outstanding ABR borrowings under the revolving credit facility of $5.4 million at December 31, 2008. No amounts were outstanding at December 31, 2009.

          Senior Toggle Notes.    In connection with the Merger, Centers completed a private offering of the Senior Toggle Notes. The Senior Toggle Notes are Centers senior non collateralized obligations and are effectively subordinated to all of Centers existing and future collateralized debt, including the 2007 Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all Centers existing and future non collateralized senior debt and rank senior to all Centers existing and future senior subordinated debt, including the 10.75% Senior Subordinated Notes. The Senior Toggle Notes are guaranteed on a senior non collateralized basis by each of Centers existing and future domestic subsidiaries (as defined in the Senior Toggle Notes indenture). If Centers fails to make payments on the Senior Toggle Notes, the notes guarantors must make them instead.

          Centers may elect in its sole discretion to pay interest on the Senior Toggle Notes in cash, entirely by increasing the principal amount of the Senior Toggle Notes or issuing new Senior Toggle Notes ("PIK interest"), or on 50% of the outstanding principal amount of the Senior Toggle Notes in cash and on 50% of the outstanding principal amount of the Senior Toggle Notes by increasing the principal amount of the Senior Toggle Notes or by issuing new Senior Toggle Notes ("partial PIK interest"). Cash interest on the Senior Toggle Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If Centers elects to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Toggle Notes or issue new Senior Toggle Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Toggle Notes on the relevant record date. The Senior Toggle Notes are treated as having been issued with original issue discount for U.S. federal income tax purposes. Interest on the Senior Toggle Notes is payable semi-annually in arrears on March 15 and September 15 of each year.

          Centers may redeem some or all of the Senior Toggle Notes at any time at specified redemption prices. If the Company experiences certain kinds of changes in control, it must offer to purchase the notes at 101% of par plus accrued interest to the purchase date.

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

          The Senior Toggle Notes indenture contains certain limitations and restrictions on Centers and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Toggle Notes indenture restricts Centers and certain of its subsidiaries' ability to declare or pay dividends to its and their stockholders.

          In accordance with the terms of the Senior Toggle Notes purchase agreement and the offering memorandum, these notes were required to be exchanged for publicly registered exchange notes within 210 days after the sale of these notes. As required, these notes were registered and the exchange offer was completed on September 28, 2007.

          10.75% Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of its 10.75% Senior Subordinated Notes due 2015. The 10.75% Senior Subordinated Notes are Centers senior subordinated non collateralized obligations and are subordinated to all Centers' existing and future senior debt, including the Company's 2007 Senior Credit Facility and the Senior Toggle Notes, rank equally with all of Centers' existing and future senior subordinated debt, and rank senior to all Centers' existing and future subordinated debt. The 10.75% Senior Subordinated Notes are guaranteed on a senior subordinated non collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the 10.75% Senior Subordinated Notes indenture). If Centers fails to make payments on the 10.75% Senior Subordinated Notes, the notes guarantors must make them instead. Interest on the 10.75% Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year.

          Centers may redeem some or all of the 10.75% Senior Subordinated Notes at any time at specified redemption prices. If the Company experiences certain kinds of changes in control, it must offer to purchase the 10.75% Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

          The 10.75% Senior Subordinated Notes indenture contains certain limitations and restrictions on Centers and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers' ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the 10.75% Senior Subordinated Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to its or their stockholders.

          In accordance with the terms of the 10.75% Senior Subordinate Notes purchase agreement and the offering memorandum, these notes were required to be exchanged for publicly registered exchange notes within 210 days after the sale of these notes. As required, these notes were registered and the exchange offer was completed on September 28, 2007.

          The Company expects to fund its operations through internally generated cash and, if necessary, from borrowings under the amount remaining available under Centers' $60.0 million Revolving Credit Facility. The Company expects its primary uses of cash in the near future will be debt service requirements, capital expenditures and working capital requirements. The Company anticipates that cash generated from operations, together with amounts available under the

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

Revolving Credit Facility, will be sufficient to meet its future operating expenses, capital expenditures and debt service obligations as they become due. However, Centers' ability to make scheduled payments of principal on, to pay interest on, or to refinance Centers' indebtedness and to satisfy the Company's other debt obligations will depend on Centers' future operating performance, which will be affected by general economic, financial and other factors beyond Centers' control. The Company believes that Centers has complied with its covenant reporting and compliance in all material respects for the year ended December 31, 2009.

Predecessor Debt:

          Senior Credit Facility.    In 2003, Centers entered into a senior credit facility with a syndicate of lenders. Centers' then-parent and its domestic subsidiaries guaranteed Centers' obligations under the senior credit facility. The senior credit facility at December 31, 2004 consisted of a $285.0 million term loan facility and a $75.0 million revolving credit facility. This facility was subsequently amended in December 2004. In January 2005, as a stipulation of the December 2004 amendment, Centers used the net proceeds of its Senior Notes (as described below) offering of $145.6 million, together with $39.4 million of cash on hand, to repay a portion of the indebtedness under the prior $285.0 million term loan facility. In conjunction with the Merger, Centers repaid certain of its existing debt, and issued new debt. Centers utilized proceeds from the new debt to repay its December 2003 senior credit facility.

          The Company issues letters of credit as a guarantee of payment to third-party vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. The revolving credit facility allows for $50.0 million of the $75 million revolving credit facility to be used as collateral for outstanding letters of credit. As of December 31, 2006, $9.3 million of the revolving credit facility was utilized to secure letters of credit.

          Senior Notes.    In January 2005, Centers issued $150.0 million of its Senior Notes. The Senior Notes were scheduled to mature on January 15, 2011, and bore interest at the rate of 8 5/8% per annum, which was payable semi-annually in arrears on January 15 and July 15 of each year. In conjunction with the Merger, Centers repaid certain of its existing debt, and issued new debt. Centers utilized proceeds from the new debt to redeem in full its 8 5/8% Senior Notes issued in January 2005.

          Senior Subordinated Notes.    In 2003, Centers issued $215.0 million of its Senior Subordinated Notes. The Senior Subordinated Notes were scheduled to mature on December 1, 2010, and bore interest at the rate of 8 1/2% per annum, which was payable semi-annually in arrears on June 1 and December 1 of each year. In conjunction with the Merger, Centers repaid certain of its existing debt, and issued new debt. Centers utilized proceeds from the new debt to redeem in full its 8 1/2% Senior Subordinated Notes issued in December 2003.

          PIK Notes.    In November 2006, GNC Parent Corporation, completed an offering of $425.0 million Floating Rate Senior PIK Notes, which were scheduled to mature in 2011. In connection with this issuance and the redemption by GNC Parent Corporation of its Series A preferred stock on December 4, 2006, Centers paid a $19.0 million dividend to GNC Parent Corporation, which was used to fund a portion of the preferred stock redemption price and repaid $40.0 million of the debt outstanding under the then existing senior credit facility. In addition, Centers made discretionary payments to GNC Parent Corporation's vested option holders in December 2006 totaling approximately $17.2 million.

NOTE 13. OTHER LONG TERM LIABILITIES

          Other long term liabilities at each respective period consisted of the following:

	December 31, 2009	December 31, 2008
	(in thousands)
Fair value of interest rate swap agreements	$14,679	$18,902
Payable to former shareholders	—	767
Liability for unrecognized tax benefits	6,776	5,542
Rent escalations	10,569	10,089
Other	7,496	5,683

Total	$39,520	$40,983

NOTE 14. FINANCIAL INSTRUMENTS

          At December 31, 2009 and 2008, the Company's financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recognized according to Company policy. The Company determined the estimated fair values of its debt by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$89,948	$89,948	$44,339	$44,339
Receivables	93,932	93,932	89,044	89,044
Franchise notes receivable	3,364	3,364	1,828	1,828
Accounts payable	95,904	95,904	123,577	123,577
Long term debt	1,059,809	977,718	1,084,746	702,392

NOTE 15. LONG-TERM LEASE OBLIGATIONS

          The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels ("Percent Rent"). According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other

NOTE 15. LONG-TERM LEASE OBLIGATIONS (Continued)

lease expenses relate to and include distribution facilities, transportation equipment, data processing equipment and automobiles.

          As the Company is the primary lessee for the majority of the franchise store locations, it is ultimately liable for the lease payments to the landlord. The Company makes the payments to the landlord directly, and then bills the franchisee for reimbursement of this cost. If a franchisee defaults on its sub-lease and its sub-lease is terminated, the Company has in the past converted, and expects in the future to, convert any such franchise store into a corporate store and fulfill the remaining lease obligation.

          The composition of the Company's rental expense for all periods presented included the following components:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Retail stores:
Rent on long-term operating leases, net of sublease income	$110,365	$109,199	$83,867	$20,887
Landlord related taxes	16,498	15,987	12,138	2,987
Common operating expenses	29,398	31,435	24,659	6,364
Percent rent	15,899	14,159	9,880	2,863

	172,160	170,780	130,544	33,101
Truck fleet	4,740	4,363	3,441	904
Other	11,189	11,331	6,847	4,031

	$188,089	$186,474	$140,832	$38,036

          Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2009 are as follows:

	Company Retail Stores	Franchise Retail Stores	Other	Sublease Income	Total
	(in thousands)
2010	$100,660	$21,421	$5,812	$(21,421)	$106,472
2011	83,393	17,312	5,025	(17,312)	88,418
2012	63,061	11,983	3,091	(11,983)	66,152
2013	46,572	6,702	2,318	(6,702)	48,890
2014	33,914	2,274	2,180	(2,274)	36,094
Thereafter	79,652	2,718	964	(2,718)	80,616

	$407,252	$62,410	$19,390	$(62,410)	$426,642

NOTE 16. COMMITMENTS AND CONTINGENCIES

Litigation

          The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment-related matters resulting from the Company's business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If the Company is required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on its financial condition and operating results.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse impact on its business or financial condition. The Company currently maintains product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as an additional insured under most of such parties' insurance policies. The Company is also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

          Pro-Hormone/Androstenedione Cases.    The Company is currently defending six lawsuits (the "Andro Actions") relating to the sale by the Company of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, "Andro Products"). Five of these lawsuits were filed in California, New York, New Jersey, Pennsylvania, and Florida. The most recent case was filed in Illinois (see Stephens and Pio matter discussed below).

          In each of the Andro Actions, plaintiffs sought, or are seeking, to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased from the Company certain nutritional supplements alleged to contain one or more Andro Products.

          In April 2006, the Company filed pleadings seeking to remove the then-pending Andro Actions to the respective federal district courts for the districts in which the respective Andro Actions were pending. At the same time, the Company filed motions seeking to transfer the Andro Actions to the U.S. District Court, Southern District of New York based on "related to" bankruptcy jurisdiction, as one of the manufacturers supplying it with Andro Products, and from whom it sought indemnity, MuscleTech Research and Development, Inc. ("MuscleTech"), had filed for bankruptcy. The Company was successful in removing the New Jersey, New York, Pennsylvania, and Florida Andro Actions to federal court and transferring these actions to the U.S. District Court, Southern District of New York based on bankruptcy jurisdiction. The California case, Guzman v. General Nutrition Companies, Inc., was not removed and remains pending in the Superior Court of the State of California for the County of Los Angeles.

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

          Following the conclusion of the MuscleTech bankruptcy case, in September 2007, plaintiffs filed a stipulation dismissing all claims related to the sale of MuscleTech products in the four cases then-pending in the U.S. District Court, Southern District of New York (New Jersey, New York, Pennsylvania, and Florida). Additionally, plaintiffs filed motions with the Court to remand those actions to their respective state courts, asserting that the federal court had been divested of jurisdiction because the MuscleTech bankruptcy action was no longer pending.

          On June 4, 2008, the U.S. District Court, Southern District of New York (on its own motion) set a hearing for the purpose of hearing argument as to why the New Jersey, New York, Pennsylvania, and Florida cases should not be dismissed for failure to prosecute in conformity to the Court's Case Management Order. Following the hearing, the Court dismissed the four cases with prejudice. In August 2008, plaintiffs appealed the dismissal of the four cases to the U.S. Court of Appeals for the Second Circuit. The Second Circuit reversed the dismissal and remanded the case to the U.S. District Court, Southern District of New York.

          On March 5, 2010, the U.S. District Court, Southern District of New York granted the motions to remand which plaintiffs had filed in 2007 and remanded the cases to their respective original state courts. A case management conference has been scheduled for October 26, 2010 in the Florida case. No further activity has occurred in the New Jersey, New York and Pennsylvania cases.

          In the Guzman case in California, plaintiff's motion for class certification was denied on September 8, 2008. Plaintiff appealed that ruling to the California Court of Appeal. The Court of Appeal reversed the order denying class certification in January 2010. On August 16, 2010, following the submission of supplemental briefing by the parties, the trial court denied plaintiff's motion for class certification on the grounds that plaintiff's claims were not typical of the proposed class and plaintiff would not adequately represent the proposed class. The trial court provided plaintiff with a 90 day period to substitute an alternative class representative.

          On October 3, 2008, another suit related to the sale of Andro Products was filed in state court in Illinois. Stephens and Pio v. General Nutrition Companies, Inc. (Case No. 08 CH 37097, Circuit Court of Cook County, Illinois, County Department, Chancery Division). The allegations are substantially similar to all of the other Andro Actions. The Company removed the case to the U.S. District Court, Northern District of Illinois. The plaintiff has filed a motion for class certification which the Company has opposed. No ruling on that motion has been issued by the Court.

          As any liabilities that may arise from these cases are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

          California Wage and Break Claim.    On November 4, 2008, 98 plaintiffs filed individual claims against the Company in the Superior Court of the State of California for the County of Orange, which was removed to the U.S. District Court, Central District of California on February 17, 2009. Each of the plaintiffs had previously been a member of a purported class in a lawsuit filed against the Company in 2007 and resolved in September 2009. The plaintiffs allege that they were not provided all of the rest and meal periods to which they were entitled under California law, and further allege that we failed to pay them split shift and overtime compensation to which they were entitled under California law. Discovery in this case is ongoing and the Company is vigorously defending these matters. The court has developed a mediation procedure for handling the pending claims and has ordered the parties to mediate with small groups of plaintiffs and stayed the case as to the plaintiffs not participating in the mediations. The first of the mediation sessions occurred February 10, 2010 and March 4, 2010 and did not result in any settlements. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

          Romero Claim.    On April 27, 2009, plaintiff J.C. Romero, a professional baseball player, filed a complaint against, among others, General Nutrition Centers, Inc. in Superior Court of New Jersey (Law Division/Camden County). Plaintiff alleges that he purchased from a GNC store and consumed 6-OXO Extreme, which is manufactured by a third party, and in August 2008, was alleged to have tested positive for a banned substance. Plaintiff served a 50 game suspension imposed by Major League Baseball. The seven count complaint asserts, among other things, claims for negligence, strict liability, misrepresentation, breach implied warranty and violations of the New Jersey Consumer Fraud Act, and seeks unspecified monetary damages. The Company tendered the claim to the insurance company of the franchisee whose store sold and allegedly misrepresented the product. On or about October 9, 2009, the Company answered plaintiff's first amended complaint and cross-claimed against co-defendants Proviant Technologies and Ergopharm. Discovery in this case is ongoing and the Company is vigorously defending the matter. Any liabilities that may arise from this matter are not probable or reasonably estimable at this time.

          Ciavarra Claim.    On November 19, 2008, Ryan Ciavarra filed a personal injury lawsuit against, among others, General Nutrition Corporation, in the District Court of Harris County, Texas. Plaintiff alleges that his use and consumption of the diet product Hydroxycut, which is manufactured by a third party and was, until recently, sold in the Company's stores, caused severe liver damage, jaundice and elevated liver enzymes. Plaintiff asserts claims for strict liability, negligence and breach of warranty and seeks unspecified monetary damages. Any liabilities that may arise from this matter are not probable or reasonably estimable at this time.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Health Sciences U.S.A., Inc. ("Iovate"). The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut-branded products. Following the recall, the Company was named, among other defendants, in 47 lawsuits in several states as of December 31, 2009. Iovate previously accepted the Company's tender request for defense and indemnification under its purchasing agreement with the Company and, as such, Iovate has accepted the Company's request for defense and indemnification in the Hydroxycut matters. The Company's ability to obtain full recovery in respect of any claims against the Company in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent the Company is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. The Company's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of December 31, 2009, the Company was named in approximately 41 personal injury actions in 13 states claiming injuries from use and consumption of Hydroxycut-branded products. In addition, the Company has been named in six putative class actions that generally include claims of consumer fraud, misrepresentation, strict liability and breach of warranty related to Hydroxycut-branded products as of December 31, 2009. By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          Bedell Claim.    On May 1, 2009, plaintiff Eugene Bedell, Jr. filed a personal injury complaint against, among others, General Nutrition Centers, Inc. and GNC Corporation, in Circuit Court of Loudoun County, Virginia. Plaintiff alleges that his use and consumption of a non-GNC product called "Nitro T3" caused him to have a stroke. Plaintiff makes certain allegations regarding the risks

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

of using and consuming Nitro T3 and the Company's alleged failure to warn consumers of those risks. Plaintiff seeks unspecified monetary damages. Under its purchasing agreement with the vendor, WellNx, the Company tendered the matter to WellNx for defense and indemnification. WellNx has accepted the Company's request for defense and indemnification. On May 1, 2010, an order on non-suit was granted. Plaintiff has six months from that date to re-file the action. Any liabilities that may arise from this matter are not probable or reasonably estimable at this time.

          Chen Claim.    On April 30, 2009, plaintiff Yuging "Phillis" Chen filed a Third Amended Complaint against, among others, Nutra Manufacturing, Inc., in the Superior Court of California for the County of Los Angeles. Plaintiff alleges that her use and consumption of various products, including Mega Garlic Plus and Herbalifeline, manufactured by Nutra Manufacturing, caused personal injuries. Plaintiff asserts, among other things, claims for strict liability, negligence, and fraud, and seeks unspecified monetary damages. Any liabilities that may arise from this matter are not probable or reasonably estimable at this time.

          California False Labeling and Consumer Fraud Claims.    Beginning in May 2009, a series of false labeling and consumer fraud cases (listed below) were filed in California in connection with label claims of non-GNC products sold in the Company's stores.

  •
  Nicole Forlenza and Shaiden Monroe, et al. v. Dynakor Pharmacal, LLC, et al., U.S. District Court, Central District of California, 09CV3730 (filed May 26, 2009) ("Basic Research — Akävar");

  •
  Vance Monroe and Mac Gonzales, et al. v. Biotab Nutraceuticals, Inc., et al., U.S. District Court, Southern District of California, 09CV1207 (filed June 3, 2009);

  •
  Richard Johnson, et al. v. Vianda, LLC, et al., Superior Court of California, for the County of Los Angeles, BC 423825 (filed October 20, 2009); and

  •
  Michael Flores, et al. v. EP2. Inc., et al., U.S. District Court, Central District of California, 09CV7872 (filed October 28, 2009).

Plaintiffs in the Basic Research — Akävar case dismissed GNC with prejudice in January 2010, after which a similar action, Shalena Dysthe, et al., v. Basic Research, et al., U.S. District Court, Central District of California, 09CV8013 (filed November 2, 2009) was filed by a different law firm.

          In general, the Company's vendors of the products at issue have agreed to defend and indemnify the Company. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

Commitments

          The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled of approximately $20.5 million. The future purchase commitments consisted of $9.7 million of advertising, inventory commitments and spending for website redesign, $10.8 million under a management services agreement and bank fees. Other commitments related to the Company's business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company's operations of financial condition.

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

Environmental Compliance

          In March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that the Company investigate its South Carolina facility for a possible source or sources of contamination detected on an adjoining property. The Company has commenced the investigation at the facility as requested by DHEC. After several phases of the investigation the possible source or sources of contamination have not been sufficiently identified. The Company is continuing such investigation. The proceedings in this matter have not yet progressed to a stage where it is possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of the Company's potential liability.

          In addition to the foregoing, the Company is subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of the Company's non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause the Company to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations and environmental permits. The Company also is subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect the Company's ability to sell or lease its properties, or to use them as collateral for financing. From time to time, the Company has incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. The Company believes it has complied with, and is currently complying with, its environmental obligations pursuant to environmental and health and safety laws and regulations and that any liabilities for noncompliance will not have a material adverse effect on its business or financial performance. However, it is difficult to predict future liabilities and obligations, which could be material.

NOTE 17. STOCKHOLDERS' EQUITY

Preferred Stock

          Holdings is authorized to issue up to 30.5 million shares of 10% Series A Cumulative Preferred Stock, ("Series A Preferred Stock"), par value $0.001 and has 29.9 million shares outstanding at December 31, 2009. The Series A Preferred Stock ranks, with respect to dividend distributions, senior to any other class of Common Stock or preferred stock created after the Series A Preferred Stock. Dividends are compounded quarterly on March 31, June 30, September 30, and December 31 of each year. Holders of the Series A Preferred Stock do not have the right to require the Company to redeem all or a portion of their Series A Preferred Stock. The Series A Preferred Stock upon a liquidation event are required to be paid at 100% of their purchase price, plus any unpaid accumulated dividends. At December 31, 2009, $47.7 million in unpaid dividends had been accrued.

NOTE 17. STOCKHOLDERS' EQUITY (Continued)

          As of December 31, 2009 none of the Series A Preferred Stock has been redeemed. Under certain circumstances, the Company may redeem the Series A Preferred Stock at its option.

Common Stock

          The Company has authorized 210 million shares of common stock, par value $0.001 per share, which may be designated as Class A or Class B. The shares are identical in all respects to rights and privileges except that the Class B shares are not entitled to vote for the election or removal of directors. Class B stock has the right to receive a Special Dividend in the aggregate amount of $750,000 per year, when, as and if declared by the Board of Directors, for a ten year period commencing on March 16, 2007.

          At December 31, 2009, there were 59.2 million shares of Class A stock outstanding. At December 31, 2009, there were 28.2 million shares of Class B stock outstanding.

Accumulated Other Comprehensive Income (Loss)

          The accumulated balances of other comprehensive income and their related tax effects included as part of the consolidated financial statements are as follows:

	Before tax amount		Tax Benefit (Expense)	Net Other Comprehensive Income (Loss)
	Foreign currency translation	Unrealized Gain/(Loss) on Derivatives	Unrealized Gain/(Loss) on Derivatives	Foreign currency translation	Unrealized Gain/(Loss) on Derivatives	Total
	($ in thousands)
Balance at December 31, 2007	$2,732	$(5,635)	$2,051	$2,732	$(3,584)	$(852)
Foreign currency translation adjustment	(4,767)	—	—	(4,767)	—	(4,767)
Unrealized loss on derivatives designated as cash flow hedge, net of tax	—	(13,267)	4,829	—	(8,438)	(8,438)

Balance at December 31, 2008	(2,035)	(18,902)	6,880	(2,035)	(12,022)	(14,057)
Foreign currency translation adjustment	4,172	—	—	4,172	—	4,172
Unrealized gain on derivatives designated as cash flow hedge, net of tax	—	4,223	(1,537)	—	2,686	2,686

Balance at December 31, 2009	$2,137	$(14,679)	$5,343	$2,137	$(9,336)	$(7,199)

NOTE 18. STOCK-BASED COMPENSATION PLANS

Stock Options

          The Company utilizes the Black-Scholes model to calculate the fair value of options under the standard, which is consistent with prior year financial statements under the previous standard for stock compensation. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period. At December 31, 2009, the net unrecognized compensation cost was $8.8 million and is expected to be recognized over a weighted average period of approximately 2.4 years.

          In 2007, the Board of Directors (the "Board") and stockholders approved and adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "2007 Plan"). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to

NOTE 18. STOCK-BASED COMPENSATION PLANS (Continued)

the success of the Company. The Plan provides for the granting of stock options, restricted stock, and other stock-based awards. The Plan is available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the Board. The total number of shares of Holdings' Class A common stock reserved and available for the 2007 Plan is 10.4 million shares. Stock options under the Plan generally are granted with exercise prices at or above fair market value, typically vest over a four or five-year period and expire ten years from date of grant. No stock appreciation rights, restricted stock, deferred stock or performance shares have been granted under the Plan.

          The following table outlines Holdings' total stock options activity:

	Total Options	Weighted Average Exercise Price
Outstanding at December 31, 2008	8,883,692	$7.10
Granted	806,850	10.16
Exercised	—	—
Forfeited	(338,715)	6.25
Expired	(88,187)	6.25

Outstanding at December 31, 2009	9,263,640	$7.27

Exercisable at December 31, 2009	3,173,710	$6.65

          The standard on stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Stock-based compensation expense for the years ended December 31, 2009 and 2008 and for the period from March 16, 2007 to December 31, 2007 was $2.9 million, $2.6 million and $1.9 million, respectively.

          As of December 31, 2009, the weighted average remaining contractual life of outstanding options was 7.7 years. At December 31, 2009, the weighted average remaining contractual life of exercisable options was 7.9 years. The weighted average fair value of options granted during 2009, 2008, and 2007, was $3.19, $1.17, and $1.61, respectively.

          The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, option exercise price, expected option term, risk-free interest rate, expected dividend yield, and expected stock price volatility over the option's expected term. As the Company has had minimal exercises of stock options through December 31, 2009, 2008 and 2007 option term has been estimated by considering both the vesting period, which is typically for the successor and predecessor plans, five and four years, respectively, and the contractual term of ten and seven years, respectively. As the Company's underlying stock is not publicly traded on an open market, the Company utilized its current peer group average to estimate the expected volatility. The assumptions used in the Company's Black-Scholes valuation related to stock option grants made during the year ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007
Dividend yield	0.00%	0.00%	0.00%
Expected option life	7.5 years	7.5 years	7.5 years
Volatility factor percentage of market price	34.20% - 44.60%	26.00% - 28.40%	23.00% - 25.00%
Discount rate	0.43% - 3.28%	3.08% - 3.64%	4.16% - 4.96%

NOTE 18. STOCK-BASED COMPENSATION PLANS (Continued)

          As the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

Predecessor

          In 2006, the Board of Directors of GNC Corporation approved and adopted the GNC Corporation 2006 Omnibus Stock Incentive Plan (the "2006 Plan"). In 2003 the boards approved and adopted the GNC Corporation (f/k/a General Nutrition Centers Holding Company) 2003 Omnibus Stock Incentive Plan (the "2003 Plan" and, together with the 2006 Plan, the "Plans"). The purpose of the Plans was to enable GNC Corporation to attract and retain highly qualified personnel who would contribute to the success of GNC Corporation. The Plans provided for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and performance shares. The Plans were available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the boards. The total number of shares of GNC Corporation's common stock reserved and available for the 2006 Plan was 3.8 million shares and under the 2003 Plan was 4.0 million shares. Stock options under the Plans generally were granted at fair market value, vested over a four-year vesting schedule and expired after seven years from date of grant. If stock options were granted at an exercise price that was less than fair market value at the date of grant, compensation expense was recognized immediately for the intrinsic value. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the Plans as of December 31, 2006.

          The standard on stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. For the period from January 1, 2007 to March 15, 2007, the Company recognized total compensation expense of $4.1 million, of which $3.8 million related to the acceleration of the vesting of these options. The Company recorded $47.0 million as a reduction in equity on March 15, 2007 related to the cancellation of these options.

NOTE 19. SEGMENTS

          The Company has three operating segments, each of which is a reportable segment. The operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company's management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company's business segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail segment includes the Company's corporate store operations in the United States, Canada and its www.GNC.com business. The Franchise segment represents the Company's franchise operations, both domestically and internationally. The Manufacturing/Wholesale segment represents the Company's manufacturing operations in South Carolina and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution, Corporate Costs, and Other Unallocated Costs represent the Company's administrative expenses. The accounting policies of the segments are the same as those described in the "Basis of Presentation and Summary of Significant Accounting Policies".

NOTE 19. SEGMENTS (Continued)

          The following table represents key financial information of the Company's business segments:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Revenue:
Retail	$1,256,314	$1,219,305	$909,264	$259,313
Franchise	264,168	258,020	193,896	47,237
Manufacturing/Wholesale:
Intersegment(1)	201,306	180,070	133,051	35,477
Third Party	186,525	179,404	119,827	23,279

Sub total Manufacturing/Wholesale	387,831	359,474	252,878	58,756
Sub total segment revenues	1,908,313	1,836,799	1,356,038	365,306
Intersegment elimination(1)	(201,306)	(180,070)	(133,051)	(35,477)

Total revenue	$1,707,007	$1,656,729	$1,222,987	$329,829

(1)
Intersegment revenues are eliminated from consolidated revenue.

Operating income (loss):
Retail	$153,142	$140,916	$106,448	$28,249
Franchise	80,800	80,816	55,000	14,518
Manufacturing/Wholesale	73,450	67,378	38,915	10,267
Unallocated corporate and other costs:
Warehousing and distribution costs	(53,557)	(54,266)	(40,697)	(10,667)
Corporate costs	(72,809)	(65,234)	(52,825)	(26,954)
Merger-related costs	—	—	—	(34,603)

Sub total unallocated corporate and
other costs	(126,366)	(119,500)	(93,522)	(72,224)

Total operating income (loss)	181,026	169,610	106,841	(19,190)
Interest expense, net	69,940	83,000	75,513	72,822

Income before income taxes	111,086	86,610	31,328	(92,012)
Income tax expense (benefit)	41,562	31,952	12,512	(21,568)

Net income (loss)	$69,524	$54,658	$18,816	$(70,444)

NOTE 19. SEGMENTS (Continued)

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Depreciation and amortization:
Retail	$24,164	$21,449	$14,806	$4,114
Franchise	4,081	5,001	4,025	365
Manufacturing / Wholesale	10,926	9,783	7,014	1,714
Corporate / Other	7,494	6,220	4,156	1,183

Total depreciation and amortization	$46,665	$42,453	$30,001	$7,376

Capital expenditures:
Retail	$20,640	$33,074	$18,347	$4,778
Franchise	2	7	4	—
Manufacturing / Wholesale	4,527	11,108	6,694	285
Corporate / Other	3,513	4,477	3,806	630

Total capital expenditures	$28,682	$48,666	$28,851	$5,693

Total assets
Retail	$1,262,755	$1,263,229	$1,242,999
Franchise	468,949	471,247	476,685
Manufacturing / Wholesale	423,884	436,018	426,250
Corporate / Other	162,506	123,315	93,571

Total assets	$2,318,094	$2,293,809	$2,239,505

Geographic areas
Total revenues:
United States	$1,618,452	$1,567,641	$1,156,806	$314,804
Foreign	88,555	89,088	66,181	15,025

Total revenues	$1,707,007	$1,656,729	$1,222,987	$329,829

Long-lived assets:
United States	$193,762	$201,787	$189,416
Foreign	10,151	6,885	6,526

Total long-lived assets	$203,913	$208,672	$195,942

NOTE 19. SEGMENTS (Continued)

          The following table represents sales by general product category. The category "Other" includes other wellness products sales from the Company's point of sales system and certain required accounting adjustments of $5.7 million for 2009, $4.7 million for 2008, $5.0 million for the period from March 16 to December 31, 2007, and ($0.6) million for the period from January 1 to March 15, 2007.

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31 2007	January 1- March 15, 2007
	(in thousands)
U.S Retail Product Categories:
VMHS	$496,427	$465,245	$342,731	$98,447
Sports Nutrition Products	443,408	410,133	299,035	87,983
Diet and Weight Management Products	128,039	148,158	120,099	36,647
Other Wellness Products	99,886	106,681	81,218	21,211

Total U.S. Retail revenues	1,167,760	1,130,217	843,083	244,288
Canada retail revenues(1)	88,555	89,088	66,181	15,025

Total Retail Revenue	$1,256,315	$1,219,305	$909,264	$259,313

(1)
Canada sales are presented in total not by category as product sales for Canada are managed in local currency.

          The data above represents the majority of the revenue reported for the domestic portion of the Company's Retail segment. In addition to these sales, additional revenue and revenue adjustments are recorded to ensure conformity with U.S. GAAP. This includes wholesale revenue (to the Company's military commissary locations), deferral of the Company's Gold Card revenue to match the twelve month discount period of the card, and a reserve for customer returns. These items are recurring in nature, and the Company expects to record similar adjustments in the future.

          In addition to the Retail product categories discussed above, Franchise revenues are primarily generated from (1) product sales to franchisees, (2) royalties from franchise retail sales and (3) franchise fees, and Manufacturing/ Wholesale sales are generated from sales of manufactured products to third parties, primarily in the VMHS product category.

NOTE 20. FRANCHISE REVENUE

          The Company's Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat franchise fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than, the initial fee.

NOTE 20. FRANCHISE REVENUE (Continued)

          Once the franchised store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the contract period is renewed. The Company recognized initial franchise fees of $2.4 million for the year ended December 31, 2009, $3.3 million for the year ended December 31, 2008, $1.4 million for the period March 16 to December 31, 2007, and $0.3 million for the period from January 1 to March 15, 2007.

          The following is a summary of the Company's franchise revenue by type:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Product sales	$217,920	$209,662	$160,665	$38,409
Royalties	35,561	35,147	25,990	7,102
Franchise fees	4,570	5,676	3,013	810
Other	6,117	7,535	4,228	916

Total franchise revenue	$264,168	$258,020	$193,896	$47,237

NOTE 21. SUPPLEMENTAL CASH FLOW INFORMATION

          The Company remitted cash payments for federal and state income taxes of $16.0 million, $18.1 million, and $1.2 million for the years ended December 31, 2009 and 2008, and for the period January 1 to March 15, 2007, respectively. The Company received cash refunds of $19.7 million, net of tax payments for the period from March 16 to December 31, 2007.

          The Company remitted cash payments for interest expense related to outstanding debt of $66.7 million, $80.1 million, $56.8 million, and $55.1 million, for the years ended December 31, 2009 and 2008, the period from March 16 to December 31, 2007, and the period from January 1 to March 15, 2007.

          In September 2009, the Company converted a short term receivable of $1.2 million from a franchisee into a long term note receivable.

NOTE 22. RETIREMENT PLANS

          The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 80% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions upon the employee meeting the eligibility requirements. The Company match consists of both a fixed and a discretionary match which is based on a specified financial target for all participants in the plan. The fixed match is 50% on the first 3% of the salary that an employee defers and the discretionary match could be up to an additional 100% match on the 3% deferral. A discretionary match can be approved at any time by the Company.

NOTE 22. RETIREMENT PLANS (Continued)

          An employee becomes vested in the Company match portion as follows:

Years of Service	Percent Vested
0-1	0%
1-2	33%
2-3	66%
3+	100%

          The Company made cash contributions of $1.2 million for the years ended December 31, 2009 and 2008, and $0.9 million for the period March 16 to December 31, 2007, and $0.3 million for the period January 1 to March 15, 2007. In addition, the Company made a discretionary match for the 2007 plan year of $0.6 million in April 2008, for the 2008 plan year of $0.6 million in March 2009 and for the 2009 plan year of $0.6 million in February 2010.

          The Company has a Non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

          The Company has a Non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. This plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies.

NOTE 23. FAIR VALUE MEASUREMENTS

          As described in Note 2, the Company adopted the provisions of the new standard on fair value measurements and disclosures as of January 1, 2008. This standard defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	observable inputs such as quoted prices in active markets for identical assets and liabilities;
Level 2	—
observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other inputs that are observable, or can be corroborated by observable market data; and
Level 3	—	unobservable inputs for which there are little or no market data, which require the reporting entity to develop its own assumptions.

NOTE 23. FAIR VALUE MEASUREMENTS (Continued)

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(in thousands)
Other long-term liabilities	$2,337	$14,679	$—

          The following is a description of the valuation methodologies used for these items, as well as the general classification of such items pursuant to the fair value hierarchy of the standard on Fair Value Measurements and Disclosures:

          Other long-term liabilities — Other long-term liabilities classified as Level 1 consist of liabilities related to the Company's non-qualified deferred compensation plan. The liabilities related to these plans are adjusted based on changes in the fair value of the underlying employee-directed investment choices. Since the employee-directed investment choices are exchange traded equity indexes with quoted prices in active markets, the liabilities are classified as within Level 1 on the fair value hierarchy. Other long-term liabilities classified as Level 2 consist of the Company's interest rate swaps. The derivatives are a pay-variable, receive-fixed interest rate swap based on a LIBOR rate. Fair value is based on a model-derived valuation using the LIBOR rate, which is an observable input in an active market. Therefore, the Company's derivative is classified as Level 2 on the fair value hierarchy.

          In addition to the above table, the Company's financial instruments also consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company did not elect to value its long-term debt with the fair value option in accordance with the standard on Financial Instruments. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective durations.

NOTE 24. RELATED PARTY TRANSACTIONS

Successor:

          Management Services Agreement.    In connection with the Merger, Holdings entered into a Management Services Agreement with ACOF Operating Manager II, L.P. ("ACOF Operating Manager II"), an affiliate of ACOF. Under the agreement, ACOF Operating Manager II provides Holdings and its subsidiaries with certain services in exchange for an annual fee of $750,000, as well as customary fees for services rendered in connection with certain major financial transactions, plus reimbursement of expenses and a tax gross-up relating to a non-tax deductible portion of the fee. In addition, upon consummation of the Merger, Holdings incurred an aggregate fee of $5.0 million, plus reimbursement of expenses, payable to ACOF Operating Manager II for services rendered in connection with the Merger. As of December 31, 2009, $2.1 million had been paid pursuant to this agreement.

          Special Dividend.    OTPP, as the holder of Holdings' Class B common stock, is entitled to receive ratable an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the Special Dividend Period. The special dividend is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. As of December 31, 2009, $2.1 million had been paid to OTPP.

NOTE 24. RELATED PARTY TRANSACTIONS (Continued)

          Credit Facility.    Upon consummation of the Merger, Centers entered into a $735.0 million credit agreement, of which various funds affiliated with one of Holdings' sponsors, ACOF are investors. As of December 31, 2009 and 2008, certain affiliates of ACOF held approximately $62.1 million and $63.9 million, respectively of term loans under the 2007 Senior Credit Facility.

          Stock Purchase.    During the third and fourth quarters of 2008, Axcel Partners III, LLC, of which an officer and director of the Company is a member, purchased 273,215 shares of Class A common stock of the Company at a price of $6.82 per share, for an aggregate purchase price of $1.9 million and 45,478 shares of Class A common stock of Holdings at a price of $7.08 per share, for an aggregate purchase price of $0.3 million, respectively and 110,151 and 18,710 shares of Series A preferred stock of the Company at a price of $5.00 per share plus accrued and unpaid dividends through the dates of purchase, for an aggregate purchase price of $0.6 million and $0.1 million, respectively.

          Lease Agreements.    General Nutrition Centres Company, a wholly owned subsidiary of the Holdings, is party to 21 lease agreements, as lessee, with Cadillac Fairview Corporation, as lessor, with respect to properties located in Canada. Cadillac Fairview Corporation is a direct, wholly owned subsidiary of OTPP, one of the principal stockholders of Holdings. The aggregate value of the leases is approximately $12.4 million, together with certain future landlord related costs, of which $2.4 million was paid for the year ended December 31, 2009, $2.5 million for the year ended December 31, 2008 and $2.0 million for the period March 16 to December 31, 2007. Each lease was negotiated in the ordinary course of business on an arm's length basis.

          Product Purchases.    During the Company's 2009 fiscal year, it purchased certain fish oil and probiotics products manufactured by Lifelong Nutrition, Inc. ("Lifelong") for resale under the Company's proprietary brand name WELLbeING®. Carmen Fortino, who serves as one of the directors of Holdings, is the Managing Director, a member of the Board of Directors and a stockholder of Lifelong. The aggregate value of the products the Company purchased from Lifelong was $3.3 million for the 2009 fiscal year.

Predecessor:

          Management Service Fees.    As of December 5, 2003, Centers and GNC Parent Corporation entered into a management services agreement with Apollo Management V. The agreement provides that Apollo Management V furnish certain investment banking, management, consulting, financial planning, and financial advisory services on an ongoing basis and for any significant financial transactions that may have been undertaken. The length of the agreement was ten years. There was an annual general services fee of $1.5 million, which was payable in monthly installments. There were also major transaction services fees for services that Apollo Management V provided based on normal and customary fees of like kind. In addition, Centers reimbursed expenses that were incurred and paid by Apollo Management V on behalf of Centers. For the period from January 1, 2007 to March 15, 2007, $0.4 million was paid to Apollo Management V under the terms of this agreement. In addition, as a result of the Merger, for the period from January 1, 2007 to March 15, 2007, $7.5 million was paid to Apollo Management V as a one-time payment for the termination of the management services agreement.

NOTE 25. QUARTERLY FINANCIAL INFORMATION

          The following table summarizes the Company's 2009 and 2008 quarterly results:

	Three months Ended March 31, 2009	Three months Ended June 30, 2009	Three months Ended September 30, 2009	Three months Ended December 31, 2009	Year Ended December 31, 2009
	(unaudited) ($ in thousands, except per share $)
Total revenue	$439,897	$432,416	$430,798	$403,896	$1,707,007
Gross profit	154,168	151,510	148,192	136,700	590,570
Operating income	50,113	45,797	47,359	37,757	181,026
Net income	19,419	17,942	19,498	12,665	69,524
Weighted average shares outstanding:
Basic	87,670	87,339	87,339	87,339	87,421
Diluted	87,758	87,548	87,688	87,818	87,859
Earnings per share:
Basic	$0.17	$0.15	$0.17	$0.09	$0.58
Diluted	$0.17	$0.15	$0.17	$0.09	$0.58

	Three months Ended March 31, 2008	Three months Ended June 30, 2008	Three months Ended September 30, 2008	Three months Ended December 31, 2008	Year Ended December 31, 2008
	(unaudited) ($ in thousands, except per share $)
Total revenue	$428,133	$422,662	$414,194	$391,740	$1,656,729
Gross profit	149,243	148,385	144,218	132,253	574,099
Operating income	44,458	46,939	43,517	34,696	169,610
Net income	13,310	16,984	16,289	8,075	54,658
Weighted average shares outstanding:
Basic	87,743	87,647	87,735	87,916	87,761
Diluted	87,743	87,647	87,735	87,947	87,787
Earnings per share:
Basic	$0.11	$0.15	$0.14	$0.04	$0.43
Diluted	$0.11	$0.15	$0.14	$0.04	$0.43

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION

          As of December 31, 2009 Centers' debt included its 2007 Senior Credit Facility, Senior Toggle Notes and 10.75% Senior Subordinated Notes. The 2007 Senior Credit Facility has been guaranteed by GNC Corporation and Centers' existing and future direct and indirect material domestic subsidiaries. The Senior Toggle Notes are general non collateralized obligations of Centers, are effectively subordinated to Centers' 2007 Senior Credit Facility to the extent of the value of the collateral securing the 2007 Senior Credit Facility and are senior in right of payment to all existing and future subordinated obligations of Centers, including its 10.75% Senior Subordinated Notes. The Senior Toggle Notes are unconditionally guaranteed on a non collateralized basis by all of Centers' existing and future direct and indirect material domestic subsidiaries. The 10.75% Senior Subordinated Notes are general non collateralized obligations and are guaranteed on a senior subordinated basis by Centers' existing and future direct and indirect material domestic subsidiaries and rank junior in right of payment to Centers' 2007 Senior Credit Facility and Senior Toggle Notes. The guarantors are the same for the 2007 Senior Credit Facility,

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Senior Toggle Notes and 10.75% Senior Subordinated Notes. Non-guarantor subsidiaries include the remaining direct and indirect foreign subsidiaries. The subsidiary guarantors are 100% owned, directly or indirectly by Holdings. The guarantees are full and unconditional and joint and several. Investments in subsidiaries are accounted for under the equity method of accounting.

          Presented below are condensed consolidated financial statements of Holdings as the parent of Centers (the issuer), and the combined guarantor and non-guarantor subsidiaries of Holdings as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and 2008, the period from March 16, 2007 to December 31, 2007, and the period ended March 15, 2007. Intercompany balances and transactions have been eliminated.

          The Company reorganized its corporate structure effective January 1, 2009. Certain guarantor subsidiaries were merged with and into Centers, which remained the issuer after the reorganization; certain other guarantor subsidiaries were merged with and into each other. Supplemental guarantor information for periods prior to January 1, 2009 reflect the corporate structure that existed prior to the reorganization.

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheets

December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Current assets
Cash and cash equivalents	$14,859	$77,797	$(4,801)	$2,093	$—	$89,948
Receivables, net	—	472	92,273	1,187	—	93,932
Intercompany receivables	—	139,591	963	—	(140,554)	—
Inventories, net	—	—	339,975	30,517	—	370,492
Prepaids and other current assets	56	19,308	14,409	8,502	—	42,275

Total current assets	14,915	237,168	442,819	42,299	(140,554)	596,647
Goodwill	—	—	624,285	468	—	624,753
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	7,409	163,882	28,290	—	199,581
Investment in subsidiaries	717,383	1,550,708	709,829	718,479	(3,696,399)	—
Other assets	—	28,876	157,018	—	(8,781)	177,113

Total assets	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

Current liabilities
Current liabilities	$32	$34,129	$154,435	$11,023	$—	$199,619
Intercompany payables	290	—	113,359	26,905	(140,554)	—

Total current liabilities	322	34,129	267,794	37,928	(140,554)	199,619
Long-term debt	—	1,052,341	32	14,493	(8,781)	1,058,085
Deferred tax liabilities	—	(4,754)	294,087	(439)	—	288,894
Other long-term liabilities	—	24,929	14,129	462	—	39,520

Total liabilities	322	1,106,645	576,042	52,444	(149,335)	1,586,118
Total stockholder's equity (deficit)	731,976	717,516	2,241,791	737,092	(3,696,399)	731,976

Total liabilities and stockholder's equity (deficit)	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheets

December 31, 2008	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Current assets
Cash and cash equivalents	$2,032	$—	$40,077	$2,230	$—	$44,339
Receivables, net	—	—	88,972	72	—	89,044
Intercompany receivables	—	369	88,517	—	(88,886)	—
Inventories, net	—	—	342,085	21,569	—	363,654
Prepaids and other current assets	138	(82)	55,520	3,969	—	59,545

Total current assets	2,170	287	615,171	27,840	(88,886)	556,582
Goodwill	—	—	622,441	468	—	622,909
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	—	180,494	25,660	—	206,154
Investment in subsidiaries	651,932	1,797,306	662,544	653,025	(3,764,807)	—
Other assets	—	22,470	174,475	—	(8,781)	188,164

Total assets	$654,102	$1,820,063	$2,975,125	$706,993	$(3,862,474)	$2,293,809

Current liabilities
Current liabilities	$60	$20,644	$220,120	$8,958	$—	$249,782
Intercompany payables	238	69,244	—	19,404	(88,886)	—

Total current liabilities	298	89,888	220,120	28,362	(88,886)	249,782
Long-term debt	—	1,064,024	30	15,964	(8,781)	1,071,237
Deferred tax liabilities	—	(4,813)	282,816	—	—	278,003
Other long-term liabilities	—	18,902	21,828	253	—	40,983

Total liabilities	298	1,168,001	524,794	44,579	(97,667)	1,640,005
Total stockholder's equity (deficit)	653,804	652,062	2,450,331	662,414	(3,764,807)	653,804

Total liabilities and stockholder's equity (deficit)	$654,102	$1,820,063	$2,975,125	$706,993	$(3,862,474)	$2,293,809

Supplemental Condensed Consolidating Statements of Operations

Successor Year Ended December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,622,085	$102,092	$(17,170)	$1,707,007
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	1,060,619	72,988	(17,170)	1,116,437

Gross profit	—	—	561,466	29,104	—	590,570
Compensation and related benefits	—	41,713	205,190	16,143	—	263,046
Advertising and promotion	—	—	49,280	754	—	50,034
Other selling, general and administrative	1,665	33,111	63,431	(88)	(1,500)	96,619
Subsidiary (income) expense	(71,119)	(75,141)	(68,622)	(69,619)	284,501	—
Other (income) expense	—	(71,075)	66,915	4,005	—	(155)

Operating income (loss)	69,454	71,392	245,272	77,909	(283,001)	181,026
Interest expense, net	(13)	4,204	64,569	1,180	—	69,940

Income (loss) before income taxes	69,467	67,188	180,703	76,729	(283,001)	111,086
Income tax (benefit) expense	(57)	(2,431)	41,973	2,077	—	41,562

Net income (loss)	$69,524	$69,619	$138,730	$74,652	$(283,001)	$69,524

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Operations

Successor Year Ended December 31, 2008	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,566,054	$102,018	$(11,343)	$1,656,729
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	1,020,402	73,571	(11,343)	1,082,630

Gross profit	—	—	545,652	28,447	—	574,099
Compensation and related benefits	—	—	234,188	15,605	—	249,793
Advertising and promotion	—	—	54,351	709	—	55,060
Other selling, general and administrative	1,671	2,215	92,893	3,624	(1,500)	98,903
Subsidiary (income) expense	(56,280)	(58,977)	(60,345)	(54,780)	230,382	—
Other (income) expense	—	—	126	607	—	733

Operating income (loss)	54,609	56,762	224,439	62,682	(228,882)	169,610
Interest expense, net	—	4,242	77,579	1,179	—	83,000

Income (loss) before income taxes	54,609	52,520	146,860	61,503	(228,882)	86,610
Income tax (benefit) expense	(49)	(2,260)	33,103	1,158	—	31,952

Net income (loss)	$54,658	$54,780	$113,757	$60,345	$(228,882)	$54,658

Successor Period from March 16, 2007 to December 31, 2007	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,158,143	$75,180	$(10,336)	$1,222,987
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	770,261	54,313	(10,336)	814,238

Gross profit	—	—	387,882	20,867	—	408,749
Compensation and related benefits	—	—	183,901	11,891	—	195,792
Advertising and promotion	—	—	34,560	502	—	35,062
Other selling, general and administrative	1,314	1,356	67,391	2,542	(1,125)	71,478
Subsidiary (income) expense	(20,042)	(24,467)	(21,596)	(18,908)	85,013	—
Other (income) expense	—	—	(77)	(347)	—	(424)

Operating income (loss)	18,728	23,111	123,703	25,187	(83,888)	106,841
Interest expense, net	—	7,080	67,611	822	—	75,513

Income (loss) before income taxes	18,728	16,031	56,092	24,365	(83,888)	31,328
Income tax (benefit) expense	(88)	(2,953)	12,717	2,836	—	12,512

Net income (loss)	$18,816	$18,984	$43,375	$21,529	$(83,888)	$18,816

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Predecessor Period ended March 15 2007	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$314,632	$17,489	$(2,292)	$329,829
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	201,973	12,494	(2,292)	212,175

Gross profit	—	—	112,659	4,995	—	117,654
Compensation and related benefits	—	—	61,615	2,696	—	64,311
Advertising and promotion	—	—	20,435	38	—	20,473
Other selling, general and administrative	562	86	17,542	(204)	(375)	17,611
Subsidiary (income) expense	50,967	(12,958)	49,733	—	(87,742)	—
Other (income) expense	—	34,603	—	(154)	—	34,449

Operating income (loss)	(51,529)	(21,731)	(36,666)	2,619	88,117	(19,190)
Interest expense, net	29,786	42,981	(539)	594	—	72,822

Income (loss) before income taxes	(81,315)	(64,712)	(36,127)	2,025	88,117	(92,012)
Income tax (benefit) expense	(10,871)	(13,398)	2,257	444	—	(21,568)

Net income (loss)	$(70,444)	$(51,314)	$(38,384)	$1,581	$88,117	$(70,444)

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Successor Year Ended December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$14	$—	$109,200	$4,757	$113,971
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(2,446)	(22,470)	(3,766)	(28,682)
Acquisition of the Company		(11,268)	—	—	(11,268)
Investment/distribution	—	129,379	(129,379)	—	—
Other investing	—	—	(2,224)	—	(2,224)

Net cash provided by (used in) investing activities	—	115,665	(154,073)	(3,766)	(42,174)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	—	—	—	—	—
Purchase of treasury stock	(787)	(278)	—	—	(1,065)
Dividend payment	13,600	(13,600)	—	—	—
Financing fees	—	(45)	—	—	(45)
Other financing	—	(23,945)	(5)	(1,377)	(25,327)

Net cash used in financing activities	12,813	(37,868)	(5)	(1,377)	(26,437)
Effect of exchange rate on cash	—	—	—	249	249

Net increase in cash	12,827	77,797	(44,878)	(137)	45,609
Beginning balance, cash	2,032	—	40,077	2,230	44,339

Ending balance, cash	$14,859	$77,797	$(4,801)	$2,093	$89,948

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Successor Year Ended December 31, 2008	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$—	$71,727	$5,638	$77,365
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(43,767)	(4,899)	(48,666)
Investment/distribution	—	13,056	(13,056)	—	—
Acquisition of intangible	—	—	(1,000)	—	(1,000)
Acquisition of the Company	—	(10,842)	—	—	(10,842)
Other investing	—	—	83	—	83

Net cash provided by (used in) investing activities	—	2,214	(57,740)	(4,899)	(60,425)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	2,932	131	—	—	3,063
Purchase of treasury stock	(900)	(963)	—	—	(1,863)
Financing fees	—	—	—	—	—
Other financing	—	(1,382)	—	(1,217)	(2,599)

Net cash used in financing activities	2,032	(2,214)	—	(1,217)	(1,399)
Effect of exchange rate on cash	—	—	—	(56)	(56)

Net increase (decrease) in cash	2,032	—	13,987	(534)	15,485
Beginning balance, cash	—	—	26,090	2,764	28,854

Ending balance, cash	$2,032	$—	$40,077	$2,230	$44,339

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Successor Period from March 16, 2007 to December 31, 2007	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$1,567	$84,919	$5,551	$92,037
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(25,098)	(3,753)	(28,851)
Investment/distribution	—	40,878	(40,878)	—	—
Acquisition of the Company	(890)	(1,642,061)	—	—	(1,642,951)
Other investing	—	—	(412)	—	(412)

Net cash provided by (used in) investing activities	(890)	(1,601,183)	(66,388)	(3,753)	(1,672,214)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	—	552,291	—	—	552,291
Purchase of treasury stock	—	(314)	—	—	(314)
Borrowings from new senior credit facility	—	675,000	—	—	675,000
Proceeds from issuance of new senior sub notes	—	110,000	—	—	110,000
Proceeds from issuance of new senior notes	—	297,000	—	—	297,000
Financing fees	—	(29,298)	—	—	(29,298)
Other financing	—	(5,063)	—	(958)	(6,021)

Net cash used in financing activities	—	1,599,616	—	(958)	1,598,658
Effect of exchange rate on cash	—	—	—	(29)	(29)

Net increase in cash	(890)	—	18,531	811	18,452
Beginning balance, cash	890	—	7,559	1,953	10,402

Ending balance, cash	$—	$—	$26,090	$2,764	$28,854

NOTE 26. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Predecessor Period ended March 15, 2007	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$(51)	$(43,103)	$(7,238)	$(583)	$(50,975)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(5,117)	(576)	(5,693)
Investment/distribution	—	—	—	—	—
Acquisition of the Company	—	—	—	—	—
Other investing	—	—	(555)	—	(555)

Net cash provided by (used in) investing activities	—	—	(5,672)	(576)	(6,248)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from selling shareholders	441,482	463,393	—	—	904,875
Redemption of PIK notes	(441,482)	—	—	—	(441,482)
Redemption of 8 5/8% senior notes	—	(150,000)	—	—	(150,000)
Redemption of 8 1/2% senior notes	—	(215,000)	—	—	(215,000)
Payment of 2003 senior credit facitlity	—	(55,290)	—	—	(55,290)
Financing fees	(532)	—	—	—	(532)
Other financing	—	—	—	(334)	(334)

Net cash used in financing activities	(532)	43,103	—	(334)	42,237
Effect of exchange rate on cash	—	—	—	(165)	(165)

Net increase (decrease) in cash	(583)	—	(12,910)	(1,658)	(15,151)
Beginning balance, cash	1,473	—	20,469	3,611	25,553

Ending balance, cash	$890	$—	$7,559	$1,953	$10,402

NOTE 27. SUBSEQUENT EVENTS

          Management has considered all other subsequent events.

          The financial statements of Holdings are substantially comprised of the financial statements of Centers, which issued its annual financial statements on March 11, 2010. The Company has evaluated transactions for consideration as recognized subsequent events through the date of September 28, 2010. Additionally, the Company has evaluated transactions that occurred as of issuance of these financial statements, September 28, 2010, for purposes of disclosure of unrecognized subsequent events.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, including share data)

	June 30, 2010*	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$161,908	$89,948
Receivables, net	91,821	93,932
Inventories (Note 3)	395,808	370,492
Prepaids and other current assets	37,559	42,275

Total current assets	687,096	596,647
Long-term assets:
Goodwill, net (Note 4)	624,910	624,753
Brands, net (Note 4)	720,000	720,000
Other intangible assets, net (Note 4)	150,607	154,370
Property, plant and equipment, net	194,328	199,581
Deferred financing fees, net	16,287	18,411
Other long-term assets	4,458	4,332

Total long-term assets	1,710,590	1,721,447

Total assets	$2,397,686	$2,318,094

Current liabilities:
Accounts payable	$119,893	$95,904
Accrued payroll and related liabilities	19,973	22,277
Accrued interest (Note 5)	13,288	14,552
Current portion, long-term debt (Note 5)	1,539	1,724
Deferred revenue and other current liabilities	74,855	65,162

Total current liabilities	229,548	199,619
Long-term liabilities:
Long-term debt (Note 5)	1,057,505	1,058,085
Deferred tax liabilities	291,871	288,894
Other long-term liabilities	32,968	39,520

Total long-term liabilities	1,382,344	1,386,499

Total liabilities	1,611,892	1,586,118
Stockholders' equity:
Preferred stock, $0.001 par value, 30,500 shares authorized, 29,862 shares issued and outstanding	207,790	197,742
Common stock, $0.001 par value, 210,000 shares authorized:
Class A, 59,185 shares issued and outstanding	60	60
Class B, 28,169 shares issued and outstanding	28	28
Paid-in-capital	450,222	448,556
Retained earnings	136,287	95,263
Treasury stock	(2,474)	(2,474)
Accumulated other comprehensive loss	(6,119)	(7,199)

Total stockholders' equity	785,794	731,976

Total liabilities and stockholders' equity	$2,397,686	$2,318,094

*
Footnotes summarized from the Audited Financial Statements

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenue	$455,730	$432,416	$920,749	$872,313
Cost of sales, including costs of warehousing, distribution and occupancy	292,118	280,906	591,238	566,635

Gross profit	163,612	151,510	329,511	305,678
Compensation and related benefits	67,641	65,526	135,474	130,851
Advertising and promotion	14,122	14,395	29,576	29,134
Other selling, general and administrative	25,457	25,922	50,963	49,817
Foreign currency (gain) loss	19	(130)	(57)	(33)

Operating income	56,373	45,797	113,555	95,909
Interest expense, net (Note 5)	16,273	17,081	32,886	36,143

Income before income taxes	40,100	28,716	80,669	59,766
Income tax expense (Note 11)	14,687	10,775	29,597	22,406

Net income	$25,413	$17,941	$51,072	$37,360

Income per share — Basic and Diluted:
Net income	$25,413	$17,941	$51,072	$37,360
Preferred stock dividends and acretion	5,086	4,608	10,048	9,103

Net income available to common shareholders	$20,327	$13,333	$41,024	$28,257

Earnings per share:
Basic	$0.23	$0.15	$0.47	$0.32
Diluted	$0.23	$0.15	$0.46	$0.32
Weighted average common shares outstanding:
Basic	87,353	87,339	87,347	87,504
Diluted	88,223	87,548	88,452	87,731

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity and Comprehensive Income (Loss)

(in thousands, including share data)

	Common Stock
	Class A		Class B		Preferred Stock					Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
							Treasury Stock	Paid-in- Capital	Retained Earnings
	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance at December 31, 2009	59,170	$60	28,169	$28	29,862	$197,742	$(2,474)	$448,556	$95,263	$(7,199)	$731,976

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	51,072	—	51,072
Unrealized gain on derivatives designated and qualified as cash flow hedges, net of tax of $874	—	—	—	—	—	—	—	—	—	1,526	1,526
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(446)	(446)

Comprehensive income											52,152
Issuance of common stock	14	—	—	—	—	—	—	90	—	—	90
Preferred stock	—	—	—	—	—	10,048	—	—	(10,048)	—	—
Non-cash stock-based compensation	—	—	—	—	—	—	—	1,576	—	—	1,576

Balance at June 30, 2010 (unaudited)	59,185	$60	28,169	$28	29,862	$207,790	$(2,474)	$450,222	$136,287	$(6,119)	$785,794

Balance at December 31, 2008	59,510	$60	28,169	$28	29,978	$179,346	$(1,680)	$445,701	$44,406	$(14,057)	$653,804

Comprehensive income:
Net income	—	—	—	—	—	—	—	—	37,360	—	37,360
Unrealized gain on derivatives designated and qualified as cash flow hedges, net of tax of $1,422	—	—	—	—	—	—	—	—	—	2,485	2,485
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	1,267	1,267

Comprehensive income											41,112
Purchase of treasury stock	(340)	—	—	—	(116)	(271)	(794)	—	—	—	(1,065)
Preferred stock	—	—	—	—	—	9,103	—	—	(9,103)	—	—
Non-cash stock-based compensation	—	—	—	—	—	—	—	1,343	—	—	1,343

Balance at June 30, 2009 (unaudited)	59,170	$60	28,169	$28	29,862	$188,178	$(2,474)	$447,044	$72,663	$(10,305)	$695,194

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six months ended
	June 30, 2010	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,072	$37,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	18,821	18,059
Amortization of intangible assets	4,051	4,950
Amortization of deferred financing fees	2,124	2,026
Amortization of original issue discount	201	182
Increase in provision for inventory losses	5,943	5,779
Non-cash stock-based compensation	1,576	1,343
Decrease in provision for losses on accounts receivable	(662)	(1,503)
Decrease (increase) in net deferred taxes	—	82
Changes in assets and liabilities:
Decrease (increase) in receivables	2,671	(529)
Increase in inventory, net	(31,696)	(26,988)
Increase in franchise note receivables, net	(30)	(178)
Increase in accrued income taxes	5,254	9,890
Decrease in other assets	150	5,187
Increase (decrease) in accounts payable	24,052	(4,754)
Decrease in interest payable	(1,264)	(1,786)
Increase in accrued liabilities	4,351	7,222

Net cash provided by operating activities	86,614	56,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,675)	(11,303)
Franchise store conversions	65	158
Store acquisition costs	(240)	(1,050)

Net cash used in investing activities	(13,850)	(12,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of new equity	90	—
Purchase of treasury stock	—	(1,065)
Payments on long-term debt	(966)	(19,623)
Financing fees	—	(45)

Net cash used in financing activities	(876)	(20,733)

Effect of exchange rate on cash	72	67

Net increase in cash	71,960	23,481
Beginning balance, cash	89,948	44,339

Ending balance, cash	$161,908	$67,820

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. NATURE OF BUSINESS

          General Nature of Business.    GNC Acquistion Holdings Inc., a Delaware corporation ("Holdings" and together with its subsidiaries and, unless the context requires otherwise, its and their respective predecessors, collectively the "Company"), is a leading specialty retailer of nutritional supplements, which includes: vitamins, minerals and herbal supplements ("VMHS"), sports nutrition products, diet products and other wellness products.

          The Company's business is vertically integrated, as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail, Franchising, and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico, and in addition the Company offers products domestically through www.gnc.com and www.drugstore.com. Franchise stores are located in the United States and 50 countries. The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

          The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), Federal Trade Commission ("FTC"), Consumer Product Safety Commission, United States Department of Agriculture and Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

          Merger of the Company.    Together with Holdings' wholly owned subsidiary GNC Acquisition Inc., Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and a wholly owned subsidiary of Holdings (the "Merger"). Immediately following the Merger, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC. The purchase equity contribution was made by Ares Corporate Opportunities Fund II, L.P. ("Ares") and Ontario Teachers' Pension Plan Board ("OTPP") (collectively, the "Sponsors"), together with additional institutional investors and certain management of Holdings. The transaction closed on March 16, 2007 and was accounted for under the purchase method of accounting. The transaction occurred between unrelated parties and no common control existed. The Merger consideration (excluding acquisition costs of $13.7 million) totaled $1.65 billion, including the repayment of existing debt and other liabilities, and was funded with a combination of equity contributions and the issuance of new debt. The Merger agreement requires payments to former shareholders and option holders in lieu of income tax payments made for utilizing net operating losses created as a result of the Merger. No such payments were made during the six months ended June 30, 2010 or June 30, 2009.

          In connection with the Merger on March 16, 2007, Holdings, through its indirect wholly owned subsidiary General Nutrition Centers, Inc. ("Centers"), issued $300.0 million aggregate principal amount of Senior Floating Rate Toggle Notes due 2014 the "Senior Toggle Notes" and $110.0 million aggregate principal amount of 10.75% Senior Subordinated Notes due 2015 (the "10.75% Senior Subordinated Notes"). In addition, Centers obtained a senior credit facility (the "2007 Senior Credit Facility) comprised of a $675.0 million term loan facility and a $60.0 million revolving credit facility. Centers borrowed the entire $675.0 million under the term loan facility and $10.5 million under the revolving credit facility to fund a portion of the acquisition price. GNC

NOTE 1. NATURE OF BUSINESS (Continued)

Corporation utilized proceeds from the new debt to repay its December 2003 senior credit facility, its 8 5/8% senior notes issued in January 2005, and its 8 1/2% senior subordinated notes issued in December 2003. The Company contributed the remainder of the debt proceeds, after payment of fees and expenses, to a newly formed, wholly owned subsidiary, which then loaned such net proceeds to GNC Parent Corporation. GNC Parent Corporation used those proceeds, together with the equity contributions, to repay GNC Parent Corporation's outstanding floating rate senior PIK notes issued in November 2006, pay the merger consideration, and pay fees and expenses related to the Merger transactions.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accompanying unaudited consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and with the instructions to Form S-1 and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and related footnotes that would normally be required by U.S. GAAP for complete financial reporting. These unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements above. The Company's reporting period is based on a calendar year.

          The accounting policies of the Company are consistent with the policies disclosed in the Company's audited financial statements for the year ended December 31, 2009. There have been no significant changes to these policies since December 31, 2009.

          The accompanying unaudited consolidated financial statements include all adjustments (consisting of a normal and recurring nature) that management considers necessary for a fair statement of financial information for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2010.

          Principles of Consolidation.    The consolidated financial statements include the accounts of Holdings, all of its subsidiaries and a variable interest entity. All material intercompany transactions have been eliminated in consolidation.

          The Company has no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes.

          Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Cash and Cash Equivalents.    The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. The majority of payments due from banks for third-party credit cards process within 24-48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. All credit card transactions are classified as cash, and the amounts due from these transactions totaled $2.1 million at both June 30, 2010 and December 31, 2009.

          Book overdrafts of $4.9 million and $0.7 million as of June 30, 2010 and December 31, 2009, respectively, represent checks issued that had not been presented for payment to the banks and are classified as accounts payable in the Company's consolidated balance sheet. The Company typically funds these overdrafts through normal collections of funds or transfers from bank balances at other financial institutions. Under the terms of the Company's facilities with its banks, the respective financial institutions are not obligated to honor the book overdraft balances as of June 30, 2010 and December 31, 2009, or any balance on any given date.

          Financial Instruments and Derivatives.    As part of the Company's financial risk management program, it uses certain derivative financial instruments. The Company does not enter into derivative transactions for speculative purposes and holds no derivative instruments for trading purposes. The Company uses derivative financial instruments to reduce its exposure to market risk for changes in interest rates primarily in respect to its long term debt obligations. The Company tries to manage its interest rate risk in order to balance its exposure to both fixed and floating rates while minimizing its borrowing costs. Floating-to-fixed interest rate swap agreements, designated as cash flow hedges of interest rate risk, are entered into from time to time to hedge the Company's exposure to interest rate changes on a portion of the Company's floating rate debt. These interest rate swap agreements convert a portion of its floating rate debt to fixed rate debt. Interest rate floors designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an upfront premium. The Company records the fair value of these contracts as an asset or a liability, as applicable, in the balance sheet. The effective portions of changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income, net of tax. The ineffective portions, if any, are recorded in interest expense in the current period. As of June 30, 2010, the Company has not recorded any hedge ineffectiveness in earnings related to its cash flow hedges.

          Derivatives designated as hedging instruments have been recorded in the consolidated balance sheet at fair value as follows:

		Fair Value
	Balance Sheet Location	June 30, 2010	December 31, 2009
		(unaudited)
		(in thousands)
Interest Rate Products	Deferred revenue and other current liabilities	$(5,780)	$—

Interest Rate Products	Other long-term liabilities	$(6,499)	$(14,679)

          The Company has interest rate swap agreements outstanding that effectively convert an aggregate $550.0 million of debt from floating to fixed interest rates. One of these agreements

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

includes an embedded derivative contract with a purchased interest rate floor that effectively converts $150.0 million of the Senior Toggle Notes from a floating to a fixed rate. The floor is intended to replicate the optionality present in the original debt agreement, providing an equivalent offset in the interest payments. The Company did not enter into any new swap agreements during the first six months of 2010. Each of the four outstanding agreements matures between April 2011 and September 2012.

          Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next twelve months, the Company estimates that an additional $10.5 million will be reclassified as an increase to interest expense.

          Components of gains and losses for the three months ended June 30, 2010 and 2009 are as follows:

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(unaudited) (in thousands)
2010
Interest Rate Products	$(1,616)	Interest income (expense)	$(3,577)

2009
Interest Rate Products	$409	Interest income (expense)	$(2,650)

          Components of gains and losses for the six months ended June 30, 2010 and 2009 are as follows:

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(unaudited) (in thousands)
2010
Interest Rate Products	$(5,275)	Interest income (expense)	$(7,675)

2009
Interest Rate Products	$(1,796)	Interest income (expense)	$(5,703)

          Under the Company's agreements with its derivative counterparty, if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          As of June 30, 2010, the fair value of derivatives in a net liability position related to these agreements was $15.6 million, including accrued interest of $2.8 million but excluding adjustments for nonperformance risk.

Recently Issued Accounting Pronouncements

          As of June 30, 2010, there were no developments related to recently issued accounting standards, including the expected dates of adoption and estimated effects on the Company's consolidated financial statements, in addition to those disclosed in the Company's audited consolidated financial statements above for the year ended December 31, 2009.

NOTE 3. INVENTORIES, NET

          Inventories at each respective period consisted of the following:

	June 30, 2010
	Gross cost	Reserves(a)	Net Carrying Value
	(unaudited) (in thousands)
Finished product ready for sale	$329,449	$(7,253)	$322,196
Work-in-process, bulk product and raw materials	68,612	(1,439)	67,173
Packaging supplies	6,439	—	6,439

	$404,500	$(8,692)	$395,808

	December 31, 2009
	Gross cost	Reserves(a)	Net Carrying Value
	(in thousands)
Finished product ready for sale	$319,688	$(8,266)	$311,422
Work-in-process, bulk product and raw materials	54,803	(1,288)	53,515
Packaging supplies	5,555	—	5,555

	$380,046	$(9,554)	$370,492

(a)
Reserves primarily consist of amounts recorded for valuation and obsolescence.

NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET

          Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. In accordance with the standard on intangibles and goodwill, goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Other intangible assets with finite lives are amortized on a straight-line or declining balance basis over periods not exceeding 35 years.

NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

          For the six months ended June 30, 2010, the Company acquired 13 franchise stores. These acquisitions were accounted for utilizing the acquisition method of accounting and the Company recorded the acquired inventory, fixed assets, franchise rights and goodwill, with an applicable reduction to receivables and cash. The total purchase price associated with these acquisitions was $1.1 million, of which $0.2 million was paid in cash.

          The following table summarizes the Company's goodwill activity from December 31, 2009 to June 30, 2010:

	Retail	Franchising	Manufacturing/ Wholesale	Total
	(in thousands)
Balance at December 31, 2009	$304,609	$117,303	$202,841	$624,753
Acquired franchise stores	157	—	—	157

Balance at June 30, 2010 (unaudited)	$304,766	$117,303	$202,841	$624,910

          The following table summarizes the Company's intangible asset activity from December 31, 2009 to June 30, 2010:

	Gold Card	Retail Brand	Franchise Brand	Operating Agreements	Franchise Rights	Total
	(in thousands)
Balance at December 31, 2009	$375	$500,000	$220,000	$153,076	$919	$874,370
Acquired franchise stores	—	—	—	—	288	288
Amortization expense	(375)	—	—	(3,426)	(250)	(4,051)

Balance at June 30, 2010 (unaudited)	$—	$500,000	$220,000	$149,650	$957	$870,607

          The following table reflects the gross carrying amount and accumulated amortization for each major intangible asset:

		June 30, 2010			December 31, 2009
	Estimated Life in years
		Cost	Accumulated Amortization	Carrying Amount	Cost	Accumulated Amortization	Carrying Amount
		(unaudited)
		(in thousands)
Brands — retail	—	$500,000	$—	$500,000	$500,000	$—	$500,000
Brands — franchise	—	220,000	—	220,000	220,000	—	220,000
Gold card — retail	3	3,500	(3,500)	—	3,500	(3,354)	146
Gold card — franchise	3	5,500	(5,500)	—	5,500	(5,271)	229
Retail agreements	25-35	31,000	(3,616)	27,384	31,000	(3,090)	27,910
Franchise agreements	25	70,000	(9,217)	60,783	70,000	(7,817)	62,183
Manufacturing agreements	25	70,000	(9,217)	60,783	70,000	(7,817)	62,183
Other intangibles	5	1,150	(450)	700	1,150	(350)	800
Franchise rights	1-5	3,349	(2,392)	957	3,061	(2,142)	919

		$904,499	$(33,892)	$870,607	$904,211	$(29,841)	$874,370

NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

          The following table represents future estimated amortization expense of other intangible assets, net, with definite lives at June 30, 2010:

Years ending December 31,	Estimated amortization expense
(unaudited) (in thousands)
2010	3,692
2011	7,208
2012	7,048
2013	6,953
2014	6,696
Thereafter	119,010

Total	$150,607

NOTE 5. LONG-TERM DEBT / INTEREST EXPENSE

          Long-term debt at each respective period consisted of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)
	(in thousands)
2007 Senior Credit Facility	$644,382	$644,619
Senior Toggle Notes	298,160	297,959
10.75% Senior Subordinated Notes	110,000	110,000
Mortgage	6,461	7,184
Capital leases	41	47
Less: current maturities	(1,539)	(1,724)

Total	$1,057,505	$1,058,085

NOTE 5. LONG-TERM DEBT / INTEREST EXPENSE (Continued)

          The Company's net interest expense for each respective period is as follows:

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited) (in thousands)
2007 Senior Credit Facility
Term Loan	$7,228	$7,943	$14,783	$17,148
Revolver	112	129	224	265
Senior Toggle Notes	4,853	4,803	9,709	10,334
10.75% Senior Subordinated Notes	2,956	2,956	5,912	5,912
Deferred financing fees	1,068	1,025	2,124	2,026
Mortgage	116	141	231	288
OID amortization	102	93	201	182
Interest income-other	(162)	(9)	(298)	(12)

Interest expense, net	$16,273	$17,081	$32,886	$36,143

          Accrued interest at each respective period consisted of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
	(in thousands)
2007 Senior Credit Facility	$4,081	$5,350
Senior Toggle Notes	5,725	5,720
10.75% Senior Subordinated Notes	3,482	3,482

Total	$13,288	$14,552

          Interest on the 2007 Senior Credit Facility and the Senior Toggle Notes is based on variable rates. At June 30, 2010 and December 31, 2009 the interest rate for the 2007 Senior Credit Facility was 2.6% and 2.5%, respectively. At June 30, 2010 and December 31, 2009 the interest rate for the Senior Toggle Notes was 5.8%.

NOTE 6. FINANCIAL INSTRUMENTS

          At June 30, 2010 and December 31, 2009, the Company's financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair value because of the short maturity of these instruments. Based on current interest rates and their underlying risk, the carrying value of the franchise notes receivable approximate their fair value. These fair values are reflected net of reserves, which are recognized according to Company policy. The Company determined the estimated fair values of its debt by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on

NOTE 6. FINANCIAL INSTRUMENTS (Continued)

these estimates. The actual and estimated fair values of the Company's financial instruments are as follows:

	June 30, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
	(in thousands)
Cash and cash equivalents	$161,908	$161,908	$89,948	$89,948
Receivables	91,821	91,821	93,932	93,932
Franchise notes receivable	3,260	3,260	3,364	3,364
Accounts payable	119,893	119,893	95,904	95,904
Long term debt (including current portion)	1,059,044	978,768	1,059,809	977,718
NOTE 7. COMMITMENTS AND CONTINGENCIES

Litigation

          The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, product liabilities, intellectual property matters and employment-related matters resulting from the Company's business activities. As with many actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. An adverse outcome in these matters could have a material impact on the Company's financial condition and operating results.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse impact on its business or financial condition. The Company currently maintains product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as an additional insured under most of such parties' insurance policies. The Company is also entitled to indemnification by Koninklijke (Royal) Numico N.V. for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Health Sciences U.S.A., Inc. ("Iovate"). The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut-branded products. Following the recall, the Company was named, among other defendants, in approximately 47

NOTE 7. COMMITMENTS AND CONTINGENCIES (Continued)

lawsuits related to Hydroxycut-branded products in several states as of June 30, 2010. Iovate previously accepted the Company's tender request for defense and indemnification under its purchasing agreement with the Company and, as such, Iovate has accepted the Company's request for defense and indemnification in the Hydroxycut matters. The Company's ability to obtain full recovery in respect of any claims against the Company in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent the Company is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. The Company's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of June 30, 2010, the Company was named in approximately 41 personal injury actions in 13 states claiming injuries from use and consumption of Hydroxycut-branded products. During the second quarter of 2010, 15 such personal injury actions naming the Company were filed.

          In addition, as described in Note 16 to the Company's audited consolidated financial statements above, the Company has been named in six active putative class actions that generally include claims of consumer fraud, misrepresentation, strict liability, and breach of warranty related to Hydroxycut-branded products. By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions (including the GNC class actions). Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          Pro-Hormone/Androstenedione Cases.    As described in Note 16 to the Company's audited consolidated financial statements above, the Company is currently defending six lawsuits relating to the sale by GNC of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, "Andro Products"). In each of the six cases, plaintiffs sought, or are seeking, to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated who purchased from the Company certain nutritional supplements alleged to contain one or more Andro Products. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          California Wage and Break Claim.    As described in Note 16 to the Company's audited consolidated financial statements above, on November 4, 2008, 98 plaintiffs filed individual claims against the Company. Each of the plaintiffs had previously been a member of a purported class in a lawsuit filed against the Company in 2007 and resolved in September 2009. The plaintiffs allege that they were not provided all of the rest and meal periods to which they were entitled under California law, and further allege that the Company failed to pay them split shift and overtime compensation to which they were entitled under California law. Discovery in this case is ongoing and the Company is vigorously defending these matters. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          Other cases.    The Company is currently defending other lawsuits relating to personal injury claims, product labeling and employee-related matters. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

Environmental Compliance

          In March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that the Company investigate its South Carolina facility for a possible source or sources

NOTE 7. COMMITMENTS AND CONTINGENCIES (Continued)

of contamination detected on an adjoining property. The Company has commenced the investigation at the facility as requested by DHEC. After several phases of the investigation the possible source or sources of contamination have not been sufficiently identified. The Company is continuing such investigation. The proceedings in this matter have not yet progressed to a stage where it is possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of the Company's potential liability.

          In addition to the foregoing, the Company is subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of the Company's non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water,and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause the Company to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. The Company also is subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect the Company's ability to sell or lease its properties, or to use them as collateral for financing. From time to time, the Company has incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. The Company believes it has complied with, and is currently complying with, its environmental obligations pursuant to environmental and health and safety laws and regulations in all material respects, and that any liabilities for noncompliance will not have a material adverse effect on its business or financial performance. However, it is difficult to predict future liabilities and obligations, which could be material.

Contingencies

          Due to the nature of the Company's business operations having a presence in multiple taxing jurisdictions, the Company periodically receives inquiries and/or audits from various taxing authorities. Any probable and reasonably estimable liabilities that may arise from these inquiries have been accrued and reflected in the accompanying financial statements.

NOTE 8. STOCK-BASED COMPENSATION PLANS

Stock Options

          In 2007, the Board of Directors (the "Board") and stockholders approved and adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company. The Plan provides for the granting of stock options, restricted stock, and other stock-based awards. The Plan is available to certain eligible employees, directors, consultants or advisors as determined by the Compensation Committee of the Board (the "Compensation Committee"). The total number of shares of Holdings' Class A common stock reserved and

NOTE 8. STOCK-BASED COMPENSATION PLANS (Continued)

available for the Plan is 10.4 million shares. Stock options under the Plan generally are granted with exercise prices at or above fair market value, typically vest over a four or five-year period and expire ten years from the date of grant. The Compensation Committee has used a valuation methodology in which the fair market value of the common stock is based on the Company's business enterprise value and, in situations deemed appropriate by the Compensation Committee, may be discounted to reflect the lack of marketability associated with the common stock. No stock appreciation rights, restricted stock, deferred stock or performance shares have been granted under the Plan.

          The Company utilizes the Black-Scholes model to calculate the fair value of options under the standard on stock compensation. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period. At June 30, 2010, the net unrecognized compensation cost was $7.7 million and is expected to be recognized over a weighted average period of approximately 2.3 years.

          The following table outlines the stock option activity:

	Total Options	Weighted Average Exercise Price
Outstanding at December 31, 2009	9,263,640	$7.27
Granted	380,000	11.57
Exercised	—	—
Forfeited	(377,325)	7.64
Expired	(28,502)	6.25

Outstanding at June 30, 2010	9,237,813	$7.44

Exercisable at June 30, 2010	4,825,576	$6.70

          The standard on stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Stock-based compensation expense for the six months ended June 30, 2010 and 2009 was $1.6 million and $1.3 million, respectively.

          As of June 30, 2010, the weighted average remaining contractual life of outstanding options was 7.1 years. At June 30, 2010, the weighted average remaining contractual life of exercisable options was 6.5 years. The weighted average fair value of options granted during 2010 was $1.99.

          The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, option exercise price, expected option term, risk-free interest rate, expected dividend yield, and expected stock price volatility over the option's expected term. As the Company has had minimal exercises of stock options through December 31, 2009, 2008 and 2007, the option term has been estimated by considering both the vesting period, which is typically four or five years, and the contractual term of ten years. As the Company's underlying stock is not publicly traded on an open market, the Company utilized its current peer group average to estimate the

NOTE 8. STOCK-BASED COMPENSATION PLANS (Continued)

expected volatility. The assumptions used in the Company's Black-Scholes valuation related to stock option grants made during the six months ended June 30, 2010 were as follows:

June 30, 2010
(unaudited)
Dividend yield	0.00%
Expected option life	7.5 years
Volatility factor percentage of market price	31.5%
Discount rate	2.98 - 3.28%

          As the Black-Scholes model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

NOTE 9. SEGMENTS

          The Company has three reportable segments, each of which represents an identifiable component of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company's management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company's reportable segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail reportable segment includes the Company's corporate store operations in the United States, Canada and its www.GNC.com business. The Franchise reportable segment represents the Company's franchise operations, both domestically and internationally. The Manufacturing/Wholesale reportable segment represents the Company's manufacturing operations in South Carolina and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The warehousing and distribution costs, corporate costs, and other unallocated costs represent the

NOTE 9. SEGMENTS (Continued)

Company's administrative expenses. The accounting policies of the segments are the same as those described in Note 2, "Basis of Presentation and Summary of Significant Accounting Policies".

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited) (in thousands)
Revenue:
Retail	$342,834	$316,942	$693,668	$650,654
Franchise	72,870	69,226	145,472	133,710
Manufacturing/Wholesale:
Intersegment(1)	51,262	50,267	98,607	98,018
Third Party	40,026	46,248	81,609	87,949

Sub total Manufacturing/Wholesale	91,288	96,515	180,216	185,967
Sub total segment revenues	506,992	482,683	1,019,356	970,331
Intersegment elimination(1)	(51,262)	(50,267)	(98,607)	(98,018)

Total revenue	$455,730	$432,416	$920,749	$872,313

Operating income:
Retail	$49,382	$41,583	$99,578	$86,026
Franchise	22,634	19,550	44,606	38,757
Manufacturing/Wholesale	16,367	17,337	33,239	35,218
Unallocated corporate and other costs:
Warehousing and distribution costs	(13,773)	(13,700)	(27,664)	(27,016)
Corporate costs	(18,237)	(18,973)	(36,204)	(37,076)

Sub total unallocated corporate and other costs	(32,010)	(32,673)	(63,868)	(64,092)

Total operating income	$56,373	$45,797	$113,555	$95,909

(1)
Intersegment revenues are eliminated from consolidated revenue.

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION

          As of June 30, 2010 Centers' debt included its 2007 Senior Credit Facility, Senior Toggle Notes and 10.75% Senior Subordinated Notes. The 2007 Senior Credit Facility has been guaranteed by Centers' direct parent, GNC Corporation, and Centers' existing and future direct and indirect material domestic subsidiaries. The Senior Toggle Notes are general non collateralized obligations of Centers, are effectively subordinated to the 2007 Senior Credit Facility to the extent of the value of the collateral securing the 2007 Senior Credit Facility and are senior in right of payment to all existing and future subordinated obligations of the Centers, including its 10.75% Senior Subordinated Notes. The Senior Toggle Notes are unconditionally guaranteed on a non collateralized basis by all of Centers' existing and future direct and indirect material domestic subsidiaries. The 10.75% Senior Subordinated Notes are general non collateralized obligations and are guaranteed on a senior subordinated basis by Centers' existing and future direct and indirect material domestic subsidiaries and rank junior in right of payment to the 2007 Senior Credit Facility and Senior Toggle Notes. The guarantors are the same for the 2007 Senior Credit Facility, Senior Toggle Notes and 10.75% Senior Subordinated Notes. Non-guarantor subsidiaries include Centers' direct and indirect foreign subsidiaries. Each subsidiary guarantor is 100% owned, directly or indirectly, by Holdings. The guarantees are full and unconditional and joint and several. Investments in subsidiaries are accounted for under the equity method of accounting.

          Presented below are condensed consolidating financial statements of Holdings as the parent of Centers (the issuer), and the combined guarantor and non-guarantor subsidiaries of Holdings as of June 30, 2010, December 31, 2009, and the three and six months ended June 30, 2010 and 2009. Intercompany balances and transactions have been eliminated.

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheets

June 30, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(unaudited) (in thousands)
Current assets
Cash and cash equivalents	$43,393	$110,581	$2,965	$4,969	$—	$161,908
Receivables, net	—	60	91,017	744		91,821
Intercompany receivables	636	80,656	608	—	(81,900)	—
Inventories, net	—	—	365,756	30,052	—	395,808
Prepaids and other current assets	283	14,466	18,224	4,586	—	37,559

Total current assets	44,312	205,763	478,570	40,351	(81,900)	687,096
Goodwill	—	—	624,442	468	—	624,910
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	6,545	159,729	28,054	—	194,328
Investment in subsidiaries	741,573	1,604,858	735,445	742,299	(3,824,175)	—
Other assets	—	26,971	153,162	—	(8,781)	171,352

Total assets	$785,885	$1,844,137	$2,871,348	$811,172	$(3,914,856)	$2,397,686

Current liabilities
Current liabilities	$91	$32,175	$183,559	$13,723	$—	$229,548
Intercompany payables	—	—	61,836	20,064	(81,900)	—

Total current liabilities	91	32,175	245,395	33,787	(81,900)	229,548
Long-term debt	—	1,052,542	26	13,718	(8,781)	1,057,505
Deferred tax liabilities	—	(1,776)	294,086	(439)	—	291,871
Other long-term liabilities	—	17,848	13,327	1,793	—	32,968

Total liabilities	91	1,100,789	552,834	48,859	(90,681)	1,611,892
Total stockholder's equity (deficit)	785,794	743,348	2,318,514	762,313	(3,824,175)	785,794
Total liabilities and stockholder's				—

equity (deficit)	$785,885	$1,844,137	$2,871,348	$811,172	$(3,914,856)	$2,397,686

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheets

December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Current assets
Cash and cash equivalents	$14,859	$77,797	$(4,801)	$2,093	$—	$89,948
Receivables, net	—	472	92,273	1,187		93,932
Intercompany receivables	—	139,591	963	—	(140,554)	—
Inventories, net	—	—	339,975	30,517	—	370,492
Prepaids and other current assets	56	19,308	14,409	8,502	—	42,275

Total current assets	14,915	237,168	442,819	42,299	(140,554)	596,647
Goodwill	—	—	624,285	468	—	624,753
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	7,409	163,882	28,290	—	199,581
Investment in subsidiaries	717,383	1,550,708	709,829	718,479	(3,696,399)	—
Other assets	—	28,876	157,018	—	(8,781)	177,113

Total assets	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

Current liabilities
Current liabilities	$32	$34,129	$154,435	$11,023	$—	$199,619
Intercompany payables	290	—	113,359	26,905	(140,554)	—

Total current liabilities	322	34,129	267,794	37,928	(140,554)	199,619
Long-term debt	—	1,052,341	32	14,493	(8,781)	1,058,085
Deferred tax liabilities	—	(4,754)	294,087	(439)	—	288,894
Other long-term liabilities	—	24,929	14,129	462	—	39,520

Total liabilities	322	1,106,645	576,042	52,444	(149,335)	1,586,118
Total stockholder's equity (deficit)	731,976	717,516	2,241,791	737,092	(3,696,399)	731,976

Total liabilities and stockholder's equity (deficit)	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Operations

Three months ended June 30, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(unaudited) (in thousands)
Revenue	$—	$—	$431,575	$27,887	$(3,732)	$455,730
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	275,228	20,622	(3,732)	292,118

Gross profit	—	—	156,347	7,265	—	163,612
Compensation and related benefits	—	10,932	52,276	4,433	—	67,641
Advertising and promotion	—	—	13,781	341	—	14,122
Other selling, general and administrative	419	7,783	17,245	385	(375)	25,457
Subsidiary (income) expense	(25,679)	(27,532)	(25,447)	(25,601)	104,259	—
Other (income) expense	—	(17,674)	16,504	1,189	—	19

Operating income (loss)	25,260	26,491	81,988	26,518	(103,884)	56,373
Interest expense, net	(44)	890	15,150	277	—	16,273

Income (loss) before income taxes	25,304	25,601	66,838	26,241	(103,884)	40,100
Income tax (benefit) expense	(109)	—	14,510	286	—	14,687

Net income (loss)	$25,413	$25,601	$52,328	$25,955	$(103,884)	$25,413

Supplemental Condensed Consolidating Statements of Operations

Six months ended June 30, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(unaudited) (in thousands)
Revenue	$—	$—	$871,355	$56,318	$(6,924)	$920,749
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	557,129	41,033	(6,924)	591,238

Gross profit	—	—	314,226	15,285	—	329,511
Compensation and related benefits	—	21,101	105,606	8,767	—	135,474
Advertising and promotion	—	—	28,948	628	—	29,576
Other selling, general and administrative	855	15,886	33,980	992	(750)	50,963
Subsidiary (income) expense	(51,584)	(54,598)	(51,343)	(51,560)	209,085	—
Other (income) expense	—	(35,017)	31,987	2,973	—	(57)

Operating income (loss)	50,729	52,628	165,048	53,485	(208,335)	113,555
Interest expense, net	(60)	1,739	30,657	550	—	32,886

Income (loss) before income taxes	50,789	50,889	134,391	52,935	(208,335)	80,669
Income tax (benefit) expense	(283)	(671)	29,928	623	—	29,597

Net income (loss)	$51,072	$51,560	$104,463	$52,312	$(208,335)	$51,072

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Operations

Three months ended June 30, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(unaudited) (in thousands)
Revenue	$—	$—	$410,575	$25,029	$(3,188)	$432,416
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	266,292	17,802	(3,188)	280,906

Gross profit	—	—	144,283	7,227	—	151,510
Compensation and related benefits	—	10,658	50,841	4,027	—	65,526
Advertising and promotion	—	—	14,173	222	—	14,395
Other selling, general and administrative	416	8,910	17,049	(78)	(375)	25,922
Subsidiary (income) expense	(18,341)	(19,207)	(17,716)	(17,966)	73,230	—
Other (income) expense	—	(18,547)	17,543	874	—	(130)

Operating income (loss)	17,925	18,186	62,393	20,148	(72,855)	45,797
Interest expense, net	—	889	15,894	298	—	17,081

Income (loss) before income taxes	17,925	17,297	46,499	19,850	(72,855)	28,716
Income tax (benefit) expense	(16)	(669)	11,085	375	—	10,775

Net income (loss)	$17,941	$17,966	$35,414	$19,475	$(72,855)	$17,941

Supplemental Condensed Consolidating Statements of Operations

Six months ended June 30, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(unaudited) (in thousands)
Revenue	$—	$—	$829,157	$49,441	$(6,285)	$872,313
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	538,469	34,451	(6,285)	566,635

Gross profit	—	—	290,688	14,990	—	305,678
Compensation and related benefits	—	20,742	102,376	7,733	—	130,851
Advertising and promotion	—	—	28,646	488	—	29,134
Other selling, general and administrative	833	17,134	32,460	140	(750)	49,817
Subsidiary (income) expense	(38,162)	(39,645)	(36,967)	(37,412)	152,186	—
Other (income) expense	—	(36,139)	34,250	1,856	—	(33)

Operating income (loss)	37,329	37,908	129,923	42,185	(151,436)	95,909
Interest expense, net	—	1,764	33,789	590	—	36,143

Income (loss) before income taxes	37,329	36,144	96,134	41,595	(151,436)	59,766
Income tax (benefit) expense	(31)	(1,268)	22,476	1,229	—	22,406

Net income (loss)	$37,360	$37,412	$73,658	$40,366	$(151,436)	$37,360

NOTE 10. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Six months ended June 30, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(unaudited) (in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$60	$—	$81,712	$4,842	$86,614
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(1,246)	(11,114)	(1,315)	(13,675)
Investment/distribution	—	62,651	(62,651)	—	—
Other investing	—	—	(175)	—	(175)

Net cash provided by (used in) investing activities	—	61,405	(73,940)	(1,315)	(13,850)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	90	—	—	—	90
Dividend payment	28,384	(28,384)	—	—	—
Other financing	—	(237)	(6)	(723)	(966)

Net cash used in financing activities	28,474	(28,621)	(6)	(723)	(876)
Effect of exchange rate on cash	—	—	—	72	72

Net increase in cash	28,534	32,784	7,766	2,876	71,960
Beginning balance, cash	14,859	77,797	(4,801)	2,093	89,948

Ending balance, cash	$43,393	$110,581	$2,965	$4,969	$161,908

Supplemental Condensed Consolidating Statements of Cash Flows

Six months ended June 30, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(unaudited) (in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$—	$53,496	$2,846	$56,342
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(1,359)	(8,230)	(1,714)	(11,303)
Investment/distribution	—	85,810	(85,810)	—	—
Other investing	—	—	(892)	—	(892)

Net cash provided by (used in) investing activities	—	84,451	(94,932)	(1,714)	(12,195)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(787)	(278)	—	—	(1,065)
Financing fees	—	(45)	—	—	(45)
Other financing	—	(18,944)	(4)	(675)	(19,623)

Net cash used in financing activities	(787)	(19,267)	(4)	(675)	(20,733)
Effect of exchange rate on cash	—	—	—	67	67

Net increase (decrease) in cash	(787)	65,184	(41,440)	524	23,481
Beginning balance, cash	2,032	—	40,077	2,230	44,339

Ending balance, cash	$1,245	$65,184	$(1,363)	$2,754	$67,820

NOTE 11. INCOME TAXES

          The Company files a consolidated U.S. federal tax return and various consolidated and separate tax returns as prescribed by the tax laws of the state, local, and international jurisdictions

NOTE 11. INCOME TAXES (Continued)

in which it and its subsidiaries operate. The Company has been audited by the Internal Revenue Service (the "IRS") through its March 15, 2007 tax year. The Company has various state, local, and international jurisdiction tax years open to examination (the earliest open period is 2003), and is also currently under audit in certain state and local jurisdictions. As of June 30, 2010, the Company believes that it has appropriately reserved for any potential federal, state, local, and international income tax exposures.

          The Company recorded additional unrecognized tax benefits of approximately $0.6 million during the six months ended June 30, 2010, exclusive of $0.9 million settled. The additional unrecognized tax benefits recorded during the six months ended June 30, 2010 are principally related to the continuation of previously taken tax positions. As of June 30, 2010 and December 31, 2009, the Company had $6.4 million and $6.8 million, respectively, of unrecognized tax benefits. As of June 30, 2010, the Company is not aware of any tax positions for which it is reasonably possible that the amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $6.4 million. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company had accrued approximately $2.3 million and $2.2 million, respectively, for June 30, 2010 and December 31, 2009 in potential interest and penalties associated with uncertain tax positions. To the extent interest and penalties are not assessed with respect to the ultimate settlement of uncertain tax positions, amounts previously accrued will be reduced and reflected as a reduction of the overall income tax provision.

NOTE 12. FAIR VALUE MEASUREMENT

          The Company adopted the standard on fair value measurements and disclosures under the new Codification as of January 1, 2008. This standard defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	observable inputs such as quoted prices in active markets for identical assets and liabilities;
Level 2	—
observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other inputs that are observable, or can be corroborated by observable market data; and
Level 3	—	unobservable inputs for which there are little or no market data, which require the reporting entity to develop its own assumptions.

NOTE 12. FAIR VALUE MEASUREMENT (Continued)

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2010 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(unaudited) (in thousands)
Other current liabilities	$—	$5,780	$—
Other long-term liabilities	$2,512	$6,499	$—

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(in thousands)
Other current liabilities	$—	$—	$—
Other long-term liabilities	$2,337	$14,679	$—

          The following is a description of the valuation methodologies used for these items, as well as the general classification of such items pursuant to the fair value hierarchy of the standard on fair value measurements and disclosures:

          Other Current Liabilities and Other Long-term Liabilities.    Other long-term liabilities classified as Level 1 consist of liabilities related to the Company's non-qualified deferred compensation plan. The liabilities related to this plan are adjusted based on changes in the fair value of the underlying employee-directed investment choices. Since the employee-directed investment choices are exchange traded equity indexes with quoted prices in active markets, the liabilities are classified as Level 1 on the fair value hierarchy. Other current liabilities and other long-term liabilities classified as Level 2 consist of the Company's interest rate swaps. The derivatives are pay-fixed, receive-variable interest rate swaps based on a LIBOR rate. Fair value is based on a model-derived valuation using the LIBOR rate, which is an observable input in an active market. Therefore, the Company's derivative is classified as Level 2 on the fair value hierarchy.

          In addition to the above table, the Company's financial instruments also consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company did not elect to value its long-term debt with the fair value option in accordance with the standard on financial instruments. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective durations.

NOTE 13. RELATED PARTY TRANSACTIONS

          Management Services Agreement.    In connection with the Merger, Holdings entered into a Management Services Agreement with ACOF Operating Manager II. Under the terms of the agreement, ACOF Operating Manager II provides Holdings and its subsidiaries with certain services in exchange for an annual fee of $750,000, as well as customary fees for services rendered in connection with certain major financial transactions, plus reimbursement of expenses and a tax gross-up relating to a non-tax deductible portion of the fee. In addition, upon consummation of the Merger, the Company incurred an aggregate fee of $5.0 million, plus reimbursement of expenses,

NOTE 13. RELATED PARTY TRANSACTIONS (Continued)

payable to ACOF Operating Manager II for services rendered in connection with the Merger. For each of the six months ended June 30, 2010 and 2009, $0.4 million had been paid pursuant to this agreement.

          Special Dividend.    OTPP, as the holder of Holdings' Class B common stock, is entitled to receive ratable an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the special dividend period. The special dividend is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. For each of the six months ended June 30, 2010 and 2009, $0.4 million had been paid to OTPP.

          Credit Facility.    Upon consummation of the Merger, the Centers entered into a $735.0 million credit agreement, under which various funds affiliated with one of Holdings' sponsors, ACOF, are lenders. As of June 30, 2010, certain affiliates of ACOF held approximately $62.1 million of term loans under the 2007 Senior Credit Facility.

          Lease Agreements.    General Nutrition Centres Company, a wholly owned subsidiary of the Company, is party to 21 lease agreements, as lessee, with Cadillac Fairview Corporation, as lessor, with respect to properties located in Canada (the "Lease Agreements"). Cadillac Fairview Corporation is a direct, wholly owned subsidiary of OTPP, one of the principal stockholders of Holdings. For the six months ended June 30, 2010 and 2009, the Company paid $1.5 million and $1.2 million, respectively, under the Lease Agreements. Each lease was negotiated in the ordinary course of business on an arm's length basis.

          Product Purchases.    The Company purchases certain fish oil and probiotics products manufactured by Lifelong Nutrition,  Inc. ("Lifelong") for resale under the Company's proprietary brand name WELLbeING®. Carmen Fortino, who serves as one of the directors of Holdings, is the Managing Director, a member of the Board of Directors and a stockholder of Lifelong. For the six months ended June 30, 2010 and 2009, the Company made $1.4 million and $2.6 million, respectively, in product purchases from Lifelong, excluding purchases pursuant to the Lifelong Agreement (as defined below).

          Product Development and Distribution Agreement.    On June 3, 2010, General Nutrition Corporation, an indirect wholly owned subsidiary of the Company, and Lifelong entered into a Product Development and Distribution Agreement (the "Lifelong Agreement"), pursuant to which General Nutrition Corporation and Lifelong will develop a branded line of supplements to be manufactured by Lifelong. As described above, Mr. Fortino is the Managing Director, a member of the Board of Directors and a stockholder of Lifelong. Products manufactured under the Lifelong Agreement and sold in the Company's stores will be purchased by the Company from Lifelong; products sold outside of the Company's stores will be subject to certain revenue sharing arrangements. For the six months ended June 30, 2010, the Company made $1.2 million in product purchases from Lifelong under the Lifelong Agreement, and the Company did not receive any proceeds pursuant to the revenue sharing agreement.

                          Shares

GNC Holdings, Inc.

Class A Common Stock

PROSPECTUS

Goldman, Sachs & Co.
J.P. Morgan

                          , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the Class A common stock being registered. All amounts shown are estimates, except the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE application fee.

SEC registration fee		$24,955
FINRA filing fee		$35,500
National securities exchange listing fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

          Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

          Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon closing of this offering, will include provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (2) require the registrant to indemnify its directors, officers, and employees and other persons serving at our request as a director, officer, employee, or agent of another entity to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its stockholders, for improper transactions between the director and the registrant, and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

          We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities

          During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below. None of these transactions involved underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

  •
  On April 7, 2008, Phillip Sanders exercised options to purchase 3,946 shares of Class A common stock at an exercise price of $5.00 per share for an aggregate purchase price of $19,730.

  •
  On June 24, 2008, Guru Ramanathan purchased 14,885 shares of Class A common stock at a price of $6.93 per share and 4,961 shares of Series A preferred stock at a price of $5.6637 per share for an aggregate purchase price of $131,251.

  •
  On September 2, 2008, Axcel Partners III, LLC purchased 273,215 shares of Class A common stock at a price of $6.82 per share and 110,151 shares of Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the date of purchase for an aggregate purchase price of $2,499,999. On November 6, 2008, Axcel

    Partners III, LLC purchased 45,478 shares of Class A common stock at a price of $7.08 per share and 18,710 shares of Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the date of purchase for an aggregate purchase price of $431,999.

  •
  On March 29, 2010, Richard D. Innes, in connection with his resignation as a director of the Company and Centers, purchased 14,470 shares of Class A common stock at a price of $6.25 per share for an aggregate purchase price of $90,438.

  •
  On September 8, 2010, David Berg exercised options to purchase (i) 13,876 shares of Class A common stock at an exercise price of $7.91 per share and (ii) 4,749 shares of Series A preferred stock at an exercise price of $5.00 per share plus accrued and unpaid dividends through September 7, 2010 for an aggregate purchase price of $143,240.

Item 16.    Exhibits and Financial Statement Schedules.

Item 16(A).    Exhibits.

1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of GNC Acquisition Holdings Inc. (the "Company").*
3.2	Amended and Restated Bylaws of the Company.*
4.1
Amended and Restated Stockholders Agreement, dated February 12, 2008, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. ("Centers") Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
4.2
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.9 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.3	Form of Senior Floating Rate Toggle Note due 2014. (Incorporated by reference to Exhibit 4.2 above.)
4.4
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.11 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.5	Form of 10.75% Senior Subordinated Note due 2015. (Incorporated by reference to Exhibit 4.4 above.)
4.6
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.13 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.7
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.14 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)

4.8	Specimen Common Stock Certificate.*
5.1	Opinion of Proskauer Rose LLP.*
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.6 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.3
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.7 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.8 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.5
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia. (Incorporated by reference to Exhibit 10.9 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.6
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.10 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.7
Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.11 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.8
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.9
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.10
GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.11
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.12
Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.13
Form of Non-Qualified Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of March 16, 2007. (Incorporated by reference to Exhibit 10.13 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)

10.14	Form of Incentive Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.15
Amended and Restated Employment Agreement, dated as of February 16, 2009, by and among Centers, the Company and Joseph M. Fortunato. (Incorporated by reference to Exhibit 10.15 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.16.1
Employment Agreement, dated as of October 31, 2008, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-144396), filed November 4, 2008.)
10.16.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.16.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.17.1
Employment Agreement, dated as of December 19, 2007, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.16 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.17.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.17.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.18.1
Employment Agreement, dated as of April 21, 2008, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.1 to Centers' Quarterly Report on Form 10-Q (File No. 333-144396), filed May 9, 2008.)
10.18.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.18.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.19.1
Employment Agreement, dated as of October 1, 2007, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.1 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.19.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.20
GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.21
Amendment to the GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.22
Amendment to the GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†

10.23.1	Form of Indemnification Agreement for directors. (Incorporated by reference to Exhibit 10.22.1 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.23.2
Form of Indemnification Agreement for executive officers. (Incorporated by reference to Exhibit 10.22.2 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.24
Amended and Restated Stock Purchase Agreement, dated as of November 21, 2006, by and between GNC Parent Corporation and GNC Corporation. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-114502), filed November 28, 2006.)
10.25
Credit Agreement, dated as of March 16, 2007, among GNC Corporation, Centers, the lenders party thereto, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Goldman Sachs Credit Partners L.P., as syndication agent, Merrill Lynch Capital Corporation and Lehman Commercial Paper Inc., as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.31 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.26
Guarantee and Collateral Agreement, dated as of March 16, 2007, by GNC Corporation, Centers and the Guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.32 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).
10.27
Form of Intellectual Property Security Agreement, dated as of March 16, 2007, by GNC Corporation, Centers and the Guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.27 above.)
10.28
Amended and Restated GNC/Rite Aid Retail Agreement, dated as of July 31, 2007, by and between Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).†
10.29	Management Services Agreement, dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc. and ACOF Operating Manager II, L.P.*
21.1	Subsidiaries of the Company.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page hereto).

*
To be filed by amendment.

**
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.

Item 16(b).    Financial Statement Schedule.

Schedule II — Valuation and Qualifying Accounts

General Nutrition Centers, Inc. and Subsidiaries
Valuation and Qualifying Accounts

Allowance for Doubtful Accounts(1)

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Balance at beginning of period	$4,388	$3,875	$4,266	$4,382
Additions — charged to costs and expense	3,442	4,025	1,973	929
Deductions	(6,040)	(3,512)	(2,364)	(1,045)

Balance at end of period	$1,790	$4,388	$3,875	$4,266

Inventory Reserves

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Balance at beginning of period	$10,386	$9,859	$10,487	$10,796
Additions — charged to costs and expense	2,917	3,318	2,627	747
Deductions	(3,749)	(2,791)	(3,255)	(1,056)

Balance at end of period	$9,554	$10,386	$9,859	$10,487

Valuation Allowances

	Successor			Predecessor
	Year ended December 31, 2009	Year ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007
	(in thousands)
Balance at beginning of period	$11,990	$10,955	$7,191	$13,231
Additions — charged at cost and expense	302	2,344	3,764	130
Deductions	(4,724)	(1,309)	—	(6,170)

Balance at end of period	$7,568	$11,990	$10,955	$7,191

(1)
These balances are the total allowance for doubtful accounts for trade accounts receivable and the current and long-term franchise note receivable.

Item 17.    Undertakings

          1.      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          2.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          3.      The undersigned registrant hereby undertakes that:

            (1)     For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on September 28, 2010.

GNC Acquisition Holdings Inc. (Registrant)
By:	/s/ JOSEPH FORTUNATO Joseph Fortunato Chief Executive Officer

          Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Joseph Fortunato, Michael M. Nuzzo and Gerald J. Stubenhofer, Jr., and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH FORTUNATO Joseph Fortunato	Director and Chief Executive Officer (Principal Executive Officer)	September 28, 2010
/s/ MICHAEL M. NUZZO Michael M. Nuzzo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 28, 2010
/s/ NORMAN AXELROD Norman Axelrod	Chairman of the Board of Directors	September 28, 2010
/s/ ANDREW CLAERHOUT Andrew Claerhout	Director	September 28, 2010

Signature	Title	Date

/s/ CARMEN FORTINO Carmen Fortino	Director	September 28, 2010
/s/ MICHAEL F. HINES Michael F. Hines	Director	September 28, 2010
/s/ BETH J. KAPLAN Beth J. Kaplan	Director	September 28, 2010
/s/ DAVID B. KAPLAN David B. Kaplan	Director	September 28, 2010
/s/ BRIAN KLOS Brian Klos	Director	September 28, 2010
/s/ ROMEO LEEMRIJSE Romeo Leemrijse	Director	September 28, 2010
/s/ RICHARD J. WALLACE Richard J. Wallace	Director	September 28, 2010

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of GNC Acquisition Holdings Inc. (the "Company").*
3.2	Amended and Restated Bylaws of the Company.*
4.1
Amended and Restated Stockholders Agreement, dated February 12, 2008, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. ("Centers") Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
4.2
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.9 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.3	Form of Senior Floating Rate Toggle Note due 2014. (Incorporated by reference to Exhibit 4.2 above.)
4.4
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.11 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.5	Form of 10.75% Senior Subordinated Note due 2015. (Incorporated by reference to Exhibit 4.4 above.)
4.6
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.13 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.7
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.14 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.8	Specimen Common Stock Certificate.*
5.1	Opinion of Proskauer Rose LLP.*
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.6 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)

10.3	Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.7 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.8 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.5
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia. (Incorporated by reference to Exhibit 10.9 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.6
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.10 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.7
Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.11 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.8
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.9
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.10
GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.11
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.12
Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.13
Form of Non-Qualified Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of March 16, 2007. (Incorporated by reference to Exhibit 10.13 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.14
Form of Incentive Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.15
Amended and Restated Employment Agreement, dated as of February 16, 2009, by and among Centers, the Company and Joseph M. Fortunato. (Incorporated by reference to Exhibit 10.15 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)

10.16.1	Employment Agreement, dated as of October 31, 2008, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-144396), filed November 4, 2008.)
10.16.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.16.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.17.1
Employment Agreement, dated as of December 19, 2007, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.16 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.17.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.17.2 to Centers' Annual Report on Form 10-K (File No. 333-114396), filed March 19, 2009.)
10.18.1
Employment Agreement, dated as of April 21, 2008, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.1 to Centers' Quarterly Report on Form 10-Q (File No. 333-144396), filed May 9, 2008.)
10.18.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.18.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.19.1
Employment Agreement, dated as of October 1, 2007, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.1 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.19.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.20
GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.21
Amendment to the GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.22
Amendment to the GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.23.1
Form of Indemnification Agreement for directors. (Incorporated by reference to Exhibit 10.22.1 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.23.2
Form of Indemnification Agreement for executive officers. (Incorporated by reference to Exhibit 10.22.2 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)

10.24	Amended and Restated Stock Purchase Agreement, dated as of November 21, 2006, by and between GNC Parent Corporation and GNC Corporation. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-114502), filed November 28, 2006.)
10.25
Credit Agreement, dated as of March 16, 2007, among GNC Corporation, Centers, the lenders party thereto, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, Goldman Sachs Credit Partners L.P., as syndication agent, Merrill Lynch Capital Corporation and Lehman Commercial Paper Inc., as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.31 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.26
Guarantee and Collateral Agreement, dated as of March 16, 2007, by GNC Corporation, Centers and the Guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.32 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).
10.27
Form of Intellectual Property Security Agreement, dated as of March 16, 2007, by GNC Corporation, Centers and the Guarantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.27 above.)
10.28
Amended and Restated GNC/Rite Aid Retail Agreement, dated as of July 31, 2007, by and between Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).†
10.29	Management Services Agreement, dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc. and ACOF Operating Manager II, L.P.*
21.1	Subsidiaries of the Company.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page hereto).

*
To be filed by amendment.

**
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.